     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1999

                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         SUNRISE ASSISTED LIVING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          7371                         54-1746596
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                          9401 LEE HIGHWAY, SUITE 300
                               FAIRFAX, VA 22031
                                 (703) 273-7500
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                PAUL J. KLAASSEN
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                         SUNRISE ASSISTED LIVING, INC.
                      9401 LEE HIGHWAY, FAIRFAX, VA 22031
                                 (703) 273-7500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

             SUSAN E. BROWN, ESQ.                         GEORGE P. BARSNESS, ESQ.
     VORYS, SATER, SEYMOUR AND PEASE LLP               JOSEPH G. CONNOLLY, JR., ESQ.
              52 EAST GAY STREET                           HOGAN & HARTSON L.L.P.
             COLUMBUS, OHIO 43215                          555 13TH STREET, N.W.
                (614) 464-6400                             WASHINGTON, D.C. 20004
                                                               (202) 637-5600

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [
] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM        PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF          AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED                SHARE                   PRICE              REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value....................        2,694,027              $43.1875(1)           $116,348,293(1)            $32,345(2)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(e) solely for purposes of calculating the registration fee.

(2) Sunrise previously paid $23,270 under Rule 0-11 of the Securities Exchange Act of 1934.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [LOGO OF KARRINGTON]

                            KARRINGTON HEALTH, INC.
                             919 OLD HENDERSON ROAD
                              COLUMBUS, OHIO 43220
                                 (614) 457-5151
                                                                 April    , 1999
Dear Shareholder:

     In October 1998, we agreed to be acquired by Sunrise Assisted Living, Inc. We have called the special meeting for you to consider and vote on the merger agreement, as amended in March 1999.

     In the merger, you will receive 0.3333 of a share of Sunrise common stock for each Karrington common share owned by you, other than shares for which you exercise dissenters' rights. The value of the Sunrise common stock you will receive in the merger will depend on the market price of Sunrise common stock at the time of the merger. Sunrise common stock is traded on the National Market
tier of the Nasdaq Stock Market under the symbol "SNRZ." On April    , 1999,
Sunrise common stock closed at $      per share.

     YOUR BOARD OF DIRECTORS BELIEVES THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE AMENDED MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     We describe the amended merger agreement and the merger in detail in the enclosed proxy statement/prospectus. Please give it your prompt and careful attention. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE
MERGER THAT WE DESCRIBE STARTING ON PAGE    OF THE PROXY STATEMENT/PROSPECTUS.

     YOUR VOTE IS IMPORTANT. For the merger to occur, the holders of at least two-thirds of the outstanding Karrington common shares must vote to adopt the amended merger agreement and approve the merger. Therefore, even if you plan to attend the special meeting, please complete, date, and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided.

                                          Very truly yours,

                                          Richard R. Slager
                                          Chief Executive Officer

Neither the SEC nor any state securities commission has approved or disapproved the shares of Sunrise common stock to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.

     This proxy statement/prospectus is dated April    , 1999 and was first
mailed to Karrington shareholders on April    , 1999.

                            KARRINGTON HEALTH, INC.
                             919 OLD HENDERSON ROAD
                              COLUMBUS, OHIO 43220

                           -------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD             , MAY    , 1999

     A special meeting of the shareholders of Karrington Health, Inc., an Ohio
corporation, will be held at       :00 a.m., local time, on May    , 1999, at
                  , for the following purposes:

     1. To consider and vote on the adoption of the agreement of merger dated as of October 18, 1998, as amended, by and among Karrington, Sunrise Assisted Living, Inc. and a subsidiary of Sunrise and the approval of the merger under the agreement.

     2. To transact such other business as may properly come before the special meeting or any adjournment or postponement.

     We describe these items of business more fully in the proxy statement/prospectus accompanying this Notice. A copy of the agreement of merger is attached to the proxy statement/prospectus as Appendix A. A copy of amendment no. 1 to the agreement of merger is attached to the proxy statement/prospectus as Appendix B.

     Only holders of record of Karrington common shares at the close of business on March 15, 1999 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement. If you held Karrington common shares on that day and do not vote in favor of the merger, you are entitled to exercise dissenters' rights in the merger under Ohio law as described in the proxy statement/prospectus.

                                          By order of Karrington's board of
                                          directors

                                          Charles H. McCreary
                                          Secretary

April    , 1999

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOU MUST OBTAIN A LETTER FROM THE RECORD HOLDER CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES AND BRING IT TO THE MEETING. YOU ALSO MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

     The following diagrams illustrate the proposed merger in general terms. For a more complete description of the proposed merger, see "The Merger" starting on page 34.

                               CURRENT STRUCTURE
                                 [FLOW CHART]

                                PROPOSED MERGER
                                 [FLOW CHART]

                             POST-MERGER STRUCTURE
                                 [FLOW CHART]

                      WHAT YOU WILL RECEIVE IN THE MERGER

     In the merger, each Karrington common share you own, except for shares for which you exercise dissenters' rights, will be converted into the right to receive 0.3333 of a share of Sunrise common stock, plus the right attached to Sunrise common stock to purchase shares of series C junior participating preferred stock of Sunrise under its stockholder rights plan. Thus, you will receive in the merger for your Karrington common shares a number of shares of Sunrise common stock determined by multiplying the number of Karrington common shares you own times the exchange ratio of 0.3333. Cash will be paid instead of issuing fractional shares of Sunrise. The actual value of the shares of Sunrise common stock you will receive in the merger will depend on the market price of
Sunrise common stock at the time of the merger. On April      , 1999, the
closing price of Sunrise common stock on the National Market tier of the Nasdaq
Stock Market was $         per share.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
  The Companies.............................................     1
  Karrington's Reasons for the Merger and Recommendation of
     Karrington Board.......................................     2
  Sunrise's Reasons for the Merger..........................     3
  Material Federal Income Tax Consequences of the Merger....     3
  Rights of Dissenting Shareholders.........................     3
  The Merger................................................     4
     Amended Merger Agreement...............................     4
     Exchange Ratio.........................................     4
     Exchange of Shares.....................................     4
     Conditions.............................................     4
     Termination............................................     5
     Termination Fee........................................     5
     Option Agreement.......................................     6
     Amendment..............................................     6
     Accounting Treatment...................................     6
     Regulatory Matters.....................................     6
     Conflicts of Interest of Karrington's Directors and
      Officers in the Merger................................     6
     Required Vote..........................................     7
     Shareholder Agreements.................................     7
  Differences in the Rights of Shareholders.................     8
  Selected Historical Financial Information.................     9
  Unaudited Pro Forma Combined Financial Information........    13
  Comparative Per Share Data................................    14
  Comparative Per Share Market Data.........................    15
RISK FACTORS RELATING TO THE MERGER.........................    16
  You will receive 0.3333 of a share of Sunrise common stock for each Karrington common share you own despite
     changes in market value of Karrington common shares or
     Sunrise common stock...................................    16
  Fluctuations in Sunrise's common stock price will affect
     the value of the consideration you receive in the
     merger.................................................    16
  Sunrise may not be able to successfully integrate
     Karrington into its operations.........................    16
  Any delays experienced in developing new facilities could
     adversely affect Sunrise's revenues and results of
     operations following the merger........................    16
  Sunrise will need additional financing to fund development
     activities.............................................    17
  Sunrise's failure to generate sufficient cash flow to
     cover required interest, principal and operating lease
     payments could result in defaults of the related debt
     or operating leases....................................    18
  Sunrise's failure to comply with financial covenants
     contained in debt instruments could result in the
     acceleration of the related debt.......................    18
  Interest rate increases could adversely affect earnings
     due to floating-rate debt..............................    19
  Sunrise may not have sufficient resources to repurchase
     its 5 1/2% convertible subordinated notes due 2002 if
     the notes are tendered to Sunrise upon a change in
     control................................................    19
  Increasing competition in the assisted living industry
     could adversely affect the revenues of the combined
     company................................................    20
  Sunrise and Karrington revenues both depend on private pay
     sources................................................    20
  If development of new assisted living facilities outpaces
     demand, the combined company could experience lower
     operating results......................................    20

                                                              PAGE
                                                              ----
  An unexpectedly high resident turnover rate could
     adversely affect our revenues and earnings.............    21
  Sunrise may experience difficulty in managing its
     growth.................................................    21
  Sunrise's business and financial results depend on the
     continued service of its key officers..................    21
  Competition for skilled personnel could increase staffing
     and labor costs........................................    21
  The need to comply with government regulation of assisted
     living facilities may increase Sunrise's and
     Karrington's costs of doing business...................    22
  The discovery of environmental problems on any of the
     properties owned or operated by Sunrise could result in
     substantial costs to Sunrise...........................    23
  Failure to comply with existing environmental laws
     regarding management of infectious medical waste could
     adversely affect our business and financial
     condition..............................................    24
  Liability claims against Sunrise in excess of insurance
     limits could adversely affect Sunrise's financial
     condition and results of operations....................    24
  Various market and other factors have caused, and could in the future cause, volatility in Sunrise's stock
     price..................................................    25
  Existing stockholders and management of Sunrise have
     significant influence over matters requiring the
     approval of stockholders...............................    25
  Anti-takeover provisions in Sunrise's governing documents
     and under Delaware law could make it more difficult to
     effect a change in control of Sunrise even if it were
     in the best interests of Sunrise stockholders..........    26
  The board of directors of Sunrise has adopted a
     stockholder rights plan that could discourage a third
     party from making a proposal to acquire Sunrise........    27
  Sunrise may be adversely impacted by year 2000 issues,
     many of which are beyond its control...................    27

SPECIAL MEETING OF KARRINGTON SHAREHOLDERS.                     31
  Time and Place of Special Meeting.........................    31
  Matters to be Considered..................................    31
  Vote Required; Board Recommendation.......................    31
  Voting of Proxies.........................................    31
  Revocation of Proxies.....................................    32
  Dissenters' Rights........................................    32
  Record Date; Quorum.......................................    32
  Cost of Soliciting Proxies; Mailing Date..................    32
THE MERGER..................................................    34
  General...................................................    34
  Background of the Merger..................................    34
  Recommendation of the Karrington Board....................    36
  Karrington's Reasons for the Merger.......................    37
  Sunrise's Reasons for the Merger..........................    39
  Opinion of Karrington's Financial Advisor.................    39
  Other Interests of Karrington Directors and Officers in
     the Merger.............................................    48
  Accounting Treatment......................................    51
  Nasdaq National Market Listing............................    51
  Regulatory Matters........................................    51
  Material Federal Income Tax Consequences of the Merger....    51
  Restrictions on Resales by Affiliates.....................    53
  Rights of Dissenting Shareholders.........................    54
MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER.....    56
  Sunrise Board After the Merger............................    56
  Executive Officers of Sunrise After the Merger............    58

THE AMENDED MERGER AGREEMENT................................    59
  Closing and Effective Time of the Merger..................    59
  Manner and Basis of Converting Karrington Common Shares...    59
  Manner of Converting Karrington Stock Options.............    59
  Exchange of Certificates; Fractional Shares...............    60
  Representations and Warranties of Karrington and
     Sunrise................................................    60
  Conduct of Karrington Business Pending the Merger.........    61
  Conduct of Sunrise Business Pending the Merger............    64
  Conditions to Consummation of the Merger..................    65
  Termination of the Amended Merger Agreement...............    67
  Waiver and Amendment of the Amended Merger Agreement......    68
  Employee Benefit Plans....................................    69
  Expenses..................................................    69
  The Option Agreement......................................    69
  Amendment No. 1 to Merger Agreement.......................    70
  Meditrust Transaction.....................................    71
  Sunrise Services Agreements...............................    71
INFORMATION ABOUT SUNRISE AND BUCKEYE MERGER CORPORATION....    73
  General...................................................    73
  Management and Additional Information.....................    74
INFORMATION ABOUT KARRINGTON................................    75
  General...................................................    75
  Services and Operations...................................    75
  Architectural Designs.....................................    77
  Development...............................................    79
  Marketing.................................................    79
  Regulation................................................    80
  Competition...............................................    81
  Proprietary Information...................................    82
  Employees.................................................    82
  Properties................................................    82
  Legal Proceedings.........................................    84
KARRINGTON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    85
  Overview..................................................    85
  Results of Operations.....................................    85
  Year Ended December 31, 1998 Compared to Year Ended
     December 31, 1997......................................    87
  Year Ended December 31, 1997 Compared to Year Ended
     December 31, 1996......................................    88
  Liquidity and Capital Resources...........................    89
  Impact of Recently Issued Accounting Standard.............    92
  Impact of Year 2000.......................................    92
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF KARRINGTON..................................    94
DESCRIPTION OF SUNRISE CAPITAL STOCK........................    96
  General...................................................    96
  Sunrise Common Stock......................................    96
  Sunrise Preferred Stock...................................    96
  Transfer Agent and Registrar..............................    97
  Sunrise Stockholder Rights Plan...........................    97
COMPARISON OF SHAREHOLDER RIGHTS............................    98

Classification of the Board of Directors....................    98
  Number of Directors; Removal Of Directors; Vacancies......    99
  Limitation of Liability and Indemnification of
     Directors..............................................    99
  Indemnification of Directors and Officers.................   100
  Call of Special Meetings of Stockholders..................   102
  Shareholder Action By Written Consent.....................   102
  Cumulative Voting.........................................   103
  Advance Notice Provisions for Shareholder Proposals and
     Shareholder Nominations................................   103
  Amendments to Charter Documents and Bylaws................   105
  Mergers, Consolidations and Sales of Assets...............   106
  Business Combinations; Transactions with Interested
     Shareholders...........................................   106
  Appraisal Rights..........................................   109
  Stockholder Rights Plan...................................   109
  Dividends.................................................   109
  Consideration of Other Constituencies.....................   110
  Registration Rights.......................................   110
LEGAL MATTERS...............................................   111
EXPERTS.....................................................   111
SHAREHOLDER PROPOSALS.......................................   111
OTHER MATTERS...............................................   111
INDEPENDENT PUBLIC ACCOUNTANTS..............................   112
WHERE YOU CAN FIND MORE INFORMATION.........................   112
FORWARD-LOOKING STATEMENTS..................................   114
PRO FORMA FINANCIAL INFORMATION.............................   115
INDEX TO KARRINGTON HISTORICAL FINANCIAL STATEMENTS.........   F-1

                            APPENDICES
Appendix A -- Agreement of Merger...........................   A-1
Appendix B -- Amendment No. 1 to Agreement of Merger........   B-1
Appendix C -- Opinion of BT Alex. Brown Incorporated........   C-1
Appendix D -- Ohio Revised Code Sec. 1701.85 -- Dissenters'
  Rights....................................................   D-1

                                    SUMMARY

     This document constitutes the proxy statement of Karrington and the prospectus of Sunrise. This summary highlights selected information in the proxy statement/prospectus. It does not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer you to fully understand the merger. See "Where You Can Find More Information" on page 112.

THE COMPANIES

SUNRISE ASSISTED LIVING, INC.
9401 Lee Highway, Suite 300
Fairfax, VA 22031
(703) 273-7500

      Sunrise provides assisted living services to the elderly. In general, assisted living represents a combination of housing and 24-hour a day personal support services designed to aid elderly residents with activities of daily living, such as bathing, eating, personal hygiene, grooming and dressing. Additional levels of assistance are provided to residents with low acuity medical needs, to incontinent residents and to residents with Alzheimer's disease or other forms of dementia.

      The following table sets forth information with respect to Sunrise assisted living facilities operated and in development at December 31, 1998:

                       NUMBER OF    NUMBER
                        SUNRISE       OF     RESIDENT
                       FACILITIES   STATES   CAPACITY
                       ----------   ------   --------
Open facilities......      77         13      6,630
Facilities under
  construction.......      23          9      2,160
Development sites
  under contract.....      48         12      3,870

      Of the 100 facilities open or under construction, 75 are 100% owned, 14 are owned by entities in which Sunrise has ownership interests ranging from 9% to 70% and 11 are managed by Sunrise for third parties. Of the 48 development sites under contract, Sunrise has entered into contracts to purchase 46 development sites and to lease two others under long-term ground leases. Sunrise has received zoning approval from the applicable municipal authority to construct an assisted living facility on nine sites and is pursuing zoning approval on the remaining sites. Three of the open facilities are subject to long-term ground leases. Sunrise also manages three skilled nursing facilities for a third party. Unlike assisted living facilities, skilled nursing facilities provide 24 hour skilled nursing care, supervised by a registered nurse.

KARRINGTON HEALTH, INC.
919 Old Henderson Road
Columbus, OH 43220
(614) 451-5151

      Karrington also provides assisted living services to elderly residents who cannot live independently, and specialized care and services for residents with low acuity medical needs or with Alzheimer's disease or other forms of dementia.

      The following table sets forth information with respect to Karrington residences operated and in development at December 31, 1998:

                       NUMBER OF    NUMBER
                       KARRINGTON     OF     RESIDENT
                       RESIDENCES   STATES   CAPACITY
                       ----------   ------   --------
Open residences......      40         11      2,320
Residences under
  construction.......      10          4        624
Development sites
  under contract.....       8          6        670

      Of the 50 residences open or under construction, 29 are 100% owned, 12 are leased from third parties under long-term leases, and nine are owned by entities in which Karrington has ownership interests ranging from 19.9% to 70.0%. Of the eight residences in development, Karrington has received zoning approval to construct an assisted living facility on six sites and is pursuing zoning approval on the remaining sites.

KARRINGTON'S REASONS FOR THE MERGER AND RECOMMENDATION OF KARRINGTON BOARD (SEE PAGE 36)

      Your board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to adopt the amended merger agreement and approve the merger. Our reasons for the merger and the basis for the recommendations of your board of directors include:

      - the relative business, financial condition, operations, earnings and prospects of Sunrise and Karrington;

      - industry and economic factors, including consideration of:

         - trends toward consolidation;

         - the greater access to capital available to larger companies; and

         - the competitive and financial challenges facing Karrington if it were not acquired by Sunrise.

      - based on the closing price of Sunrise common stock on October 16, 1998, the last trading day immediately before the public announcement of the merger agreement, each Karrington common share would have been converted into Sunrise common stock having a value of $12.00. This represented a 32.4% premium over the $9.06 closing price of Karrington common shares on October 16, 1998; and

      - the opinion of BT Alex. Brown Incorporated as to the fairness, from a financial point of view, of the exchange ratio to the holders of Karrington common shares. The full text of BT Alex. Brown's written opinion, dated March 4, 1999, the date on which the Karrington board approved the terms of the amendment to the merger agreement, is attached as Appendix C and should be read carefully in its entirety. THE OPINION OF BT ALEX. BROWN IS DIRECTED TO THE KARRINGTON BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THE SHAREHOLDER SHOULD VOTE AT THE KARRINGTON SPECIAL MEETING. The aggregate fee payable by Karrington to BT Alex. Brown in connection with the merger is $2.85 million.

SUNRISE'S REASONS FOR THE MERGER (SEE PAGE 39)

      Sunrise's reasons for the merger include:

      - the merger will allow Sunrise to expand rapidly into complementary markets in the midwestern and eastern United States in which there is little geographic overlap with existing Sunrise facilities;

      - the merger will allow Sunrise to increase its development pipeline from 71 facilities with a resident capacity of approximately 6,030 units to 89 facilities with a resident capacity in excess of 7,300 units; and

      - the merger will allow Sunrise to combine its superior ability to access capital with Karrington's development activities.

      Sunrise intends to sell 17 Karrington facilities within 12 months following the merger. Most of the Karrington facilities Sunrise intends to sell are Karrington Cottage prototype models, which consist of 20 or less units. These facilities are located in smaller midwestern markets where cost savings from clustering of facilities generally is not possible due to the size of the markets. By comparison, the Sunrise prototype model consists of approximately 75 units and typically is located in a major metropolitan or suburban market where efficiencies can be achieved by clustering facilities. Please refer to "Properties" on page 82 for additional information regarding the Karrington facilities Sunrise intends to sell following the merger.
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 51)

      We expect the merger to be tax-free. We describe the material U.S. federal income tax consequences of the merger in more detail on page 51. The tax consequences to you will depend on the facts of your own situation. Please consult with your tax advisor for a full understanding of the tax consequences to you of the merger.

RIGHTS OF DISSENTING SHAREHOLDERS
(SEE PAGE 54)

      If you object to the merger, Ohio law permits you to seek relief as a dissenting shareholder and have the "fair cash value" of your Karrington common shares determined by a court and paid to you in cash. To do this, you must satisfy each of the following conditions:

      - you must be a Karrington shareholder on the record date for the vote on the merger;

      - you must not vote dissenting shares in favor of the merger;

      - you must deliver to us a written demand for the fair cash value of the shares for which you exercise dissenters' rights within 10 days after the vote on the merger;

      - if we request, you must deliver to us the certificates evidencing the Karrington shares for which you exercise dissenters' rights for endorsement of a legend that demand for their fair cash value has been made; and

      - within three months after your delivery to us of your written demand for payment of the fair cash value of the shares for which you exercise dissenters' rights, you must file or join in a petition in the Court of Common Pleas of Franklin County, Ohio for a determination of their fair cash value unless you and we have agreed on their fair cash value.

You will not receive any stock in Sunrise if you dissent and follow all of the required procedures. Instead, you will only receive the fair cash value of your Karrington common shares for which you exercise dissenters' rights.

      For more information about the steps to be taken by Karrington shareholders who wish to exercise their dissenters' rights, see "The
Merger -- Rights of Dissenting Shareholders" on page 54. The relevant section of Ohio law governing this process is attached to this document as Appendix D.

THE MERGER (SEE PAGE 34)

AMENDED MERGER AGREEMENT (SEE PAGE 59)

      We have attached the merger agreement and amendment no. 1 to the merger agreement, both of which are legal documents that govern the merger, as Appendices A and B. We encourage you to carefully read these documents.

      Sunrise also filed or incorporated by reference other related agreements as exhibits to Sunrise's registration statement. Please see the section titled "Where You Can Find More Information," on page 112, for instructions on how to obtain copies of these exhibits.

EXCHANGE RATIO (SEE PAGE 59)

      Unless you exercise dissenters' rights, your Karrington common shares will be converted in the merger into the right to receive 0.3333 of a share of Sunrise common stock for each Karrington common share owned by you. In addition, each share of Sunrise common stock will have attached to it the right to purchase shares of series C junior participating preferred stock of Sunrise under its stockholder rights plan. Cash will be paid instead of fractional shares.

      Sunrise common stock is traded on the National Market tier of the Nasdaq Stock Market under the symbol "SNRZ." You can obtain current stock price quotes from most newspapers and other financial sources.

EXCHANGE OF SHARES (SEE PAGE 60)

      Promptly after the merger, Sunrise or its exchange agent will send you a letter of transmittal with instructions for exchanging your Karrington common share certificates for stock certificates representing Sunrise common stock issued to you in the merger and any cash to which you are entitled instead of fractional shares.

CONDITIONS (SEE PAGE 65)

      Before we can complete the merger, a number of conditions must be satisfied. These include:

      - adoption of the amended merger agreement and approval of the merger by the Karrington shareholders;

      - the absence of any court order or law having the effect of making illegal or otherwise prohibiting the closing of the merger;

      - receipt of all required third party consents;

      - exercise of dissenters' rights by holders of not more than 10% of the outstanding Karrington common shares;

      - delivery of: (A) new option agreements evidencing the consent of all of the holders of Karrington stock options to have their options assumed by Sunrise or (B) an opinion from counsel to Karrington that the option holders' consent is not required under the terms of the Karrington stock option plan; and

      - other customary closing conditions.

      Where the law permits, Sunrise or Karrington could decide to complete the merger even though one or more conditions was not satisfied. By law, neither Sunrise nor Karrington can waive (A) the condition of Karrington shareholder approval of the amended merger agreement and the merger or (B) any court order or law having the effect of making illegal or otherwise prohibiting the closing of the merger. Whether any of the other conditions would be waived would depend upon the facts and circumstances as determined by the reasonable business judgment of the board of directors of Sunrise or Karrington. If Sunrise or Karrington waived compliance with one or more of the conditions and the condition was deemed material to the vote of Karrington shareholders, Karrington would have to resolicit the approval of its shareholders before closing the merger.

TERMINATION (SEE PAGE 67)

      Either Sunrise or Karrington may terminate the amended merger agreement if:

      - the merger is not completed by June 30, 1999, which date may be extended until September 30, 1999 if necessary to obtain third party consents;

      - a final and nonappealable order is issued enjoining or prohibiting the merger; or

      - Karrington shareholders do not approve the amended merger agreement and the merger.

      Sunrise may terminate the amended merger agreement if:

      - Karrington's board of directors withdraws or changes its recommendation that Karrington shareholders approve the amended merger agreement and the merger;

      - following the announcement of a competing acquisition proposal by a third party, Karrington fails to hold the special meeting; or

      - Karrington materially breaches any of its representations and warranties or fails to materially comply with its obligations.

      Karrington may terminate the amended merger agreement if:

      - Sunrise materially breaches any of its representations and warranties or fails to materially comply with its obligations.

      Sunrise and Karrington also may mutually agree to terminate the amended merger agreement.

TERMINATION FEE (SEE PAGE 68)

      Karrington must pay Sunrise a termination fee of $5.0 million if:

      - Either Sunrise or Karrington terminates the amended merger agreement because (A) the merger is not completed by

        June 30, 1999, or by September 30, 1999, if extended, or (B) Karrington shareholders do not approve the amended merger agreement and the merger, provided that before termination of the amended merger agreement a competing acquisition proposal is announced or received by Karrington and the competing transaction is completed within one-year after termination of the amended merger agreement.

      - Sunrise terminates the amended merger agreement, following announcement or receipt by Karrington of a competing acquisition proposal, because
        (A) your board of directors withdraws or changes its recommendation that you approve the amended merger agreement and the merger or (B) Karrington does not hold the special meeting, provided that the competing transaction is completed within one-year after termination of the amended merger agreement.

OPTION AGREEMENT (SEE PAGE 69)

      Karrington has granted Sunrise an option to purchase up to 9.9% of the outstanding Karrington common shares at an exercise price of $9.00 per share. The option would become exercisable by Sunrise if a competing acquisition proposal is announced or received by Karrington. If a competing transaction is consummated, Karrington may become obligated to repurchase the option from Sunrise at a repurchase price of up to $5.0 million. The option agreement may discourage other companies from proposing or trying to combine with Karrington before we complete the merger.
AMENDMENT (SEE PAGE 68)

      Karrington and Sunrise may mutually agree to further amend the amended merger agreement. However, the amended merger agreement may not be further amended under Ohio law after you approve the merger if the amendment reduces or changes the consideration that you would receive in the merger unless you approve the amendment.

ACCOUNTING TREATMENT (SEE PAGE 51)

      The merger will be treated as a purchase for financial accounting purposes.

REGULATORY MATTERS (SEE PAGE 51)

      Sunrise, Karrington and JMAC, Inc., Karrington's largest shareholder, have made pre-merger filings with U.S. antitrust authorities under the Hart-Scott-Rodino Antitrust Improvements Act. On December 8, 1998, the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission granted early termination of the waiting period under the Act.

CONFLICTS OF INTEREST OF KARRINGTON'S DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 48)

      Some of Karrington's directors and officers have interests in the merger that may conflict with your interests as a shareholder of Karrington. These include:

      - in connection with the merger, Richard R. Slager, Karrington's chairman and chief executive officer, and Pete A. Klisares, Karrington's president, entered into new employment agreements with Karrington for a term of six months following the closing of the merger. The new employment agreements provide benefits to Mr. Slager and Mr. Klisares of approximately $722,000 and $257,000, respectively, in consideration for their future services and, in the case of Mr. Slager, an agreement not to compete with Karrington.

      - Mr. Klisares previously was granted an option for 30,000 shares at an exercise price of $9.00 per share. Of these options, options for 7,500 shares are presently exercisable and the remaining options for 22,500 unvested shares will vest upon the closing of the merger.

      - the amended merger agreement requires that Sunrise:

         - indemnify Karrington's directors and officers for events occurring before the merger;

         - keep in effect Karrington's current directors' and officers' liability insurance for six years following the merger; and

         - appoint Mr. Slager following the merger as the representative of JMAC, Inc., to fill a newly created vacancy on Sunrise's board of directors. As long as JMAC, Inc. continues to beneficially own at least 500,000 shares of Sunrise common stock, Sunrise has agreed to re-nominate Mr. Slager, or another nominee of JMAC, Inc. reasonably acceptable to Sunrise's board of directors, and solicit proxies for his re-election as a director of Sunrise.

      Your board of directors knew about these interests, and considered them, when it approved the amended merger agreement and the merger.

REQUIRED VOTE (SEE PAGE 31)

      The affirmative vote of the holders of at least two-thirds of the outstanding Karrington common shares is required to adopt the amended merger agreement and approve the merger.

SHAREHOLDER AGREEMENTS (SEE PAGE 31)

      Each of Karrington's directors and executive officers and JMAC, Inc. has entered into shareholder agreements, as amended, with Sunrise under which they have granted Sunrise an irrevocable proxy to vote all of their Karrington common shares in favor of the amended merger agreement and the merger and against any competing third party transaction. The directors and executive officers of Karrington and JMAC, Inc. own a total of 3,038,068 Karrington common shares, representing approximately 44.4% of the outstanding Karrington common shares. Accordingly, of the 3,801,300 remaining outstanding Karrington common shares held by nonaffiliates, only 40.0%, or 1,521,511 shares, must be voted in favor of the amended merger agreement and the merger to satisfy the two-thirds vote requirement to adopt the amended merger agreement and approve the merger.

DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (SEE PAGE 98)

      Your rights as a Karrington shareholder are currently governed by the Ohio General Corporation Law and the articles of incorporation and code of regulations of Karrington. Upon completion of the merger, you will become a stockholder of Sunrise, and your rights will be governed by the Delaware General Corporation Law and the amended and restated certificate of incorporation and bylaws of Sunrise. See "Comparison of Shareholder Rights" on page 98 for additional information.

SELECTED HISTORICAL FINANCIAL INFORMATION

SUNRISE

     The following table sets forth selected consolidated financial data and other operating data of Sunrise. The selected consolidated financial data for each of the five years in the period ended December 31, 1998 have been derived from the audited consolidated financial statements of Sunrise. This data should be read in conjunction with the more detailed information contained in the Sunrise Consolidated Financial Statements and accompanying Notes and Sunrise's "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this proxy statement/prospectus.

                                                                      YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------------
                                                          1998       1997       1996       1995       1994
                                                        --------   --------   --------   --------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenue.....................................  $170,712   $ 89,884   $ 47,345   $ 37,258   $ 33,969
Facility operating expenses...........................    88,834     53,286     28,274     20,882     17,983
Facility development and pre-rental expenses..........     5,197      5,586      2,420      1,172        263
General and administrative expenses...................    12,726     10,454     10,042      6,875      4,183
Depreciation and amortization expenses................    21,650     10,592      4,048      3,009      3,160
Interest expense, net.................................    15,430      4,613      6,425     15,327      8,023
Income (loss) before extraordinary item...............    22,312      4,001     (4,760)   (10,137)       562
Extraordinary item....................................        --         --         --         --        850
Net income (loss).....................................    22,312      4,001     (4,760)   (10,137)     1,412
Net income (loss) per common share:
  Basic...............................................      1.16       0.21      (0.52)        --         --
  Diluted.............................................      1.11       0.20      (0.52)        --         --

                                                                         AS OF DECEMBER 31,
                                                        ----------------------------------------------------
                                                          1998       1997       1996       1995       1994
                                                        --------   --------   --------   --------   --------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $ 54,197   $ 82,643   $101,811   $  6,253   $  8,089
Working capital (deficit).............................    69,573     70,340    102,822      2,051     (7,305)
Total assets..........................................   683,411    556,260    342,839    123,321    109,003
Total debt............................................   428,326    340,987    145,511    122,289    110,029
Series A convertible preferred stock..................        --         --         --     23,964         --
Common stockholders' equity (deficit).................   227,655    195,340    185,824    (31,774)   (16,391)

                                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------------------------------------
                                                       1998        1997        1996        1995       1994
                                                     ---------   ---------   ---------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
OPERATING AND OTHER DATA:
Earnings before interest, taxes, depreciation and
  amortization(1)..................................  $  59,392   $  19,206   $   5,713   $  8,199   $ 11,745
Net cash provided by operating activities..........  $  19,224   $   8,264   $     758   $    944   $  2,736
Net cash used in investing activities..............  $(138,557)  $(221,846)  $(112,495)  $(17,907)  $(17,037)
Net cash provided by financing activities..........  $  90,887   $ 194,414   $ 207,295   $ 15,127   $ 19,122
Facilities (at end of period):
  Owned............................................         66          54          30         20         19
  Managed..........................................         11           7           5          8          9
                                                     ---------   ---------   ---------   --------   --------
         Total.....................................         77          61          35         28         28
                                                     =========   =========   =========   ========   ========
Resident capacity (at end of period):
  Owned............................................      5,617       4,632       2,584      1,557      1,473
  Managed..........................................      1,010         683         528        712        772
                                                     ---------   ---------   ---------   --------   --------
         Total.....................................      6,627       5,315       3,112      2,269      2,245
                                                     =========   =========   =========   ========   ========
Occupancy rate(2)..................................         94%         94%         94%        92%        95%

-------------------------
(1) Earnings before interest expense, taxes, depreciation and amortization is presented because Sunrise believes this data is used by some investors to evaluate Sunrise's ability to meet debt service requirements. Sunrise considers earnings before interest, taxes, depreciation and amortization to be an indicative measure of its operating performance due to the significance of Sunrise's long-lived assets and because this data can be used to measure Sunrise's ability to service debt, fund capital expenditures and expand its business. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. In addition, earnings before interest, taxes, depreciation and amortization as calculated by Sunrise may not be comparable to similarly titled measures reported by other companies. Interest expense, taxes, depreciation and amortization, which are not reflected in the presentation of earnings before interest, taxes, depreciation and amortization, have been, and will be, incurred by Sunrise. Investors are cautioned that these excluded items are significant components in understanding and assessing Sunrise's financial performance.

(2) Based on monthly occupancy for owned facilities, opened or operated for at least 12 months, or that have achieved occupancy percentages of 95% or above. The occupancy rate excludes facilities with temporary vacancies and resident relocations generally of between three to six months due to renovations.

KARRINGTON

     The following table sets forth selected consolidated financial data and other operating data of Karrington. The selected consolidated financial data for each of the five years in the period ended December 31, 1998 have been derived from the audited consolidated financial statements of Karrington. This data should be read in conjunction with the more detailed information contained in the Consolidated Financial Statements and accompanying Notes and "Karrington Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this proxy statement/prospectus.

                                                                        YEAR ENDED DECEMBER 31,
                                                            ------------------------------------------------
                                                              1998      1997      1996      1995      1994
                                                            --------   -------   -------   -------   -------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Residence operations....................................  $ 33,883   $18,539   $ 8,953   $ 6,220   $ 4,977
  Development and project management fees.................       942       681       643       524       287
                                                            --------   -------   -------   -------   -------
         Total............................................    34,825    19,220     9,596     6,744     5,264
Expenses:
  Residence operations....................................    28,289    13,683     6,486     4,335     3,409
  General and administrative..............................     6,465     4,433     2,773     1,705       634
  Depreciation and amortization...........................     5,232     2,684     1,379       980       844
  Rent expense............................................     3,993       259        89        45        45
  Unusual charges.........................................        --     1,380        --       492        --
                                                            --------   -------   -------   -------   -------
         Total............................................    43,979    22,439    10,727     7,557     4,932
                                                            --------   -------   -------   -------   -------
Operating income (loss)...................................    (9,154)   (3,219)   (1,131)     (813)      332
Interest expense..........................................    (5,882)   (2,743)   (1,272)   (1,023)   (1,350)
Interest income...........................................       338       349       470        --        --
Equity in net loss of unconsolidated entities.............      (632)     (247)       (7)     (105)      (17)
Minority interest of consolidated entity..................       194        --        --        --        --
                                                            --------   -------   -------   -------   -------
Loss before income taxes..................................   (15,136)   (5,860)   (1,940)   (1,941)   (1,035)
Income tax benefit (provision)............................      (340)      190      (683)       --        --
                                                            --------   -------   -------   -------   -------
Net loss..................................................  $(15,476)  $(5,670)  $(2,623)  $(1,941)  $(1,035)
                                                            ========   =======   =======   =======   =======
Net loss per common share -- basic and diluted............  $  (2.26)  $  (.83)
Weighted average number of common shares outstanding......     6,838     6,792

                                                                    AS OF DECEMBER 31,
                                                   -----------------------------------------------------
                                                     1998        1997       1996       1995       1994
                                                   --------    --------    -------    -------    -------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)........................  $(13,437)   $ (6,694)   $ 7,806    $(1,575)   $  (911)
Total assets.....................................   141,172     141,316     69,550     26,676     16,292
Long-term debt, less current portion.............    95,753      97,067     32,759     18,250     16,778
Shareholders' equity (deficit)...................    11,047      26,507     30,677      5,841     (1,763)

                                                                         YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------
                                                              1998      1997      1996      1995      1994
                                                             -------   -------   -------   -------   -------
OTHER DATA:
Residences (end of period)(1):
  Open.....................................................       40        27         9         5         4
  Under construction.......................................       10        19        17         5         1
  Under contract...........................................        8        20        10         8         2
Number of units (end of period)(1):
  Open.....................................................    1,920     1,124       454       272       213
  Under construction.......................................      497     1,019     1,010       243        59
  Under contract...........................................      551     1,390       742       509       128

-------------------------
(1) Includes wholly owned, jointly owned and leased residences. See "Properties" for additional information regarding Karrington's forms of ownership of its residences.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited selected pro forma financial information combines Sunrise's historical results with Karrington's historical results for the year ended December 31, 1998. The unaudited pro forma condensed combined statements of operations information gives effect to the merger as if it had occurred on January 1, 1998. The unaudited pro forma condensed combined balance sheet information gives effect to the merger as if it occurred on December 31, 1998. This information should be read in conjunction with the unaudited pro forma financial information included in this proxy statement/ prospectus starting on page 115 under "Pro Forma Financial Information." You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the merger had taken place earlier or the results of operations or financial position of Sunrise after completion of the merger.

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                           1998
                                                                       ------------
                                                                      (IN THOUSANDS,
                                                                  EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenue...........................................             $205,537
Facility operating expenses.................................              117,123
Facility development and pre-rental expenses................                5,197
General and administrative expenses.........................               19,191
Depreciation and amortization expenses......................               25,005
Interest expense, net.......................................               19,956
Net income..................................................                9,731
Net income per common share:
  Basic.....................................................                 0.45
  Diluted...................................................                 0.44

                                                                       DECEMBER 31,
                                                                           1998
                                                                       ------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................             $ 56,935
Working capital.............................................               98,806
Total assets................................................              895,522
Total debt..................................................              502,352
Common stockholders' equity.................................              314,545

                                                                       DECEMBER 31,
                                                                           1998
                                                                       ------------
OTHER DATA:
Facilities:
Owned and leased............................................                106
Managed.....................................................                 11
                                                                          -----
         Total..............................................                117
                                                                          =====
Resident capacity:
Owned and leased............................................              7,537
Managed.....................................................              1,010
                                                                          -----
         Total..............................................              8,547
                                                                          =====

COMPARATIVE PER SHARE DATA

     The following table sets forth, at and for the periods indicated, book value and net income (loss) per share data for Sunrise common stock and Karrington common shares on a historical basis, for Sunrise on a combined pro forma basis and for Karrington on a pro form equivalent basis. The pro forma equivalent per share data are computed by multiplying the pro forma combined amounts by the exchange ratio of 0.3333 to 1. The market price per equivalent common share of Karrington included in the following table was computed by multiplying the market price per share of Sunrise common stock on October 16, 1998 by the exchange ratio of 0.3333 to 1. The pro forma data are not indicative of the results of future operations or the results that would have occurred had the merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the financial statements and related notes of Sunrise and Karrington included or incorporated by reference in this proxy statement/prospectus and the unaudited pro forma combined condensed financial statements and related notes included on page 115. Neither Sunrise nor Karrington paid any cash dividends during the periods presented.

                                                                          SUNRISE AND
                                                        HISTORICAL        KARRINGTON    KARRINGTON
                                                   --------------------    PRO FORMA    PRO FORMA
                                                   SUNRISE   KARRINGTON    COMBINED     EQUIVALENT
                                                   -------   ----------   -----------   ----------
Book value per share at December 31, 1998........  $11.71      $ 1.62       $14.48        $ 4.83
Net income (loss) per common share:
  Basic..........................................  $ 1.16      $(2.26)      $ 0.45        $ 0.15
  Diluted........................................  $ 1.11      $(2.26)      $ 0.44        $ 0.15
Market price per common share at October 16,
  1998...........................................  $36.00      $ 9.06
Market price per equivalent common share as of
  October 16, 1998...............................              $12.00

COMPARATIVE PER SHARE MARKET DATA

SUNRISE

     Sunrise common stock trades on the National Market tier of the Nasdaq Stock Market under the symbol "SNRZ." The following table sets forth the high and low reported sale prices of shares of Sunrise common stock for the periods indicated.

                                                               HIGH      LOW
                                                              ------    ------
1999 QUARTER ENDED
  March 31, 1999............................................  $         $
1998 QUARTER ENDED
  December 31, 1998.........................................   52.12     29.00
  September 30, 1998........................................   35.44     24.00
  June 30, 1998.............................................   46.12     27.82
  March 31, 1998............................................   44.88     38.75
1997 QUARTER ENDED
  December 31, 1997.........................................   43.25     34.75
  September 30, 1997........................................   39.50     30.00
  June 30, 1997.............................................   35.63     24.00
  March 31, 1997............................................   30.00     25.75

     At March 15, 1999, there were 174 holders of record of Sunrise common stock.

     Sunrise has never paid dividends on its common stock. Following the merger, Sunrise expects to continue its policy of not paying dividends to enable it to retain earnings for reinvestment in the business of the combined company.

KARRINGTON

     Karrington common shares are quoted on the National Market tier of the Nasdaq Stock Market under the symbol "KARR." The following table sets forth the high and low reported sales prices of Karrington common shares for the periods indicated.

                                                               HIGH      LOW
                                                              ------    ------
1999 QUARTER ENDED
  March 31, 1999............................................  $         $
1998 QUARTER ENDED
  December 31, 1998.........................................   16.63      7.50
  September 30, 1998........................................   10.00      6.00
  June 30, 1998.............................................   12.75      9.00
  March 31, 1998............................................   13.75     10.75
1997 QUARTER ENDED
  December 31, 1997.........................................   14.50     10.50
  September 30, 1997........................................   16.50     10.75
  June 30, 1997.............................................   16.00     10.00
  March 31, 1997............................................   13.00     10.50

     Karrington had 110 shareholders of record as of March 15, 1999, the record date for the special meeting.

     Karrington has never paid dividends on its common shares.

                      RISK FACTORS RELATING TO THE MERGER

     In considering whether to adopt the amended merger agreement and approve the merger, you should consider carefully all of the information set forth or incorporated by reference in this proxy statement/prospectus, including the risk factors listed below.

YOU WILL RECEIVE 0.3333 OF A SHARE OF SUNRISE COMMON STOCK FOR EACH KARRINGTON COMMON SHARE YOU OWN DESPITE CHANGES IN MARKET VALUE OF KARRINGTON COMMON SHARES OR SUNRISE COMMON STOCK

     Each Karrington common share will be exchanged for 0.3333 of a share of Sunrise common stock in the merger. There will be no adjustment for changes in the market price of either Sunrise common stock or Karrington common shares. Accordingly, the market value of Sunrise common stock you receive in the merger will depend on the market value of Sunrise common stock at the time of completion of the merger.

FLUCTUATIONS IN SUNRISE'S COMMON STOCK PRICE WILL AFFECT THE VALUE OF THE CONSIDERATION YOU RECEIVE IN THE MERGER

     Fluctuations in the market price of Sunrise common stock will affect the value of the Sunrise common stock you receive in the merger. The market price per share of Sunrise common stock at the time the merger is completed may vary significantly from the date Sunrise and Karrington signed the merger agreement, the date of this proxy statement/prospectus or the date of the special meeting. Because of market fluctuations, there can be no assurance that the market price per share of Sunrise common stock at the time of the merger will equal or exceed the market price of Sunrise common stock at the date of the special meeting.

SUNRISE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE KARRINGTON INTO ITS OPERATIONS

     The integration of Karrington into Sunrise's operations will require substantial attention from management. The diversion of management attention to the integration of Karrington's operations into Sunrise and any difficulties encountered in the transition and integration processes could have an adverse effect on the revenues, expenses and operating results of Sunrise following the merger.

ANY DELAYS EXPERIENCED IN DEVELOPING NEW FACILITIES COULD ADVERSELY AFFECT SUNRISE'S REVENUES AND RESULTS OF OPERATIONS FOLLOWING THE MERGER

     The growth objectives of both Sunrise and Karrington include the development of a significant number of new assisted living facilities. Sunrise currently has 23 facilities under construction with a resident capacity of 2,160. Sunrise also has entered into contracts to purchase 46 additional development sites and to lease two others under long-term ground leases. Of these sites, Sunrise has received zoning approval from the applicable municipal authority to construct an assisted living facility on nine sites and is pursuing zoning approval on the remaining sites. Karrington currently has an additional 10 facilities under construction with a resident capacity of 624. Karrington also has an additional eight development sites under contract. Karrington has received zoning approval to construct an assisted living facility on six of these eight development sites. In the ordinary course of their respective businesses, Sunrise and Karrington each evaluate new sites and opportunities for further growth on an ongoing basis.

     The ability of Sunrise to achieve these development plans following the merger will depend upon a variety of factors, many of which are outside the control of Sunrise. These factors include:

     - obtaining zoning, land use, building, occupancy, licensing and other required governmental permits for the construction of new facilities without experiencing significant delays;

     - completing construction of new facilities on budget and on schedule;

     - the ability to work with third-party contractors and subcontractors who construct the facilities;

     - shortages of labor or materials that could delay projects or make them more expensive;

     - adverse weather conditions that could delay projects;

     - finding suitable sites for future development activities at acceptable prices; and

     - addressing changes in laws and regulations or how existing laws and regulations are applied.

     We cannot assure you that we will not experience delays in completing facilities under construction or in development or that we will be able to identify suitable sites at acceptable prices for future development activities. If we fail following the merger to achieve the combined company's development plans, our growth could slow, which would adversely impact our revenues and results of operations.

SUNRISE WILL NEED ADDITIONAL FINANCING TO FUND DEVELOPMENT ACTIVITIES

     Following the merger, Sunrise will need to obtain additional financial resources to fund its and Karrington's development and construction activities. Sunrise and Karrington estimate that it will cost between $463.0 million and $697.0 million to complete the 59 facilities the two companies currently have under development. Sunrise expects that cash flow from combined company operations, together with borrowings under existing credit facilities, will be sufficient to fund the needs of the combined entity for at least six months following the merger. Sunrise expects from time to time to seek additional funding through public or private financing sources, including equity or debt financing. If it raises additional capital by selling shares of Sunrise common stock, then the shares of Sunrise common stock you will receive in the merger may be diluted. If Sunrise is not able to obtain additional financing on favorable terms, it may have to delay or eliminate all or some of its or Karrington's development projects, which could adversely affect the combined entity's revenues and results of operations.

SUNRISE'S FAILURE TO GENERATE SUFFICIENT CASH FLOW TO COVER REQUIRED INTEREST, PRINCIPAL AND OPERATING LEASE PAYMENTS COULD RESULT IN DEFAULTS OF THE RELATED DEBT OR OPERATING LEASES

     At December 31, 1998, Sunrise had mortgage, construction and other indebtedness totaling $428.3 million. Unused lines of credit were $175.0 million at that date. On a pro forma basis giving effect to the merger, Sunrise would have had mortgage, construction and other indebtedness totaling $502.4 million and unused lines of credit of $175.0 million at December 31, 1998. Sunrise intends to continue financing its and Karrington's properties through mortgage financing and possibly operating leases or other types of financing, including lines of credit. Sunrise expects the amount of mortgage indebtedness and other debt and debt related payments to increase substantially following the merger as the combined entity pursues its growth strategy. As a result, an increasing portion of cash flow will be devoted to debt service and related payments. There can be no assurance that Sunrise will generate sufficient cash flow from operations following the merger to cover required interest, principal and operating lease payments. Any payment or other default could cause the lender to foreclose upon the facilities securing the indebtedness or, in the case of an operating lease, could terminate the lease, with a consequent loss of income and asset value to Sunrise. In some cases, the indebtedness is secured by the facility and a pledge of Sunrise's interests in the facility. In the event of a default, the lender could avoid judicial procedures required to foreclose on real property by foreclosing on the pledge instead, thus accelerating the lender's acquisition of the facility. Further, because several of Sunrise's mortgages contain cross-default and cross-collateralization provisions, a payment or other default by it could affect a significant number of properties.

SUNRISE'S FAILURE TO COMPLY WITH FINANCIAL COVENANTS CONTAINED IN DEBT INSTRUMENTS COULD RESULT IN THE ACCELERATION OF THE RELATED DEBT

     There are various financial covenants and other restrictions in Sunrise's debt instruments, including provisions which:

     - require it to meet specified financial tests. For example, Sunrise's $86.3 million multi-property mortgage, which is secured by 15 of its 77 facilities, requires that these facilities maintain a cash flow to interest expense coverage ratio of at least 1.25 to 1. Sunrise's $250 million credit facility requires Sunrise to have a consolidated tangible net worth of at least $178 million and to maintain a consolidated minimum cash liquidity balance of at least $25 million. These tests are administered on a monthly or quarterly basis, depending on the covenant;

     - require consent for changes in management or control of Sunrise. For example, Sunrise's $250 million revolving credit facility requires the lender's consent for any merger where Paul Klaassen or Teresa Klaassen does not remain chairman of the board and chief executive officer of Sunrise;

     - restrict the ability of Sunrise subsidiaries to borrow additional funds, dispose of assets or engage in mergers or other business combinations without lender consent; and

     - require that Sunrise maintain minimum occupancy levels at its facilities. For example, Sunrise's $250 million credit facility requires that 85% occupancy be achieved after 12 months for a newly opened facility and, following this 12-month period, be maintained at or above that level.

     If Sunrise fails to comply with any of these requirements, then the related indebtedness could become due and payable prior to its stated due date. There can be no assurance that Sunrise could pay this debt if it became due.

INTEREST RATE INCREASES COULD ADVERSELY AFFECT EARNINGS DUE TO FLOATING-RATE
DEBT

     At December 31, 1998, Sunrise had approximately $169.0 million of floating-rate debt. On a pro forma basis giving effect to the merger, it would have had approximately $224.9 million of floating-rate debt at that date. Debt incurred in the future also may bear interest at floating rates. Therefore, increases in prevailing interest rates could increase Sunrise's interest payment obligations which would negatively impact earnings. For example, a one-eighth of one percent increase in interest rates would increase annual interest expense by approximately $281,164 based on the amount of pro forma floating-rate debt at December 31, 1998.

SUNRISE MAY NOT HAVE SUFFICIENT RESOURCES TO REPURCHASE ITS 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2002 IF THE NOTES ARE TENDERED TO SUNRISE UPON A CHANGE IN CONTROL

     In June 1997, Sunrise issued and sold $150 million aggregate principal amount of 5 1/2% convertible subordinated notes due 2002. These notes are convertible, at the option of the holder, into shares of Sunrise common stock at a conversion rate of $37.1875 per share, or 26.89 shares per $1,000 principal amount of the notes. The conversion rate is subject to customary anti-dilution adjustments. The notes rank junior in payment to substantially all indebtedness of Sunrise existing at the time of the issuance of the notes and subsequently incurred by it. If a change of control of Sunrise were to occur, each holder of a convertible note can require Sunrise to repurchase all or a portion of the notes owned by the holder. Under the convertible notes, a change in control of Sunrise includes:

      - any acquisition by a person or entity of more than 50% of the voting power of Sunrise's outstanding voting stock; or

      - the acquisition by merger of Sunrise if, following the merger Sunrise stockholders own less than 50% of voting power of the resulting entity's voting securities, unless Sunrise's common stock is trading at least equal to 105% of the conversion price in effect at the time of the acquisition by merger or at least 90% of the consideration in the acquisition by merger consists of listed stock.

     Following a change in control, we cannot assure you that Sunrise would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price of all convertible notes tendered by noteholders. Any failure by Sunrise to purchase tendered convertible notes upon any change of control of Sunrise would constitute an event of default under the convertible notes.

INCREASING COMPETITION IN THE ASSISTED LIVING INDUSTRY COULD ADVERSELY AFFECT THE REVENUES OF THE COMBINED COMPANY

     The long-term care industry is highly competitive and the assisted living segment is becoming increasingly competitive. Sunrise and Karrington compete with numerous other companies that provide similar long-term care alternatives, such as home health care agencies, facility-based service programs, retirement communities, convalescent centers and other assisted living providers. Although some competitors are significantly larger, there are no one or more dominant companies in the assisted living segment. In a recent industry report, it is estimated that there are approximately 770,000 total assisted living beds currently available, and that the 25 largest owners of assisted living properties, which includes Sunrise, has 180,446 or only 23% of those currently available. The largest individual owner has only 3% of the total assisted living beds currently available. In general, regulatory and other barriers to competitive entry in the assisted living industry are not substantial. In pursuing their growth strategies, both Sunrise and Karrington have experienced and expect to continue to experience increased competition in their efforts to develop and acquire assisted living facilities. Some of the present and potential competitors of Sunrise and Karrington are significantly larger and have, or may obtain, greater financial resources than Sunrise and Karrington, even on a combined basis. Consequently, we cannot assure you that we will not encounter increased competition that could limit our ability to attract residents or expand our business following the merger, which could have a material adverse effect on the revenues and earnings of the combined company.

SUNRISE AND KARRINGTON REVENUES BOTH DEPEND ON PRIVATE PAY SOURCES

     Assisted living services currently are not generally reimbursable under government reimbursement programs, such as Medicare and Medicaid. Accordingly, substantially all of Sunrise's and Karrington's resident fee revenues are derived from private pay sources consisting of income or assets of residents or their family members. In general, because of the expense associated with building new facilities and the staffing and other costs of providing the assisted living services at those facilities, only seniors with income or assets meeting or exceeding the comparable median in the regions where Sunrise or Karrington facilities are located can afford to pay the daily resident fees, which currently range from $46 to $163 for Sunrise and $36 to $175 for Karrington depending on the level of services provided.

IF DEVELOPMENT OF NEW ASSISTED LIVING FACILITIES OUTPACES DEMAND, THE COMBINED COMPANY COULD EXPERIENCE LOWER OPERATING RESULTS

     Sunrise and Karrington believe that some assisted living markets have become or are on the verge of becoming overbuilt. As described above, regulation and other barriers to entry into the assisted living industry are not substantial. Consequently, the development of new assisted living facilities could outpace demand. Overbuilding in Sunrise and Karrington market areas could, therefore, cause the combined company following the merger to experience decreased occupancy, depressed margins or lower operating results.

AN UNEXPECTEDLY HIGH RESIDENT TURNOVER RATE COULD ADVERSELY AFFECT OUR REVENUES AND EARNINGS

     State regulations governing assisted living facilities require written resident agreements with each resident. These regulations also require that each resident have the right to terminate the resident agreement for any reason on reasonable notice. Consistent with these regulations, the resident agreements signed by Sunrise and Karrington allow residents to terminate their agreement on 30 days' notice. Thus, neither Sunrise nor Karrington can contract with residents to stay for longer periods of time, unlike typical apartment leasing arrangements that involve lease agreements with specified leasing periods of up to a year or longer. If a large number of residents elected to terminate their resident agreements at or around the same time, then the combined entity's business could be adversely affected. In addition, the advanced age of our average residents means that the resident turnover rate in our assisted living facilities may be less predictable. An unexpectedly high turnover rate could have a material adverse effect on our respective businesses in the future.

SUNRISE MAY EXPERIENCE DIFFICULTY IN MANAGING ITS GROWTH

     Sunrise expects that the number of its owned and operated facilities will increase substantially as it pursues its growth plans following the merger. This intended rapid growth will place demands on its management resources. Its ability to manage its growth effectively will require that it continue to expand its operational, financial and management systems and that it continue to attract, train, motivate, manage and retain key employees. If Sunrise is unable to manage its growth effectively, its business and financial results could be adversely affected.

SUNRISE'S BUSINESS AND FINANCIAL RESULTS DEPEND ON THE CONTINUED SERVICE OF ITS KEY OFFICERS

     Sunrise depends on the services of Paul J. Klaassen, its chairman of the board and chief executive officer and co-founder; Teresa M. Klaassen, its executive vice president, secretary and co-founder; and David W. Faeder, its president and chief financial officer. If Sunrise were to lose the services of any of these individuals, its business and financial results could be adversely affected. None of these individuals has an employment agreement with Sunrise.

COMPETITION FOR SKILLED PERSONNEL COULD INCREASE STAFFING AND LABOR COSTS

     Both Sunrise and Karrington compete with various health care services providers, including other elderly care providers, in attracting and retaining qualified and skilled personnel. A shortage of nurses or other trained personnel or general inflationary pressures may require that we enhance our pay and benefits package to compete effectively for such personnel. If there is an increase in these costs or if the combined company fails to attract and retain qualified and skilled personnel, the business and financial results of Sunrise following the merger could be adversely affected.

THE NEED TO COMPLY WITH GOVERNMENT REGULATION OF ASSISTED LIVING FACILITIES MAY INCREASE SUNRISE'S AND KARRINGTON'S COSTS OF DOING BUSINESS

     Assisted living facilities are subject to regulation and licensing by state and local health and social service agencies and other regulatory authorities. Although requirements vary from state to state, in general, these requirements address:

     - personnel education, training, and records;

     - facility services, including;

       - administration of medication;

       - assistance with self-administration of medication; and

       - the provision of limited nursing services;

     - monitoring of resident wellness;

     - physical plant specifications;

     - furnishing of resident units;

     - food and housekeeping services;

     - emergency evacuation plans; and

     - resident rights and responsibilities, including in some states the right to receive health care services from providers of a resident's choice.

Some facilities also are licensed to provide independent living services, which generally involve lower levels of resident assistance. In several of the states in which Sunrise or Karrington operate or intend to operate, assisted living facilities also require a certificate of need before the facility can be opened. In most states, assisted living facilities also are subject to state or local building code, fire code and food service licensing or certification requirements. Like other health care facilities, assisted living facilities are subject to periodic survey or inspection by governmental authorities.

     From time to time in the ordinary course of business, Sunrise and Karrington receive deficiency reports, which they review to take appropriate corrective action. Although most inspection deficiencies are resolved through a plan of correction, the reviewing agency typically is authorized to take action against a licensed facility where deficiencies are noted in the inspection process. This action may include imposition of fines, imposition of a provisional or conditional license or suspension or revocation of a license or other sanctions. If either company fails to comply with applicable requirements, the business and revenues of the combined company could be materially and adversely affected. To date, none of the deficiency reports received by Sunrise or Karrington has resulted in a suspension, fine or other disposition that has had a material adverse effect on either Sunrise's or Karrington's revenues.

     Regulation of the assisted living industry is evolving. The combined company's operations could suffer if future regulatory developments, such as mandatory increases in scope and quality of care given to residents, are enacted and licensing and certification standards are revised. For example, if more states seek and obtain Medicare waivers to authorize reimbursement for assisted living, the prospect of some federal regulation may become more likely. If regulatory requirements increase, the costs of complying with those requirements also could increase.

     Both Sunrise and Karrington also are subject to federal and state anti-remuneration laws, such as the federal health care program anti-kickback law, which governs various types of financial arrangements among health care providers and others who may be in a position to refer or recommend patients to these providers. This law prohibits direct and indirect payments that are intended to induce the referral of patients to, the arranging of services by, or the recommending of, a particular provider of health care items or services. The federal health care program anti-kickback law has been interpreted to apply to some contractual relationships between health care providers and sources of patient referral. Similar state laws vary from state to state, are sometimes vague and have rarely been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil or criminal penalties, and exclusion of health care providers or suppliers from furnishing covered items or services to beneficiaries of the federal health care program. We cannot be sure that these laws will be interpreted consistently with our practices.

THE DISCOVERY OF ENVIRONMENTAL PROBLEMS ON ANY OF THE PROPERTIES OWNED OR OPERATED BY SUNRISE COULD RESULT IN SUBSTANTIAL COSTS TO SUNRISE

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of hazardous or toxic substances, including asbestos-containing materials, that could be located on, in or under a property. These laws and regulations often impose liability without regard to whether or not the owner or operator knew of, or was responsible for, the presence or release of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial. In addition, the liability of an owner or operator is generally not limited and could exceed the property's value and the aggregate assets of the owner or operator. An owner or operator or an entity that arranges for the disposal of hazardous or toxic substances at a disposal site also may be liable for the costs of any required remediation or removal of hazardous or toxic substances.

     Sunrise engages consultants to conduct Phase I environmental studies of development sites that are placed under contract. If the Phase I study indicates the existence or the possibility of the existence of hazardous or toxic substances on the property, a Phase II study is requested and performed. The Phase I and Phase II studies, as applicable, may not reveal all environmental liabilities. There could be, therefore, material environmental liabilities of which Sunrise is unaware. In connection with the ownership or operation of its properties, Sunrise could be liable for the costs of remediation or removal of hazardous or toxic substances. Sunrise also could be liable for other costs, including governmental fines and damages for injuries to persons or properties. As a result, the presence, with or without Sunrise's knowledge, of hazardous or toxic substances at any property owned or operated by it, or acquired or operated by it in the future, could have an adverse effect on Sunrise's financial condition or earnings.

FAILURE TO COMPLY WITH EXISTING ENVIRONMENTAL LAWS REGARDING MANAGEMENT OF INFECTIOUS MEDICAL WASTE COULD ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION

     Some of Sunrise's facilities generate infectious medical waste due to the illness or physical condition of the residents, including, for example, blood soaked bandages, swabs and other medical waste products and incontinence products of those residents diagnosed with an infectious disease. The management of infectious medical waste, including handling, storage, transportation, treatment and disposal, is subject to regulation under various laws, including federal and state environmental laws. These environmental laws set forth the management requirements, as well as permit, recordkeeping, notice and reporting obligations. Each of Sunrise's facilities has an agreement with a waste management company for the proper disposal of all infectious medical waste. Any finding that we are not in compliance with these environmental laws could adversely affect our business operations and financial condition. Because these environmental laws are amended from time to time, Sunrise cannot predict when and to what extent liability may arise. In addition, because these environmental laws vary from state to state, expansion of Sunrise's operations to states where Sunrise does not currently operate may subject Sunrise to additional restrictions on the manner in which it operate its facilities.

LIABILITY CLAIMS AGAINST SUNRISE IN EXCESS OF INSURANCE LIMITS COULD ADVERSELY AFFECT SUNRISE'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The assisted living business entails an inherent risk of liability. In recent years, Sunrise and Karrington, as well as other participants in our industry, have become subject to an increasing number of lawsuits alleging negligence or related legal theories. Many of these lawsuits involve large claims and significant legal costs. Sunrise maintains insurance policies in amounts and with the coverage and deductibles it believes are adequate based on the nature and risks of our business, historical experience and industry standards. The insurance currently maintained by Sunrise has the following coverage limits:

    TYPE OF COVERAGE                 COVERAGE LIMITS             EXAMPLES OF INCIDENTS COVERED
    ----------------                 ---------------             -----------------------------
- general liability        - $1,000,000 per occurrence/per       - premises claims by third
                           facility, with additional specific      parties, not including
                             limitations for particular            residents
                             categories of claims that fall      - personal injury and
                             under the general liability           advertising injury
                             category                            - independent contractors
                                                                 - fire damage to other rented
                                                                   locations
- medical professional     - $1,000,000 per occurrence/          - negligence claims by
  liability                $3,000,000 total for all claims per     residents
                             policy year; coverage limits do
                             not overlap with general liability
                             coverage

    TYPE OF COVERAGE                 COVERAGE LIMITS             EXAMPLES OF INCIDENTS COVERED
    ----------------                 ---------------             -----------------------------
- umbrella excess          - $25,000,000 per policy year;        - same as under general
  liability                coverage is in excess of the general    liability and medical
                             liability and medical liability       liability professional
                             limits                                liability coverages
- non-medical              - $5,000,000 per wrongful             - claims against our
  professional liability     act/$7,000,000 total; coverage        development or management
                             limits do not overlap with general    company subsidiaries by
                             liability, medical liability or       third parties for whom we
                             umbrella excess liability limits      develop or manage
                                                                   properties

     We cannot be sure that claims will not arise that are in excess of our coverage or not covered by our insurance policies. If a successful claim against us is made and it is not covered by our insurance or exceeds the policy limits, our financial condition and results of operations could be materially and adversely affected. Claims against us, regardless of their merit or eventual outcome, also could have a material adverse effect on our ability to attract residents or expand our business and could require Sunrise's management to devote time to matters unrelated to the operation of our business. We also have to renew our policies every year and we cannot be sure that we will be able to continue to obtain liability insurance coverage on acceptable terms.

VARIOUS MARKET AND OTHER FACTORS HAVE CAUSED, AND COULD IN THE FUTURE CAUSE, VOLATILITY IN SUNRISE'S STOCK PRICE

     The market price of Sunrise common stock has fluctuated, and may fluctuate in the future, significantly in response to various factors and events, including:

     - fluctuations in Sunrise's operating results;

     - changes in securities analysts' earnings estimates or recommendations;
       and

     - publicity about Sunrise or other companies in the assisted living industry.

Also, in recent months, the stock market has experienced broad price and volume fluctuations that, in many cases, have been unrelated to the performance of particular companies. These fluctuations, as well as upgrades and downgrades in analysts' recommendations of our stock, have affected the market price of Sunrise common stock in the past and could do so in the future. In addition, the adoption of new statutes or regulations affecting the health care or assisted living industries, or changes in the interpretation of existing statutes and regulations, could impact our stock price.

EXISTING STOCKHOLDERS AND MANAGEMENT OF SUNRISE HAVE SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING THE APPROVAL OF STOCKHOLDERS

     The Klaassens own approximately 14.4% of the outstanding Sunrise common stock. The executive officers and directors of Sunrise as a group, including the Klaassens, beneficially own approximately 17.0% of the outstanding Sunrise common stock. As a result, the Klaassens' and Sunrise's other executive officers and directors have significant influence over matters requiring the approval of Sunrise stockholders, including business combinations and the election of directors.

ANTI-TAKEOVER PROVISIONS IN SUNRISE'S GOVERNING DOCUMENTS AND UNDER DELAWARE LAW COULD MAKE IT MORE DIFFICULT TO EFFECT A CHANGE IN CONTROL OF SUNRISE EVEN IF IT WERE IN THE BEST INTERESTS OF SUNRISE STOCKHOLDERS

     The certificate of incorporation and bylaws of Sunrise and Delaware law contain provisions that could make it more difficult for a third party to obtain control of Sunrise or discourage an attempt to do so. In addition, these provisions could limit the price some investors are willing to pay for Sunrise common stock. These provisions include:

         Board authority to issue preferred stock without stockholder
     approval.   The board of directors of Sunrise is authorized to issue
     preferred stock having a preference as to dividends or liquidation over the common stock without stockholder approval. The issuance of preferred stock could adversely affect the voting power of the holders of Sunrise common stock and could be used to discourage, delay or prevent a change in control of Sunrise.

         Staggered board and board sized fixed with range.   The board of
     directors is divided into three classes. The total number of directors is fixed by a two-thirds vote of the board within a range of a minimum of two and a maximum of 11. These provisions may make it more difficult for a third party to gain control of the board of directors of Sunrise. At least two annual meetings of stockholders, instead of one, would generally be required to effect a change in a majority of the board of directors.

         Other constituency provision.   The board of directors of Sunrise is
     required under Sunrise's certificate of incorporation to consider other constituencies, such as employees, residents, their families and the communities in which Sunrise and its subsidiaries operate, in evaluating any proposal to acquire Sunrise. This provision may allow the board of directors to reject an acquisition proposal even though the proposal was in the best interests of Sunrise stockholders.

         Call of special meetings.   A special meeting of Sunrise stockholders
     may be called only by the chairman of the board, the president, by a majority of the directors or by stockholders possessing at least 25% of the voting power of the issued and outstanding voting stock entitled to vote generally in the election of directors. This provision limits the ability of stockholders to call special meetings.

         Supermajority vote of stockholders or the directors required for bylaw
     amendments.   A two-thirds vote of the outstanding shares of common stock is required for stockholders to amend the bylaws. Amendments to the bylaws by directors of Sunrise require approval by at least a two-thirds vote of the directors. These provisions may make more difficult bylaw amendments that stockholders may believe are desirable.

         Two-thirds stockholder vote required to approve some amendments to the
     certificate of incorporation.   A two-thirds vote of the outstanding shares
     of common
     stock is required for approval of amendments to the foregoing provisions which are contained in Sunrise's certificate of incorporation. All amendments to the certificate of incorporation must first be proposed by a two-thirds vote of directors. These supermajority vote requirements may make more difficult amendments to these provisions of the certificate of incorporation that stockholders may believe are desirable.

         Advance notice bylaw.   Sunrises has an advance notice bylaw provision
     requiring stockholders intending to present nominations for directors or other business for consideration at a meeting of stockholders to notify Sunrise not later than 60 days before the meeting or 15 days after the date notice of the meeting is mailed or public notice of the meeting is given, if less than 75 days' notice of the date of the meeting is given or made to stockholders. This provision limits the ability of stockholders to make nominations for directors or introduce other proposals that are not timely received for consideration at a meeting.

     In addition to the anti-takeover provisions described above, Sunrise is subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a person owning 15% or more of its outstanding common stock from engaging in a business combination with Sunrise for three years after the person acquired the stock. However, this prohibition does not apply if (A) the board of directors approves in advance the person's acquisition of the shares or the business combination or (B) the business combination is approved by Sunrise stockholders by a vote of at least a two-thirds of the outstanding shares not owned by the acquiring person. When Sunrise was formed in December 1994, the Klaassens and their respective affiliates and estates were exempted from this provision.

THE BOARD OF DIRECTORS OF SUNRISE HAS ADOPTED A STOCKHOLDER RIGHTS PLAN THAT COULD DISCOURAGE A THIRD PARTY FROM MAKING A PROPOSAL TO ACQUIRE SUNRISE

     In 1996, the board of directors of Sunrise adopted a stockholder rights plan, which may discourage a third party from making a proposal to acquire Sunrise. Under the plan, preferred purchase rights, which are attached to Sunrise common stock, generally will be triggered upon the acquisition of 20% or more of the outstanding common stock of Sunrise, unless the board of directors redeems the rights. If triggered, these rights would entitle Sunrise stockholders other than the acquiror to purchase Sunrise common stock, and possibly the common stock of the acquiror, at a price equal to one-half the market value of Sunrise common stock.

SUNRISE MAY BE ADVERSELY IMPACTED BY YEAR 2000 ISSUES, MANY OF WHICH ARE BEYOND ITS CONTROL

     Impact of Year 2000.   Some of the older computer programs utilized by
Sunrise were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     State of Readiness.   Sunrise started to formulate a plan to address the
year 2000 issue in late 1996. Sunrise has given its vice president of information technology specific responsibility for managing its year 2000 plan. This vice president leads a multi-disciplinary team to make Sunrise's mission critical information technology systems and embedded systems year 2000 ready. Sunrise's plan for mission critical information technology systems consists of four phases:

     - inventory -- identifying all mission critical information technology systems and risk rating each according to its potential business impact;

     - assessment -- identifying mission critical information technology systems that use date functions and assessing them for year 2000 functionality;

     - remediation -- reprogramming, or replacing where necessary, inventoried items to ensure they are year 2000 ready; and

     - testing -- including date testing and performing quality assurance testing to ensure successful operation in the post-1999 environment.

     Sunrise completed the inventory and assessment phases for substantially all of its mission critical information technology systems by year-end 1997. Sunrise's mission critical information technology systems are currently in the remediation and testing phases. Mission critical information technology systems implemented or updated that are year 2000 compliant include:

     - the accounting general ledger system;

     - the resident billing system;

     - the cash disbursement or accounts payable system;

     - the development or project cost system;

     - the fixed asset system;

     - the employee stock option system;

     - the payroll and human resource system; and

     - substantially all software residing on Sunrise's home office and facility desk-top and lap-top computers.

Sunrise plans to complete the remediation of substantially all of its mission critical systems by mid-1999. Sunrise plans to complete the testing of all of its mission critical information technology systems by September 1999.

     Sunrise is approximately 75% complete its assessment of embedded systems and expects to complete its assessment in March 1999. Sunrise's remaining steps will then include testing selected embedded systems and remediating and testing systems that exhibit year 2000 issues. Sunrise intends to focus its testing and remediation efforts on select embedded systems at Sunrise's facilities, such as telephone, elevator, security,

HVAC and similar systems. Sunrise plans to complete the assessment, remediation and testing of these systems by year-end 1999.

     External Relationships.   Sunrise also faces the risk that one or more of
its critical vendors will not be able to interact with Sunrise due to the third party's inability to resolve its own year 2000 issues, including those associated with its own external relationships. Sunrise has completed its inventory of external relationships and is attempting to determine the overall year 2000 readiness of its external relationships. In the case of mission critical suppliers, such as banks, financial intermediaries, including stock exchanges, telecommunications providers and other utilities, Sunrise is engaged in discussions with the third parties and is attempting to obtain detailed information as to those parties' year 2000 plans and state of readiness. Sunrise, however, does not have sufficient information at the current time to predict whether its external relationships with mission critical suppliers will be year 2000 ready.

     Year 2000 Costs.   Sunrise estimates on a preliminary basis that the cost
of assessment, remediation, testing and certification of its internal systems will range from approximately $500,000 to $1,500,000. The major components of these costs are: consultants, new software and hardware, software upgrades and travel expenses. Sunrise expects that these costs will be funded through operating cash flows. This estimate is based on currently available information. Sunrise's year 2000 costs may increase once it has determined the year 2000 readiness of its vendors, customers and other third parties. In addition, the availability and cost of consultants and other personnel trained in this area and any future acquisitions may materially affect the estimated costs.

     No Assurance that Sunrise Can Fully Implement Its Year 2000 Plan.   The
year 2000 issue involves significant risks. There can be no assurance that Sunrise will succeed in fully implementing its year 2000 plan. The following describes Sunrise's most reasonably likely worst-case scenario, given current uncertainties. If Sunrise's remediated internal mission critical information technology systems fail upon testing, or any software application or embedded microprocessors central to Sunrise's operations are overlooked in the assessment or implementation phases, Sunrise may incur significant problems, including delays in billing its residents. If Sunrise's vendors or suppliers fail to provide its facilities with necessary power, telecommunications, transportation and financial services, equipment and services, Sunrise will be unable to provide services to its residents. If any of these uncertainties were to occur, Sunrise's business, revenues and results of operations would be adversely affected. Sunrise is unable at this time to assess the likelihood of these events occurring or the extent of the effect on Sunrise.

     Year 2000 Forward-Looking Statements.   The foregoing year 2000 discussion
contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including anticipated costs and the dates by which Sunrise expects to complete actions, are based on management's best current estimates, which were derived utilizing numerous assumptions about future events, including the continued availability of resources, representations received from third parties and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated.

Specific factors that might cause material differences include the ability to identify and remediate all relevant mission critical information technology and non-mission critical information technology systems, results of year 2000 testing, adequate resolution of year 2000 issues by businesses and other third parties who are service providers and suppliers of Sunrise, unanticipated system costs, the adequacy of and ability to develop and implement contingency plans and similar uncertainties. The "forward-looking statements" made in the previous year 2000 discussion speak only as of the date on which the statements are made. Sunrise undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

                   SPECIAL MEETING OF KARRINGTON SHAREHOLDERS

TIME AND PLACE OF SPECIAL MEETING

     The special meeting of Karrington shareholders will be held at
                  , on May    , 1999, at                   :00 a.m., local time.

MATTERS TO BE CONSIDERED

     At the special meeting, you will be asked to consider and vote on (A) the proposal to adopt the amended merger agreement and to approve the merger; and
(B) such other business as may properly come before the special meeting.

VOTE REQUIRED; BOARD RECOMMENDATION

     The affirmative vote of the holders of at least two-thirds of the outstanding Karrington common shares is required to adopt the amended merger agreement and approve the merger. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ADOPTION OF THE AMENDED MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     Each of Karrington's directors and executive officers and JMAC, Inc., Karrington's largest shareholder, have entered into shareholder agreements, as amended, with Sunrise. Under these amended shareholder agreements, the directors and executive officers of Karrington and JMAC, Inc. have granted Sunrise an irrevocable proxy to vote all of their Karrington common shares in favor of the amended merger agreement and the merger and against any competing third party transaction. The directors and executive officers of Karrington and JMAC, Inc. own 3,038,068 Karrington common shares, representing approximately 44.4% of the outstanding Karrington common shares. Accordingly, of the 3,801,300 remaining outstanding Karrington common shares held by nonaffiliates, only 40.0%, or 1,521,511 of such shares, must be voted in favor of the amended merger agreement and the merger to satisfy the two-thirds vote requirement to adopt the amended merger agreement and approve the merger.

VOTING OF PROXIES

     If the accompanying proxy card is properly signed and returned to Karrington prior to the special meeting and not revoked, it will be voted as instructed by you. If no instructions are given, the persons designated as proxies in the accompanying proxy card will vote your shares "FOR" the adoption of the amended merger agreement and the approval of the merger.

     A properly executed proxy marked "ABSTAIN" will be counted for determining whether there is a quorum and for determining the aggregate voting power and number of shares represented and entitled to vote at the special meeting. However, it will not be voted. Accordingly, since the affirmative vote of the holders of at least two-thirds of the outstanding Karrington common shares is required to adopt the amended merger agreement and approve the merger, a proxy marked "ABSTAIN" will have the effect of a vote "AGAINST" adoption of the amended merger agreement and approval of the merger.

     Under Nasdaq Stock Market rules, brokers and nominees who hold shares in their names but are not the beneficial owners of the shares may not exercise voting discretion with respect to these shares. Thus, brokers and nominees may not vote Karrington common shares held by them absent specific instructions from the beneficial owners of the shares. Accordingly, since the affirmative vote of the holders of at least two-thirds of the outstanding Karrington common shares is required to adopt the amended merger agreement and approve the merger, a broker non-vote proxy will have the effect of a vote "AGAINST" the adoption of the amended merger agreement and approval of the merger.

     Your board of directors is not currently aware of any matters other than those referred to in this proxy statement/prospectus which will come before the special meeting. If any other matter should be presented at the special meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

REVOCATION OF PROXIES

     You may revoke your proxy at any time before it is voted at the special meeting. To revoke your proxy, you may either deliver written notice of revocation to the Secretary of Karrington, submit a subsequently dated proxy or attend the special meeting and vote in person. Attendance at the special meeting will not, in itself, constitute revocation of your proxy.

DISSENTERS' RIGHTS

     Under Ohio law, you may elect to dissent from the merger and to have the fair cash value of your shares determined by a court and paid to you in cash. If you exercise dissenters' rights, you must not vote in favor of the adoption of the amended merger agreement and approval of the merger. You also must serve a written demand on Karrington on or before the 10th day following the special meeting. See "The Merger -- Rights of Dissenting Shareholders" for additional information.

RECORD DATE; QUORUM

     Only holders of record of Karrington common shares on March 15, 1999 will be entitled to notice of and to vote at the special meeting or any adjournments or postponements. As of March 15, 1999, there were 6,839,368 Karrington common shares outstanding. Each Karrington common share entitles the holder to one vote per share. There are no other voting securities of Karrington outstanding.

     A majority of the outstanding Karrington common shares entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting.

COST OF SOLICITING PROXIES; MAILING DATE

     The cost of soliciting the proxies from the Karrington shareholders will be borne by Karrington. However, Sunrise and Karrington have each agreed to pay one half of the expenses of the printing and mailing of this proxy statement/prospectus. In addition to the solicitation of proxies by mail, proxies may be solicited personally or by telephone, mail or telegram. Officers or employees of Karrington may assist with personal or telephone solicitation and will receive no additional compensation for this assistance. Karrington also will reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of Karrington common shares.

     This proxy statement/prospectus and the accompanying form of proxy are
first being mailed to Karrington shareholders on or about April    , 1999.

                                   THE MERGER

GENERAL

     Subject to the terms of the amended merger agreement, Buckeye Merger Corporation, which was recently formed by Sunrise to accomplish the merger, will merge into Karrington, with Karrington as the surviving corporation in the merger. As a result of the merger:

     - Karrington will become a wholly owned subsidiary of Sunrise; and

     - Each outstanding Karrington common share, other than shares held by Karrington shareholders who exercise dissenters' rights, will be converted into .3333 of a share of Sunrise common stock. Cash will be paid instead of the issuance of fractional shares.

In addition, each share of Sunrise common stock received by Karrington shareholders in the merger will have attached to it the right to purchase shares of series C junior participating preferred stock of Sunrise under its stockholder rights plan.

BACKGROUND OF THE MERGER

     Since mid-1997, Karrington has actively taken steps to realign its business and operational needs in an effort to sustain its development despite capital constraints. In January 1998, Karrington engaged BT Alex. Brown Incorporated to assist it in evaluating its strategic alternatives. The senior management of Karrington and, later, at the direction of Karrington, BT Alex. Brown also had informal discussions from time to time with the management and representatives of other providers of assisted living services, including Sunrise, regarding potential business combination transactions. These informal discussions were exploratory and did not result, during this time, in any agreement with respect to a potential transaction.

     Beginning in the summer of 1998, industry and economic factors, as well as stock market volatility, made it much more difficult for companies like Karrington to access the capital markets. On August 11, 1998, in its continuing effort to remain apprised of and to evaluate the various alternatives available to enhance and maximize shareholder value, the Karrington board of directors asked management to explore the strategic options that might be available to Karrington. On August 20, 1998, Karrington's management met with representatives of BT Alex. Brown to discuss generally the trends in the assisted living industry and to discuss alternative means of obtaining an infusion of capital for purposes of continuing Karrington's development plans.

     On September 15, 1998, representatives of Karrington and BT Alex. Brown met to review the financial operations of Karrington and to discuss strategic alternatives. Among the alternatives that were discussed were an investment in Karrington by a third party, continuing to operate without a capital infusion and a sale of Karrington. After consideration of these alternatives, the board of directors of Karrington preliminarily concluded that the continuing difficulty for companies like Karrington to access the capital markets made continuing as an independent company without a capital infusion an unattractive alternative. Pursuing an investment by a third party or a sale of Karrington emerged as the most attractive means of addressing Karrington's capital requirements. However, in light of the depressed market for Karrington common shares, the board of directors of Karrington believed that the number of shares a potential investor would likely require would significantly dilute existing shareholder value. Therefore, a potential sale was considered to be an especially attractive alternative.

     Among the potential alternative sale transactions considered internally by the Karrington board of directors was the possibility of a merger with Sunrise. The managements of Karrington and Sunrise have been familiar with each other for a number of years, and the two companies have maintained similar operating philosophies. After the September 15, 1998 meeting, the executive committee of the board of directors of Karrington gave approval to Karrington's representatives to enter into preliminary discussions with Sunrise regarding a possible business transaction. Karrington's representatives were not given permission to engage in negotiations with respect to a possible transaction with any party other than Sunrise.

     On September 17, 1998, representatives of Karrington, Sunrise and BT Alex. Brown met to discuss the operations of Karrington and the possibility of a strategic combination of Karrington and Sunrise. Karrington and Sunrise agreed at the meeting that, in view of the competitive environment of the assisted living industry and in view of the trend toward consolidation, a business combination could have benefits for both companies. Discussion between the companies continued after this meeting. The executive committee of the board of directors of Karrington met on September 24 and 30, 1998, and authorized Karrington's representatives to conduct mutual due diligence investigations.

     On October 8, 1998, Karrington and Sunrise executed a confidentiality agreement. Under the confidentiality agreement, the parties agreed to exchange confidential information and to refrain from efforts to acquire ownership in or control of the other without permission of the other company's board of directors.

     Between October 5 and October 9, 1998, representatives of Karrington and Sunrise, along with their respective financial advisors, conducted due diligence on both companies. Senior management of each of the companies, along with their respective legal advisors, commenced the negotiation of the terms of a proposed merger agreement, the option agreement and related agreements. The parties reached tentative agreement on the financial terms for a business combination on October 10, 1998.

     At a special meeting of the board of directors of Karrington on October 11, 1998, senior management of Karrington, together with its legal and financial advisors, reviewed for the board of directors of Karrington the strategic investigation and due diligence they had conducted, the discussions and contacts with Sunrise to date, the historical performance of Karrington and Sunrise, the financial terms of the proposed transaction with Sunrise, including the exchange ratio and the preliminary terms of the merger agreement, option agreement and related agreements. BT Alex. Brown reviewed the financial analyses described in "Opinion of Karrington's Financial Advisor." Following such discussion and questions by the board of directors of Karrington to Karrington senior management and its financial and legal advisors, the members of the board of directors of Karrington gave preliminary approval to management to negotiate definitive agreements. Due diligence and negotiations continued during the week of October 12 to 18, 1998.

     At a telephonic meeting held on October 18, 1998, the board of directors of Karrington discussed and reviewed the final terms of the proposed merger agreement, the option agreement for 9.9% of the outstanding Karrington common shares to be entered into with Sunrise and related agreements. BT Alex. Brown issued its oral opinion, which opinion was subsequently confirmed in all material respects by delivery of a written opinion dated October 18, 1998, to the effect that, as of that date and based upon and subject to the matters stated in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Karrington common shares. Following these discussions, and questions by the board of directors of Karrington to Karrington senior management and its financial and legal representatives, the board of directors of Karrington voted unanimously to approve the merger agreement, the merger, the option agreement for 9.9% of the outstanding Karrington common shares to be entered into with Sunrise and the related transactions.

     In early February 1999, it became unlikely that the parties would be in a position to complete the merger by March 31, 1999. In addition, it became clear that, if the merger were not completed by March 31, 1999, Karrington would need additional working capital funds to continue operations until the closing. As a result, in early February 1999 representatives of Sunrise contacted representatives of Karrington regarding proposed amendments to the merger agreement.

     Between early February 1999 and the beginning of March 1999, representatives of Sunrise and Karrington held numerous conversations regarding proposed amendments to the merger agreement. In addition to discussing an extension of the termination date under the merger agreement from March 31, 1999 to June 30, 1999, the parties discussed the terms under which Sunrise would provide an additional $6.5 million working capital line of credit to Karrington. Through these discussions, Sunrise indicated its willingness to provide the additional $6.5 million line of credit if Karrington agreed to a fixed exchange ratio of 0.3333. Sunrise common stock had been trading at or above the 0.3333 exchange ratio level since the merger was announced. In addition, the parties agreed that, since Sunrise had begun providing management and consulting services to Karrington, some of the conditions to closing in the original merger agreement relating to the conduct of Karrington's business prior to closing were no longer necessary.

     On March 3, 1999, the Karrington board of directors approved the terms of the proposed amendment no. 1 to the merger agreement. On March 4, 1999, Karrington received an updated opinion from BT Alex and Karrington, Sunrise and Buckeye Merger Corporation executed amendment no. 1 to the merger agreement.

RECOMMENDATION OF THE KARRINGTON BOARD

     The board of directors of Karrington has determined that the merger is in the best interests of the shareholders of Karrington, has unanimously approved the amended merger agreement, the merger, the option agreement and the related transactions and unanimously recommends that shareholders vote to adopt the amended merger agreement and approve the merger at the special meeting.

KARRINGTON'S REASONS FOR THE MERGER

     In reaching its conclusion that the merger is in the best interests of Karrington and its shareholders and in approving the merger, the amended merger agreement, the option agreement and the related transactions, the Karrington board of directors considered and reviewed with Karrington's management, as well as its financial and legal advisors, a number of factors. The following are the material factors considered by the Karrington board of directors:

     - the business, financial condition, operations, earnings and prospects of Sunrise, including, its potential growth, development, and profitability and the related business risks;

     - the business, financial condition, operations, earnings and prospects of Karrington, including the funding and operating pressures facing Karrington in the current operating environment;

     - industry and economic factors, including consideration of:

       - trends toward consolidation;

       - the greater access to capital available to larger companies; and

       - competitive and financial challenges facing Karrington as an independent entity.

     - the scale of Sunrise, operating 77 facilities in 13 states with over 6,630 residents while owning over 86% of its facilities;

     - the limited geographic overlap of existing Karrington and Sunrise markets, resulting in a combined territory which will allow for market expansion and opportunities to achieve cost savings on a regional basis;

     - the nature and compatibility of Sunrise's management and business philosophy, based on the ten-year long business and personal relationship of Paul Klaassen and Richard R. Slager, the founders of Sunrise and Karrington, respectively, and the fact that Sunrise had provided consulting services, personnel advice, information, data programs and systems to Karrington between 1989 and 1995;

     - Sunrise common stock is more widely held than Karrington common shares, which is expected to provide Karrington shareholders with increased liquidity;

     - based on the closing price of Sunrise common stock on October 16, 1998, the last trading day immediately before the public announcement of the merger, each Karrington common share would have been converted into the right to receive a fraction of a share of Sunrise common stock having a value of $12.00, a 32.4% premium over the $9.06 closing price of Karrington common shares on the day immediately before public announcement of the merger;

     - the terms of the amended merger agreement and the option agreement as negotiated, including the potential impact of these proposed agreements on other parties that might have an interest in a business combination with Karrington, and the negotiation process, each of which was approved and adopted by the Karrington board of directors as being advisable and fair to, and in the best interests of, the Karrington shareholders;

     - the merger agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations under the Internal Revenue Code;

     - the opinion of BT Alex. Brown as to the fairness, from a financial point of view, of the exchange ratio to the holders of Karrington common shares;

     - the effects of the merger on Karrington's other constituencies, including its employees and customers and on the communities in which Karrington maintains facilities; and

     - the interests of Karrington directors and executive officers and Karrington's principal shareholder may conflict with the interests of Karrington shareholders, as generally described in this proxy statement/prospectus under the caption "The Merger -- Interests of Certain Persons in the Merger." The board of directors of Karrington was fully aware of these interests when it unanimously approved the amended merger agreement and the transactions contemplated by the amended merger agreement.

     The board of directors of Karrington also considered a variety of risks and other potentially negative factors concerning the merger. These include the following:

     - the merger agreement, as amended, does not provide for any adjustment to the exchange ratio based on changes in market prices and, as a result, the value of the Sunrise common stock that Karrington shareholders will receive in the merger will vary depending on changes in the market price of Sunrise common stock;

     - the termination fee and option granted to Sunrise by Karrington may prevent others from proposing alternative transactions that may be more advantageous to Karrington shareholders; and

     - Karrington is giving up the ability to realize its full potential as an independent company.

     The foregoing discussion of the information and factors considered by Karrington is not meant to be exhaustive, but includes the material facts considered by the board of directors of Karrington. The board of directors of Karrington did not specifically adopt the conclusions of the opinion of BT Alex. Brown referred to above. The BT Alex. Brown opinion was only one of many factors considered by the board of directors of Karrington in its evaluation of the merger. In reaching its determination to approve the amended merger agreement and the related transactions, the board of directors of Karrington did not assign any relative or specific weight to the foregoing factors. Individual directors may have considered each factor differently.

SUNRISE'S REASONS FOR THE MERGER

     Sunrise's reasons for the merger include:

     - the merger will allow Sunrise to expand rapidly into complementary markets in the midwestern and eastern United States in which there is little geographic overlap with existing Sunrise facilities;

     - the merger will allow Sunrise to increase its development pipeline from 71 facilities with a resident capacity of approximately 6,030 units to 89 facilities with a resident capacity in excess of 7,300 units; and

     - the merger will allow Sunrise to combine its superior ability to access capital with Karrington's development activities.

     Sunrise intends to sell 17 Karrington facilities within 12 months following the merger. Most of the Karrington facilities Sunrise intends to sell are Karrington Cottage prototype models consisting of 20 or less units. These facilities are located in smaller midwestern markets where cost savings from clustering of facilities generally is not possible due to the size of the markets. By comparison, the Sunrise prototype model consists of approximately 75 units and typically is located in a major metropolitan or suburban market where efficiencies can be achieved by clustering facilities. Please refer to "Properties" on page 82 for additional information regarding the Karrington facilities Sunrise intends to sell following the merger.

OPINION OF KARRINGTON'S FINANCIAL ADVISOR

     Karrington engaged BT Alex. Brown to act as its exclusive financial advisor in connection with the merger. On October 18, 1998, the board of directors of Karrington held a meeting to evaluate the proposed merger. At the meeting, BT Alex. Brown rendered to the board of directors of Karrington an oral opinion, subsequently confirmed in all material respects by a written opinion dated October 18, 1998, to the effect that, as of that date and based upon and subject to the matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Karrington common shares. In connection with the amendment to the merger agreement dated as of March 4, 1999, BT Alex. Brown confirmed its earlier opinion by delivery of a written opinion dated March 4, 1999. In connection with its opinion dated March 4, 1999, BT Alex. Brown updated, as appropriate, the analyses performed in connection with its earlier opinion. In addition, BT Alex. Brown reviewed the assumptions on which the analyses were based and the factors considered in connection with its earlier opinion.

     The full text of the written opinion of BT Alex. Brown dated March 4, 1999, which describes the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix C to this proxy statement/prospectus and is incorporated by reference. BT ALEX. BROWN'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF KARRINGTON AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW. BT ALEX. BROWN'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE KARRINGTON SPECIAL

MEETING. The summary of the opinion of BT Alex. Brown in the proxy statement/ prospectus is qualified in its entirety by reference to the full text of the opinion.

     In connection with BT Alex. Brown's role as financial advisor to Karrington, and in arriving at its opinion, BT Alex. Brown:

     - reviewed annual reports to stockholders of Karrington and Sunrise for the fiscal years ended December 31, 1996 and December 31, 1997;

     - reviewed documents filed by Karrington and Sunrise with the SEC during the two year period prior to the date of BT Alex. Brown's opinion, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K;

     - reviewed internal analyses and other information furnished to or discussed with BT Alex. Brown by Karrington, Sunrise and their advisors;

     - held discussions with the members of the senior management of Karrington and Sunrise regarding the business and prospects of their respective companies and the joint prospects of a combined company;

     - reviewed the reported prices and trading activity for Karrington common shares and Sunrise common stock;

     - compared financial and stock market information for Karrington and Sunrise with similar information for other companies whose securities are publicly traded;

     - reviewed the financial terms of recent business combinations which BT Alex. Brown deemed comparable in whole or in part to the merger;

     - reviewed the terms of the amended merger agreement and related documents; and

     - performed other studies and analyses and considered other factors as BT Alex. Brown deemed appropriate.

     BT Alex. Brown did not independently verify nor assume responsibility for independent verification of any information, whether publicly available or furnished to BT Alex. Brown, concerning Karrington, Sunrise or the combined company, including any financial information, forecasts or projections considered in connection with the rendering of its opinion. For purposes of its opinion, BT Alex. Brown assumed and relied upon the accuracy and completeness of all information which it reviewed. BT Alex. Brown did not conduct a physical inspection of any of the properties or assets of Karrington or Sunrise. In addition, BT Alex. Brown did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Karrington or Sunrise. With respect to financial forecasts and projections made available to BT Alex. Brown and used in its analyses, including the analyses and forecasts of cost savings, refinancing savings and operational improvements expected by Karrington and Sunrise to be achieved as a result of the merger, BT Alex. Brown assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Karrington or Sunrise. In rendering its opinion, BT Alex. Brown expressed no view as to the reasonableness of the forecasts and projections, including the cost savings, refinancing savings and operational improvements expected by Karrington and Sunrise to be achieved as a result of the merger, or the assumptions on which they are based. BT Alex. Brown's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to BT Alex. Brown as of, the date of its opinion.

     For purposes of rendering its opinion, BT Alex. Brown assumed that, in all respects material to its analysis:

     - the representations and warranties of Karrington, Sunrise and Buckeye Merger Corporation contained in the amended merger agreement are true;

     - Karrington, Sunrise and Buckeye Merger Corporation will each perform all of the covenants and agreements to be performed by it under the amended merger agreement;

     - all conditions to the obligations of each of Karrington, Sunrise and Buckeye Merger Corporation to consummate the merger will be satisfied without any waivers;

     - all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained; and

     - in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Karrington or Sunrise is a party, or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Karrington or Sunrise or materially reduce the contemplated benefits of the merger to Karrington.

     BT Alex. Brown was informed by Karrington, and for purposes of rendering its opinion BT Alex. Brown assumed, that the merger will qualify as a tax-free reorganization for federal income tax purposes. In connection with its engagement, BT Alex. Brown was not authorized to, and did not, solicit interest from any other party with respect to the acquisition of all or a part of Karrington. BT Alex Brown did not express an opinion as to the price at which Sunrise common stock will trade at any time. No other instructions or limitations were imposed by the board of directors of Karrington upon BT Alex. Brown with respect to the investigations made or the procedures followed by it in rendering its opinion.

     The following is a summary of the material analyses performed by BT Alex. Brown in connection with its opinion to the Karrington board of directors dated October 18, 1998. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND BT ALEX. BROWN'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF BT ALEX. BROWN'S FINANCIAL ANALYSES.

     Analysis of Selected Public Companies.   BT Alex. Brown compared financial
and stock market information for Karrington and Sunrise to the following selected publicly held companies in the assisted living industry:

     - ARV Assisted Living, Inc.;

     - American Retirement Corporation;

     - Alternative Living Services, Inc.;

     - Assisted Living Concepts, Inc.;

     - Brookdale Living Communities, Inc.;

     - Capital Senior Living Corporation;

     - CareMatrix Corporation;

     - Emeritus Corporation; and

     - Regent Assisted Living, Inc.

In choosing the selected companies, BT Alex. Brown considered those companies that had core businesses which consisted primarily of providing assisted living services or which were of a similar size to Karrington. BT Alex. Brown calculated equity market values as multiples of estimated calendar years 1999 and 2000 net income. BT Alex. Brown calculated lease adjusted enterprise values, calculated as equity market value as adjusted for debt, cash and capitalized operating leases, as multiples of revenues and earnings before interest, taxes, depreciation, amortization and operating rents, each forecasted for the next 12 months by annualizing publicly available quarterly information ended June 30, 1998. All multiples were based on closing stock prices on October 16, 1998. Net income estimates for the selected companies and Sunrise were based on analysts' estimates as reported by Institutional Brokers Estimate System, a market research database. Net income estimates for Karrington were based on internal estimates of the management of Karrington. This analysis indicated the following implied equity market value and lease adjusted enterprise value multiples for the selected companies, as compared to the implied multiples for Sunrise and the implied multiples for Karrington based on the closing stock price of Sunrise common stock on October 16, 1998:

                                   IMPLIED MULTIPLES OF
                                    SELECTED COMPANIES                           MULTIPLES FOR
                                   --------------------  IMPLIED MULTIPLES   KARRINGTON IMPLIED BY
                                   MEAN       RANGE         FOR SUNRISE      MERGER CONSIDERATION
                                   -----   ------------  -----------------   ---------------------
Equity Market Values:
---------------------------------
Estimated calendar year 1999 net
  income.........................  13.9x   10.6x - 17.4x       24.7x                 72.2x
Estimated calendar year 2000 net
  income.........................  10.4x    7.0x - 12.7x       18.7x                 19.9x
Lease Adjusted Enterprise Values:
---------------------------------
Revenues for the quarter ended
  June 30, 1998 annualized.......   4.6x     2.9x - 5.7x        6.5x                  8.3x
Earnings before interest, taxes,
  depreciation, amortization and
  operating rents for the quarter
  ended June 30, 1998
  annualized.....................  15.5x   11.3x - 22.4x       17.9x                226.5x

     Analysis of Recent Mergers and Acquisitions.   BT Alex. Brown reviewed the
purchase price and implied multiples in the following selected merger and acquisition transactions effected in the assisted living industry since January 1, 1996:

           ACQUIROR                           TARGET
           --------                           ------
Marriott International, Inc.    Forum Group
Whitehall Street Real Estate    Integrated Living Communities, Inc.
Alternative Living Services,    Sterling House Corporation
   Inc.
Prometheus Senior Quarters LLC  Kapson Senior Quarters Corp.
Kapson Senior Quarters Corp.    Atria Communities, Inc.

In choosing the selected transactions, BT Alex. Brown focused on those transactions for which information was publicly available involving the sale of a majority of the voting shares of the target company. BT Alex. Brown calculated equity market values as a multiple of the projected net income of the target company two years after the announcement of the transaction. BT Alex. Brown calculated lease adjusted enterprise values as multiples of revenues and earnings before interest, taxes, depreciation, amortization and operating rents, each forecasted for the next 12 months by annualizing the most recently available quarterly information of the target prior to the announcement of the transaction. All multiples were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied equity market value and lease adjusted enterprise value multiples for the selected transactions, as compared to the implied multiples for Karrington based on the closing stock price of Sunrise common stock on October 16, 1998:

                                               IMPLIED MULTIPLES OF
                                               SELECTED TRANSACTIONS      MULTIPLES FOR
                                               ---------------------  KARRINGTON IMPLIED BY
                                               MEAN        RANGE      MERGER CONSIDERATION
                                               -----   -------------  ---------------------
Equity Market Values:
---------------------------------------------
Two-year projected net income................  21.7x   21.3.x - 22.0x         31.3x
Lease Adjusted Enterprise Values:
---------------------------------------------
Revenues for the most recently available
  quarterly information annualized...........   5.4x     3.0x - 7.1x           8.3x
Earnings before interest, taxes,
  depreciation, amortization and operating
  rents for the most recently available
  quarterly information annualized...........  24.1x   11.5x - 28.5x         226.5x

     Premium Analysis.   BT Alex. Brown analyzed the premiums paid in 39 change
of control transactions having transaction values of between $100 and $300 million involving health care companies effected since January 1, 1996, based on the target company's stock price one day and one month prior to public announcement of the transaction. This analysis indicated the following average and median premiums in the transactions, as compared to the implied premiums in the merger one day, one month and based on the average closing price of Karrington common shares during the one-month period prior to public announcement of the merger:

                                    PREMIUM            PREMIUM            PREMIUM BASED ON
                                 ONE DAY PRIOR     ONE MONTH PRIOR       ONE-MONTH AVERAGE
                                   TO PUBLIC          TO PUBLIC           CLOSING PRICE OF
                                  ANNOUNCEMENT       ANNOUNCEMENT     KARRINGTON COMMON SHARES
                                ----------------   ----------------       PRIOR TO PUBLIC
                                AVERAGE   MEDIAN   AVERAGE   MEDIAN         ANNOUNCEMENT
                                -------   ------   -------   ------   ------------------------
Change of Control
  Transactions................   20.3%    15.3%     35.6%     26.5%
Merger Premium Implied for
  Karrington..................       43.4%              108.0%                 69.5%

     Discounted Cash Flow Analyses.   BT Alex. Brown performed discounted cash
flow analyses for each of Karrington and Sunrise on an independent basis assuming the merger did not occur. This analysis estimates the present value of the after-tax cash flows from operations, adjusted for capital expenditures and excluding financing costs, that each of Karrington and Sunrise could generate for the fiscal years ended 1999 through 2003. Financial data for this analysis were based on internal estimates of the managements of Karrington and Sunrise. BT Alex. Brown calculated the range of estimated values at the end of fiscal year 2003 for Karrington and Sunrise by applying multiples at the end of fiscal year 2003 ranging from 9.0x to 11.0x to the projected 2003 calendar year earnings before interest, taxes, depreciation, amortization and operating rents of Karrington and Sunrise. BT Alex. Brown discounted to present value the after-tax cash flows from operations for the fiscal years ended 1999 through 2003 and estimated values at the end of fiscal year 2003 using discount rates ranging from 14% to 16% for Karrington and 11% to 13% for Sunrise. This analysis yielded an implied range for Sunrise common stock of approximately $30.34 to $48.99 per share, as compared to the closing price for Sunrise common stock on October 16, 1998 of $36.00. This analysis also yielded an implied range for Karrington common shares of approximately $4.35 to $13.26 per share, as compared to the equity value implied by the exchange ratio of 0.3611 as of October 18, 1998 had the exchange ratio been determined in accordance with the formula in the merger agreement on that date, of approximately $13.00 per share based on the closing price of Sunrise common stock on October 16, 1998.

     Contribution Analysis.   BT Alex. Brown analyzed the relative contributions
of Karrington and Sunrise to the pro forma combined company of revenues and earnings before interest, taxes, depreciation, amortization and operating rents, each for the quarter ended June 30, 1998 annualized, and estimated net income for calendar years 1999 and 2000. BT Alex. Brown then compared these contributions to the equity ownership of the current holders of Karrington common shares in the pro forma combined company. For this analysis, net income estimates for Karrington were based on internal estimates of Karrington's management and net income estimates for Sunrise were based on analysts' estimates as reported by the Institutional Brokers Estimate System. This analysis indicated the following contributions by Karrington and Sunrise, as compared to the equity ownership of Karrington and Sunrise in the pro forma combined company based on the implied exchange ratio of 0.3611 as of October 18, 1998 had the exchange ratio been determined in accordance with the formula in the merger agreement on that date:

                                                                 CONTRIBUTION
                                                             --------------------
                                                             KARRINGTON   SUNRISE
                                                             ----------   -------
Revenues for the quarter ended June 30, 1998 annualized....    16.0%       84.0%
Earnings before interest, taxes, depreciation, amortization
   and operating rents for the quarter ended June 30, 1998
   annualized..............................................     1.8%       98.2%
Estimated calendar year 1999 net income....................     4.1%       95.9%
Estimated calendar year 2000 net income....................    10.5%       89.5%
Equity ownership in the pro forma combined company.........    11.0%       89.0%

     Pro Forma Merger Analysis.   BT Alex. Brown analyzed, among other things,
the pro forma effects of the merger on the earnings per share of Sunrise in calendar years 1999 and 2000, both before and after giving effect to cost savings, refinancing savings and operational improvements anticipated by the managements of Karrington and Sunrise to result from the merger, excluding non-recurring merger costs. For this analysis, financial data for Karrington were based on internal estimates of Karrington's management and financial data for Sunrise were based on analysts' estimates as reported by the Institutional Brokers Estimate System. This analysis indicated that the merger may result in an increase to Sunrise's earnings per share in calendar years 1999 and 2000 assuming anticipated levels of cost savings, refinancing savings and operational improvements were achieved, excluding non-recurring merger costs. The actual operating or financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, the timing, amount and costs associated with achieving cost savings, refinancing savings and operational improvements, as well as other factors.

     Historical Exchange Ratio Analysis.   BT Alex. Brown compared the exchange
ratio with the historical exchange ratio of the average daily closing prices of Karrington common shares and Sunrise common stock over the one-day, 10-day, one-month, three-month and six-month periods prior to announcement of the merger. This analysis indicated the following historical exchange ratios over these periods, as compared to an implied exchange ratio of 0.3611 as of October 18, 1998 had the exchange ratio been determined in accordance with the formula in the merger agreement on that date, and the following implied premiums obtained by dividing the exchange ratio by the historical exchange ratios over these periods:

                          HISTORICAL EXCHANGE RATIO   IMPLIED PREMIUMS
                          -------------------------   ----------------
One-Day Period..........           0.2517                  43.4%
10-Day Period...........           0.2667                  35.4%
One-Month Period........           0.2310                  56.3%
Three-Month Period......           0.2536                  42.4%
Six-Month Period........           0.2889                  25.0%

The implied premiums derived by comparing the historical exchange ratios to the exchange ratio do not necessarily reflect the underlying market value of either Karrington common shares or Sunrise common stock or how the Karrington common shares, Sunrise common stock or the common stock of the pro forma combined company may trade in the future.

     Other Factors.   In rendering its opinion, BT Alex. Brown also reviewed and considered:

     - historical and projected financial data for Karrington and Sunrise;

     - historical market prices and trading volumes for Karrington common shares and Sunrise common stock and the relationship between movements in Karrington common shares, Sunrise common stock, the movements in the common stock of the selected companies and movements in the S&P 500 Index; and

     - selected analysts' reports on Sunrise, including earnings per share and growth rate estimates of such analysts for Sunrise.

     The summary above describes the procedures followed, the bases and methods utilized and the material analyses performed by BT Alex. Brown in connection with its opinion dated October 18, 1998, and is not a complete description of BT Alex. Brown's opinion or the financial analyses and factors considered by BT Alex. Brown. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description.

     BT Alex. Brown's opinion was not based on any single factor or analysis. Rather, BT Alex. Brown believed that the totality of the factors considered and analyses performed by BT Alex. Brown in connection with its opinion operated collectively to support its determination as to the fairness of the exchange ratio from a financial point of view. BT Alex. Brown believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In performing its analyses, BT Alex. Brown made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Karrington and Sunrise. These assumptions included industry growth, the absence of any material adverse change in the financial condition and prospects of Karrington, Sunrise or the assisted living industry generally or in the financial markets in general.

     No company, transaction or business used in BT Alex. Brown's analyses as a comparison is identical to Karrington, Sunrise, the pro forma combined company or the proposed merger, nor is an evaluation of the results of those analyses entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions being analyzed.

     The estimates contained in BT Alex. Brown's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, BT Alex. Brown's analyses and estimates are inherently subject to substantial uncertainty.

     The type and amount of consideration payable in the merger was determined through negotiation between Karrington and Sunrise. Although BT Alex. Brown provided financial advice to Karrington during the course of these negotiations, the decision to enter into the merger was solely that of the board of directors of Karrington. BT Alex. Brown's opinion and financial analyses were only one of many factors considered by the board of directors of Karrington in its evaluation of the proposed merger and should not be viewed as determinative of the views of Karrington's board of directors or management with respect to the exchange ratio or the merger.

     BT Alex. Brown does not have any obligation to update, revise or reaffirm its opinion dated March 4, 1999 and Karrington does not currently intend to request an updated opinion from BT Alex. Brown. If a significant event affecting the opinion occurs, such as a material amendment to the merger agreement resulting in a material change to the exchange ratio, the Karrington Board would, consistent with its fiduciary duties, consider all relevant facts and circumstances existing at that time and would consult with its management and legal and financial advisors.

     Under the terms of BT Alex. Brown's engagement, Karrington agreed to pay BT Alex. Brown an initial opinion fee of $400,000 and an updated opinion fee of $50,000, which fees were payable upon delivery of BT Alex. Brown's opinions, and a transaction fee of $2.8 million, which fee is payable contingent upon closing of the merger and against which the initial opinion fee will be credited. Karrington has agreed to reimburse BT Alex. Brown for its reasonable and customary travel and other out-of-pocket expenses, including fees and disbursements of counsel. In addition, Karrington has agreed to indemnify BT Alex. Brown and its directors, officers, agents, employees and controlling persons, within the meaning of the Securities Act, against losses, claims, damages or liabilities, including liabilities under the federal securities laws, arising out of the proposed merger of BT Alex. Brown's services in connection with the merger.

     BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Karrington selected BT Alex. Brown based on BT Alex. Brown's reputation and industry expertise. BT Alex. Brown has in the past provided financial services to Karrington and Sunrise unrelated to the proposed merger, for which services BT Alex. Brown has received compensation, including acting as co-manager in connection with Sunrise's equity offering and convertible subordinated notes offering for which BT Alex. Brown received aggregate fees of approximately $2.0 million.

     BT Alex. Brown maintains a market in both Karrington common shares and Sunrise common stock and regularly publishes research reports regarding the businesses and securities of Karrington and Sunrise and other publicly traded companies in the assisted living industry. In the ordinary course of business, BT Alex. Brown may actively trade or hold the securities and other instruments and obligations of Karrington and Sunrise for its own account and the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

OTHER INTERESTS OF KARRINGTON DIRECTORS AND OFFICERS IN THE MERGER

     Members of Karrington's management and the board of directors of Karrington may be deemed to have other interests in the merger that may conflict with interests of Karrington shareholders generally. The board of directors of Karrington was aware of these interests and considered them in approving the amended merger agreement, the merger and the related transactions.

     Employment Agreements.   In connection with the merger, Richard R. Slager,
Karrington's chairman and chief executive officer, entered into a new employment agreement with Karrington for a term of six months following the closing of the merger. The new employment agreement requires Mr. Slager to devote full-time to his duties, and entitles Mr. Slager to receive:

     - an annual salary of $175,000;

     - a payment of $145,000 upon the closing of the merger, of which $100,000 will be a prepayment in exchange for an agreement not to compete;

     - a payment of $440,000 from Karrington upon the earlier of six months following the merger or his termination of employment; and

     - upon termination of his employment, title to the company automobile used by him.

     In connection with the merger, Pete A. Klisares, Karrington's president, also entered into a new employment agreement with Karrington for a term of six months following the closing of the merger. The new employment agreement requires Mr. Klisares to devote approximately one-half time to his duties, and entitles Mr. Klisares to receive:

     - a base salary of $600 per business day;

     - a payment of $18,000 upon the closing of the merger;

     - a payment of $150,000 from Karrington upon the earlier of six months following the merger or his termination of employment; and

     - upon the closing of the merger, title to the company automobile used by him.

     In the aggregate, Mr. Slager's employment benefits total approximately $722,000 and Mr. Klisares' employment benefits total approximately $257,000.

     Acceleration of Vesting of Stock Options.   Mr. Klisares previously was
granted an option for 30,000 shares at an exercise price of $9.00 per share, of which 7,500 have vested. The remaining 22,500 unvested shares will vest upon the closing of the merger under change in control provisions contained in the option.

     Severance and Stay Bonus Plan.   Karrington has adopted a severance and
stay bonus plan. The plan was designed to help ensure that employees at the level of senior vice president and below will remain with Karrington until the merger is completed and, in some cases, until transition work has been completed, whether or not they are assured of continuing employment following the merger. The following is a summary of benefits that will be paid under this plan:

       ELIGIBLE PARTICIPANTS                           AMOUNT
       ---------------------                           ------
- employees who are offered, and who    - stay to close bonus of one month's
  accept, continuing employment with      salary
  Sunrise                               - no severance
- employees who are not offered         - stay bonus of up to 4 months'
  continuing employment with              salary, plus
  Sunrise, and employees who are        - severance ranging from 2 weeks to
  offered continuing employment with      4 weeks plus an additional 4 weeks
  Sunrise but who reject such offer,      per year of employment, depending
  and who remain employed with            on position; minimum severance of
  Karrington through various              3 weeks' to 8 weeks' salary
  transition dates set by Sunrise         depending on position

     Indemnification; Directors' and Officers' Liability Insurance.   In the
amended merger agreement, Karrington and Sunrise have agreed to indemnify and hold harmless, to the fullest extent permitted by Karrington's articles of incorporation and code of regulations and Ohio law, in the case of Karrington, and Delaware law, in the case of Sunrise, each person who on or prior to the date of the merger agreement was at any time a director or officer of Karrington. Each of these persons will be indemnified for acts or omissions, or alleged acts or omissions, by them in their capacities as directors or officers of Karrington occurring at or prior to the closing of the merger. Sunrise also agreed to cause to remain in effect, for six years after the closing of the merger, the current directors' and officers' liability insurance maintained by Karrington covering acts or omissions occurring prior to the closing of the merger, subject to a limitation on the annual premium expense required to be paid by Sunrise.

     Karrington is not aware of any current or anticipated events which would call for either Sunrise or Karrington to make indemnification payments to directors or officers of Karrington.

     JMAC, Inc. to Have Representative Serve on Sunrise's Board.   Following the
merger, the board of directors of Sunrise will appoint Mr. Slager to the Sunrise board as the representative of JMAC, Inc., Karrington's largest shareholder. As long as JMAC, Inc. continues to beneficially own at least 500,000 shares of Sunrise common stock, Sunrise has agreed to cause Mr. Slager to be re-nominated and to solicit proxies for his re-election as a director of Sunrise or of such other person designated by JMAC, Inc. who is reasonably acceptable to Sunrise. JMAC, Inc. currently has three representatives serving on Karrington's board. In the negotiation of the original merger agreement, Sunrise agreed to appoint a single designee of JMAC, Inc. to Sunrise's board, as discussed above.

ACCOUNTING TREATMENT

     The merger will be treated as a purchase for financial accounting purposes. This means that, for financial accounting purposes, Sunrise will allocate the purchase price to assets acquired and liabilities assumed from Karrington based on their estimated fair values at the time the merger is completed. The amount of the purchase price that exceeds the net fair value of assets acquired and liabilities assumed will be reflected on the balance sheet of Sunrise as goodwill and will have to be written off against future earnings.

NASDAQ NATIONAL MARKET LISTING

     It is a condition to the closing of the merger that the shares of Sunrise common shares issuable to Karrington's shareholders in the merger have been listed on the National Market tier of the Nasdaq Stock Market. Sunrise has filed the required notification form with the Nasdaq to list the shares.

REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the merger may not be consummated until (a) notifications have been given, and required information has been furnished, to the Federal Trade Commission and the Antitrust Division of the Department of Justice and (b) specified waiting period requirements have been satisfied. In November 1998, Sunrise, Karrington and JMAC, Inc. filed the requisite pre-merger filings with these government authorities. On December 8, 1998, the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice granted early termination of the waiting period before the merger can be completed under the Hart-Scott-Rodino Antitrust Improvements Act.

     Even though early termination of the waiting period has been granted, the Federal Trade Commission, the Antitrust Division or others could take action under the antitrust laws to challenge the merger, including to enjoin the merger or seek divestiture of substantial assets by Sunrise or Karrington. The obligations of Sunrise and Karrington to complete the merger are subject to the condition that there is no court order or action by the Antitrust Division or the Federal Trade Commission to prevent completion of the merger or that seeks divestiture of substantial assets.

     Karrington is currently in the process of preparing required notice filings to state licensure authorities of the proposed merger, and intends to file promptly all required notices.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to holders of Karrington common shares who hold such stock as a capital asset. The summary is based on the Internal Revenue Code and related Treasury regulations, and administrative rulings and court decisions in effect as of the date of this proxy statement/prospects. All of these laws, regulations, rulings and decisions are subject to change at any time, possibly with retroactive effect. This

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

summary is not a complete description of all of the consequences of the merger. In particular, this summary does not address U.S. federal income tax considerations applicable to shareholders subject to special treatment under U.S. federal income tax law. These persons include, for example:

     - non-U.S. persons;

     - financial institutions;

     - dealers in securities;

     - insurance companies;

     - tax-exempt entities;

     - dissenting shareholders;

     - holders who acquired their Karrington common shares upon the exercise of an employee stock option or right or otherwise as compensation; and

     - persons who hold Karrington common shares as part of a hedge, straddle or conversion transaction.

In addition, no information is provided in this proxy statement/prospectus with respect to the tax consequences of the merger under applicable foreign, state or local laws.

     KARRINGTON SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     General.   In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Karrington has received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Karrington, addressing the U.S. federal income tax consequences of the merger described below. This opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in the opinion. In rendering the opinion, Wachtell, Lipton, Rosen & Katz has required and relied upon representations contained in certificates of officers of Karrington and Sunrise. The Wachtell, Lipton, Rosen & Katz opinion provides that the following will be material U.S. federal income tax consequences of the merger:

     - the merger will be treated as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code;

     - each of Sunrise, Buckeye Merger Corporation and Karrington will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

     - no gain or loss will be recognized by the holders of Karrington common shares who exchange all of their Karrington common shares solely for Sunrise common stock in the merger, except with respect to cash received instead of a fractional share interest in Sunrise common stock.

     In connection with the filing of the registration statement, Sunrise has received an opinion of Hogan & Hartson L.L.P., counsel to Sunrise, addressing the U.S. federal income tax consequences of the merger described below. This opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in the opinion. In rendering the opinion, Hogan & Hartson L.L.P. has required and relied upon representations contained in certificates of officers of Karrington and Sunrise. The Hogan & Hartson L.L.P. opinion provides that the following will be material U.S. federal income tax consequences of the merger:

     - the merger will be treated as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code;

     - each of Sunrise, Buckeye Merger Corporation and Karrington will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

     - no gain or loss will be recognized by Sunrise, Buckeye Merger Corporation or Karrington as a result of the merger.

     The obligations of Sunrise and Karrington to complete the merger are conditioned upon the receipt at the closing of the merger of confirmatory tax opinions of Hogan & Hartson L.L.P. and Wachtell, Lipton, Rosen & Katz. None of the tax opinions to be delivered to the parties in connection with the merger as described in this proxy statement/prospectus is binding on the Internal Revenue Service or the courts. Neither Sunrise nor Karrington intend to request a ruling from the Internal Revenue Service with respect to the merger.

     Cash received by a Karrington shareholder instead of a fractional share interest in Sunrise common stock will be treated as received in redemption of the fractional share interest. A Karrington shareholder should generally recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the tax basis of the fractional share interest. The capital gain or loss would be a long-term capital gain or loss if the holding period for the fractional share interest is greater than one year at the closing of the merger.

     Information Reporting and Backup Withholding.   Payments in respect of
Karrington common shares may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a holder of Karrington common shares or other payee if the shareholder or payee (A) completes and signs the substitute Form W-9 that will be included as part of the transmittal letter, or (B) otherwise proves to the satisfaction of Sunrise and the exchange agent that it is exempt from backup withholding.

RESTRICTIONS ON RESALES BY AFFILIATES

     The Sunrise common stock to be issued to Karrington shareholders in the merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of Karrington within the meaning of Rule 145 under the Securities Act. Shares of Sunrise common stock received by

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

affiliates of Karrington may be resold only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Rule 145 generally requires that, for specified periods, any such sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Karrington include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with Karrington. Directors, officers and principal Karrington shareholders may be affiliates of Karrington. Persons who are not affiliates of Karrington may sell their Sunrise common stock without restriction.

RIGHTS OF DISSENTING SHAREHOLDERS

     The following is a description of the steps you must take to perfect dissenters' rights with respect to the merger. The description is not intended to be complete and is qualified in its entirety by reference Section 1701.85 of the Ohio Revised Code, a copy of which is included as Appendix D to this proxy statement/prospectus. We recommend that you consult with your own counsel if you have questions with respect to your rights under the statute.

     "Dissenters' rights" is your right to dissent from the merger and to have the "fair cash value" of your Karrington common shares determined by a court and paid in cash. The "fair cash value" of a Karrington common share is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay. Fair cash value is determined as of the day prior to the date on which the vote of the shareholders authorizing the merger is taken. When determining fair cash value, any appreciation or depreciation in market value resulting from the proposed merger is excluded. In no event can the fair cash value of a Karrington common share exceed the amount specified in the demand of the particular shareholder discussed in 3, below.

     To perfect dissenters' rights, you must satisfy each of the following conditions:

         1.   You Must be a Karrington Shareholder on the Record Date.   To be
     entitled to dissenters' rights, you must be the record holder of the dissenting shares on March 15, 1999. If you have a beneficial interest in Karrington common shares held of record in the name of any other person for which you desire to perfect dissenters' rights, you must cause the shareholder of record timely and properly to act to perfect such rights.

         2.   You Must Not Vote in Favor of the Merger.   Only a shareholder
     whose Karrington common shares are not voted in favor of the merger is entitled, if the merger is completed, to be paid the fair cash value of the Karrington common shares held of record by the shareholder on March 15, 1999. A VOTE FOR APPROVAL AND ADOPTION OF THE AMENDED MERGER AGREEMENT AND APPROVAL OF THE MERGER CONSTITUTES A WAIVER OF DISSENTERS' RIGHTS.

         3.   You Must Serve a Written Demand.   On or before the 10th day
     following the shareholders' vote authorizing the merger, a shareholder who wishes to dissent

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

     must serve a written demand on Karrington for the fair cash value of the dissenting shares. The written demand must specify the shareholder's name and address, the number of shares of Karrington common shares as to which relief is sought and the amount claimed by the shareholder as the fair cash value of the shares for which the shareholder is exercising dissenters' rights.

         4.   You Must Deliver Your Certificates for Legending, if Requested by
     Karrington.   If requested by Karrington, you must submit your certificates for dissenting shares to Karrington within 15 days after Karrington sends its request. Karrington will then endorse the certificates with a legend that demand for fair cash value has been made.

         5.   You Must File Petition in Court, if You and Karrington Cannot
     Agree on the Fair Cash Value of Your Dissenting Shares.   If Karrington and
     any dissenting shareholder cannot agree on the fair cash value of the dissenting shares, either Karrington or the shareholder must, within three months after the service of the written demand by the shareholder, file or join in a petition in the Court of Common Pleas of Franklin County, Ohio, for a determination of the fair cash value of the dissenting shares.

     If you dissent from the merger, your right to be paid the fair cash value of your shares will terminate:

     - if, for any reason, the merger is not completed;

     - if you fail to serve a timely and appropriate written demand upon Karrington;

     - if you do not, upon request of Karrington, make timely and appropriate surrender of the certificates evidencing the shares for endorsement of a legend that demand for the fair cash value of such shares has been made;

     - if your demand is withdrawn with the consent of the directors of Karrington;

     - if Karrington and you have not agreed upon the fair cash value of your dissenting shares and you have not filed or joined in an appropriate petition in the Court of Common Pleas of Franklin County, Ohio; or

     - if you otherwise fail to comply with the requirements of Section 1701.85 of the Ohio Revised Code.

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

                           MANAGEMENT OF THE COMBINED
                          COMPANY FOLLOWING THE MERGER

SUNRISE BOARD AFTER THE MERGER

     Sunrise currently has an eight member board. Following the merger, the board of directors of Sunrise will increase the size of the board by one and fill the newly created directorship with a representative of JMAC, Inc. who is reasonably acceptable to Sunrise. As long as JMAC, Inc. continues to beneficially own at least 500,000 shares of Sunrise common stock, Sunrise has agreed in the amended merger agreement to cause JMAC's representative to be re-nominated to Sunrise's board of directors upon the expiration of such person's initial term of office, and to solicit proxies for the re-election of such person by Sunrise's stockholders following the expiration of the individual's initial term as a director of Sunrise.

     After the merger, the full board of directors of Sunrise, therefore, will consist of the eight individuals currently serving as directors of Sunrise, plus the one individual designated by JMAC, Inc. JMAC, Inc. has designated Richard R. Slager, president of Karrington, as its representative to serve on the board of directors of Sunrise. Mr. Slager has consented to becoming a director of Sunrise following the merger. Paul J. Klaassen will continue to serve as chairman of the board of directors of Sunrise. The term of office of each director of Sunrise is three years.

     Biographical information with respect to the current Sunrise directors and Mr. Slager is set forth below.

     RONALD V. APRAHAMIAN, 52, served as chairman of the board and chief executive officer of The Compucare Company, a health care information technology company, from 1988 until October 1996. From May 1997 through September 1998, he was a consultant to Sunrise. Mr. Aprahamian also is a director of Metrocall, Inc., a paging company. Mr. Aprahamian's term as a director of Sunrise expires at the 1999 annual meeting of stockholders.

     DAVID G. BRADLEY, 46, is chairman and owner of The Advisory Board Company, a 750-person think tank and for-profit membership association in Washington, D.C., and owner of the National Journal, a Washington, D.C.-based public policy magazine. He also serves on the boards of directors of Georgetown University, MD Anderson Cancer Center, City of Hope National Medical Center and The Wolf Trap Foundation. Mr. Bradley previously worked at the White House, the White House Conference on Children and Youth and the Wall Street law firm of Cravath, Swaine & Moore. Mr. Bradley's term as a director of Sunrise expires at the 1999 annual meeting of stockholders.

     THOMAS J. DONOHUE, 60, is president and chief executive officer of the U.S. Chamber of Commerce. From 1984 to September 1997 he was president and chief executive officer of the American Trucking Association, the national trade organization of the trucking industry. Mr. Donohue is a director of: Marymount University; the National Football League Alumni Association; IPAC, an international consulting firm;

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

Newmyer Associates, a Washington, D.C. firm that tracks and analyzes public policy; and The Hudson Institute. In addition, Mr. Donohue served on the President's Commission on Intermodal Transportation. Mr. Donohue's term as a director of Sunrise expires at the 2000 annual meeting of stockholders.

     RICHARD A. DOPPELT, 43, has been a member of the investment management firm of Brownson, Rehmus & Foxworth, Inc. since January 1999. From August 1987 through December 1998, he was a director of Allstate Private Equity, a division of Allstate Insurance Company. Prior to joining Allstate, he practiced as a corporate attorney with the law firm of Morrison & Forester. Mr. Doppelt is a director of several privately held companies. Mr. Doppelt's term as a director of Sunrise expires at the 2001 annual meeting of stockholders.

     DAVID W. FAEDER, 42, has served as executive vice president and chief financial officer of Sunrise and its predecessor entities since 1993. He was named president of Sunrise in July 1997. From 1991 to 1993, Mr. Faeder was a vice president of CS First Boston Corporation, serving in both the investment banking and fixed income departments. From 1984 to 1991, Mr. Faeder served as a vice president of Morgan Stanley, where he worked in the Real Estate Capital Markets Group. He also serves as a director of IBS Interactive, Inc., a full-service integration and internet service provider. Mr. Faeder's term as a director of Sunrise expires at the 2000 annual meeting of stockholders.

     PAUL J. KLAASSEN, 41, a co-founder of Sunrise, has served as chairman of the board and chief executive officer of Sunrise and its predecessor entities since 1981. He also served as president of Sunrise and its predecessor entities from 1981 through July 1997. Mr. Klaassen is the founding chairman of the Assisted Living Federation of America, the largest assisted living industry trade association. He is a director of: ACSYS, Inc., an accounting and staffing firm; the Advisory Board Company; the U.S. Chamber of Commerce; and The National Chamber Foundation, an independent, nonprofit, public policy research organization affiliated with the U.S. Chamber of Commerce. He also serves on the Board of Trustees of Marymount University and The Hudson Institute, a public policy think tank, and the Advisory Committee for the Department of Health Care Policy at Harvard University Medical School. Mr. Klassen also serves on the editorial advisory boards of Contemporary Long Term Care, Retirement Housing Report, Assisted Living Today and Assisted Living Briefing magazines. Mr. Klaassen's term as a director of Sunrise expires at the 2001 annual meeting of stockholders.

     TERESA M. KLAASSEN, 43, a co-founder of Sunrise, has served as executive vice president and secretary of Sunrise and its predecessor entities since 1981. Ms. Klaassen is a founding member of the Assisted Living Federation of America and currently serves on the boards of directors of several long-term care organizations. Ms. Klaassen's term as a director of Sunrise expires at the 1999 annual meeting of stockholders.

     SCOTT F. MEADOW, 45, has been a general partner of The Sprout Group, the venture capital division of DLJ Capital Corporation, since February 1996. From 1992 to 1995, Mr. Meadow was a general partner of Frontenac Company, a venture capital firm. From 1982 to 1992, he was a general partner of William Blair Venture Partners, a venture

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

capital firm. Mr. Meadow is a director of several privately held companies. Mr. Meadow's term as a director of Sunrise expires at the 2000 annual meeting of stockholders.

     RICHARD R. SLAGER, 45, co-founded Karrington and has been its chairman of the board since April 1996 and its chief executive officer since its formation in 1990. Mr. Slager's term as a director of Sunrise will expire at the 2001 annual meeting of stockholders.

EXECUTIVE OFFICERS OF SUNRISE AFTER THE MERGER

     The individuals who served as executive officers of Sunrise before the merger will continue serving in their capacities following completion of the merger. In addition to Messrs. Klaassen and Faeder and Ms. Klaassen, who are chairman and chief executive officer, president and chief financial officer and executive vice president and secretary, respectively, the following persons serve as executive officers of Sunrise:

     THOMAS B. NEWELL, 41, has served as general counsel of Sunrise and president of Sunrise Development, Inc., Sunrise's development subsidiary, since January 1996 and was named an executive vice president of Sunrise in May 1996. From 1989 to January 1996, Mr. Newell was a partner with the law firm of Watt Tieder & Hoffar, where his practice concentrated on all aspects of commercial and real estate development transactions and where he represented Sunrise for more than five years.

     BRIAN C. SWINTON, 53, joined Sunrise as executive vice president, sales and marketing, in May 1996. From January 1994 to April 1996, Mr. Swinton was a senior vice president of Forum Group, Inc., a developer and operator of retirement communities and assisted living facilities, where his responsibilities included marketing, sales and product development. From 1986 to 1994, Mr. Swinton served as vice president, sales, marketing and product development at Marriott International, where he was responsible for designing, developing, marketing and the initial operations of the Brighton Gardens assisted living concept.

     TIFFANY TOMASSO, 35, was promoted to executive vice president -- operations of Sunrise, in March 1998. She joined Sunrise in 1993 as regional vice president in charge of developing assisted living facilities in New Jersey, Pennsylvania and Delaware, and was promoted in 1994 to senior vice president. Prior to 1993, Ms. Tomasso was vice president of operations for assisted living and healthcare at Presbyterian Homes of New Jersey. She previously served in a variety of long-term care administrator positions in facilities owned by HBA Management, Inc.

     In addition to becoming a director of Sunrise following the merger, Mr. Slager will become an executive vice president of Sunrise. He will receive an annual salary of $175,000 as executive vice president of Sunrise, as provided in his new employment agreement with Karrington which he entered into in October 1998. He will not receive any separate compensation for serving on the board of directors of Sunrise.

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

                          THE AMENDED MERGER AGREEMENT

     The following summary of the material terms of the amended merger agreement is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus, and to amendment no. 1 to the merger agreement, which is attached as Appendix B to this proxy statement/prospectus.

CLOSING AND EFFECTIVE TIME OF THE MERGER

     The closing of the merger will occur no later than the second business day after the satisfaction or waiver of the conditions set forth in the amended merger agreement or at such other time as may be agreed by Sunrise and Karrington. Under Ohio law, the merger will become effective at the time of filing of a certificate of merger with the Secretary of State of the State of Ohio or at such other time as Sunrise and Karrington designate in the certificate of merger.

     If the merger is approved at the special meeting, Sunrise and Karrington currently expect to close the merger promptly thereafter. However, the closing of the merger could be delayed if there is a delay in obtaining any required third party consents. There can be no assurances if or when these consents will be obtained or that the merger will be completed.

MANNER AND BASIS OF CONVERTING KARRINGTON COMMON SHARES

     In the merger, each outstanding Karrington common share, except for shares for which dissenters' rights are exercised as discussed below, will be converted into the right to receive 0.3333 of a share of Sunrise common stock. In addition, each share of Sunrise common stock issued in the merger will have attached to it the right to purchase shares of series C junior participating preferred stock of Sunrise under its stockholder rights plan. Cash will be paid instead of fractional shares.

     The value of the shares of Sunrise common stock you receive in the merger will depend on the market price of Sunrise common stock at the time of the closing of the merger.

     If, prior to the closing of the merger, Sunrise or Karrington were to subdivide or reclassify their stock, then the exchange ratio would be appropriately adjusted to reflect such action.

MANNER OF CONVERTING KARRINGTON STOCK OPTIONS

     Each option to purchase Karrington common shares issued under Karrington's 1996 incentive stock plan will be assumed by Sunrise subject to execution and delivery of a new option agreement by the holder. Each assumed Karrington stock option will become an option to purchase a number of shares of Sunrise common stock equal to the product of the exchange ratio and the number of Karrington common shares subject to the Karrington stock option. The per share exercise price of the assumed Karrington stock options also will be appropriately adjusted to reflect the exchange ratio.

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

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     Upon the closing of the merger, Sunrise will enter into an agreement with a bank or trust company to act as the exchange agent for the Karrington common shares converted into Sunrise common stock in the merger. As soon as the merger is completed, the exchange agent will mail to you a letter of transmittal containing instructions for effecting the surrender of your Karrington common share certificates in exchange for certificates of Sunrise common stock issuable in the merger and any cash instead of fractional shares. Upon your surrender of your Karrington common share certificates to the exchange agent, together with a properly completed and executed letter of transmittal and other required documents, you will receive in exchange (A) a certificate or certificates for the number of shares of Sunrise common stock you have the right to receive, plus
(B) any cash instead of fractional shares of Sunrise common stock to which you are entitled, subject to applicable withholding. Until so surrendered and exchanged, your Karrington certificates will represent solely the right to receive shares of Sunrise common stock and any cash instead of fractional shares to which you may be entitled under the amended merger agreement.

     If Sunrise common stock certificates are issued to a person other than the person in whose name the corresponding Karrington certificates are registered, it will be a condition of the exchange that the person requesting such exchange
(A) pay to the exchange agent any required transfer or other taxes or (B) establish to Sunrise's satisfaction that such tax has been paid or is not applicable. Unless prohibited by law, you will be entitled to vote, after the effective time of the merger, at any meeting of Sunrise stockholders the number of whole shares of Sunrise common stock into which your Karrington common shares were converted, regardless of whether you have exchanged your Karrington certificates. However, no dividends or other distributions on Sunrise common stock with a record date after the merger will be paid to you until you have surrendered your Karrington common share certificates.

     PLEASE DO NOT RETURN YOUR KARRINGTON COMMON SHARE CERTIFICATES WITH THE ENCLOSED PROXY. INSTEAD, PLEASE HOLD ON TO YOUR CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT FOLLOWING THE MERGER.

REPRESENTATIONS AND WARRANTIES OF KARRINGTON AND SUNRISE

     The amended merger agreement contains representations and warranties of Karrington, on the one hand, and Sunrise and Buckeye Merger Corporation, on the other, regarding:

     - corporate organization and existence;

     - the number of shares of capital stock authorized or outstanding and reserved for issuance, and the number of outstanding options and other rights;

     - corporate authority to enter into the amended merger agreement and to consummate the merger;

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

     - no violations of Medicare, Medicaid and other similar Federal and state health program regulations;

     - no violation of governmental programs resulting in civil penalties or exclusion from those programs;

     - compliance with SEC reporting requirements;

     - no material changes in either party's business since June 30, 1998;

     - the filing and accuracy of tax returns;

     - no material legal proceedings;

     - compliance with applicable law;

     - no environmental liabilities;

     - labor matters;

     - intellectual property;

     - ownership or lease of real property;

     - qualification of the merger as a tax free reorganization under the Internal Revenue Code; and

     - in the case of Karrington only,

        - provision of all information requested by Sunrise;

        - voting requirements with respect to the merger and the inapplicability of the Ohio takeover law;

        - collectibility of accounts receivable;

        - disclosure of any change in control payments payable to directors, officers or employees; and

        - compliance with franchise and business opportunities laws.

CONDUCT OF KARRINGTON BUSINESS PENDING THE MERGER

     Pending the merger, Karrington has agreed to conduct its business, and cause its subsidiaries to conduct their respective businesses, only in the ordinary course and consistent in all material respects with past practice and any guidance or assistance provided by Sunrise while the merger is pending. Karrington also has agreed, pending the merger, to use its best efforts, and to cause its subsidiaries to use their respective best efforts, to preserve substantially intact its business organizations and assets, to keep available the services of its officers, employees and consultants and to maintain present relationships with customers, suppliers, payors and other persons with whom it has a significant business relationship. In addition, Karrington has agreed that, without

Sunrise's prior written consent or except as otherwise expressly contemplated by the amended merger agreement, neither Karrington nor any of its subsidiaries will:

     - amend their organizational documents;

     - declare or pay any dividend or other distribution, except for dividends of a Karrington subsidiary to Karrington or another Karrington subsidiary;

     - acquire any of their capital stock or any securities or obligations convertible into or exchangeable for any shares of their capital stock, other than directly from any wholly owned Karrington subsidiary in exchange for capital contributions or loans to the Karrington subsidiary;

     - split any of their outstanding shares of capital stock;

     - distribute or pledge any shares of their capital stock or rights to acquire capital stock, except that Karrington may issue its common shares upon the exercise of stock options outstanding on October 18, 1998;

     - other than in the ordinary course of business and consistent with past practice, incur any material indebtedness for borrowed money, except under existing credit facilities or under a substitute credit facility;

     - modify or terminate any material contract or agreement or waive, grant or transfer any rights of material value;

     - other than the merger with Buckeye Merger Corporation, merge, consolidate, combine or enter into any similar transaction with any person or adopt a plan of liquidation or dissolution;

     - acquire, or agree to acquire, any assets or stock of a third-party;

     - dispose of a material portion of assets or any material assets, other than in the ordinary course of business consistent with past practice and not involving more than $25,000 in any one transaction or series of related transactions or $250,000 in the aggregate;

     - change any accounting principles unless required by changes in generally accepted accounting principles;

     - other than in the ordinary course of business consistent with past practice, mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens or other claims of others;

     - enter into any partnership or similar type of arrangement;

     - make any tax election or settle any tax liability;

     - enter into any agreements relating to the sale or marketing by third parties of Karrington's or any Karrington subsidiary's services;

     - make or agree to make any new unbudgeted capital expenditures which were not disclosed to Sunrise and which, individually, exceed $25,000 or, in the aggregate, exceed $250,000;

     - satisfy any obligations reflected in the most recent consolidated financial statements or the related notes of Karrington included in various reports filed with the SEC prior to October 18, 1998, other than in the ordinary course of business consistent with past practice or as required by their terms;

     - waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which Karrington or any Karrington subsidiary is a party;

     - convert or exchange any floating rate indebtedness into fixed rate indebtedness;

     - enter into any agreements that may not be terminated without penalty upon 30 or fewer days' notice or that involve the payment by Karrington or any Karrington subsidiary of $25,000 or more over the term of the agreement or $250,000 or more in the aggregate over the terms of all agreements;

     - increase the compensation payable to any of its officers, directors, consultants or employees, except for ordinary and customary increases in salaries to employees other than executive officers or increases that are necessary to comply with agreements and welfare and benefit plans previously disclosed to Sunrise;

     - intentionally take any action that would prevent the merger from qualifying as a tax free reorganization under the Internal Revenue Code; and

     - take any action or fail to take any action which could reasonably be expected either to have a material adverse effect on Karrington or to adversely affect the ability of Karrington to obtain any third party consents required to consummate the merger.

     The amended merger agreement also provides that neither Karrington nor any Karrington subsidiary shall, or shall authorize or permit any of its officers, directors, employees or agents to, solicit or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a competing third party transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a competing third party transaction. However, beginning 120 days after October 18, 1998 and continuing until the closing of the merger, Karrington may, and may authorize and permit its officers, directors, employees or agents to, furnish confidential or other non-public information and may participate in discussions and negotiations regarding a competing third party transaction if Karrington's board of directors (A) is advised in writing by independent outside counsel to Karrington that the failure to furnish such confidential or other non-public information or to participate in such discussions and negotiations would cause the members of the board of directors of Karrington to breach their fiduciary duties under Ohio law and (B) concludes based on such advice that the failure to furnish the information or to participate in the discussions and negotiations would cause the members of the board of directors of Karrington to breach their fiduciary duties.

     For purposes of the amended merger agreement, a competing third party transaction, in general, means:

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

     - any merger, consolidation, or similar business combination transaction involving Karrington or any of its subsidiaries and a third party other than Sunrise;

     - any sale or other disposition of 20% or more of the assets of Karrington and its subsidiaries, taken as a whole, in one or more transactions;

     - any tender or exchange offer for 20% or more of the outstanding shares of capital stock of Karrington;

     - any person or group acquiring beneficial ownership of 20% or more of the then outstanding shares of capital stock of Karrington; or

     - any communication to Karrington, or any public announcement, of any proposal or agreement to engage in any of the transactions described above.

CONDUCT OF SUNRISE BUSINESS PENDING THE MERGER

     Pending the merger, Sunrise agreed to conduct its business, and cause its subsidiaries to conduct their respective businesses, to the extent commercially reasonable, only in the ordinary course and in material compliance with all applicable laws and regulations. Sunrise also has agreed to use its best efforts, and to cause its subsidiaries to use their respective best efforts, to preserve substantially intact their respective business organizations and assets. In addition, Sunrise agreed, on behalf of itself and its subsidiaries:

     - not to intentionally take any action that would prevent the merger from qualifying as a tax free reorganization under the Internal Revenue Code;

     - not to take any action which could reasonably be expected either to have a material adverse effect on Sunrise, or to adversely affect the ability of Sunrise to obtain any third party consents required to consummate the merger; and

     - make available to Karrington a fully secured line of credit in the principal amount of up to $16.5 million.

     Sunrise also agreed, on behalf of itself and its subsidiaries, not to enter into any transaction contemplating the acquisition of Sunrise which would reasonably be expected to materially delay the special meeting or the closing of the merger unless Sunrise's board of directors (A) is advised in writing by outside counsel to Sunrise that the failure to enter into the acquisition transaction would cause the members of the board of directors of Sunrise to breach their fiduciary duties under the Delaware General Corporation Law and (B) concludes based on such advice that the failure to enter into the acquisition transaction would cause the members of the board of directors of Sunrise to breach their fiduciary duties. In the event of such an acquisition transaction, Sunrise has agreed to use its best efforts to make adequate provision in the acquisition for shareholders of Karrington to receive, instead of Sunrise common stock provided in the amended merger agreement, the same type of securities or other property that the stockholders of Sunrise would receive in the acquisition, giving effect to the 0.3333 exchange ratio.

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

CONDITIONS TO CONSUMMATION OF THE MERGER

     Sunrise and Karrington.   Each party's obligation to effect the merger is
subject to the satisfaction or waiver, where permissible, of the conditions set forth in the amended merger agreement, including the following:

     - the registration statement on Form S-4 of which this proxy statement/prospectus forms a part shall have become effective and no stop order suspending the effectiveness shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

     - the amended merger agreement shall have been adopted and the merger shall have been approved by Karrington shareholders at the special meeting;

     - no court or governmental entity shall have initiated or enacted any law or entered any order which would be materially burdensome or that has the effect of making the merger illegal or prohibiting consummation of the merger;

     - the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated without action by the Justice Department or the Federal Trade Commission to prevent consummation of the merger;

     - the shares of Sunrise common stock issuable to Karrington shareholders and Karrington option holders shall have been authorized for trading on the National Market tier of the Nasdaq Stock Market;

     - there shall not have been instituted or pending any action or proceeding by any governmental entity, nor shall there be any determination by any government entity, which, in either case, would require Sunrise or Karrington to dispose of all or a material portion of their respective businesses or assets;

     - Karrington shall have received an opinion of its tax counsel, dated as of the closing date of the merger, to the effect that (A) the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code; (B) each of Karrington, Sunrise and Buckeye Merger Corporation will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and (C) no gain or loss will be recognized by a Karrington shareholder with respect to the exchange of Karrington common shares solely for Sunrise common stock in the merger, except with respect to cash received instead of fractional share interests in Sunrise common stock;

     - Karrington and Sunrise each shall have received from their independent public accountants customary "comfort letters"; and

     - Sunrise shall have received an opinion from its tax counsel, dated as of the closing date of the merger, that, (A) the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code; (B) each of Sunrise, Buckeye Merger Corporation and Karrington will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue

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

       Code; and (C) no gain or loss will be recognized by Karrington, Sunrise or Buckeye Merger Corporation as a result of the merger.

     Karrington.   Karrington's obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following additional obligations of Sunrise and Buckeye Merger Corporation:

     - Sunrise and Buckeye Merger Corporation shall each have performed, in all material respects, its obligations under the amended merger agreement;

     - each of the representations and warranties of Sunrise and Buckeye Merger Corporation shall be true both when made and as of the closing date of the merger;

     - from October 18, 1998 through the closing date of the merger, there shall not have been any material adverse effect on Sunrise;

     - Sunrise and Buckeye Merger Corporation shall have obtained all third party consents required for them to complete the merger;

     - each of Sunrise and Buckeye Merger Corporation shall have delivered to Karrington a certificate of its chief executive officer or president and its chief financial officer certifying the fulfillment, or waiver by Karrington, of the conditions set forth above and, as to Sunrise and Buckeye Merger Corporation, of the conditions set forth above in "-- Sunrise and Karrington"; and

     - Karrington shall have received customary closing opinions, dated as of the closing date of the merger, from counsel to Sunrise.

     Sunrise.   The obligations of Sunrise and Buckeye Merger Corporation to effect the merger are subject to the satisfaction or waiver, where permissible, of the following additional obligations of Karrington:

     - Karrington shall have performed, in all material respects, all of the obligations required to be performed or complied with by it on or prior to the closing of the merger;

     - each of the representations and warranties of Karrington shall be true both when made and as of the closing of the merger;

     - Karrington shall have obtained all third party consents required by it to complete the merger;

     - Karrington shall have delivered to Sunrise a certificate of its chief executive officer or president and its chief financial officer certifying the fulfillment, or waiver by Sunrise, of the conditions set forth above and, as to Sunrise and Buckeye Merger Corporation, of the conditions set forth above in "-- Sunrise and Karrington";

     - holders of not more than 10% of the outstanding Karrington common shares shall have asserted the right to seek relief as a dissenting shareholder under Ohio law;

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

     - Sunrise shall have received customary closing opinions, dated as of the closing date of the merger, from counsel to Karrington; and

     - either (A) Karrington shall have delivered to Sunrise new option agreements evidencing the consent of each holder of a Karrington stock option to have such option assumed by Sunrise and to become an option to acquire Sunrise common stock, or (B) Sunrise shall have received an opinion of counsel to Karrington that Sunrise can assume the Karrington stock options without obtaining the consents of the holders of the Karrington stock options and without violating the terms of applicable Karrington stock plan and option agreements.

TERMINATION OF THE AMENDED MERGER AGREEMENT

     The amended merger agreement provides, in general, that the merger may be terminated and the merger abandoned before or after approval of the amended merger agreement by the shareholders of Karrington:

     - by the mutual written consent of Karrington and Sunrise;

     - by either Karrington or Sunrise, whether before or after the approval of the amended merger agreement by the shareholders of Karrington, if:

       - the merger is not consummated by June 30, 1999; provided, however, that this date may be extended to a date not later than September 30, 1999 by either Sunrise or Karrington if the merger is not consummated as a result of Sunrise or Karrington not having obtained by June 30, 1999 all necessary third party consents to complete the merger or as a result of an order, writ, judgment or similar action taken by any governmental entity;

       - the merger is not approved by Karrington shareholders at the special meeting; or

       - a court or governmental entity shall have issued a final and non-appealable order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the amended merger agreement.

     - by Sunrise if:

       - there has been a breach of any representation, warranty or agreement by Karrington, preventing Karrington from complying with its obligations under the amended merger agreement, and such breach cannot be cured or has not been cured within 30 days of the date of the breach;

       - following the announcement or receipt of a competing acquisition proposal, Karrington's board alters or withdraws its recommendation that Karrington shareholders approve the amended merger agreement; or

       - following the announcement or receipt of a competing acquisition proposal, Karrington fails to hold the special meeting as required by the amended merger agreement; or

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

     - by Karrington if:

       - there has been a breach of any representation, warranty or agreement by Sunrise preventing Sunrise from complying with its obligations under the amended merger agreement, and such breach cannot be cured or has not been cured within 30 days of the date of the breach;

     Karrington must pay Sunrise a termination fee of $5.0 million if:

     - either Sunrise or Karrington terminates the amended merger agreement because (A) the merger is not completed by June 30, 1999, or September 30, 1999, if extended as permitted under the amended merger agreement, or
       (B) Karrington shareholders do not approve the amended merger agreement and the merger; and prior to any such termination of the amended merger agreement a competing acquisition proposal is announced or received by Karrington and is completed within one-year after termination of the amended merger agreement; or

     - Sunrise terminates the amended merger agreement because following the announcement or receipt by Karrington of a competing acquisition proposal
       (A) Karrington's board withdraws or changes its recommendation that Karrington shareholders approve the amended merger agreement and the merger or (B) Karrington does not hold the special meeting; and the competing acquisition is completed within one-year after termination of the amended merger agreement.

     Except as provided in the amended merger agreement regarding the effects of termination, survival of the representations, warranties and agreements, and payment of expenses and fees, if the amended merger agreement is terminated as described above, the amended merger agreement will become void and have no effect. In addition, if the amended merger agreement is so terminated, there will be no liability on the part of Sunrise, Buckeye Merger Corporation or Karrington or any of their respective officers or directors to the other and all rights and obligations of Sunrise, Buckeye Merger Corporation or Karrington shall cease. Nothing in the amended merger agreement, however, will relieve Sunrise, Buckeye Merger Corporation or Karrington from liability for the willful and material breach of any of its representations, warranties or agreements set forth in the amended merger agreement.

WAIVER AND AMENDMENT OF THE AMENDED MERGER AGREEMENT

     At any time prior to the closing of the merger, Karrington, Sunrise and Buckeye Merger Corporation, may (A) extend the time for the performance of any of the obligations or other acts of the other parties, (B) waive any inaccuracies in the representations and warranties of the other party contained in the amended merger agreement or in any documents delivered under the amended merger agreement, and (C) waive compliance by the other party with any of the agreements or conditions contained in the amended merger agreement.

     Subject to applicable state law, the amended merger agreement may be further amended by Karrington, Sunrise and Buckeye Merger Corporation, at any time before the merger is completed. However, after approval of the amended merger agreement by

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

Karrington shareholders, there may not be, without further approval of such shareholders, any further amendment of the merger agreement that (A) would reduce the amount or change the type of consideration into which Karrington common shares will be converted in the merger or (B) by law requires the further approval by the Karrington shareholders.

EMPLOYEE BENEFIT PLANS

     Sunrise intends that, within a reasonable time after the merger is completed, employees of Karrington and Karrington subsidiaries will be eligible to participate in all employee benefit and compensation plans of Sunrise, on the same terms as offered to similarly situated employees of Sunrise. Sunrise has agreed to treat the prior service of employees of Karrington and its subsidiaries as service to Sunrise for purposes of eligibility, vesting and benefit accruals under its employee benefit plans but not for purposes of benefit accruals under any defined benefit or defined contribution pension plan of Sunrise. In addition, Sunrise has agreed to use its best efforts to cause any and all pre-existing condition limitations and eligibility waiting periods under welfare benefit plans of Sunrise to be waived with respect to employees of Karrington and its subsidiaries and their eligible dependents. To the extent that these persons have satisfied in whole or in part any annual deductible or paid any out-of-pocket or co-payment expenses under the applicable plan of Karrington before the commencement of participation in Sunrise's plan, Sunrise has agreed to use its best efforts to ensure that they receive credit for the out-of-pocket or co-payment expenses under the corresponding plan of Sunrise. Sunrise also has agreed to honor, according to their terms, the employee benefit agreements previously disclosed by Karrington under the amended merger agreement.

EXPENSES

     Subject to the obligation of Karrington to pay a $5.0 million termination fee under the circumstances described above, the amended merger agreement provides that Sunrise and Karrington will each pay its own costs and expenses in connection with the merger. However, Sunrise and Karrington will divide equally the payment of all printing and mailing costs of the proxy statement/prospectus, SEC filing fees, "blue sky" filing fees and the filing fee paid in connection with the Hart-Scott-Rodino Antitrust Improvements Act filing.

THE OPTION AGREEMENT

     On October 18, 1998, Karrington entered into an option agreement with Sunrise, in which Karrington granted Sunrise an option to purchase 676,903 Karrington common shares from Karrington, representing 9.9% of the outstanding shares, at an exercise price of $9.00 per share, payable in cash, Sunrise common stock or both, at the election of Sunrise.

     The option agreement is intended to increase the likelihood that the merger will be completed. Consequently, it may have the effect of discouraging persons who might now

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

or at any other time before the closing of the merger be interested in engaging in a competing third party transaction with Karrington from considering or proposing such transaction, even if the third party were prepared to offer to pay consideration to the Karrington shareholders that had a higher current market price than the shares of Sunrise common stock to be received by Karrington shareholders in the merger. The announcement of a competing third party transaction or receipt of a competing acquisition proposal by Karrington during the term of the option agreement would cause the option to become exercisable.

     Under the option agreement, Sunrise may not exercise the option if it would realize upon exercise an aggregate spread value of more than $5.0 million. In connection with the consummation of any competing third party transaction, Sunrise may require Karrington to repurchase the option at a purchase price not to exceed $5.0 million, less the aggregate spread value realized by Sunrise on any prior exercise of the option.

     Karrington has granted Sunrise registration rights with respect to any Karrington common shares acquired by it upon exercise of the option.

     The option agreement will terminate upon the earlier of:

     - the closing of the merger;

     - one year following termination of the amended merger agreement; or

     - 15 months after termination of the amended merger agreement, if a third party proposal is made or announced within one year following termination of the amended merger agreement.

     Because the foregoing is a summary, it may not contain all of the information that may be important to you. The entire option agreement is included as an exhibit to the Sunrise Current Report on Form 8-K with the SEC on October 28, 1998 and is incorporated by reference into this proxy statement/prospectus.

AMENDMENT NO. 1 TO MERGER AGREEMENT

     On March 4, 1999, Sunrise, Karrington and Buckeye Merger Corporation entered into amendment no. 1 to the merger agreement. A copy of amendment no. 1 is attached to this proxy statement/prospectus as Appendix B. Amendment no. 1 to the merger agreement:

     - fixes the exchange ratio at 0.3333 of a share of Sunrise common stock for each Karrington common share; the exchange ratio in the original agreement was adjustable between 0.3333 and 0.3939 depending on the trading price of Sunrise common stock during a 10-day measurement period ending three days before the special meeting;

     - revises the meaning of "material adverse effect" in the merger agreement as applied to Karrington to exclude effects caused by Sunrise providing management and consulting services to Karrington;

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

     - eliminates as a condition to Sunrise's obligation to complete the merger the absence of a material adverse effect on Karrington;

     - increases from $10 million to $16.5 million the amount of the line of credit made available to Karrington by Sunrise for working capital needs, including land acquisitions and development projects, prior to the closing of the merger; and

     - extends the termination date of the merger agreement from March 31, 1999 to June 30, 1999, subject to extension to September 30, 1999 if all necessary third party consents have not been obtained.

     In addition to the modifications described above, amendment no. 1 to the merger agreement also provided that, by separate agreement, the measurement period in various covenants in the Meditrust loans and leases acquired by Sunrise in the Meditrust transaction, as described under "Meditrust Transaction" below, will be extended an additional quarter. This provision also noted that various covenants in the Meditrust loans and leases which Karrington may be in default will be waived.

MEDITRUST TRANSACTION

     As contemplated by the amended merger agreement, Sunrise has acquired from Meditrust Corporation four mortgages originally held by Meditrust against four Karrington assisted living residences. As part of this same transaction, Sunrise also acquired the rights to six assisted living facilities originally leased by Meditrust to Karrington. These six properties are currently leased to Sunrise by the entity that provided Sunrise with the financing for the transaction and acquired the six facilities. Karrington continues to operate the six facilities under a sublease between Karrington and Sunrise. Sunrise paid approximately $22.4 million to Meditrust to acquire the four mortgages. The closing of this transaction satisfied one of the closing conditions to Sunrise's obligations under the original merger agreement.

SUNRISE SERVICES AGREEMENTS

     On December 1, 1998, Sunrise Development, Inc., a subsidiary of Sunrise, and Karrington entered into three development agreements relating to the development of three facilities: Hamilton, Ohio, Farmington Hills, Michigan and Edina, Minnesota. Under the development agreements, Sunrise Development, Inc. agreed to provide development and construction services relating to these three facilities. In exchange for providing development and construction services, Sunrise Development, Inc. will receive a $250,000 development fee with respect to each of the Farmington Hills and Edina facilities, and a $200,000 development fee with respect to the Hamilton facility. Each development agreement will remain in effect until the facility covered by the development agreement is issued a certificate of occupancy.

     On January 1, 1999, Sunrise Assisted Living Management, Inc., a subsidiary of Sunrise, and Karrington entered into a management consulting agreement and a management services agreement. Under the management consulting agreement, Sunrise Assisted Living Management, Inc. agreed to assist Karrington in the management of its

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

assisted living facilities pending completion of the merger. In exchange for providing services under the management consulting agreement, Sunrise Assisted Living Management, Inc. will receive a consulting fee equal to 7% of the revenues from the facilities. The management consulting agreement has a one-year term.

     Under the management services agreement, Sunrise Assisted Living Management, Inc. agreed to manage five of Karrington's facilities pending completion of the merger:

     - Farmington Hills, Michigan;

     - Edina, Minnesota;

     - Eastover, North Carolina;

     - Hamilton, Ohio; and

     - Tiffin, Ohio.

In exchange for providing services under this agreement, Sunrise Assisted Living Management, Inc. will receive a management fee equal to 7% of the revenues from the facilities. In addition, the agreement provides for payment of a pre-opening services fee of $14,000 per month, up to $140,000 in the aggregate, in connection with unopened facilities. The management services agreement has a one-year term.

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

            INFORMATION ABOUT SUNRISE AND BUCKEYE MERGER CORPORATION

GENERAL

     Sunrise.   At December 31, 1998, Sunrise operated 77 assisted living
facilities in 13 states with a capacity of over 6,630 residents. Sunrise owns or has ownership interests in 66 of these facilities and manages the other 11 facilities for third parties. In addition, three of the 77 facilities are subject to long-term ground leases. Sunrise currently is constructing another 23 assisted living facilities with a resident capacity of 2,160. Sunrise has also entered into contracts to purchase 46 additional development sites, nine of which are zoned by the applicable municipal authority to permit the development of an assisted living facility on the property. In addition, Sunrise has entered into contracts to lease two additional sites under long-term ground leases. Sunrise also is pursuing additional development opportunities and plans to acquire additional facilities as market conditions warrant. Sunrise also operates two skilled nursing facilities owned by a third party.

     Sunrise provides assistance with the activities of daily living and other personalized support services in a homelike residential setting for elderly residents who cannot live independently but who do not need the level of medical care provided in a skilled nursing facility. Sunrise also provides additional specialized care and services to residents with low acuity medical needs and residents with Alzheimer's disease or other forms of dementia. By offering this full range of services, Sunrise is able to accommodate the changing needs of residents as they age and develop further physical or cognitive frailties. Unlike assisted living facilities, skilled nursing facilities provide 24 hour skilled nursing care, supervised by a registered nurse. Skilled nursing care includes directed resident care, therapeutic care, therapeutic diets and other Medicare-defined long-term care services.

     At December 31, 1998, Sunrise's total assets were $683.4 million, its total liabilities were $453.9 million and its stockholders' equity was $227.7 million.

     Sunrise was incorporated in Delaware in 1994 to combine various activities relating to the development, ownership and operation of the Sunrise assisted living facilities held by predecessor entities. Sunrise's executive offices are located at 9401 Lee Highway, Fairfax, Virginia 22031, and its telephone number is (703) 273-7500.

     Buckeye Merger Corporation.   Buckeye Merger Corporation was recently
formed by Sunrise as a wholly owned subsidiary to accomplish the merger. The separate corporate existence of Buckeye Merger Corporation will end upon the completion of the merger.

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

MANAGEMENT AND ADDITIONAL INFORMATION

     Information relating to executive compensation, voting securities and the principal holders of voting securities, relationships with directors, executive officers and principal stockholders of Sunrise and related transactions and other related matters as to Sunrise is incorporated by reference or set forth in Sunrise's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference into this proxy statement/prospectus. Karrington shareholders desiring copies of such documents may contact Sunrise at its address or telephone number indicated under "Where You Can Find More Information" on page 112.

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

                          INFORMATION ABOUT KARRINGTON

GENERAL

     In 1989, Richard R. Slager and Alan B. Satterwhite formed DevelopMed Associates, Inc. for the purpose of developing an assisted living residence business. In 1991, DevelopMed entered into a strategic alliance with JMAC, Inc., an investment company owned by John H. McConnell and John P. McConnell, the founder and the chief executive officer, respectively, of Worthington Industries, Inc. In connection with this alliance, DevelopMed and JMAC Properties, Inc., a wholly owned subsidiary of JMAC, formed Karrington's predecessor, Karrington Operating Company, an Ohio general partnership.

     Karrington was incorporated in April 1996.   Initially, 66 2/3% of
Karrington's common shares were issued to JMAC in exchange for all of its shares of JMAC Properties and 33 1/3% of Karrington's common shares were issued to the shareholders of DevelopMed in exchange for all of their shares of DevelopMed. As a result, Karrington Operating Company became a subsidiary of Karrington.

     Karrington's market strategy is to enter middle- to upper-income markets which have well-established populations of persons 75 years of age and older and/or persons in the 45 - 60 years of age caregiver stage. As of December 31, 1998, Karrington had developed 50 residences in its target markets, 40 of which were open and 10 of which were under construction and scheduled to open in 1999 or 2000. These 50 residences are located in Ohio, Pennsylvania, Illinois, Minnesota, North Dakota, Iowa, Indiana, Colorado, North Carolina, Michigan and New Mexico. Karrington has sites for an additional eight residences under contract in these states, as well as in Alabama, Mississippi and Texas.

SERVICES AND OPERATIONS

     Services Provided.   Karrington provides assistance to elderly or frail
individuals with limited medical needs and may provide higher levels of personal assistance for special need residents. Most Karrington residents have some disability associated with aging, such as dementia, Alzheimer's disease, arthritis, nutritional problems, incontinence, strokes or other disorders, and need assistance with two or more activities of daily living. Residents' needs generally fall into one or more of the following categories:

     - requiring physical support or assistance with activities of daily living;

     - requiring assistance, reminders and cueing due to some cognitive impairment; and

     - requiring socialization and interaction with others.

     Residents generally pay a daily suite rental rate under a resident agreement which is renewable annually and cancelable with 30 days notice. The daily suite rental rate ranges from $36 to $175 per day, depending on unit size, location, number of occupants and level of care required. Karrington's average basic daily suite rental rate is approximately $86. The wide range of rates offered by Karrington allows Karrington to accommodate persons of varying financial resources. Medication administration and various levels of

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

extended care services, which depend on the degree of frailty, add to the basic care rate. Additional charges may be incurred for other services such as hair care and special diets. Currently, approximately 91% of all resident revenues are from private pay sources.

     Karrington's basic care program is provided to all residents at no additional cost. This basic care program includes:

     - limited assistance with daily living;

     - three meals per day served in a common dining room;

     - 24-hour security;

     - emergency call systems in each unit and living area;

     - assistance with arranging outside services such as physician care, various therapy programs and other medical services;

     - personal laundry services;

     - housekeeping services; and

     - social and recreational activities.

     In addition to the basic care program, non-Alzheimer's residents may be included in the extended care program, which assists residents who require more frequent or more intensive assistance or care. Prior to entering a Karrington residence, and periodically during their stay, individuals' needs are assessed to determine the level of extended care services required, and an individual care plan is designed. Karrington's experience is that most of its non-Alzheimer's residents require some extended care services or require medication administration at an average cost of $15 per day.

     Karrington's Alzheimer's and other cognitive disorder programs are provided in each prototype residence on a designated "special care" floor or wing. Karrington also develops residences designed specifically for Alzheimer's disease care. Trained staff provide special care programs for cognitively impaired residents, and each is charged additional daily fees for this added support. Programs include added assistance, stimulation, special activities, intervention and therapeutic programs that are developed and supported by physicians specializing in dementia care that consult with Karrington.

     Staffing.   Each residence, excluding cottages, has an administrator and a seven-person management team. The resident care coordinator supervises all resident support staff and care plans. A registered nurse/wellness director is responsible for all wellness programs, as well as medication and other ancillary support programs. The director of administration is responsible for general administrative duties. The marketing director, activities director, chef and environmental services director complete the management team. Each cottage model has an administrator, an associate administrator and a wellness director. Residence management teams report to a regional director responsible for the operation of several residences. Regional directors provide support, oversight and mentoring to each residence's staff.

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

     Staffing models are used to determine appropriate personnel levels. Screening is used to help select staff with "care providing" characteristics. For each residence, regardless of size, services are provided on a 24 hour per day basis with an overall average 1:12 staff to resident ratio. The staffing ratio for dementia care is 1:7 at all times. The average daytime staffing ratio for all residences is 1:9. The largest percentage of care staff includes trained staff members who are responsible for providing support and care to residents and licensed nurses who coordinate care assessments and implement treatment and therapies.

     Karrington maintains competitive compensation programs, including incentives and quarterly profit sharing, which it believes help attract and retain excellent employees. Karrington believes that the combination of proper interviewing, selection methods and review, training and appropriate incentives significantly reduces hiring and retraining costs and allows for a more stable, long-term work force. All management team members participate in a recruitment and development program called the Predictive Index(R). The Predictive Index(R) is a third-party program to determine key criteria and personal attributes that Karrington believes are important to the proper placement of staff and management.

     Training and Quality Assurance.   Karrington provides its personnel with an
extensive and innovative training program. Before contact with residents, an employee must complete a 40 hour curriculum covering all aspects of Karrington's operation, from housekeeping schedules to coping with death and dying. New employees are then paired with a mentor who supervises his or her work until the supervisor has certified that the employee has completed all aspects of the training program. This certification process generally takes about a week. Each new employee is reviewed for performance at the end of a 90-day probationary period. Karrington provides continuing education for all employees to enhance the quality of care provided to residents.

     Karrington has structured a comprehensive quality assurance program intended to maintain standards of care established for each residence. Under Karrington's quality assurance program, the care and services provided at each residence are monitored by the professional services staff which reports directly to Karrington's senior management. The quality assurance team works with residence management teams to assure that all staff members are trained, that operational policies and procedures are followed, and that all state and federal standards are met while achieving the stringent requirements of Karrington. Karrington's quality assurance program helps support compliance with federal and state regulations and requirements for licensing. Karrington has also developed a quality of service program which includes periodic surveys and follow-up with all current and former residents and responsible parties.

ARCHITECTURAL DESIGNS

     Recognizing that not all seniors share the same acuity at various income levels, Karrington has created three standard models of residence, an evolution of Karrington's original prototype mansion-style residence. Along with creating three standard models,

Karrington has branded, or named, its residential products to help build Karrington's national identity.

     Karrington's original mansion-style residence, now known as K1 or the Karrington model, is a freestanding, mansion-style building in any of a variety of exterior styles. Located in established upper-income communities, the K1 replaces the original 53-unit prototype. The K1 prototype averages 72 units and approximately 50,000 square feet and is generally built on a 2.5 to 4 acre site.

     Karrington's one-story model, K2, is a small-town solution to high-quality assisted living. The K2 model residence averages 48 units with a designed capacity of 61 residents. The K2 offers residents of smaller and rural communities access to the skilled and caring professionals, unique products and services, and dignified environments that enable Karrington residents to age-in-place gracefully.

     A typical resident unit consists of a bedroom, bathroom with shower, lavatory and toilet, vestibule with kitchenette and closet. A variety of unit sizes and configurations allows resident choice in accommodations. Unit size ranges from approximately 250 square feet to over 450 square feet and there are both single room units and two room units. Units are marketed for single occupancy, companion occupancy with two residents sharing the same bedroom, and doubles and suites containing a living room and a bedroom.

     Approximately 45-50% of each of the K-1 and K-2 models is devoted to common areas and amenities. The interior design promotes a home-like environment while permitting the effective provision of resident care programs and promoting resident independence. The individual resident suites are clustered on each floor to resemble a neighborhood, with a variety of suite floor plans of one or two rooms and varying square footage. Each floor has a quiet area resembling a library or den and an active area designed to support activity programs and interaction among residents, staff and families. The main floor usually includes the main dining room, private dining rooms, administrative offices, a library, a living or family room, and ice cream parlor and a year-round sun porch. Also included are public restrooms, outside porches, a foyer and a formal entryway with grand staircase and central elevator. On other floors in each residence are located a resident laundry room, a wellness center, a bathing spa area, employee break rooms, a beauty salon and activity areas. The special care floor also includes a separate resident kitchen and dining area.

     Karrington's third residential model is the outgrowth of Karrington's May 1997 acquisition of Kensington Management Group, Inc. of Golden Valley, Minnesota. Operating innovative Alzheimer's care communities, now known as Karrington Cottages, or KC, Karrington provides residential Alzheimer's care and other programs under the medical direction of geriatric and dementia specialists. The Karrington Cottage prototype model is 20 units with 36 beds.

     Karrington believes all three basic building plan designs provide it with flexibility in adapting the model to a particular site and local zoning requirements.

DEVELOPMENT

     Karrington's development personnel research and identify potential markets, primarily in major metropolitan areas and their surrounding suburban communities, and select sites for development within such markets. In evaluating a market, Karrington considers a number of factors, including:

     - population, income and age demographics;

     - traffic count;

     - site visibility;

     - residential and commercial characteristics;

     - probability of obtaining zoning approvals;

     - proximity of various competitors;

     - estimated market demand; and

     - the potential to achieve economies of scale in a specific market by concentration of its development and operating activities.

     The principal stages in the development process are (a) strategic market selection and assessment, (b) site selection and contract signing, (c) zoning and site plan approval, (d) architectural planning and design, (e) contractor selection and (f) construction and licensure. Once a market has been identified, site selection and contract signing typically take three months. Zoning and site plan approval generally take three to nine months and are typically the most difficult step in the development process as a result of Karrington's selection of sites in established communities which frequently require site rezoning. Architectural planning and design and contractor selection often occur during the zoning process but can prolong the start of construction. Residence construction generally takes 12 months. After a residence receives a certificate of occupancy and appropriate licenses, residents usually begin to move in immediately. Karrington's experience indicates that new residences typically reach a stable level of occupancy of over 90% within 13 months, but there can be no assurance that these results will be achieved in new markets. Karrington estimates that total capitalized cost to develop, construct and open a Karrington K-1 or K-2 model residence, including land acquisition and construction costs, ranges from approximately $5.0 million to $11.0 million, an average cost per unit of approximately $110,000. The cost of any particular residence may vary considerably based on a variety of site-specific factors.

MARKETING

     Karrington's marketing approach emphasizes consumer education and awareness directed to potential residents and family members. The adult children of residents tend to be significant decision-makers in the selection of the assisted living option. Other significant referral sources include:

     - hospital discharge planners;

     - physicians;

     - churches;

     - social service agencies focused on the elderly;

     - nursing facilities in the area;

     - home health agencies;

     - social workers;

     - legal advisors;

     - other health care providers; and

     - families of existing residents.

Telephone directory advertising, media products and informal "networking" are directed by Karrington toward educating decision-makers and other referral sources in a community. The marketing personnel in Karrington's corporate office develop the overall strategy in each market as well as media materials, databases, direct mail, signage and community outreach activities. Each residence has a marketing director responsible for generating and following-up leads, coordinating referral activities and providing tours, counseling and caregiving advice for potential residents and their families with respect to Karrington's residences and services.

     Marketing activities begin during the development stage of a residence, after Karrington has obtained site control. These activities continue with increased emphasis when an information center opens for a specific residence approximately six to nine months prior to opening.

REGULATION

     Karrington's assisted living residences are subject to regulation and licensing by state and local health and social service agencies and other regulatory authorities. Requirements vary from state to state. These requirements address:

     - personnel education, training and records;

     - facility services, including administration of medication and the provision of limited nursing services;

     - physical plant specifications;

     - furnishing of residents' units;

     - food and housekeeping services;

     - emergency evacuation plans; and

     - residents' rights and responsibilities.

Assisted living residences also are subject to state or local fire and building codes and food service licensure requirements. Like other health care residences, assisted living residences are subject to periodic survey or inspection by governmental authorities. From time to time in the ordinary course of business, Karrington receives survey reports. Karrington reviews such reports and takes appropriate corrective action if deficiencies are noted. Inspection deficiencies are resolved through a plan of correction, although the reviewing agency typically is authorized to take action against a licensed facility where deficiencies are noted in the survey process. Such action may include imposition of fines, imposition of a provisional or conditional license or suspension or revocation of a license or other sanctions.

     Health care is an area of extensive and frequent regulatory change. The assisted living model for long-term care is relatively new. Accordingly, the manner and extent to which it is regulated at the federal and state levels is evolving. Changes in the laws or new interpretations of existing laws may have a significant effect on methods and costs of doing business. Karrington is actively involved in monitoring regulatory and legislative changes affecting the assisted living industry and participates with industry organizations to encourage improvements to existing laws and regulations.

     The success of Karrington will depend in part upon its ability to satisfy applicable regulations and requirements and to procure and maintain required licenses as the regulatory environment for assisted living evolves. Karrington's operations also could be adversely affected by future regulatory developments such as mandatory increases in the scope and quality of care to be offered to residents and revisions to licensing and certification standards.

     Karrington currently is not a Medicare provider. Under some state licensure laws, and for the convenience of its residents, some of Karrington's assisted living residences maintain contracts with several health care providers and practitioners through which health care providers make their health care products or services available to residents. These contract parties include pharmacies, visiting nurses, social service and home health organizations. Some of the services furnished by these contract parties may be covered by the Medicare programs.

COMPETITION

     Karrington's competition comes from a variety of sources. As a provider of care and services to elderly or frail individuals, Karrington competes with companies such as home health care agencies, retirement communities, skilled nursing facilities and convalescent centers, as well as other assisted living facilities. In each of these cases, however, Karrington's ability to provide a non-institutional environment for persons who need higher levels of care enhances its competitive strength.

     The assisted living industry is highly fragmented. Although some competitors are significantly larger, there are no one or more dominant companies in the assisted living segment. In a recent industry report, it is estimated that there are approximately 770,000 total assisted living beds currently available, and that the 25 largest owners of assisted living properties has 180,446 or only 23% of those currently available. The largest individual owner has only 3% of the total assisted living beds currently available.

     Because little public funding exists for assisted living, most residents are private pay. Within the assisted living industry, providers compete by price, quality of care, service packages and quality of life. Karrington believes that its combination of buildings, furnishings, care, services and other amenities enables it to compete effectively.

PROPRIETARY INFORMATION

     Karrington is the registered owner of the service mark "Karrington Communities(R)." Karrington believes this mark is of material importance to its business.

EMPLOYEES

     As of March 30, 1999, Karrington had approximately 1,800 employees, including approximately 350 employed by Karrington's joint ventures. None of Karrington's employees are represented by a union or covered by a collective bargaining agreement. Karrington has experienced no work stoppages and considers its relationship with its employees to be good.

PROPERTIES

     The following three tables set forth as of December 31, 1998 specified information as to Karrington properties which are open, under construction or in development, respectively, including whether such properties are wholly-owned ("O"), jointly-owned ("J"), leased ("L") or majority-owned ("M"). With respect to properties which are not wholly-owned, information as to the percentage of Karrington's ownership is set forth in the footnotes to the table. With respect to properties in development, the stage of development, whether in zoning ("I") or zoned ("Z"), is also included:

OPEN RESIDENCES

                                                                          OPENED    NUMBER   NUMBER
                                       TYPE OF                              OR        OF       OF
                                      OWNERSHIP      METRO LOCATION      ACQUIRED   UNITS     BEDS
                                      ---------      --------------      --------   ------   ------
Karrington of Bexley................   L(1)       Columbus, OH            10/92        53       62
Karrington on the Scioto............   L(1)       Columbus, OH             3/93        53       63
Karrington at Tucker Creek..........   L(1)       Columbus, OH            12/93        54       62
Karrington of Oakwood...............   J(3)       Dayton, OH              11/94        53       62
Karrington of Shaker Heights........    O         Cleveland, OH           10/95        59       67
Karrington Place....................   L(1)       Columbus, OH             2/96        26       31
Karrington of South Hills...........    O         Pittsburgh, PA           8/96        67       81
Karrington of Albuquerque...........   J(3)       Albuquerque, NM         10/96        61       74
St. Francis Place...................   J(3)       Albuquerque, NM         10/96        28       32
Karrington at Fall Creek............    O         Indianapolis, IN         3/97        61       71
Karrington Commons of Buffalo.......   O(6)       Buffalo, MN              5/97        70       75
Karrington Commons of Bismarck......   O(6)       Bismarck, ND             5/97        66       81
Karrington Cottages of Bismarck.....   O(6)       Bismarck, ND             5/97        12       20
Karrington Cottages of Waterloo.....   O(6)       Waterloo, IA             5/97        12       20

                                                                          OPENED    NUMBER   NUMBER
                                       TYPE OF                              OR        OF       OF
                                      OWNERSHIP      METRO LOCATION      ACQUIRED   UNITS     BEDS
                                      ---------      --------------      --------   ------   ------
Karrington Cottages of Mankato......   O(6)       Mankato, MN              5/97        12       20
Karrington Cottages of Rochester
  I.................................   O(6)       Rochester, MN            5/97        12       20
Karrington Cottages of Rochester
  II................................   O(6)       Rochester, MN            5/97        12       20
Karrington Cottages of Rochester
  III...............................   O(6)       Rochester, MN            5/97        16       28
Karrington Cottages of Rochester
  IV................................   O(6)       Rochester, MN            8/97        16       28
Karrington of Kenwood...............   J(3)       Cincinnati, OH           6/97        67       77
Karrington Cottages of Buffalo I....   O(6)       Buffalo, MN              7/97        12       20
Karrington Cottages of Buffalo II...   O(6)       Buffalo, MN              7/97        12       20
Karrington of Willow Lake...........    O         Indianapolis, IN         8/97        61       72
Karrington of Fort Wayne............    O         Fort Wayne, IN           8/97        61       72
Karrington of Englewood.............   J(3)       Dayton, OH               9/97        48       61
Karrington of Colorado Springs......   J(3)       Colorado Springs, CO    12/97        64       71
Karrington of Findlay...............   J(4)       Findlay, OH             12/97        48       61
Karrington of Fremont...............    O         Fremont, OH              2/98        48       61
Karrington of Wooster...............    O         Wooster, OH              2/98        48       61
Karrington of Bath..................   L(2)       Akron, OH                2/98        67       75
Karrington of Gahanna...............   L(2)       Columbus, OH             2/98        50       54
Karrington of Carmel................   L(2)       Indianapolis, IN         3/98        57       72
Karrington Cottages of Rochester
  V.................................   O(6)       Rochester, MN            5/98        20       36
Karrington of Rocky River...........   L(1)       Cleveland, OH            4/98        64       72
Karrington of South Charlotte.......    O         Charlotte, NC            6/98        72       84
Karrington of Presque Isle Bay......   L(1)       Erie, PA                 6/98        69       80
Karrington of Ann Arbor.............   L(2)       Ann Arbor, MI            8/98        67       75
Karrington of Poland................   L(2)       Youngstown, OH           8/98        67       75
Karrington of Monroeville...........    O         Pittsburgh, PA          11/98        64       72
Karrington of Park Ridge............  M(5)(6)     Chicago, IL             10/98       111      132
                                                                                    -----    -----
          TOTAL.....................                                                1,920    2,320
                                                                                    =====    =====

RESIDENCES UNDER CONSTRUCTION

                                                                                   NUMBER   NUMBER
                                      TYPE OF                           PLANNED      OF       OF
                                     OWNERSHIP      METRO LOCATION      OPENING    UNITS     BEDS
                                     ---------      --------------      --------   ------   ------
Karrington Cottages of Rochester
  VI...............................    O(6)      Rochester, MN              7/99     20       36
Karrington Cottages of Rochester
  VII..............................    O(6)      Rochester, MN              7/99     20       36
Karrington Cottages of Rochester
  VIII.............................    O(6)      Rochester, MN              7/99     20       36
Karrington Cottages of Rochester
  IX...............................    O(6)      Rochester, MN              7/99     15       27
Karrington of Eastover.............    L(2)      Charlotte, NC              1/99     88      100
Karrington at the Shawhan..........     O        Tiffin, OH                 3/99     54       66
Karrington of Finneytown...........    J(3)      Cincinnati, OH             1/00     67       75
Karrington of Hamilton.............     O        Hamilton, OH              10/99     48       60
Karrington of Farmington Hills.....     O        Detroit, MI               10/99     72       83
Karrington of Edina................     O        Minneapolis, MN           12/99     93      105
                                                                                    ---      ---
          TOTAL....................                                                 497      624
                                                                                    ===      ===

SITES UNDER CONTRACT

                                    STAGE OF                            PLANNED    PLANNED   PLANNED
                                   DEVELOPMENT      METRO LOCATION      OPENING     UNITS     BEDS
                                   -----------      --------------      --------   -------   -------
Karrington at the Highlands......    Z           Mobile, AL             1Q, 2000      68        77
Karrington of Northpointe........    Z           Jackson, MS            1Q, 2000      68        77
Karrington of Northwood..........    Z           Dallas, TX             1Q, 2000      68        78
Karrington of Pleasant Valley....    Z           Cleveland, OH          2Q, 2000      72        82
Karrington of Millcreek..........    I           Erie, PA               2Q, 2000      60       108
Karrington of Naperville.........    Z           Chicago, IL            2Q, 2000      93       105
Karrington of Mansfield..........    I           Mansfield, OH          2Q, 2000      50        60
Karrington of Cuyahoga Falls.....    Z           Akron, OH              2Q, 2000      72        83
                                                                                     ---       ---
          TOTAL..................                                                    551       670
                                                                                     ===       ===

-------------------------
(1) These residences are leased under a triple net, 20-year master lease agreement, which is more fully described in Note 5 of Notes to Karrington's Consolidated Financial Statements.

(2) Represent operating leases with Sunrise Midwest Leasing L.L.C., which are described in Note 6 of Notes to Karrington's Consolidated Financial Statements.

(3) Karrington has entered into joint development relationships with Catholic Health Initiatives, a large, not-for-profit health organization that operates 70 hospitals and more than 50 long-term care facilities in 22 states and has annual combined revenues of $4.7 billion. Karrington and CHI have entered into joint venture agreements to develop, operate and own seven assisted living residences, six of which were open and one of which was under construction at December 31, 1998. Karrington owns:

     - 19.9% of Karrington of Albuquerque, St. Francis Place, Karrington of Colorado Springs and Karrington of Englewood;

     - 35% of Karrington of Finneytown and Karrington of Kenwood; and

     - 50% of Karrington of Oakwood.

     Karrington operates each residence in accordance with a 20-year management agreement that generally provides compensation at 5% of net resident revenues.

     See Note 7 of Notes to Karrington's Consolidated Financial Statements.

(4) Represents a 50-50 joint venture with a local hospital in Findlay, Ohio, which is described in Note 7 of Notes to Karrington's Consolidated Financial Statements. Karrington operates this residence under a 20-year management agreement that provides compensation at 6% of net resident revenues.

(5) Karrington owns a 70% controlling interest in Karrington of Park Ridge, which it developed, constructed and manages.

(6) Represents property Sunrise plans to sell within 12 months following completion of the merger with Karrington.

LEGAL PROCEEDINGS

     Karrington is a defendant in litigation pending in the Franklin County Court of Common Pleas, Columbus, Ohio. On May 29, 1998, Lou Buren, formerly vice president-marketing of Karrington, filed suit against Karrington for wrongful termination of employment. The suit originally sought damages of approximately $450,000. On March 3, 1999, Mr. Buren filed an amended complaint joining Karrington Operating Company, a subsidiary of Karrington, and two Karrington officers as defendants and increasing the amount of damages sought to approximately $6.7 million. Karrington denies Mr. Buren's claims and intends to vigorously defend itself.

                KARRINGTON MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Karrington is an operator and owner of licensed, assisted living residences which provide quality, professional, personal and health-care services, including an emphasis on Alzheimer's care, for individuals needing assistance with activities of daily living. These activities include bathing, dressing, meal preparation, housekeeping, taking medications, transportation, and other activities that, because of the resident's condition, are difficult for residents to accomplish in an independent living setting. Karrington offers its customers a dignified residential environment focused on quality of life. Karrington also provides development, support and management services to its joint venture residences. As of December 31, 1998 Karrington had 40 residences, including joint ventures, open in 11 states with a capacity of 2,320 residents. Six additional residences were under construction while four others were complete and being readied for occupancy. These ten residences have a capacity of 624 residents.

     Karrington derives its revenues primarily from: (a) resident fees for the delivery of basic assisted living care services, which accounted for 80% of total revenues in 1998; (b) resident fees for extended and special needs care services which accounted for 9% of total revenues in 1998; and (c) community fee revenue which accounted for 8% of total revenues in 1998. Resident fees include revenue derived from basic assisted living care, community fees, extended and special needs care and other sources. Community fees are one-time fees generally payable by a resident upon admission. Extended and special needs care are paid by residents who require personal care in excess of services provided under the basic care program.

     The following table sets forth specified information regarding Karrington residences as of December 31, 1998:

                                  KARRINGTON RESIDENCES      JOINTLY-OWNED RESIDENCES           TOTAL SYSTEM
                                --------------------------   -------------------------   --------------------------
                                RESIDENCES   UNITS   BEDS    RESIDENCES   UNITS   BEDS   RESIDENCES   UNITS   BEDS
                                ----------   -----   -----   ----------   -----   ----   ----------   -----   -----
Open..........................      33       1,551   1,882        7        369    438        40       1,920   2,320
Under construction............       9         430     549        1         67     75        10         497     624
In development:
  Under contract and zoned....       6         441     502       --         --     --         6         441     502
  Under contract and in
    zoning....................       2         110     168       --         --     --         2         110     168

RESULTS OF OPERATIONS

     The following significantly impacts results of operations:

OCCUPANCY OF RESIDENCES IN OPERATION

     Karrington classifies residences that have been open at least 12 months or have achieved an occupancy percentage of 95% or above to be stabilized residences. Karrington's ability to maintain a high occupancy percentage in stabilized residences has a significant impact on results of operations. This is because many costs are fixed and a decline in occupancy below approximately 70-75% means that the residence is not contributing net profits to Karrington's results of operations.

RESIDENCES IN THE FILL-UP PHASE

     The number of residences moving from the construction to the fill-up phase can have a significant impact on operations. It typically takes 13 months for a new residence to reach an occupancy level of 90%. During that time, the residence is incurring significant losses because of fixed occupancy costs and payroll. Fixed occupancy costs include interest, depreciation, rent and real estate taxes. The speed at which a residence can achieve stabilization can have a significant effect on operations. In periods where the percentage of residences in the fill-up phase is significant, as is the case for 1998, operating losses will be significant and will continue until Karrington reaches a base of stable homes that absorb losses generated by residences in the fill-up phase. Based on past experience, we expect that all residences currently in the fill-up phase will reach stabilization in late 1999. Summarized below is a breakdown of open consolidated stable residences and open consolidated residences in the fill-up phase for the periods indicated:

                                                             YEAR ENDED DECEMBER 31,
                                                            --------------------------
                                                            1998       1997       1996
                                                            ----       ----       ----
Stable residences.........................................   15         13          3
Residences in fill-up.....................................   18          7          3
                                                             --         --         --
          Total...........................................   33         20          6
                                                             ==         ==         ==
Percent in fill-up........................................   55%        35%        50%
                                                             ==         ==         ==

GENERAL AND ADMINISTRATIVE COST

     Karrington requires a particular level of general and administrative spending to operate. General and administrative spending has increased significantly over the past three years as Karrington has incurred costs to support the growth of its business. However, this spending is not variable in that it does not increase proportionately with the number of residences in operation. Consequently, as Karrington grows, general and administrative costs as a percent of revenues should decrease.

LEASE VS. MORTGAGE FINANCING

     Karrington initially followed a plan of ownership using mortgage financing. This approach results in depreciation and interest charges that tend to be highest in the early years of operation. During 1998, Karrington opened five residences under operating leases. Karrington has also entered into sale/leaseback transactions in 1998 on six additional residences that were originally owned and financed under mortgages. Lease financing is advantageous from a results of operations perspective because rent expense under operating leases is lower than depreciation and interest under traditional ownership and mortgage arrangements.

RESIDENCES UNDER CONSTRUCTION

     The number of residences under construction impacts the results of operations due to the impact on capitalization of internal development and construction department costs, as well as interest, that are capitalized as part of construction. Fewer residences under development or construction mean less cost is capitalized, which adversely impacts the results of operations.

UNUSUAL CHARGES

     The 1997 charge was primarily due to Karrington's decision to abandon some of its projects in development.

     The following table sets forth specified data from the respective consolidated statements of operations as a percentage of total revenues:

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                              1998        1997        1996
                                                              -----       -----       -----
Total revenues..............................................  100.0%      100.0%      100.0%
Expenses:
  Residence operations......................................   81.2        71.2        67.6
  General and administrative................................   18.6        23.1        28.9
  Depreciation and amortization.............................   15.0        14.0        14.4
  Rent expense..............................................   11.5         1.3         0.9
  Unusual charges...........................................     --         7.2          --
                                                              -----       -----       -----
          Total expenses....................................  126.3       116.8       111.8
                                                              -----       -----       -----
Operating income (loss).....................................  (26.3)%     (16.8)%     (11.8)%
                                                              =====       =====       =====
End of period (1):
  Number of residences......................................     33          21           6
  Number of units...........................................  1,551         803         312

-------------------------
(1) Excludes residences jointly-owned by Karrington accounted for by the equity method.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Total revenue increased $15.6 million, or 81%, to $34.8 million in 1998 from $19.2 million in 1997 primarily due to the opening of new residences ($8.0 million), the acquisition of Kensington Management Group, Inc. and affiliates on April 30, 1997 ($3.8 million) and the increased occupancy of residences in the fill-up phase in 1997. Average occupancy for the stabilized residences in 1998 and 1997 was 89%.

     Residence operating expenses increased $14.6 million, or 107%, to $28.3 million in 1998 from $13.7 million in 1997. As a percentage of residence operating revenues, residence operating expenses increased from 74% in 1997 to 83% in 1998 which resulted in a residence net operating income margin of 26% in 1997 and 17% in 1998. The decrease in net operating income resulted from start-up losses associated with residences open less than one year (18 residences in 1998 vs. 7 residences in 1997).

     General and administrative expenses increased $2.1 million, or 46%, to $6.5 million in 1998 from $4.4 million in 1997 primarily due to the acquisition of Kensington ($.2 million), a provision for terminated projects of $.9 million largely due to the abandonment of one site and the third quarter sale of two additional sites and an increase in uncapitalized construction and development costs of $.8 million. Karrington expects general and administrative expenses will continue to decrease as a percentage of total revenues due to anticipated economies of scale resulting from an increase in the number of open residences.

     Rent expense increased $3.7 million to $4.0 million in 1998 due to the opening of five leased residences in 1998 and the sale of six residences in sale-leaseback transactions in the second quarter of 1998.

     Depreciation and amortization increased $2.5 million, or 95%, to $5.2 million in 1998 from $2.7 million in 1997 primarily due to the opening of new residences ($2.4 million), residences open for only a partial period in 1997 ($.3 million) and the acquisition of Kensington ($.3 million), offset by lower depreciation and amortization resulting from the sale of six residences in sale-leaseback transactions in the second quarter of 1998.

     Interest expense increased $3.2 million, or 114%, to $5.9 million in 1998 from $2.7 million in 1997 primarily due to the opening of new residences and residences open for only a partial period in 1997 ($1.9 million), the acquisition of Kensington ($.9 million), a decrease in capitalized interest ($.8 million) and the increased use of Karrington's lines of credit ($.5 million), offset by lower interest expense resulting from residences sold in sale-leaseback transactions in the second quarter of 1998.

     The equity in net loss of unconsolidated entities increased due to four joint venture residences in the fill-up phase during 1998 compared to two joint venture residences in the fill-up phase during 1997. See Note 2 to Consolidated Financial Statements for discussion on the minority interest of consolidated entity.

     The tax provision recorded in 1998 represents a current state tax liability resulting from tax gains primarily associated with sale/leaseback transactions. No deferred tax benefit was recorded in 1998 due to limitations associated with the recognition of operating loss carryforwards and other tax assets.

     The net loss for 1998 compared to the net loss for 1997 increased substantially from $5.7 million to $15.5 million. The increase in the net loss is primarily attributable to the significant increase in the number of residences in the fill-up phase and increased general and administrative costs necessary to support Karrington's growth. The increase in net loss of $9.8 million is attributable primarily to residences opened in 1998 and the Kensington acquisition, which generated combined incremental losses of more than $8.3 million, and the increase in general and administrative costs of $2.1 million.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Total revenue increased $9.6 million, or 100%, to $19.2 million in 1997 from $9.6 million in 1996 primarily due to the growth in resident revenues. Resident revenues increased $9.6 million, or 107%, primarily due to the acquisition of Kensington on April 30, 1997 ($5.2 million), opening of new residences in 1997 ($1.3 million) and a full year of operations of residences opened or in fill-up in 1996.

     Residence operations expense increased $7.2 million, or 111%, to $13.7 million in 1997 from $6.5 million in 1996. As a percentage of residence operating revenues, residence operations expense increased to 73.8% in 1997 from 72.4% in 1996. This increase is primarily attributable to an increase in the number of residences in the fill-up phase as operations expenses are historically higher as a percent of operating revenues during the first year of operation of a residence.

     General and administrative expenses increased $1.6 million, or 59.9%, to $4.4 million in 1997 from $2.8 million in 1996, primarily due to increased compensation, payroll taxes and related benefits as a result of hiring additional management and staff at Karrington's headquarters as a result of Karrington's growth plans. Karrington expects the rate of increase in its general and administrative expenses will decrease as new personnel needs have been reduced by recent hires. In addition, Karrington expects its general and administrative expenses will decrease as a percentage of its total operating revenues due to anticipated economies of scale resulting from Karrington's development program.

     Depreciation and amortization increased $1.3 million, or 94.6%, to $2.7 million in 1997 from $1.4 million in 1996 primarily due to the opening of new residences in 1997 and 1996.

     See Note 2 to Consolidated Financial Statements for discussion on the unusual charges in 1997.

     Interest expense increased $1.4 million, or 116%, to $2.7 million in 1997 from $1.3 million in 1996 primarily due to the opening of new residences in 1997 and 1996.

     The net loss for 1997 compared to the net loss for 1996 increased substantially from $2.6 million to $5.7 million. The increase in the net loss is primarily attributable to the significant increase in the number of residences in the fill-up phase and increased general and administrative costs necessary to support Karrington's growth. The increase in net losses of $3.0 million is attributable primarily to residences opened or acquired in 1997, which generated losses of approximately $2.5 million for 1997, and the increase in general and administrative costs of $1.7 million. These losses were offset by increased net profits of residences in the fill-up phase in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Karrington has financed its initial growth through a combination of mortgage financing, sale/leasebacks, a development bond, subordinated borrowings from JMAC, bank lines-of-credit, equity contributions and proceeds from the initial public offering in 1996. Karrington's mortgage and construction mortgage financings mature in the next one to thirteen years, bear interest at various fixed and fluctuating rates and are secured by substantially all of the assets of Karrington. Karrington expects to refinance such amounts as they mature.

     Net cash used in operations has increased from $.9 million in 1996 to $7.7 million in 1998. This continued increase reflects the operating losses associated with newly opened residences and increased general and administrative costs as part of the Company's rapid growth plan over this period. As discussed previously, residences in the fill-up phase generate operating losses until reaching 70-75% occupancy. The Company's mix of residences in the fill-up phase has increased and represent 55% of all open residences in 1998. Cash used by operations will continue in the near future until such time as residences currently in the fill-up phase become stable and generate enough net profits to absorb losses from start-up residences.

     Net cash used in investing activities totaled $1.9 million, $53.6 million and $27.7 million for the years ended December 31, 1998, 1997 and 1996, respectively. Excluding cash generated from sale and sale/leaseback transactions of $41.6 million, cash used by investing activities totaled $43.6 million in 1998. These expenditures related primarily to the Company's construction and development activities.

     Net cash provided by financing activities totaled $8.0, $49.6 million and $40.8 million for the years ended December 31, 1998, 1997 and 1996, respectively. Cash provided from financing activities from 1996 through 1998 included $90.7 million from mortgages, $10.3 million from lines of credit, $7.5 million from JMAC and $27.5 million related to the Company's initial public offering in 1996. During the same period, the Company repaid approximately $36.2 million of mortgages. Net cash provided by financing activities was used primarily to fund the Company's construction and development activities.

     Karrington has a line of credit totaling $5 million, all of which was outstanding at December 31, 1998. Interest is payable monthly and, at Karrington's option, accrues at the bank's prime rate or LIBOR rate plus .75%.

     On April 30, 1997, Karrington entered into a $27.6 million promissory note in conjunction with its acquisition of Kensington. Interest accrues at 10% and is payable monthly. The amount outstanding under the agreement was approximately $19.9 million as of December 31, 1998. The remaining funds were to be disbursed in two phases prior to April 30, 1999, subject to certain Rochester, Minnesota cottages and other Kensington properties achieving minimum debt service coverage ratios. Karrington's decision not to open four of the remaining Rochester cottages until later in 1999 prevents Karrington from accessing $5.9 million of the remaining $7.7 million of additional funds. Karrington is currently in the process of negotiating the extension that will allow Karrington to achieve the necessary fill-up to meet the required minimum debt service coverage ratios.

     In October 1997, Karrington entered into a $10.3 million construction loan agreement for the development and construction of three assisted living residences. Interest is payable monthly and accrues at the bank's prime rate plus 1 1/2% during construction. In October 1999, Karrington may elect, at its option, to convert the construction loan into a term loan maturing in October 2004. Interest payments under the term loan would accrue at prime plus 1 1/2% or an amount equal to 3.0% over the yield at the time on five-year U.S. Treasury notes. Karrington is required to maintain minimum net worth and current ratio amounts and, if the term loan is elected, to maintain debt service coverage ratios with respect to individual residences. At December 31, 1998, Karrington was in violation of the net worth, tangible net worth and current ratio covenants, which the lender has waived through the end of 1999. As of December 31, 1998, there was $7.4 million outstanding under this agreement.

     In early 1998, Karrington entered into construction loan agreements totaling $20.1 million. Interest is payable monthly and accrues at LIBOR plus 2.75% or prime plus 1/2%. In December 2000, Karrington may elect, at its option, to extend the agreements up to two additional years. As of December 31, 1998, there was $19.3 million outstanding under these agreements.

     See Note 6 to the Consolidated Financial Statements for further information on Karrington's long-term obligations and notes payable.

     Karrington currently plans to open approximately 16 new Karrington and jointly-owned residences in 1999 and the second quarter of 2000. Karrington has opened one of these residences in 1999. In addition, Karrington has 4 cottage homes completed and being readied to open, has 5 residences under construction and has obtained zoning approval for the remaining 6 residences. The 16 planned openings do not include any cottage homes beyond the 4 cottages completed and ready to open on the Rochester, Minnesota campus. Karrington is currently evaluating potential and existing relationships with hospitals and clinics in order to evaluate additional alternative, broader uses of its cottage model. As a result of these evaluations, Karrington's final plan for 1999 cottages will be announced at a later date. Karrington has been, and will continue to be, dependent on third party financing for its acquisition and development program. Karrington estimates that newly developed residences will generally range in cost from $5.0 to $11.0 million, with the development cycle taking up to 24 months from site identification and zoning through construction and residence opening. There can be no assurance that financing for Karrington's development program will be available to Karrington on acceptable terms, if at all. Moreover, to the extent Karrington opens properties that do not generate positive cash flow, Karrington may be required to seek additional capital for working capital and liquidity purposes.

     Karrington has existing financing in place in the form of loans or leases for the four residences that are currently completed and ready to open and three of the residences under construction. Additional financing will be required for the three additional residences under construction, to develop and construct the residences not currently under construction and to refinance certain existing indebtedness. Karrington has about $6.4 million invested in six projects staged for construction starts during early 1999 that are now awaiting construction or lease financing. Investments in future projects will be limited until future financing commitments are obtained. In the second quarter of 1998, Karrington completed sale/leaseback transactions for six residences. These sale/ leaseback transactions generated approximately $13 million in net proceeds after associated mortgage repayment. Karrington has not been pursuing permanent financing for the three residences under construction pending the outcome of the proposed merger with Sunrise. However, Karrington is continuously evaluating its financing alternatives, including traditional mortgages, sale/leaseback transactions and other forms of off-balance sheet financing.

     Karrington has funds available for working capital needs under project financings currently in place. At this time, Karrington expects to draw on six project mortgage and lease financings to support its working capital needs in the first and second quarters of 1999.

     In addition, in the third quarter of 1998 Karrington sold two parcels of land in California for a total of $3.5 million. The net proceeds to Karrington were $2.4 million after paying off a related note payable of approximately $1.1 million. The net proceeds were used to provide additional funds to support Karrington's working capital needs.

     Under the amended merger agreement described in Note 12 to Consolidated Financial Statements, Sunrise has made available to Karrington a $16.5 million line of credit to be used for construction and development activities and working capital. The line of credit expires in January 2000.

     In March 1999, the Company obtained a commitment from JMAC, Inc. which provides up to $4 million for working capital needs. Such commitment terminates upon the earlier of the closing of the Sunrise transaction discussed in Note 12 to Consolidated Financial Statements or January 1, 2000.

     See Note 13 to Consolidated Financial Statements for a discussion of risks and uncertainties. Karrington believes its existing financing commitments, including the Sunrise line of credit, together with additional anticipated financing, will be sufficient to fund its development, construction and working capital needs through 1999.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARD

     In April 1998, the Accounting Standards Executive Committee issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that the costs of start-up activities and organization costs be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 with earlier application encouraged. Management will apply the provisions of the SOP in the first quarter of 1999. The application of SOP 98-5 will require Karrington to write-off all existing deferred preopening and organization costs and expense all such items as incurred on a prospective basis. Preopening and organization costs were $1.9 million at January 1, 1999.

IMPACT OF YEAR 2000

     Karrington has completed its review of the impact of the Year 2000 issue on its information and financial systems and is in the process of spending about $700,000 to upgrade hardware and software to be Year 2000 compliant. Karrington is implementing a Year 2000 compliant home administrative information system which will provide better and faster information, particularly regarding resident history, service needs, and associated billing. This upgrade and implementation began in the fourth quarter of 1998 and is expected to be completed during the third quarter of 1999. The upgrade will be financed from working capital and anticipated financing.

     Karrington is in the process of its review of all mechanical equipment, including telephone systems, elevators, security systems, HVAC systems and vehicles. This review will be completed by the end of the second quarter of 1999. Karrington believes its review is approximately 80% complete. To date, Karrington has not identified any problems or issues which would require a significant investment of time or capital.

     The efforts described above should provide Karrington with an internal solution to the Year 2000 issue. However, Karrington remains cautious and continues to review external issues that may impact the business or flow of funds. Karrington's payroll is processed by an independent third party that has assured Karrington it will be Year 2000 compliant. Karrington will make contingent plans to resort to manual operations if particular external interfaces fail. Karrington is continuing its review of Year 2000 issues.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      OWNERS AND MANAGEMENT OF KARRINGTON

     The following table sets forth the number and percentage of outstanding Karrington common shares beneficially owned as of March 15, 1999 by (a) each director of Karrington; (b) Karrington's chief executive officer and the five most highly compensated executive officers of Karrington whose 1998 compensation exceeded $100,000; (c) all persons known by Karrington to be beneficial owners of 5% or more of the outstanding Karrington common shares; and (d) all directors and executive officers of Karrington as a group. Karrington believes that each individual or entity named has sole investment and voting power with respect to the Karrington common shares indicated as beneficially owned by the individual or entity, except as otherwise noted.

                                                              BENEFICIAL OWNERSHIP OF
                                                                 KARRINGTON COMMON
                                                                       STOCK
                                                              -----------------------
                                                              NUMBER OF    PERCENTAGE
                  NAME OF BENEFICIAL OWNER                     SHARES       OWNED(1)
                  ------------------------                    ---------    ----------
Sunrise Assisted Living, Inc.(2)............................  3,038,068       44.4%
John H. McConnell(2), (3), (4)..............................  2,265,800       33.1
JMAC, Inc.(2), (4)..........................................  2,250,000       32.9
Richard R. Slager(2), (5)...................................    730,020       10.7
Alan B. Satterwhite(6)......................................    560,110        8.2
Ohio PERS(6)................................................    600,000        8.8
Pete A. Klisares(2), (7)....................................     71,675        1.0
Robert D. Walter(2), (8)....................................     30,000          *
Harold A. Poling(2), (8)....................................     20,000          *
Michael H. Thomas(2), (8)...................................     16,000          *
James V. Pickett (2), (8), (9)..............................     13,000          *
Charles H. McCreary(2), (8), (10)...........................     12,970          *
John S. Christie(2), (8), (11)..............................     13,700          *
David H. Hoag(2), (8).......................................     12,000          *
Bernadine P. Healy(2), (8)..................................     11,300          *
Mark N. Mace(2), (12).......................................      3,803          *
Stephen Lewis(2), (13)......................................      2,175          *
Thomas J. Klimback(14)......................................     18,750          *
John K. Knutson.............................................         --          *
All directors and executive officers as a group (13
  persons)(2), (3), (4), (5), (9), (10), (11), (15).........  3,202,443       45.7%

-------------------------
  *  Less than 1%.

 (1) The percent of class is based upon the sum of (a) 6,839,368 Karrington common shares outstanding on March 15, 1999 and (b) the number of Karrington common shares as to which the named person has the right to acquire beneficial ownership upon the exercise of options under the Karrington 1996 incentive stock plan that are exercisable within 60 days of March 15, 1999. As a result of the merger, none of the persons listed will be the owner of more than 5% of the issued and outstanding shares of Sunrise common stock.

 (2) Each of Karrington's directors and executive officers and JMAC, Inc., has entered into shareholder agreements, as amended, with Sunrise. Under these shareholder agreements,

     Karrington's directors and executive officers and JMAC, Inc. each granted Sunrise an irrevocable proxy to vote all of their Karrington common shares in favor of the amended merger agreement and the merger and against any competing third party transaction.

 (3) Includes currently exercisable options to purchase 10,000 Karrington common shares and 800 Karrington common shares held of record by Mr. McConnell's wife. Mr. McConnell disclaims beneficial ownership with respect to the 800 shares held of record by his wife.

 (4) Includes all of the Karrington common shares beneficially owned by JMAC, Inc. These shares are owned of record by JDEL, Inc., a wholly owned subsidiary of JMAC, Inc. JDEL, Inc. has also signed a shareholder agreement, as described in note (2). Mr. McConnell has sole voting and investment power over these shares.

 (5) Includes 200,000 Karrington common shares held of record by Mr. Slager's wife with respect to which he disclaims beneficial ownership. Also includes currently exercisable options to purchase 5,000 Karrington common shares.

 (6) Based upon filings with the SEC.

 (7) Includes currently exercisable options to purchase 65,000 Karrington common shares.

 (8) Includes currently exercisable options to purchase 10,000 Karrington common shares.

 (9) Includes 3,000 Karrington common shares as to which Mr. Pickett has shared voting and investment power.

(10) Includes 1,700 Karrington common shares as to which Mr. McCreary has shared voting and investment power with his wife and 970 Karrington common shares held by Mr. McCreary as custodian for his minor children.

(11) Includes 500 Karrington common shares to which Mr. Christie has shared voting and investment power.

(12) Includes currently exercisable options to purchase 2,500 Karrington common shares.

(13) Includes currently exercisable options to purchase 1,875 Karrington common shares.

(14) Includes currently exercisable options to purchase 18,750 Karrington common shares.

(15) Includes currently exercisable options to purchase 164,375 Karrington common shares and excludes the Karrington common shares of Messrs. Satterwhite and Klimback who resigned prior to March 15, 1999.

                      DESCRIPTION OF SUNRISE CAPITAL STOCK

     The following description of the capital stock of Sunrise, including the Sunrise common stock to be issued in the merger, is not complete and is qualified in its entirety by reference to the certificate of incorporation of Sunrise. For information on how you can obtain a copy of the certificate of incorporation of Sunrise, see "Where You Can Find More Information" on page 112.

GENERAL

     The authorized capital stock of Sunrise consists of 60,000,000 shares of Sunrise common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, of which 30,000 shares of the Sunrise preferred stock have been designated as "series C junior participating preferred stock." At March 15, 1999, 19,510,726 shares of Sunrise common stock and no shares of Sunrise preferred stock were outstanding.

SUNRISE COMMON STOCK

     Each holder of Sunrise common stock is entitled to one vote for each share on all matters submitted to a vote of stockholders. The certificate of incorporation of Sunrise does not provide for cumulative voting. Accordingly, the holders of a majority of the shares of Sunrise common stock entitled to vote in any election of directors may elect all of the directors standing for election.

     The certificate of incorporation of Sunrise provides that, subject to the rights of the holders of Sunrise preferred stock, the holders of Sunrise common stock are entitled to receive any dividends declared by the Sunrise board of directors out of legally available funds. In the event of any liquidation, dissolution or winding up of Sunrise, the holders of Sunrise common stock are entitled to participate in the distribution of all assets of Sunrise remaining after the payment of all debts of Sunrise and the payment of the full amounts, if any, to which the holders of Sunrise preferred stock are entitled have been paid or set aside for payment.

     The holders of Sunrise common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Sunrise common stock are subject to the rights of the holders of any shares of any series of preferred stock that Sunrise may issue in the future.

SUNRISE PREFERRED STOCK

     The board of directors of Sunrise is authorized to issue preferred stock in series and to fix and state the voting powers, full or limited, or no voting powers, and the designations, preferences and relative participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions of the shares of each series. The Sunrise board may issue shares of preferred stock without stockholder approval. Under the certificate of incorporation of Sunrise, each share of each series of Sunrise preferred stock is to be identical in all respects with all other shares of the same series.

     While providing flexibility in connection with possible financings, acquisitions and other corporate purposes, the issuance of preferred stock by Sunrise could adversely affect the voting power of the holders of Sunrise common stock. In addition, Sunrise could issue preferred stock as a means of discouraging, delaying or preventing a change in control of Sunrise. Sunrise has no present plans to issue shares of its preferred stock.

TRANSFER AGENT AND REGISTRAR

     First Union National Bank is the transfer agent and registrar for the Sunrise common stock.

SUNRISE STOCKHOLDER RIGHTS PLAN

     On April 25, 1996, the board of directors of directors of Sunrise adopted a stockholder rights plan. At that time, the board of directors of Sunrise declared a dividend of one preferred share purchase right for each outstanding share of Sunrise common stock. All shares of Sunrise common stock issued between April 25, 1996 and the distribution date of the rights, or the date, if any, on which the rights are redeemed, will have rights attached to them. The rights expire on the tenth anniversary of the date the rights agreement was adopted, unless earlier redeemed or exchanged. Each right, when exercisable, entitles the holder to purchase one one-thousandth of a share of series C junior participating preferred stock of Sunrise at a price of $85.00. Until a right is exercised, the holder of the right will have no rights as a stockholder of Sunrise, including, the right to vote or to receive dividends.

     The rights initially attach to all certificates representing shares of outstanding Sunrise common stock. The rights will separate from the Sunrise common stock and rights certificates will be distributed upon the earlier to occur of (a) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Sunrise common stock or (b) 10 business days, or such later date as the board of directors of Sunrise may determine, following the commencement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person of 20% or more of the outstanding shares of Sunrise common stock. Neither Paul J. Klaassen nor Teresa M. Klaassen, each of whom, as of April 25, 1996, beneficially owned more than 20% of the outstanding Sunrise common stock, nor any of their affiliates will be deemed an "acquiring person" for purposes of the rights plan, unless they acquire an additional 2% of the outstanding shares of Sunrise common stock in excess of the amount beneficially owned by them as of April 25, 1996.

     Generally, if a person or entity becomes the beneficial owner of 20% or more of the then outstanding shares of Sunrise common stock, each holder of a right may, after the end of a redemption period, exercise the right by purchasing Sunrise common stock having a value equal to two times the purchase price of the right.

     If at any time following the date a person or entity becomes the beneficial owner of 20% or more of the then outstanding shares of Sunrise common stock, (a) Sunrise is acquired in a merger or other business combination transaction in which it is not the surviving corporation, or (b) 50% or more of Sunrise's assets or earning power is sold or transferred, each holder of a right shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

     In general, the board of directors of Sunrise may redeem the rights at a price of $.005 per right at any time until ten days after the acquiror has been identified. If the decision to redeem the rights is made after the acquiror becomes the beneficial owner of 20% or more of the then outstanding shares of Sunrise common stock, two-thirds of the directors must approve the decision to redeem the rights.

     The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Sunrise. The rights, however, will not interfere with any merger or other business combination approved by the board of directors of Sunrise since the board of directors of Sunrise may, at its option, at any time prior to any person becoming an Acquiring Person, redeem all rights or amend the stockholder rights agreement to exempt the person from the stockholder rights agreement.

                        COMPARISON OF SHAREHOLDER RIGHTS

     The following a summary of the material differences between the rights of Karrington shareholders, on the one hand, and Sunrise stockholders, on the other hand. These differences arise from the differences between the Delaware and Ohio law and the governing instruments of Sunrise and Karrington.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Delaware General Corporation Law permits a Delaware corporation's board of directors to be divided into up to three classes with staggered terms of office. The certificate of incorporation of Sunrise divides the board of directors into three classes. Each class consists of approximately one-third of the total number of directors. The term of office of each class is three years and expires in successive years at the time of the annual meeting of stockholders.

     The Ohio General Corporation Law permits an Ohio corporation's board of directors to be divided into up to three classes of at least three directors each with staggered terms of office. Karrington's code of regulations classifies the board of directors of Karrington into three classes. Each class is elected in staggered elections and serves a three-year term.

     Classification of directors has the effect of making it more difficult for stockholders to change the composition of a board of directors. At least two annual meetings of stockholders, instead of one, generally will be required to effect a change in a majority of the board of directors. This delay may help ensure that the board of directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

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

     Classification provisions also could have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Sunrise or Karrington, even though such a transaction could be beneficial to Sunrise or Karrington, as the case may be, or their respective stockholders.

NUMBER OF DIRECTORS; REMOVAL OF DIRECTORS; VACANCIES

     The Delaware General Corporation Law permits the certificate of incorporation or bylaws to contain provision regarding the number of directors. The certificate of incorporation of Sunrise specifies that Sunrise shall have a minimum of two and a maximum of eleven directors. The exact number of directors within this range is fixed by a two-thirds vote of the directors.

     The Karrington code of regulations provides that the number of directors may be fixed or changed either by the board of directors or the shareholders of Karrington acting by a majority vote.

     Under the Delaware General Corporation Law, unless otherwise provided in a corporation's certificate of incorporation, directors serving on a classified board of directors may be removed by the stockholders only for cause. The Sunrise amended and restated certificate of incorporation provides that stockholders may remove a director with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock then entitled to vote at an election of directors.

     The Karrington code of regulations provide that the shareholders may remove a director or the entire board of directors from office only for cause and by an affirmative vote of at least a majority of the voting power of the holders of Karrington common stock entitled to elect directors. At the same meeting a new director may be elected for the unexpired term.

     The Delaware General Corporation Law provides that, unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships may be filled by a majority of the remaining directors. Any vacancy occurring in the board of directors of Sunrise may be filled for the unexpired term by the vote of a majority of the directors. Any director so chosen will hold office for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred.

     The Karrington code of regulations and the Ohio General Corporation Law also provide that a vacancy in the board may be filled by a majority of the remaining directors. Any director so elected will serve for the remainder of the unexpired term.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

     The Delaware General Corporation Law provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the

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

corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends and unlawful stock purchases or redemptions under Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper personal benefit.

As permitted by Delaware law, the certificate of incorporation of Sunrise contains such a provision limiting the personal liability of a director of Sunrise to the corporation or its stockholders for monetary damages for breach fiduciary duty as a director.

     The Ohio General Corporation Law provides, with limited exceptions, that a director may be held liable in damages for acts or omissions as a director only if it is proved by clear and convincing evidence that the director undertook the act or omission with deliberate intent to cause injury to the corporation or with reckless disregard for its best interests.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law generally permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Each such person is indemnified against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third party action, other that a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. This determination is required to be made, in the case of an individual who is a director or officer at the time of such determination:

     - by a majority of the disinterested directors, even though less than a quorum;

     - by a committee of such directors designated by a majority vote of such directors, even though less than a quorum;

     - by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

     - by a majority vote of the stockholders, at a meeting at which a quorum is present.

     Without court approval, however, no indemnification may be made in respect of any derivative action in which the individual is adjudged liable to the corporation.

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

     Delaware law requires indemnification of present and former directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action.

     Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to present directors and officers contingent upon the individuals' commitment to repay any advances unless it is determined ultimately that the individuals are entitled to be indemnified. Expenses incurred by former directors and officers or other employee and agents may be paid on the terms and conditions the corporation deems appropriate.

     Under Delaware law, the rights to indemnification and advancement of expenses provided in the law are non-exclusive. Subject to public policy issues, indemnification and advancement of expenses beyond that provided by statute may be provided by bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

     To the maximum extent permitted by law, the bylaws of Sunrise provide for mandatory indemnification of present and former directors and officers of Sunrise. Present and former directors and officers of Sunrise are indemnified against any expense, liability and loss to which they may become subject, or which they may incur, as a result of being or having been a director or officer of Sunrise. In addition, Sunrise must advance or reimburse present and former directors and officers for expenses incurred by them in connection with indemnifiable claims.

     Sunrise has entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides for Sunrise to indemnify such persons, to the fullest extent permitted by Delaware law, against any expense, liability and loss to which they may become subject, or which they may incur, as a result of being or having been a director or officer of Sunrise. In addition, Sunrise must advance or reimburse directors and officers for expenses incurred by them in connection with indemnifiable claims. Sunrise also maintains directors' and officers' liability insurance.

     Under the Ohio General Corporation Law, Ohio corporations may indemnify directors from liability if the director acted in good faith and in a manner reasonably believed by the director to be in, or not opposed to, the best interests of the corporation. With respect to any criminal actions, Ohio corporations may indemnify directors from liability if the director also had no reason to believe the action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made:

     - if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification; or

     - if liability asserted against such person concerns unlawful distributions. The indemnification provisions of the Ohio General Corporation Law require indemnification of a director who has been successful on the merits or otherwise in defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director of the corporation. The indemnification authorized by the Ohio General Corporation Law is not exclusive

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

       and is in addition to any other rights granted to directors under the articles of incorporation or regulations of the corporation or to any agreement between the directors and the corporation.

     The Karrington code of regulations provides for mandatory indemnification of each present or former director or officer who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, because he or she is or was a director, officer, manager or agent of the corporation, or is or was serving at Karrington's request as a director, trustee, officer, employee, member, manager or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise. Each such person is indemnified against expenses, judgments, fines and amounts paid in settlement, in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person to be indemnified also must have had no reasonable cause to believe his or her conduct was unlawful. A person claiming indemnification is presumed to have acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal matter, the person claiming indemnification also is presumed to have had no reasonable cause to believe his or her conduct was unlawful.

CALL OF SPECIAL MEETINGS OF STOCKHOLDERS

     The Delaware General Corporation Law provides that special meetings of stockholders may be called by the board of directors or by such other persons as are authorized by the corporation's certificate of incorporation or bylaws. The Sunrise certificate of incorporation and bylaws provide that a special meeting of the stockholders of Sunrise may be called by board of directors of Sunrise, the chairman of the board of directors or the president of Sunrise and will be called by the secretary upon the written request of stockholders possessing at least 25% of the voting power of the issued and outstanding Sunrise voting stock entitled to vote generally for the election of directors.

     The Ohio General Corporation Law provides that a special meeting of shareholders may be called by the chairman of the board of directors, the president, the directors at a meeting, or a majority of the directors without a meeting, persons holding 25% or more of the shares entitled to vote at this meeting, unless the articles of incorporation or regulations specify a greater or lesser percentage but not more than a majority, or the other officers or persons specified in the articles of incorporation or the code of regulations. The Karrington code of regulations increase to 50% the number of shares required to call a meeting and provide that, in the case of the president's absence, death or disability, the vice president authorized to exercise the authority of the president may call a meeting.

SHAREHOLDER ACTION BY WRITTEN CONSENT

     The Delaware General Corporation Law provides that, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special

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

meeting of such stockholders of a corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken, will be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. The Sunrise certificate of incorporation provides that any action required or permitted to be taken by the stockholders of Sunrise must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, unless such consent is unanimous.

     Under the Ohio General Corporation Law, unless a corporation's articles of incorporation or regulations prohibit the taking of action without a meeting, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting with the affirmative vote in a writing setting forth the action signed by all shareholders who would be entitled to notice of a meeting. The Karrington code of regulations authorize the shareholders to take action by unanimous consent in writing without a meeting. However, the Karrington code of regulations may be amended only at a meeting of shareholders held for such purpose.

CUMULATIVE VOTING

     The Delaware General Corporation Law permits the certificate of incorporation to provide that, in all elections of directors, each stockholder is entitled to cumulate such stockholder's votes. The Sunrise certificate of incorporation does not provide for cumulative voting.

     Under the Ohio General Corporation Law, unless otherwise provided in a corporation's articles of incorporation, each shareholder is entitled to cumulate such shareholder's votes in the election of directors if the shareholder gives notice to the corporation. The Karrington articles of incorporation prohibit cumulative voting.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS

     Under the Sunrise bylaws, for stockholders to properly introduce business to be transacted at the annual meeting of stockholders, a stockholder must give timely notice of such proposal in a proper written form delivered to Sunrise's principal executive offices. To be timely, a stockholder's notice to Sunrise must be delivered to or mailed and received at Sunrise's principal executive offices not less than 60 days prior to the meeting. However, if less than 75 days' notice of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 15th day following the notice of the date of the annual meeting.

     The Sunrise bylaws require that a stockholder's notice include:

     - a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

     - the name and address of such stockholder, as they appear on Sunrise's books;

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

     - the class and number of shares of Sunrise common stock which are beneficially owned; and

     - any material interest of such stockholder in such business.

     The Sunrise bylaws permit stockholders to nominate persons for election to the board of directors of Sunrise at a meeting of stockholders if the stockholder gives timely notice of such nomination in a proper written form to Sunrise. To be timely, the stockholder's notice must meet the same timeliness requirements as described above for providing advance notice of business to be transacted at the annual meeting of stockholders.

     The Sunrise bylaws require that a stockholder's notice include, as to each person that the stockholder proposes to nominate for election or re-election as a director:

     - the name, age, business address and residence address of such person;

     - the principal occupation or employment of such person;

     - the class and number of shares of Sunrise common stock which are beneficially owned by such person; and

     - any other information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case under Regulation 14A under the Securities Exchange Act. In addition, the stockholder's notice must include, as to the stockholder giving the notice (A) the name and address of such stockholder, as they appear on Sunrise's books; and (B) the class and number of shares of Sunrise common stock which are beneficially owned.

     The Karrington code of regulations permit shareholders to bring business before an annual meeting of shareholders if done in compliance with Rule 14a-8 under the Securities Exchange Act. The Karrington code of regulations also permit any shareholder entitled to vote in the election of directors to nominate one or more persons for election as directors only if written notice of such shareholder's intent to make the nomination or nominations has been given to the secretary of the corporation. This notice must be delivered to the principal executive offices of the corporation not later than the date on which a shareholder proposal would be required to be delivered as described above. The notice shall set forth:

     - the name and address of the nominating shareholder and of the proposed nominee;

     - a representation that the shareholder is a shareholder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

     - a description of all arrangements or understandings between the shareholder and each nominee and any other person, who must be named in the notice, under which the nomination or nominations are made by the shareholder;

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

     - such other information relating to each nominee proposed by such shareholder as would be required to be included in a proxy statement filed under the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the board of directors of the corporation; and

     - the consent of each nominee to serve as a director of the corporation if so elected.

AMENDMENTS TO CHARTER DOCUMENTS AND BYLAWS

     The Delaware General Corporation Law provides that the certificate of incorporation of a corporation may be amended upon adoption by the board of directors of a resolution setting forth the proposed amendment and declaring its advisability, followed by the favorable vote of the holders of a majority of the outstanding stock entitled to vote on the amendment. It also provides that a certificate of incorporation may require a greater vote than would otherwise be required by the Delaware General Corporation Law.

     Except as set forth in the Sunrise certificate of incorporation or as otherwise specifically required by law, no amendment of any provision of the Sunrise certificate of incorporation may be made unless such amendment has been first proposed by at least two-thirds of the directors of Sunrise then in office and approved by the holders of at least a majority of the outstanding shares of stock of Sunrise entitled to vote on such matter. However, the amendment must be approved by the holders of at least two-thirds of the outstanding shares of stock entitled to vote on the amendment if the amendment is to any of the following provisions in the Sunrise certificate of incorporation, some of which are described above:

     - the classified board;

     - the number and removal of directors;

     - vacancies in the board of directors;

     - stockholder action by written consent;

     - the calling of special meetings;

     - the authorized number of shares of preferred stock;

     - board authority to issue Sunrise preferred stock;

     - the limitation on directors liability;

     - amendments of the bylaws; or

     - the provision requiring that the board consider the effect of acquisition proposals on constituencies other than the stockholders.

     Under the Delaware General Corporation Law, the power to adopt, alter and repeal the bylaws is vested in the stockholders unless the certificate of incorporation vests this power in the directors. Vesting this power in the directors does not divest the stockholders of power to adopt, alter or repeal the bylaws. The Sunrise certificate of incorporation and the bylaws provide that the board of directors of Sunrise or its

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

stockholders may alter, amend or repeal the Sunrise bylaws if the amendment is approved by the affirmative vote of at least two-thirds of the directors then in office or of at least two-thirds of the outstanding shares of stock entitled to vote on the matter.

     Under the Ohio General Corporation Law, an amendment to the articles of incorporation requires the affirmative vote of two-thirds of the voting power of a corporation unless a greater or lesser percentage, which cannot be less than a majority, is specified in the corporation's articles of incorporation. The Karrington articles of incorporation do not provide any differences from the Ohio General Corporation Law.

     Under the Ohio General Corporation Law, the power to adopt, alter and repeal the code of regulations of a corporation is vested in the shareholders. Shareholders of an Ohio corporation may amend the regulations by the affirmative vote of a majority of the voting power of the corporation or without a meeting by the written consent of the holders of two-thirds of the voting power of the corporation unless the articles of incorporation or regulations provide for a greater percentage. The Karrington code of regulations may be amended or repealed by the affirmative vote of a majority of the voting power. However, the affirmative vote of 66 2/3% of the voting power is required to amend the provisions of the Karrington code of regulations relating to the calling of shareholders' meetings, the number of directors and term of office, the election and removal of directors, indemnification and insurance of officers and directors, amendment of the Karrington code of regulations, or action by shareholders or directors without a meeting.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

     The Delaware General Corporation Law requires approval of mergers, consolidations and sales of all or substantially all of a corporation's assets, other than so-called parent-subsidiary mergers, by a majority of the voting power of the corporation, unless the certificate of incorporation specifies a different percentage. The Sunrise certificate of incorporation does not provide for a different percentage. Section 203 of the Delaware General Corporation Law prohibits "business combinations" with "interested stockholders" unless the provisions of that section of Delaware law are satisfied. See the discussion below under "-- Business Combinations; Transactions with Interested Stockholders."

     The Ohio General Corporation Law generally requires approval of mergers, dissolutions, dispositions of all or substantially all of a corporation's assets, and majority share acquisitions and combinations involving issuances of shares representing one-sixth or more of the voting power of the corporation, other than so-called parent-subsidiary mergers, by two-thirds of the voting power of the corporation unless the articles of incorporation specify a different proportion, which may not be less than a majority. The Karrington articles of incorporation do not provide for a different proportion.

BUSINESS COMBINATIONS; TRANSACTIONS WITH INTERESTED SHAREHOLDERS

     Section 203 of the Delaware General Corporation Law provides, in general, that an "interested stockholder," defined generally as a stockholder acquiring more than 15% of

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the outstanding voting shares of a corporation subject to the statute, but less than 85% of such shares, may not engage in "business combinations" with the corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless:

     - prior to such date the corporation's board of directors approved either
       (a) the business combination or (b) the transaction in which the stockholder became in interested stockholder; or

     - the "business combination" is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Section 203 defines a "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, specified asset sales, specified issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest of the interested stockholder or a transaction in which the interested stockholder receives other benefits.

     When Sunrise was formed in 1994, the Klaassens, their respective affiliates and their respective estates were exempted from the provisions of Section 203 of the Delaware General Corporation Law.

     Chapter 1704 of the Ohio General Corporation Law prohibits, subject to exceptions, business combinations and transactions between an issuing public corporation and an "interested shareholder," generally defined as a beneficial owner of 10% or more of the shares of the corporation, for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attained 10% ownership. An "issuing public corporation" is defined in the Ohio General Corporation Law as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the state of Ohio, and as to which no close corporation agreement exists. Karrington is an "issuing public corporation."

     Examples of transactions regulated by Chapter 1704 of the Ohio General Corporation Law include the disposition of assets, mergers, consolidations, voluntary dissolutions and the transfer of shares. After the three-year period, a transaction regulated by Chapter 1704 may take place provided that specified conditions are satisfied, including that:

     - the board of directors approves the transaction;

     - the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation, or a different proportion set forth in the articles of incorporation, including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

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

     - the business combination results in shareholders, other than the interested shareholder, receiving a fair price, as determined by Section 1704.03(A)(4), for their shares. Neither the Karrington articles of incorporation nor the Karrington code of regulations contain this type of election to be excluded from Chapter 1704.

     Although Chapter 1704 of the Ohio General Corporation Law is similar to
Section 203 of the Delaware General Corporation Law in some respects, there are significant differences. Chapter 1704 provisions are triggered by the acquisition of 10% of the voting power of a subject Ohio corporation rather than 15%. If before the acquisition of shares by which a person becomes an interested shareholder, the board of directors of the corporation approves the transaction by which the person would become an interested shareholder, then Chapter 1704's prohibition does not apply. The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the subject transaction is approved by the requisite vote of the shareholders or satisfies statutory conditions relating to the fairness of consideration received by shareholders, other than the interested shareholder. Chapter 1704 does not provide any exemption for an interested shareholder who acquires a significant percentage of stock in the transaction which resulted in the shareholder becoming an "interested shareholder" as does Section 203. Chapter 1704's definition of "beneficial owner" of shares is essentially similar to that of Section 203 except that Chapter 1704 does not expressly exclude from the definition of beneficial owner a person who has the right to vote stock under an agreement which arises solely from a revocable proxy.

     Section 1701.831 of the Ohio General Corporation Law, known as the "Control Share Acquisition Act," provides that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed "control share acquisition." "Control share acquisition" is defined as any acquisition of an issuer's shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

     - one-fifth or more but less than one-third of such voting power;

     - one-third or more but less than a majority of such voting power; or

     - a majority or more of such voting power.

Assuming compliance with the notice and information filing requirements prescribed by the statute, the proposed control share acquisition may take place only if the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer, directors of the issuer who are also employees and officers of the issuer, and persons that acquire specified amounts of shares after the public disclosure of the proposed control share acquisition. The Control Share Acquisition Act does not apply to a corporation whose articles of incorporation or code of regulations so provide. Karrington has not opted out of the application of the Control Share Acquisition Act.

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

     The Delaware General Corporation Law contains no provisions comparable to
Section 1701.831 of the Ohio General Corporation Law.

APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, appraisal rights are available only in connection with statutory mergers or consolidations. Even in these cases, unless the certificate of incorporation otherwise provides, the Delaware General Corporation Law does not recognize dissenters' rights for any class or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 stockholders. However, appraisal rights are available for holders of stock who, by the terms of the merger or consolidation, are required to accept anything except: (A) stock of the corporation surviving or resulting from the merger or consolidation; (B) shares which at the effective time of the merger or consolidation are either listed on a national securities exchange or held of record by more than 2,000 stockholders; (C) cash instead of fractional shares of stock described in clauses (A) and (B); or (D) any combination of stock and cash instead of fractional shares described in clauses
(A), (B) or (C).

     Under the Ohio General Corporation Law, dissenting shareholders are entitled to dissenters' rights in connection with the transfer of all or substantially all of the assets of a corporation and in connection with specified amendments to a corporation's articles of incorporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to dissenters' rights. In addition, shareholders of an acquiring corporation are entitled to dissenters' rights in any merger, combination or majority share acquisition in which the shareholders of the acquiring corporation are entitled to vote. The Ohio General Corporation Law provides shareholders of an acquiring corporation voting rights if the acquisition involves the transfer of shares of the acquiring corporation entitling the recipients of such shares to exercise one-sixth or more of the voting power of the acquiring corporation.

STOCKHOLDER RIGHTS PLAN

     Sunrise has adopted a stockholder rights plan.   See "Description of
Sunrise Capital Stock -- Sunrise Stockholder Rights Plan."

     Karrington does not have a shareholder rights plan.

DIVIDENDS

     Both the Delaware General Corporation Law and the Ohio General Corporation Law provide that dividends may be paid in cash, property or shares of a corporation's capital stock. The Delaware General Corporation Law provides that a corporation may pay dividends out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year. However, any such payment cannot reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets. The Ohio General Corporation Law provides that a corporation may pay dividends out of surplus and must notify its shareholders if a dividend is paid out of capital surplus.

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CONSIDERATION OF OTHER CONSTITUENCIES

     The Sunrise certificate of incorporation requires the board of directors of Sunrise to give due consideration to all relevant factors in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders. Relevant factors may include the social, economic and regulatory effects on Sunrise, on its employees, providers and payors, on residents and families served by Sunrise, on operations of Sunrise's subsidiaries and on communities in which Sunrise and its subsidiaries operate when evaluating any offer, bid, proposal, or similar communication of another party to:

     - make a tender or exchange offer;

     - merge or consolidate Sunrise with or into another corporation; or

     - purchase all or substantially all of the assets of Sunrise.

     Section 1701.59 of the Ohio General Corporation Law permits a director, in determining what such director reasonably believes to be in the best interests of the corporation, to consider, in addition to the interests of the corporation's shareholders, any of the following:

     - the interests of the corporation's employees, suppliers, creditors, and customers;

     - the economy of the state and nation;

     - community and societal considerations; and

     - the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

REGISTRATION RIGHTS

     Under a registration agreement dated January 4, 1995, the Klaassens are entitled to registration rights with respect to 2,800,780 shares of Sunrise common stock owned by them. The following summary is not complete and is subject to, and qualified in its entirety by, the Klaassen registration agreement.

     Demand Registration. The Klaassens may request that Sunrise offer some or all of the shares subject to their registration agreement to the public under an effective registration statement under the Securities Act. Registration on Form S-1 or Form S-3 may be demanded by either of the Klaassens, provided that not less than 25% of the shares subject to the registration agreement are requested to be registered, and, in the case of a Form S-3 registration statement, that the aggregate offering value of the shares requested to be included in such registration must be reasonably expected to equal at least $1 million. The Klaassens have the right to require Sunrise to file a registration statement twice on Form S-1 and an unlimited number of times on Form S-3. However, Sunrise is obligated to pay registration expenses only for the first two registrations on Form S-3. If a demand registration is an underwritten public offering and the managing underwriter advises Sunrise that the number of securities being registered exceeds the number of securities which can be sold without having a material adverse effect on the offering, Sunrise may reduce the number of shares being registered by the Klaassens.

     Incidental Registration. In addition, the registration agreement provides that if Sunrise at any time proposes to register any of its securities under the Securities Act, on a form other than Form S-4 or S-8, the Klaassens are entitled to have their shares included in such registration statement.

                                 LEGAL MATTERS

     The validity of the Sunrise common stock offered by this proxy statement/ prospectus, and the material federal income tax consequences of the qualification of the merger as a reorganization within Section 368(a) of the Internal Revenue Code, have been passed upon by Hogan & Hartson L.L.P, Washington, D.C.

     The material federal income tax consequences of the merger have been passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Sunrise included in its Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus. Ernst & Young LLP, independent auditors, have also audited the consolidated financial statements of Karrington at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included later in this proxy statement/prospectus, as set forth in their report, which is also included later in this proxy statement/prospectus. The consolidated financial statements of both companies have been included in this proxy statement/prospectus in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     Karrington will hold a 1999 annual meeting of shareholders only if the merger is not completed before the time of the annual meeting. If an annual meeting is held, for shareholder proposals to be considered for inclusion in the proxy statement for the 1999 annual meeting of shareholders of Karrington, the proposals had to have been received by the secretary of Karrington no later than December 11, 1998. Karrington did not receive any shareholder proposals for the annual meeting.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the board of directors of Karrington does not know of any matter that will be presented for consideration at the special meeting, other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting or any adjournment or postponement of the special meeting and are voted upon, the individuals named as proxies will exercise their discretionary authority to vote the shares represented by the proxies as to any such matters, as recommended by the management of Karrington.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Ernst & Young LLP are expected to be present at the special meeting to respond to appropriate questions and to make such statements as they may desire.

                      WHERE YOU CAN FIND MORE INFORMATION

     Sunrise has filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the distribution to Karrington shareholders of the shares of Sunrise common stock to be issued in connection with the merger. The registration statement on Form S-4, including the attached exhibits and schedules, contain additional relevant information about Sunrise common stock. The rules and regulations of the SEC allow us to omit particular information included in the registration statement from this proxy statement/prospectus.

     In addition, Sunrise and Karrington file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, NY 10048; and 500 West Madison Street, Suite 1400, Chicago, IL 60061.

     You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, like Sunrise and Karrington, that file electronically with the SEC. The address of that site is http://www.sec.gov.

     The SEC allows Sunrise to "incorporate by reference" information into this proxy statement/prospectus. This means that Sunrise can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

     This proxy statement/prospectus incorporates by reference the documents listed below that Sunrise has previously filed with the SEC. They contain important information about Sunrise and its financial condition.

SUNRISE SEC FILINGS (FILE NO. 0-20765)                 PERIOD
--------------------------------------                 ------
Annual Report on Form 10-K...........   Year ended December 31, 1998, as
                                        filed March 31, 1999
Current Reports on Form 8-K..........   Filed March 5, 1999
The description of Sunrise common
   stock set forth in the Sunrise
   Registration Statement filed under
   Section 12 of the Exchange Act on
   Form 8-A on May 28, 1996, including
   any amendment or report filed with
   the SEC for the purpose of updating
   such description

     Sunrise also incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Sunrise has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Sunrise, as well as all pro forma financial information, and Karrington has supplied all such information relating to Karrington. This document constitutes the prospectus of Sunrise and the proxy statement of Karrington.

     You can obtain any of the documents incorporated by reference in this document through Sunrise or from the SEC through the SEC's web site at the address described above. Documents incorporated by reference are available from Sunrise without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Sunrise at the following address:

                              Investor Relations
                              Sunrise Assisted Living, Inc.
                              9401 Lee Highway, Suite 300
                              Fairfax, VA 22031
                              Telephone (703) 273-7500

     If you would like to request documents, please do so by April    , 1999 to
receive them before the special meeting. If you request any incorporated documents from Sunrise, Sunrise will mail them to you by first class mail, or another equally prompt means, within one business day after Sunrise receives your request.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Sunrise has incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

     A number of statements contained or incorporated by reference in this proxy statement/prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding each of Sunrise's expected future financial position, business strategy, projected costs and plans, and objectives of management for future operations are forward-looking statements. In some cases, you can identify these so-called "forward-looking statements" by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this proxy statement/prospectus include, among others, the factors set forth under the caption "risk factors," general economic and business and market conditions, changes in laws and increased competitive pressure in the company's industry.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial statements of Sunrise and Karrington adjusted to give effect to the acquisition of Karrington by Sunrise under the purchase method of accounting consistent with Accounting Principles Board Opinion No. 16. The total estimated purchase price of Karrington is approximately $94.9 million.

     The unaudited pro forma combined statement of operations for the year ended December 31, 1998 is based upon the historical consolidated statement of operations of Sunrise adjusted to give effect to: (1) the purchase of four separate first trust mortgages secured by Karrington properties from Meditrust Corporation for cash, and (2) the assignment of Sunrise's rights to acquire six properties leased by Karrington from Meditrust to a trust owned and financed by financial institutions, and leasing of the six properties by Sunrise. Sunrise's historical consolidated statement of operations and Karrington's historical consolidated statement of operations were then adjusted to give effect to the acquisition of Karrington by Sunrise.

     The unaudited pro forma condensed combined balance sheet at December 31, 1998 was prepared as if the transaction above were consummated as of December 31, 1998. The unaudited pro forma combined statement of operations for the year ended December 31, 1998 was prepared as if the above transactions were consummated on January 1, 1998.

     This information should be read in conjunction with the notes and the consolidated financial statements of Sunrise incorporated by reference in this proxy statement/prospectus and the consolidated financial statements and notes of Karrington included in this proxy statement/prospectus. The unaudited pro forma condensed combined financial data do not represent what Sunrise's results of operations or financial position actually would have been had such transactions and events occurred on the dates specified, or project Sunrise's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and adjustments that management of Sunrise believes are reasonable. In the opinion of management of Sunrise, all adjustments have been made that are necessary to present the pro forma condensed combined data.

     A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying pro forma financial statements based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included in this proxy statement/prospectus. These pro forma adjustments represent the Company's preliminary determination of purchase accounting adjustments and are based upon available information and assumptions that Sunrise believes to be reasonable. Consequently, the amounts reflected in the pro forma financial statements are subject to change, and the final amounts my differ substantially.

                         SUNRISE ASSISTED LIVING, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                                                       PRO FORMA
                                                                                    PRO FORMA        ELIMINATIONS        SUNRISE
                                                          SUNRISE     KARRINGTON     MERGER               AND           PRO FORMA
                                                         HISTORICAL   HISTORICAL   ADJUSTMENTS     RECLASSIFICATIONS    COMBINED
                                                         ----------   ----------   -----------     -----------------    ---------
ASSETS
Current assets:
  Cash and cash equivalents............................   $ 54,197     $  2,738     $      --          $     --         $ 56,935
  Accounts receivable:
    Trade, net.........................................     17,818        1,157            --                --           18,975
    Due from lessor....................................         --        1,727        (1,727)(E)            --               --
    Affiliates.........................................         --          838            --                --              838
  Land sold subject to put right.......................         --        2,100            --                --            2,100
  Notes receivable.....................................        754           --            --                --              754
  Deferred income taxes................................      3,978           --            --                --            3,978
  Assets held for sale.................................         --           --        41,861(E)(I)           --          41,861
  Prepaid expenses and other current assets............     15,921          903            --                --           16,824
                                                          --------     --------     ---------          --------         --------
      Total current assets.............................     92,668        9,463        40,134                --          142,265
Property and equipment, net............................    512,708      117,249        14,664(E)             --          644,621
Costs in excess of assets acquired.....................         --        8,081        21,360(E)            284(A)        29,725
Notes receivable.......................................     34,919           --            --            (5,508)(G)       29,411
Investments............................................     28,329           --            --           (22,404)(A)        5,925
Interests in unconsolidated assisted living
  facilities...........................................         --           --        18,564(E)         (1,003)(H)       17,561
Other assets...........................................     14,787        6,379         6,951(E)         (2,103)(B)       26,014
                                                          --------     --------     ---------          --------         --------
      Total assets.....................................   $683,411     $141,172     $ 101,673          $(30,734)        $895,522
                                                          ========     ========     =========          ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses................   $ 17,605     $  9,112     $   5,075(E)       $ (2,103)(B)     $ 29,689
  Deferred revenue.....................................      3,722          969            --                --            4,691
  Note payable.........................................         --       10,326            --            (5,508)(G)        4,818
  Deposit on sale of land..............................         --        2,100            --                --            2,100
  Current maturities of long-term debt.................      1,768          393            --                --            2,161
                                                          --------     --------     ---------          --------         --------
      Total current liabilities........................     23,095       22,900         5,075(E)         (7,611)          43,459
Long-term debt, less current maturities................    426,558       95,753            --           (22,120)(A)      500,191
Deferred gain on sale/leaseback........................         --        9,126        (9,126)(E)            --               --
Deferred income taxes..................................         --          493        30,950(E)             --           31,443
Interests in unconsolidated assisted living
  facilities...........................................      1,003           --            --            (1,003)(H)           --
Other long-term liabilities............................      3,194        1,069        (1,069)(E)            --            3,194
                                                          --------     --------     ---------          --------         --------
      Total liabilities................................    453,850      129,341        25,830           (30,734)         578,287
Minority interests.....................................      1,906          784            --                --            2,690
Stockholders' equity Common stock......................        194           --            23(F)             --              217
  Additional paid-in capital...........................    216,783       33,502        53,365(F)             --          303,650
  Retained earnings(accumulated deficit)...............     10,678      (22,455)       22,455(F)             --           10,678
                                                          --------     --------     ---------          --------         --------
      Total stockholders' equity.......................    227,655       11,047        75,843                --          314,545
                                                          --------     --------     ---------          --------         --------
      Total liabilities and stockholders' equity.......   $683,411     $141,172     $ 101,673          $(30,734)        $895,522
                                                          ========     ========     =========          ========         ========

                         SUNRISE ASSISTED LIVING, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             ACQUISITION
                                                 OF         SUNRISE                   PRO FORMA      SUNRISE
                                 SUNRISE      MEDITRUST    HISTORICAL   KARRINGTON     MERGER       PRO FORMA
                                HISTORICAL    INTERESTS     ADJUSTED    HISTORICAL   ADJUSTMENTS    COMBINED
                                ----------   -----------   ----------   ----------   -----------    ---------
Operating revenue:
  Resident fees...............   $151,878      $   --       $151,878     $ 33,883      $    --      $185,761
  Management services
     income...................     15,596          --         15,596          942           --        16,538
  Facility contract
     services.................      1,202          --          1,202           --           --         1,202
  Realized gain on assets.....      2,036          --          2,036           --           --         2,036
                                 --------      ------       --------     --------      -------      --------
                                  170,712          --        170,712       34,825           --       205,537
Operating expenses:
  Facility operating..........     88,834          --         88,834       28,289           --       117,123
  Facility contract
     services.................      1,095          --          1,095           --           --         1,095
  Facility development and
     pre-rental...............      5,197          --          5,197           --           --         5,197
  General and
     administrative...........     12,726          --         12,726        6,465           --        19,191
  Depreciation and
     amortization.............     21,650          --         21,650        5,232       (1,877)(J)    25,005
                                                                                            --
  Facility lease..............      3,014          --          3,014        3,993                      7,007
                                 --------      ------       --------     --------      -------      --------
          Total operating
            expenses..........    132,516          --        132,516       43,979       (1,877)      174,618
                                 --------      ------       --------     --------      -------      --------
Income from operations........     38,196          --         38,196       (9,154)       1,877        30,919
Other income(expense):
  Interest income.............      6,695       1,018(K)       7,713          338       (1,077)(L)     5,908
  Interest expense............    (22,125)         --        (22,125)      (5,882)       1,077(L)    (25,864)
                                                                                            --
                                 --------      ------       --------     --------      -------      --------
          Total other
            expense...........    (15,430)      1,018        (14,412)      (5,544)          --       (19,956)
Equity in(losses) earnings of
  unconsolidated assisted
  living facilities...........         54          --             54         (632)          --          (578)
Minority interests............       (508)         --           (508)         194           --          (314)
                                 --------      ------       --------     --------      -------      --------
     Income (loss) before
       income taxes...........     22,312       1,018         23,330      (15,136)       1,877        10,071
     Income tax provision.....         --          --             --         (340)                      (340)
                                 --------      ------       --------     --------      -------      --------
     Net income(loss).........   $ 22,312      $1,018       $ 23,330     $(15,476)     $ 1,877      $  9,731
                                 ========      ======       ========     ========      =======      ========
Net income(loss) per common
  share data:
Basic net income(loss) per
  common share................   $   1.16                                $  (2.26)                  $   0.45(M)
                                 ========                                ========                   ========
Diluted net income(loss) per
  common share................   $   1.11                                $  (2.26)                  $   0.44(M)
                                 ========                                ========                   ========

                         SUNRISE ASSISTED LIVING, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     (A) On December 2, 1998, Sunrise purchased four first trust mortgages, which are secured by Karrington properties, from Meditrust Corporation for cash as previously reported on Form 8-K dated December 2, 1998 and filed with the SEC on December 17, 1998. Represents an adjustment to eliminate Sunrise's investment in Karrington's mortgage debt in connection with the merger, as follows:

Sunrise's investment in Karrington's mortgages..............  $22,404
Karrington's mortgage debt at book value....................   22,120
                                                              -------
Pro forma adjustment to costs in excess of assets
  acquired..................................................  $   284
                                                              =======

     (B) On December 2, 1998, Sunrise assigned its right to purchase six properties owned by Meditrust Corporation and leased by Karrington to a trust owned and funded by financial institutions (the "Trust"). As such, the Trust purchased the six properties from Meditrust Corporation for approximately $42.2 million. Simultaneously, Sunrise entered into an operating leasing arrangement with the Trust to lease the six properties. The lease term is three years. Sunrise has guaranteed the payment of all obligations under the lease. There are no extension options, however, Sunrise has the option 120 days prior to the expiration date of the lease of either purchasing or selling all the leased properties. If Sunrise exercises its option to sell the properties and the proceeds from the sale exceed the obligations under the lease, then Sunrise is entitled to the excess. However, if the proceeds from the sale are less than the obligations under the lease, then Sunrise is obligated to fund the difference. Sunrise is responsible for the payment of real estate taxes, insurance and other operating expenses. The lease requires Sunrise to maintain specified coverage ratios, liquidity and net worth. The operating subleases with Karrington expire in May 2010. Future minimum lease payments under this lease as of December 31, 1998, for 1999, 2000 and 2001 are $3,492, $3,492 and $44,091, respectively. This transaction was previously reported on Form 8-K dated December 2, 1998 and filed with the SEC on December 17, 1998.

     In connection with the closing of the lease arrangement, Meditrust released $2.1 million of Karrington escrow deposits to Sunrise. This entry is a pro forma elimination of these escrow balances resulting from the merger.

     (C) The adjustments to record the merger as a purchase transaction are based upon the assumed purchase price of $94,897, assuming a market value of $37.625 per share of Sunrise common stock on March 4, 1999, the closing price of Sunrise common stock on the effective date of amendment no. 1 to the merger agreement. The exchange ratio of 0.3333 to 1 was used in calculating the number of shares of Sunrise common stock to be issued in connection with the merger. The Karrington stock options were valued using the Black-Scholes option valuation model.

                         SUNRISE ASSISTED LIVING, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

Issuance of 2,279,561 shares of Sunrise common stock based
  on a 0.3333 to 1 exchange ratio for 6,839,368 shares of
  Karrington common stock at a market price of $37.625 per
  share.....................................................  $85,768
Costs of common stock issuance..............................     (850)
Adjustment to record Karrington stock options at fair value
  (462,000 options convertible into 153,985 options to
  acquire Sunrise common stock at a weighted average fair
  value of $12.81 per option)...............................    1,972
Merger costs (see calculation below)........................    8,007
                                                              -------
          Total estimated purchase price....................  $94,897
                                                              =======

     The following is an estimate of the fees and other expenses related to the merger:

Advisory fees...............................................  $4,900
Legal and accounting........................................     610
Involuntary termination and exit costs......................   2,497
                                                              ------
          Total merger costs................................  $8,007
                                                              ======

     (D) The allocation of the Karrington purchase price of $94,897 (see Note C above) to the fair market value of the assets purchased and liabilities assumed is as follows:

Karrington purchase price..........................             $ 94,897
                                                                ========
Allocated to:
Property and equipment:
  Land.............................................  $17,942
  Building.........................................   67,281
  Furniture, fixtures and equipment................    4,485
                                                     -------
          Total property and equipment.............             $ 89,708
Construction in progress...........................               42,205
Assets held for sale...............................               41,861
Interests in unconsolidated assisted living
  facilities.......................................               18,564
Other assets:
  Leaseholds.......................................    3,997
  Management contracts.............................    6,813
                                                     -------
          Total other assets.......................               10,810
Costs in excess of assets acquired.................               29,441
Current and other assets...........................               10,256
Current and other liabilities......................              (20,752)
Long-term debt.....................................              (95,753)
Deferred income taxes..............................              (31,443)
                                                                --------
          Total purchase price.....................             $ 94,897
                                                                ========

                         SUNRISE ASSISTED LIVING, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Operating facilities were valued at the estimated stabilized net operating income discounted at capitalization rates currently experienced by Sunrise in other recent transactions. Adjustments were made for known cash outflows related to each property. Sunrise has utilized this methodology to determine amounts it is willing to pay for the purchase of other assisted living facilities and believes it to represent a valid determination of the amount at which an assisted living facility could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Allocations of overall value between land, building and equipment are based upon averages of other properties developed by Sunrise and Karrington. No value was assigned to accounts receivable-due from REIT and related accounts payable because such values were reflected in connection with the acquisition of Meditrust interests. All other tangible assets and liabilities of Karrington were valued at Karrington's historical carrying value which approximates fair value because of the short-term nature of those items.

     Deferred income taxes were estimated as the difference between tax basis and estimated fair value of assets and liabilities, other than goodwill, at Sunrise's estimated effective tax rate of 40%.

     The remaining cost of the transaction in excess of the estimated assigned value of specifically identified assets is assumed to be goodwill.

     (E) To adjust Karrington's historical assets and liabilities to fair value, to eliminate assets and liabilities which would be eliminated in connection with the merger and to record merger costs as follows:

                         SUNRISE ASSISTED LIVING, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  KARRINGTON
                                                  HISTORICAL   ASSIGNED
                                                     BOOK        FAIR     MERGER     PRO FORMA
                  DESCRIPTION                       VALUE       VALUE      COSTS    ADJUSTMENTS
                  -----------                     ----------   --------   -------   -----------
ASSETS:
Cash............................................   $  2,738    $  2,738               $    --
Accounts receivable -- trade....................      1,157       1,157                    --
Accounts receivable -- due from lessor..........      1,727          --                (1,727)
Accounts receivable affiliates..................        838         838                    --
Land sold subject to put right..................      2,100       2,100                    --
Prepaid expenses and other current assets.......        903         903                    --
Property and equipment, net.....................    117,249     131,913                14,664
Assets held for sale............................         --      41,861                41,861
Cost in excess of assets acquired...............      8,081      29,441                21,360
Investment in notes receivable..................         --          --                    --
Restricted cash and cash equivalents............         --          --                    --
Deferred financing costs, net...................         --          --                    --
Interests in unconsolidated assisted living
  facilities....................................         --      18,564                18,564
Other assets*...................................      6,379      13,330                 6,951
                                                   --------    --------   -------     -------
          Total assets..........................    141,172     242,845               101,673
LIABILITIES:
Accounts payable and accrued expenses...........      9,112       6,180   $ 8,007       5,075
Deferred revenue................................        969         969                    --
Note payable....................................     10,326      10,326                    --
Deposit on sale of land.........................      2,100       2,100                    --
Current maturities of long-term debt............        393         393                    --
Long-term debt, less current maturities.........     95,753      95,753                    --
Deferred gain on sale/leaseback.................      9,126          --                (9,126)
Deferred income taxes...........................        493      31,443                30,950
Other long-term liabilities.....................      1,069          --                (1,069)
                                                   --------    --------   -------     -------
          Total liabilities.....................    129,341     147,164     8,007      25,830
Minority interest...............................        784         784                    --
                                                   --------    --------   -------     -------
          Total liabilities and minority
             interests..........................    130,125     147,948     8,007      25,830
                                                   --------    --------   -------     -------
Net assets......................................   $ 11,047    $ 94,897   $(8,007)    $75,843
                                                   ========    ========   =======     =======

-------------------------
* Start-up costs of $1.8 million were assigned a zero value.

     (F) To adjust Karrington's historical equity to reflect the issuance of 2,279,561 shares of Sunrise common stock $0.01 par value, at an assumed market price of $37.625 per share, the closing price of Sunrise common stock on March 4, 1999, and at the exchange ratio of 0.3333 to 1, in exchange for all of the 6,839,368 outstanding shares of Karrington's common stock; to record the estimated stock issuance in connection with

                         SUNRISE ASSISTED LIVING, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

the merger of $850; and to record the fair value of the Karrington stock options of $1,972 (see note C) and eliminate Karrington's accumulated deficit, as follows:

                                               ADDITIONAL                     TOTAL
                                      COMMON    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                      STOCK     CAPITAL       DEFICIT        EQUITY
                                      ------   ----------   -----------   -------------
Issuance of Sunrise common stock....   $23      $ 85,745      $    --       $ 85,768
Stock issuance costs................                (850)                       (850)
Record fair value of Karrington
  Stock options (see Note C)........               1,972                       1,972
Karrington's historical
  stockholders' equity..............    --       (33,502)      22,455        (11,047)
                                       ---      --------      -------       --------
Pro forma adjustments...............   $23      $ 53,365      $22,455       $ 75,843
                                       ===      ========      =======       ========

     (G) Represents an adjustment to eliminate Sunrise's note receivable with Karrington.

     (H) Represents an adjustment to reclassify Sunrise's Historical deficit interests in unconsolidated assisted living facilities of $1,003 from a liability to an asset to conform with the Sunrise Pro Forma Combined presentation.

     (I) Sunrise intends to sell 17 facilities included in the Karrington portfolio within 12 months following completion of the merger. Sunrise believes that these properties do not coincide with Sunrise's strategy. Specifically, Sunrise believes such properties are not located within its target markets, cannot be easily repositioned as Sunrise assisted living facilities and would not be able to achieve benefits of regional clustering. Consequently, the estimated fair value less the estimated costs to sell of these assets is presented as assets held for sale on the balance sheet.

     Further, the operating results of these facilities are as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1998
                                                                ------------
Revenues:
Resident fees...............................................      $ 9,361
Expenses:
Facility operating..........................................        7,735
Depreciation and amortization...............................        1,079
Interest expense............................................        2,617
                                                                  -------
Net loss....................................................      $(2,070)
                                                                  =======

     No pro forma effect of the intended sale of facilities is given in the pro forma income statements because the sales transaction is considered non-recurring.

                         SUNRISE ASSISTED LIVING, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     (J) Represents net decrease in depreciation of property and equipment and amortization of intangibles as the result of recording Karrington's property, equipment, and intangibles at fair value versus historical cost and using Sunrise's estimated useful lives. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the related assets based on the respective dates each asset was placed in service. Buildings have been depreciated over 40 years and equipment over 5 years. The useful lives of the intangibles were determined based upon the weighted average useful lives of the underlying asset or agreements which gave rise to such intangibles.

     The calculation of depreciation of property and equipment and amortization of intangibles assets for the year ended December 31, 1998 is as follows. Because the dates placed in service vary with respect to property and equipment, leaseholds and management contracts, depreciation and amortization for each respective period can not be recalculated using only the data provided in the following table.

                                                                                       YEAR
                                                              ASSIGNED   ESTIMATED    ENDED
                                                                FAIR      USEFUL     DECEMBER
                                                               VALUE       LIFE      31, 1998
                                                              --------   ---------   --------
Property and equipment......................................  $71,766      40/5      $ 2,101
Leaseholds..................................................    3,997        20          157
Management contracts........................................    6,813        18          321
Costs in excess of assets acquired..........................   29,725        38          776
Less Karrington's historical depreciation and                                         (5,232)
  amortization..............................................
                                                                                     -------
Pro forma adjustment........................................                         $(1,877)
                                                                                     =======

     (K) Represents an increase in Sunrise's historical interest income generated by the cash purchase of Karrington's first trust mortgages (see Note A above). The calculation below assumes an annual investment yield of 5 percent on cash and cash equivalents, which is consistent with current yields of Sunrise investments.

                                                               AVERAGE
                                                                BASIS
                                                                 OF                 YEAR ENDED
                                                              PURCHASED   ANNUAL   DECEMBER 31,
                                                              MORTGAGES   YIELD        1998
                                                              ---------   ------   ------------
Sunrise's reduction in interest income based on average cash
  used to purchase mortgages................................   $22,125     5.0%      $(1,102)
Sunrise's interest income from investment in mortgages (see
  below)....................................................                           2,120
                                                                                     -------
Pro forma adjustment........................................                         $ 1,018
                                                                                     =======

                         SUNRISE ASSISTED LIVING, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following is a calculation of interest earned by Sunrise on its investment in Karrington mortgages (see Note A above). Interest income generated by Sunrise would be equal to Karrington's historical interest expense on these mortgages for the respective periods. The premium on the mortgages of $252 is amortized on a straight line basis of the weighted average months to maturity of 129.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1998
                                                              -----------------
Sunrise interest income (Karrington historical interest
  expense on mortgages purchased)...........................       $2,143
Premium on investment.......................................          (23)
                                                                   ------
Net interest income to Sunrise..............................       $2,120
                                                                   ======

     (L) Represents a pro forma elimination of intercompany interest between Sunrise and Karrington resulting from the merger.

                         SUNRISE ASSISTED LIVING, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     (M) Gives effect to the conversion of Karrington Common Stock into Sunrise Common Stock at a ratio of 0.3333 to 1 (see Note C above) and the conversion of Karrington options into Sunrise options on the computation of basic and diluted net income per common share as follows (in thousands, except per share data):

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                     1998
                                                                --------------
Numerator for pro forma basic and diluted net income per
  share.....................................................       $ 9,731
                                                                   =======
Denominator:
  Historical denominator for basic net income per common
     share-weighted average shares..........................        19,288
Pro forma adjustment:
  Effect of shares issued...................................         2,280
                                                                   -------
Pro forma denominator for basic net income per common
  share.....................................................        21,568
                                                                   =======
Effect of dilutive securities:
  Historical employee stock options and
     warrants -- Sunrise....................................           744
Pro forma adjustment:
  Employee stock options -- Karrington......................             5
                                                                   -------
Pro forma denominator for diluted net income per common
  share -- weighted average shares plus assumed
  conversions...............................................        22,317
                                                                   =======
Basic pro forma net income per common share.................       $  0.45
                                                                   =======
Diluted pro forma net income per common share...............       $  0.44
                                                                   =======

              INDEX TO KARRINGTON HISTORICAL FINANCIAL STATEMENTS

KARRINGTON HEALTH, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Equity...........................  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

TO THE SHAREHOLDERS OF KARRINGTON HEALTH, INC.

     We have audited the accompanying consolidated balance sheets of Karrington Health, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Karrington Health, Inc. and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Columbus, Ohio
March 5, 1999

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                             ----------------------------
                                                                 1998            1997
                                                             ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents................................  $  2,737,566    $  4,370,488
  Receivables:
     Trade.................................................     1,157,492         482,597
     Due from lessor.......................................     1,727,011       4,330,981
     Affiliates............................................       837,650         649,172
  Land sold subject to put right...........................     2,100,000              --
  Prepaid expenses.........................................       903,209         281,722
                                                             ------------    ------------
          Total current assets.............................     9,462,928      10,114,960
Property and equipment - net...............................   117,248,600     115,983,043
Costs in excess of net assets acquired - net...............     8,081,542       8,231,073
Other assets - net.........................................     6,379,419       6,986,724
                                                             ------------    ------------
          Total assets.....................................  $141,172,489    $141,315,800
                                                             ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.................  $  4,537,435    $  2,535,969
  Construction payables....................................     2,932,032       4,717,230
  Deposit on sale of land..................................     2,100,000              --
  Notes payable............................................    10,326,011       6,000,000
  Payroll and related taxes................................       895,054       1,080,884
  Unearned resident fees...................................       969,459         861,266
  Interest payable.........................................       747,426         614,919
  Current portion of long-term obligations.................       392,549         998,523
                                                             ------------    ------------
          Total current liabilities........................    22,899,966      16,808,791
Long-term debt, less current portion.......................    95,752,693      97,067,298
Deferred gain on sale/leasebacks...........................     9,125,532              --
Other long-term obligations................................     1,069,687         440,169
Deferred income taxes......................................       493,000         493,000
Minority interests.........................................       784,226              --
Shareholders' equity:
  Common shares, without par value.........................    33,501,855      33,484,712
  Accumulated deficit......................................   (22,454,470)     (6,978,170)
                                                             ------------    ------------
          Total shareholders' equity.......................    11,047,385      26,506,542
                                                             ------------    ------------
          Total liabilities and shareholders' equity.......  $141,172,489    $141,315,800
                                                             ============    ============

                            See accompanying notes.

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         YEAR ENDED DECEMBER 31,
                                                ------------------------------------------
                                                    1998           1997           1996
                                                ------------    -----------    -----------
Revenues:
  Residence operations........................  $ 33,883,433    $18,538,832    $ 8,952,759
  Development and project management fees.....       942,062        681,051        642,803
                                                ------------    -----------    -----------
          Total revenues......................    34,825,495     19,219,883      9,595,562
Expenses:
  Residence operations........................    28,289,171     13,683,245      6,485,837
  General and administrative..................     6,465,454      4,432,635      2,772,727
  Depreciation and amortization...............     5,231,678      2,684,297      1,379,060
  Rent expense................................     3,992,822        259,114         89,121
  Unusual charges.............................            --      1,380,000             --
                                                ------------    -----------    -----------
          Total expenses......................    43,979,125     22,439,291     10,726,745
                                                ------------    -----------    -----------
Operating income (loss).......................    (9,153,630)    (3,219,408)    (1,131,183)
Interest expense..............................    (5,882,378)    (2,743,353)    (1,271,561)
Interest income...............................       337,490        348,711        470,065
Equity in net loss of unconsolidated
  entities....................................      (631,556)      (246,354)        (7,157)
Minority interest of consolidated entity......       193,774             --             --
                                                ------------    -----------    -----------
Loss before income taxes......................   (15,136,300)    (5,860,404)    (1,939,836)
Income tax benefit (provision)................      (340,000)       190,000       (683,000)
                                                ------------    -----------    -----------
Net loss......................................  $(15,476,300)   $(5,670,404)   $(2,622,836)
                                                ============    ===========    ===========
Net loss per common share - basic and
  diluted.....................................  $      (2.26)   $      (.83)
Weighted average number of common shares
  outstanding.................................     6,838,400      6,792,200

                            See accompanying notes.

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EQUITY

                                        COMMON SHARES
                                   -----------------------   ACCUMULATED    PARTNERS'
                                    SHARES       AMOUNT        DEFICIT        EQUITY        TOTAL
                                   ---------   -----------   ------------   ----------   ------------
Balance at January 1, 1996.......         --            --             --   $5,840,907   $  5,840,907
  Net loss.......................         --            --   $ (1,307,766)  (1,315,070)    (2,622,836)
  Reorganization transaction.....  4,350,000   $ 4,525,837             --   (4,525,837)            --
  Net proceeds from public
     offering....................  2,350,000    27,458,875             --           --     27,458,875
Balance at December 31, 1996.....  6,700,000    31,984,712     (1,307,766)          --     30,676,946
  Net loss.......................         --            --     (5,670,404)          --     (5,670,404)
  Common shares issued...........    137,363     1,500,000             --           --      1,500,000
                                   ---------   -----------   ------------   ----------   ------------
Balance at December 31, 1997.....  6,837,363    33,484,712     (6,978,170)          --     26,506,542
  Net loss.......................         --            --    (15,476,300)          --    (15,476,300)
  Common shares issued...........      2,005        17,143             --           --         17,143
                                   ---------   -----------   ------------   ----------   ------------
Balance at December 31, 1998.....  6,839,368   $33,501,855   $(22,454,470)  $       --   $ 11,047,385
                                   =========   ===========   ============   ==========   ============

                            See accompanying notes.

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED DECEMBER 31,
                                                ------------------------------------------
                                                    1998           1997           1996
                                                ------------    -----------    -----------
OPERATING ACTIVITIES
Net loss......................................  $(15,476,300)   $(5,670,404)   $(2,622,836)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Provision for terminated projects and
     unusual charges..........................       885,000      1,191,909             --
  Depreciation and amortization...............     5,231,678      2,684,297      1,379,060
  Minority interest...........................      (193,774)            --             --
  Deferred income taxes.......................            --       (190,000)       683,000
  Loss on disposal of assets..................            --             --         10,060
  Equity in net loss of unconsolidated
     entities.................................       631,556        246,354          7,157
  Change in operating assets and liabilities:
     Receivables..............................     2,617,509     (4,370,716)       (17,016)
     Prepaid expenses.........................      (621,487)    (2,417,333)       (71,433)
     Pre-opening costs........................    (3,181,354)    (1,316,495)      (639,908)
     Accounts payable and accrued
       Liabilities............................     2,602,069      5,445,275        174,268
     Other assets and liabilities.............      (180,906)       456,646        166,870
                                                ------------    -----------    -----------
  Net cash used in operating activities.......    (7,686,009)    (3,940,467)      (930,778)
INVESTING ACTIVITIES
Purchases of property and equipment...........   (42,744,414)   (56,234,016)   (25,670,838)
Decrease (increase) in escrow balances........    (1,035,690)       587,811     (1,146,004)
Equity contributions to unconsolidated
  entities....................................            --             --     (1,347,753)
Distributions from unconsolidated entity......       200,000        225,000        339,767
Acquisition of Kensington - net of cash
  acquired....................................            --     (4,182,733)            --
Proceeds from sale of assets..................    41,632,582      6,010,832        101,202
                                                ------------    -----------    -----------
  Net cash used in investing activities.......    (1,947,522)   (53,593,106)   (27,723,626)
FINANCING ACTIVITIES
Net proceeds from common stock issuance.......        17,143             --     27,458,875
Proceeds from notes payable...................     4,326,011      6,000,000             --
Proceeds from mortgages.......................    31,436,446     37,516,826     21,744,390
Repayment of mortgages........................   (27,759,794)    (1,258,852)    (7,165,025)
Proceeds from affiliated entity...............            --      7,500,000      5,501,535
Repayment of amounts due affiliated entity....            --             --     (5,535,375)
Payments of financing fees....................      (997,197)      (137,098)    (1,211,644)
Minority interest capital contribution........       978,000             --             --
                                                ------------    -----------    -----------
  Net cash provided by financing activities...     8,000,609     49,620,876     40,792,756
                                                ------------    -----------    -----------
Increase (decrease) in cash and cash
  equivalents.................................    (1,632,922)    (7,912,697)    12,138,352
Cash and cash equivalents at beginning of
  year........................................     4,370,488     12,283,185        144,833
                                                ------------    -----------    -----------
Cash and cash equivalents at end of year......  $  2,737,566    $ 4,370,488    $12,283,185
                                                ============    ===========    ===========
Supplemental disclosure of cash flow
  Information:
Cash paid for interest........................  $  7,333,293    $ 4,653,534    $ 2,280,810

                            See accompanying notes.

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1.  DESCRIPTION OF THE BUSINESS

     The Company is a developer, owner and operator of licensed, assisted living residences which provides quality professional, personal and health-care services, including an emphasis on Alzheimer's care, for individuals needing assistance with activities of daily living. These activities include bathing, dressing, meal preparation, housekeeping, taking medications, transportation, and other activities that, because of the residents' conditions, are difficult for residents to accomplish in an independent living setting. The Company offers its customers a dignified residential environment focused on quality of life. The Company also provides development, support and management services to its joint ventures and others in the long-term care industry. As of December 31, 1998, the Company, including joint ventures, had 40 residences open in Ohio, Michigan, Pennsylvania, Indiana, Illinois, Minnesota, North Carolina, North Dakota, Iowa, Colorado and New Mexico and 10 residences under construction in Ohio, Minnesota, North Carolina and Michigan.

     Karrington Health, Inc. was incorporated in April 1996 to become the parent of Karrington Operating Company (Karrington Operating) upon the consummation of the reorganization transactions which occurred immediately prior to the effective date of the registration statement (see Note 9). Hereinafter, all references to the "Company" encompass Karrington Operating and Karrington Health, Inc. Karrington Operating was an Ohio General Partnership founded in 1991 by DevelopMed Associates, Inc. (Associates) and JMAC Properties, Inc., a private investment company, the principal shareholder of which is JMAC, Inc.
(JMAC). Effective December 31, 1996, the net assets of Karrington Operating and three other related partnerships were distributed to new subsidiary corporations of Karrington Health, Inc. The trade name "Karrington Communities," a Registered Trademark, is the operating name of all residences owned and operated by the Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements reflect the operations and development activities of the Company, including all wholly-owned subsidiaries and a majority-owned entity. Significant intercompany transactions and accounts are eliminated in consolidation. The minority interests on the December 31, 1998 balance sheet and in the 1998 statement of operations represent a 30% interest in an assisted living residence located in Chicago, Illinois that opened in October 1998. The Company owns a 70% controlling interest in the project that it developed, constructed and manages. Accordingly, the Company consolidates the balance sheet and results of operations of this residence.

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

DISCLOSURES ABOUT SEGMENTS

     The Company is required to adopt the disclosure provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," as of December 31, 1998. The Company has determined that it has just one reportable segment as described in Note 1.

USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

INVESTMENT IN UNCONSOLIDATED ENTITIES

     The Company uses the equity method of accounting for its investments in its 19.9%-50% jointly-owned ventures, which were formed to operate assisted living residences (see Note 7).

REVENUE RECOGNITION

     The Company recognizes assisted living service fee revenue in the period in which it is earned. Payments received in advance are reflected as unearned resident fees in the accompanying consolidated financial statements. Community fees are payments received from residents at move in and may be refundable ratably over three months from the date of admission if the resident moves out. Community fees are recognized as revenue when received less an estimate of the amount that may be refunded. The Company performs development and project management consulting services for its joint ventures and recognizes revenue for these fees as the services are provided.

CASH EQUIVALENTS

     The Company considers all liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates their fair value.

RECEIVABLES DUE FROM LESSOR

     Pursuant to the Company's lease commitments (see Note 6), funds provided by the lessor for costs to develop and construct assisted living residences are used by the

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

Company to pay the related construction costs. The Company does not have the legal right to offset construction payables against amounts due from the lessor. Accordingly, receivables due from the lessor represent construction costs incurred that have not yet been reimbursed by the lessor.

PROPERTY

     Property and equipment are recorded at cost. In connection with the development of residence projects, the Company has entered into land purchase contracts, agreements with architects, financing agreements and construction contracts which are administered by the Company. All costs related to the development of residences are capitalized during the construction period. Indirect project development and pre-acquisition costs are allocated to projects and also are capitalized. Depreciation is computed when assets are placed in service, using the straight-line method over the respective useful lives of each class of asset which generally are as follows:

Land improvements.................................    15 years
Buildings.........................................    40 years
Furnishings and equipment.........................  3-10 years

     Property and equipment consists of the following:

                                          DECEMBER 31,
                                  ----------------------------
                                      1998            1997
                                  ------------    ------------
Land and land improvements......  $ 10,857,263    $  7,346,278
Buildings.......................    82,226,796      56,038,464
Furnishings and equipment.......     9,500,427       7,099,275
Construction-in-progress........    18,666,261      49,425,405
                                  ------------    ------------
            Total...............   121,250,747     119,909,422
Accumulated depreciation........    (4,002,147)     (3,926,379)
                                  ------------    ------------
Property and equipment - net....  $117,248,600    $115,983,043
                                  ============    ============

UNUSUAL CHARGES

     During the third quarter of 1997, the Company recorded an unusual charge of approximately $1.4 million which primarily related to a $1.2 million charge as a result of a decision to abandon certain projects. The Company's property and equipment includes costs related to acquisition and development of projects in process, including capitalized costs associated with the Company's development department. At the time a project is abandoned, all previously capitalized costs are expensed. The remaining charges primarily relate to severance costs associated with third quarter resignations.

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

ORGANIZATION AND PRE-OPENING COSTS

     Organization costs are amortized using the straight-line method over five years.

     Pre-opening costs include costs to hire and train staff, costs to prepare the residence for operation and other related costs incurred prior to opening. Costs incurred in connection with preparing the residence for opening and initial occupancy are capitalized and amortized over one year commencing with the opening of the residence.

     In April 1998, the Accounting Standards Executive Committee issued SOP 98-5, "Reporting on the Costs of Start-Up Activities" which requires that the costs of start-up activities and organization costs be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 with earlier application encouraged. Management will apply the provisions of the SOP in the first quarter of 1999. The application of SOP 98-5 will require the Company to write-off all existing deferred preopening and organization costs ($1.9 million at January 1, 1999) and expense all such items as incurred on a prospective basis.

DEFERRED FINANCING COSTS

     Financing costs are capitalized and amortized using the interest method over the term of the related financing.

ADVERTISING EXPENSE

     The Company records advertising expenditures in accordance with the provisions of AICPA SOP 93-7, "Reporting on Advertising Costs," which requires advertising expenditures to be expensed as incurred. Advertising expenditures were approximately $1,328,000, $709,000 and $424,000 for 1998, 1997 and 1996,
respectively.

INCOME TAXES

     Partnership taxable income and losses were allocated to the partners for inclusion in their respective income tax returns. Accordingly, no provision or benefit for income taxes was recorded prior to July 18, 1996 (see Note 8).

NET LOSS PER COMMON SHARE

     Net loss per common share - basic and diluted for 1998 and 1997 is computed based on the weighted average number of shares outstanding during the period as the effect of including any common share equivalents would be antidilutive. Common share equivalents are comprised of outstanding stock options. For 1996, the Company had a proforma net loss per share of $0.48. The proforma net loss per share - basic and diluted

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

for 1996 is computed based on the weighted average number of shares outstanding during 1996 based on 4,350,000 common shares outstanding following the reorganization (described in Note 9) and the 2,350,000 common shares issued as a result of the Company's initial public offering in July 1996.

RECLASSIFICATIONS

     Certain 1997 and 1996 balances have been reclassified to conform to the 1998 presentation.

3.  ACQUISITION

     On April 30, 1997, the Company completed the acquisition, except for one entity which was completed on July 1, 1997, of Kensington Management Group, Inc. and affiliates (Kensington) of Golden Valley, Minnesota. Kensington operates innovative Alzheimer's care communities under the name Kensington Cottages which provide Alzheimer's care programs using medical directors with geriatric and dementia specialties. As of December 31, 1998, Kensington had 12 residences open and four residences complete and being readied to open for a total of 523 beds in three states.

     The aggregate purchase price approximated $28 million, including cash, the issuance of 137,363 of the Company's common shares, and approximately $22 million in new and assumed bank debt financing. The number of common shares issued was determined by dividing $1.5 million by the average closing price of the Company's common shares for the fifteen trading days ending with the third business day prior to closing. The transaction was accounted for using the purchase method of accounting. Accordingly, the Company began including the operating results of Kensington in its consolidated statement of operations subsequent to April 30, 1997 for seven of the entities and after July 1, 1997 for the remaining entity.

     The acquired assets were recorded at fair value based on appraisals. Assumed liabilities were recorded at the present value of amounts to be paid. Goodwill related to the acquisition of approximately $8.4 million is being amortized using the straight-line method over 40 years.

     The following unaudited proforma consolidated results of operations for the years ended December 31, 1997 and 1996 reflect the proforma effects of the Kensington acquisition as if such transaction had occurred at the beginning of the years presented below. The unaudited proforma information does not purport to be indicative of the Company's results of operations that actually would have occurred had the acquisition of

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

Kensington taken place at the beginning of the years presented below, or that may be expected to occur in the future.

                                           DECEMBER 31,
                                    --------------------------
                                       1997           1996
                                    -----------    -----------
Revenues..........................  $21,916,000    $16,230,000
Net loss..........................  $(6,426,000)   $(3,884,000)
Net loss per share - basic and
   diluted........................  $     (0.94)   $     (0.70)

4.  OTHER ASSETS

     Other assets consist of the following:

                                                    DECEMBER 31,
                                              ------------------------
                                                 1998          1997
                                              ----------    ----------
Pre-opening costs, less accumulated
   amortization of $1,842,907 and $428,390
   at December 31, 1998 and 1997,
   respectively.............................  $1,799,878    $1,194,496
Deferred financing costs, less accumulated
   amortization of $319,538 and $225,967 at
   December 31, 1998 and 1997,
   respectively.............................   2,409,296     1,959,407
Organization costs and other, less
   accumulated amortization of $62,148 and
   $111,506 at December 31, 1998 and 1997,
   respectively.............................      73,753       113,001
Prepaid rent................................          --     2,432,500
Escrow balance (see Note 6).................   2,182,824       797,193
Equity in joint ventures (see Note 7).......    (423,582)      384,141
Deposits and other..........................     337,250       105,986
                                              ----------    ----------
                                              $6,379,419    $6,986,724
                                              ==========    ==========

5.  LEASE COMMITMENTS

     The Company has entered into operating lease arrangements expiring in 2010 and 2011 for six residences, five of which opened in 1998. These leases provide for renewal periods and additional lease payments based on increased revenues during specified periods. The leases require the Company to maintain minimum current ratios and net worth requirements and respective residences to maintain specific debt service coverage ratios. The Company is responsible for the payment of real estate taxes, site maintenance, and access road maintenance.

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     In the second quarter of 1998, the Company sold six assisted living residences for approximately $39.3 million and leased them back under a 20-year master lease agreement which includes two ten-year renewal options. All six home leases will be co-terminus and option periods must be exercised for all or none of the residences. The transaction resulted in a gain of approximately $9.5 million, which was deferred and is being amortized over the initial lease period. The proceeds of the transaction were used to repay mortgage debt of $26.4 million and short-term debt of $3.5 million. The balance of the proceeds was used for development activities and working capital needs.

     The Company also leases vehicles and certain office equipment for periods up to five years and two land only leases that include renewal options and expire in 2018 and 2026. Future minimum lease payments under noncancellable operating leases are as follows:

1999...........................  $  8,378,058
2000...........................     8,311,514
2001...........................     8,206,338
2002...........................     8,074,071
2003...........................     7,960,365
Thereafter.....................    85,817,878
                                 ------------
Total..........................  $126,748,224
                                 ============

     Total rental costs incurred were $4,314,000, $423,000 and $221,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

6.  NOTES PAYABLE AND LONG-TERM OBLIGATIONS

     Notes payable at December 31, 1998 represent amounts outstanding under two lines of credit arrangements. In March 1997, the Company entered into a $5 million line of credit expiring in May 1999. At December 31, 1998, there was $5 million outstanding under this agreement. Interest is payable monthly and, at the Company's option, accrues at the bank's prime rate or LIBOR rate plus .75%. Pursuant to the amended merger agreement discussed in Note 12, Sunrise has made available to the Company a $16.5 million line of credit to be used for construction and development activities and working capital which expires in January 2000. Interest is payable monthly and accrues at 10%. At December 31, 1998, there was $5.3 million outstanding under this agreement. The weighted average interest rates for short-term borrowings were 7.3% for 1998 and 7.8% for 1997.

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     Long-term debt consists of the following:

                                                            DECEMBER 31,
                                                      -------------------------
                                                         1998          1997
                                                      -----------   -----------
$92,155,000 mortgages payable, due from 1999 through
   2010; fixed interest rates range from 9.5% to
   10.0% at December 31, 1998; fluctuating interest
   rates range from LIBOR plus 2.75% to prime plus
   1.25% (8.3% to 9.0% at December 31, 1998)........  $82,730,970   $84,506,399
$5,800,000 residential rental development revenue
   bonds due in annual principal payments ranging
   from $100,000 to $300,000 beginning in 1998
   through 2021. Interest is determined weekly (3.5%
   at December 31, 1998)............................    5,700,000     5,800,000
$7,500,000 promissory note payable to JMAC, Inc.;
   interest at prime (7.75% at December 31, 1998)
   Balance due in January 2000......................    7,500,000     7,500,000
Other long-term obligations.........................      214,272       259,422
                                                      -----------   -----------
            Total long-term obligations.............   96,145,242    98,065,821
Less current portion................................     (392,549)     (998,523)
                                                      -----------   -----------
Long term debt, less current portion................  $95,752,693   $97,067,298
                                                      ===========   ===========

     The mortgage loans are collateralized by substantially all the assets of each residence. Certain of the mortgage agreements require the respective residences to maintain specified debt service coverage ratios and consolidated minimum current ratios and net worth requirements. Certain lenders also require escrow balances to be held by the lenders which are included in other assets in the Company's consolidated balance sheets.

MORTGAGES PAYABLE

     Meditrust Mortgage Investments, Inc., an affiliate of Meditrust (a large health care REIT) provided mortgage and lease financing subject to various terms and conditions. The financings, which were entered into on a residence-by-residence basis, are for terms of up to 14 years (with two additional five-year extension periods for the lease transactions). Interest during construction accrued at 2% above the prime rate. On completion of each residence, payments are set at an amount equal to 3.25% over the yield at that time on the ten-year U.S. Treasury notes. Additional interest or lease payments are contingent on increased revenues of a financed residence during specified periods. At December 31, 1998, the Company was in violation of net worth and current ratio covenants, which the lender has waived through the end of 1999. The Company has

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

completed mortgage agreements for four residences totaling $22.4 million and six operating lease transactions totaling $46.2 million. The amounts outstanding under the four mortgage agreements totaled $22.1 million at December 31, 1998. See Note 12.

     On April 30, 1997, the Company entered into a $27.6 million promissory note in conjunction with its acquisition of Kensington (see Note 3) and the build out of nine Kensington cottages on the Rochester, Minnesota campus. Interest accrues at 10% and is payable monthly. Principal and interest installments are payable monthly (based on a 25-year amortization period) beginning in September 1999 through April 2007 at which time the entire outstanding principal balance becomes due. The amount outstanding under the agreement was approximately $19.9 million as of December 31, 1998. The remaining amounts were to be disbursed in two phases at such time that the nine cottages and certain other Kensington properties achieved specified debt service coverage ratios. The Company's decision not to open four of the remaining Rochester cottages until later in 1999 prevents the Company from accessing $5.9 million of the remaining $7.7 million of additional funds. The Company is currently in the process of negotiating an extension that will allow the Company to achieve the necessary fill-up to meet the required minimum debt service coverage ratios.

     In October 1997, the Company entered a $10.3 million construction loan agreement for the development and construction of three assisted living residences. Interest is payable monthly and accrues at the bank's prime rate plus 1 1/2% during construction. In October 1999, the Company may elect, at its option, to convert the construction loan into a term loan maturing in October 2004. Principal and interest payments under the term loan would be based on a 25-year amortization schedule with interest accruing at either prime plus 1 1/2% or an amount equal to 3.0% over the yield at the time on five-year U.S. Treasury notes. The Company is required to maintain minimum net worth and current ratio amounts and, if the term loan is elected, to maintain debt service coverage ratios with respect to individual residences. At December 31, 1998, the Company was in violation of net worth, tangible net worth and current ratio covenants, which the lender has waived through the end of 1999. As of December 31, 1998, there was $7.4 million outstanding under this agreement.

     In early 1998, the Company entered into two construction loan agreements totaling $20.1 million. Interest is payable monthly and accrues at LIBOR plus 2.75% or prime plus 1/2%. The Company is required to maintain minimum net worth and tangible net worth amounts with respect to one of the loan agreements ($6.9 million of total). At December 31, 1998, the Company was in violation of its tangible net worth covenant which the lender has waived through the end of 1999. In December 2000, the Company may elect, at its option, to extend the agreements up to two additional years. Principal and interest payments under the extension periods would be based on 25-year

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

amortization schedules with interest accruing at variable rates. As of December 31, 1998, there was $19.3 million outstanding under these agreements.

     The remaining $14.0 million of mortgages outstanding at December 31, 1998 primarily represent various single facility agreements with various lenders for seven residences.

REVENUE BOND

     In July 1996, the Company entered into a $5.8 million residential rental development revenue bond with the Allegheny County Industrial Development Authority. Interest on the bonds is determined weekly, although the Company has the option to convert the bonds to a term note. While the bonds are in the weekly rate mode, the bondholders have the option to tender their bonds for redemption. Any bonds tendered are subject to a remarketing agreement that is secured by a letter of credit.

PROMISSORY NOTE

     In September 1997, the Company entered into a $7.5 million promissory note with JMAC, Inc., a 33% shareholder of the Company. Interest is payable monthly and accrues at a bank's prime rate. In addition, the Company has obtained a commitment from JMAC, Inc. which provides up to $4 million for working capital needs. Such commitment terminates upon the earlier of the closing of the Sunrise transaction discussed in Note 12 or January 1, 2000.

     Other long-term liabilities primarily represent amounts paid to the Company by the lessor under certain operating lease agreements. These amounts, which are not required to be repaid, are deferred and amortized over the term of the respective leases.

     Interest costs incurred were $7,466,000, 5,110,000 and $2,309,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Of these amounts $1,583,000, $2,367,000 and $1,038,000 were capitalized to construction-in-progress in the respective periods. Interest costs incurred include amounts due under obligations to JMAC and amounted to $660,000, $190,000 and $175,000 in 1998, 1997 and 1996, respectively.

     The carrying amounts of long-term obligations approximate fair value as the interest rates are self-adjusting or are comparable to rates currently available.

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     As of December 31, 1998, long-term debt matures as follows:

1999............................  $   392,549
2000............................   25,396,935
2001............................    7,698,754
2002............................    1,077,590
2003............................    1,159,643
Thereafter......................   60,419,771
                                  -----------
Total...........................  $96,145,242
                                  ===========

7.  INVESTMENT IN UNCONSOLIDATED ENTITIES

     The Company and Sisters of Charity Health Care Systems, Inc. of Cincinnati, Ohio (a founding system of Catholic Health Initiatives ("CHI")), have entered into six joint venture agreements to develop, own and operate seven assisted living residences in Ohio, New Mexico and Colorado, six of which were open at December 31, 1998. Each project is jointly owned by the Company and CHI, with the Company typically owning approximately 20% of the equity of the project. Construction and permanent debt financing generally is to be arranged by CHI on behalf of the venture and is to be non-recourse to the Company. The Company provides all development and management services with respect to each residence under a standard agreement that generally provides for a development fee of $250,000 per project and a management fee of 5% of revenues.

     Under the agreements with CHI, the Company earned and recorded as revenue development fees of $198,000, $241,000 and $464,000 in 1998, 1997 and 1996,
respectively. The Company serves as manager for each of the residences and receives management fees upon commencement of operations. Management fees of $501,000, $305,000 and $149,000 have been recorded as revenues for the years ended December 31, 1998, 1997 and 1996, respectively.

     Effective January 1, 1998, the Company entered into a joint venture agreement with a local hospital to operate an assisted living residence in Findlay, Ohio, which opened on December 31, 1997. The joint venture paid the Company a fee of $300,000 for developing the assisted living residence. The Company has entered into a management agreement with the joint venture which provides for management fees equal to 6% of revenues. Beginning in the third year of operations, the Company may earn a 2% incentive management fee if certain performance criteria are met. The joint venture is owned 50% by the Company and is accounted for using the equity method of accounting.

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     As of December 31, 1998, the Company has guaranteed $4.8 million of joint venture debt financing.

     As of December 31, 1998, 1997 and 1996, seven, six and three residences were open, respectively. Summarized unaudited financial information of unconsolidated joint ventures is presented below.

                                                   DECEMBER 31,
                                            --------------------------
                                               1998           1997
                                            -----------    -----------
BALANCE SHEETS
Current assets............................  $ 1,392,176    $ 1,269,109
Property..................................   33,229,905     29,140,618
Other assets..............................      402,509        946,972
                                            -----------    -----------
            Total assets..................  $35,024,590    $31,356,699
                                            ===========    ===========
Current liabilities.......................  $ 2,939,800    $ 1,919,471
Long-term obligations.....................   31,002,710     26,662,372
Joint venture equity......................    1,082,080      2,774,856
                                            -----------    -----------
            Total liabilities and joint
               venture equity.............  $35,024,590    $31,356,699
                                            ===========    ===========

                                             DECEMBER 31,
                               ----------------------------------------
                                  1998           1997           1996
                               -----------    -----------    ----------
STATEMENTS OF OPERATIONS
Residence revenues...........  $10,596,063    $ 5,468,781    $2,347,278
Operating expenses...........    8,595,135      4,690,309     1,809,886
Depreciation and amortization
   expense...................    1,959,487        979,746       308,589
Interest expense.............    2,297,849        977,490       436,646
                               -----------    -----------    ----------
            Total expenses...   12,852,471      6,647,545     2,555,121
                               -----------    -----------    ----------
Net loss.....................  $(2,256,408)   $(1,178,764)   $ (207,843)
                               ===========    ===========    ==========

     The Company's equity in net loss of unconsolidated entities included in its accumulated deficit at December 31, 1998 was approximately $.9 million.

8.  INCOME TAXES

     As a partnership, Karrington Operating recorded no provision for income taxes. Partnership income and losses were allocated to JMAC Properties, Inc. and Associates for inclusion in their respective income tax returns. As a result of the reorganization (described in Note 9), the Company applied the provisions of Statement of Financial

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

Accounting Standards No. 109, "Accounting for Income Taxes" subsequent to July 18, 1996. Deferred income taxes were provided for differences in the basis for tax purposes and for financial accounting purposes of recorded assets and liabilities as of July 18, 1996. Accordingly, a tax provision and a net deferred income tax liability of $938,000 was recorded in the 1996 balance sheet and statement of operations. The Company recorded a deferred tax benefit of $255,000 related to its financial reporting loss before taxes of $625,000 for the period from July 18, 1996 to December 31, 1996.

     Significant components of income tax expense for the years ended December 31, 1998 and 1997 and for the period from July 18, 1996 to December 31, 1996 are as follows:

                                        1998          1997         1996
                                     -----------   -----------   --------
Current:
   Federal.........................  $        --   $        --   $     --
   State...........................      340,000            --         --
                                     -----------   -----------   --------
            Total current..........      340,000            --         --
                                     -----------   -----------   --------
Deferred:
   Federal.........................   (5,056,000)   (1,977,000)   580,000
   State...........................     (893,000)     (343,000)   103,000
   Increase in valuation
      allowance....................    5,949,000     2,130,000         --
                                     -----------   -----------   --------
            Total deferred.........           --      (190,000)   683,000
                                     -----------   -----------   --------
Total provision (benefit)..........  $   340,000   $  (190,000)  $683,000
                                     ===========   ===========   ========

     A reconciliation of the recorded benefit based on the Federal statutory income tax rate to the Company's income tax provision for 1998, 1997 and the period from July 18, 1996 to December 31, 1996 is as follows:

                                                         1998       1997       1996
                                                         -----      -----      -----
Benefit at Federal statutory rate......................  (34.0)%    (34.0)%    (34.0)%
State income taxes, net of Federal benefit.............   (5.9)      (5.9)      (5.9)
Nondeductible expenses.................................     .6        0.3        0.9
Valuation allowance....................................   39.3       36.4         --
Other..................................................    2.2         --       (1.8)
                                                         =====      =====      =====
   Effective income tax rate...........................    2.2%      (3.2)%    (40.8)%
                                                         =====      =====      =====

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, and operating loss carryforwards for tax purposes. The components of the deferred income tax assets and liabilities are as follows:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1998           1997
                                                    -----------    -----------
Deferred income tax assets:
   Accrued liabilities............................  $   323,000    $    58,000
   Deferred gain..................................    3,650,000
   Asset amortization.............................      726,000        327,000
   Operating loss carryforwards...................    4,146,000      2,778,000
   Other..........................................       17,000         10,000
                                                    -----------    -----------
Total deferred income tax assets..................    8,862,000      3,173,000
Valuation allowance...............................   (8,079,000)    (2,130,000)
                                                    -----------    -----------
Net deferred income tax assets....................      783,000      1,043,000
                                                    -----------    -----------
Deferred income tax liabilities:
   Property related...............................   (1,220,000)    (1,534,000)
   Other..........................................      (56,000)        (2,000)
                                                    -----------    -----------
Total deferred income tax liabilities.............   (1,276,000)    (1,536,000)
                                                    -----------    -----------
Net deferred income tax liabilities...............  $  (493,000)   $  (493,000)
                                                    ===========    ===========

     Net deferred income tax assets, including net operating loss carry-forwards, represent the amounts of tax assets that the company could realize if certain tax planning strategies were employed. The Company's net operating loss carryforwards of $10.4 million expire from 2011 through 2013.

9.  EQUITY

     At December 31, 1998, the Company's authorized capital shares consisted of
(a) 28,000,000 common shares, without par value, of which 6,839,368 were issued and outstanding and (b) 2,000,000 non-voting preferred shares without par value, none of which has been issued. The Company's Board of Directors has the authority to issue preferred shares in one or more series and to fix the designations, the number of shares in such series, liquidation preferences, dividend rates, conversion rights and redemption provisions of the shares constituting any series, without any further vote or action by the Company's shareholders. Any series of preferred shares so issued could have priority over the common shares with respect to dividend or liquidation rights or both.

     On July 18, 1996, 3,000,000 of the Company's common shares were sold pursuant to its initial public offering. Of the total shares sold, 2,350,000 common shares were sold

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

by the Company and 650,000 common shares were sold by JMAC. The net proceeds to the Company were approximately $27.5 million of which $5.7 million was used to repay indebtedness due JMAC. The balance of the net proceeds was used to finance the development and acquisition of additional assisted living residences and for working capital and general corporate purposes.

     Immediately prior to July 18, 1996, the shareholders of JMAC Properties, Inc. and Associates contributed the stock in their respective companies for stock in the Company. The shareholder of JMAC Properties, Inc. received 66 2/3% of the pre-offering outstanding common shares of the Company while the shareholders of Associates received the remaining 33 1/3% (a total of 4,350,000 shares). Following the reorganization, JMAC Properties, Inc. and Associates became wholly-owned subsidiaries of the Company. As a result, the Company owned 100% of the equity interests of Karrington Operating.

     Effective July 1, 1998, the Company issued 2,005 common shares to employees pursuant to the 1996 Incentive Stock Plan discussed in Note 10.

     As part of the consideration for the Kensington acquisition (see Note 3) the Company issued 137,363 common shares on April 30, 1997.

10.  INCENTIVE STOCK AND 401(k) PLANS

     The Company has adopted the 1996 Incentive Stock Plan (the "Plan"). The Plan provides for the grant of incentive and non-qualified stock options, stock appreciation rights, restricted stock, performance shares and unrestricted common shares. The Plan also provides for the purchase of common shares through payroll deductions by employees of the Company who have satisfied certain eligibility requirements. The maximum number of shares available for issuance under the Plan is 550,000.

     The Company has granted non-qualified options to certain officers, key employees and non-employee directors. The employee options have a ten-year term with 25% of the options vesting on each of the second through the fifth anniversaries of the date of grant. Non-employee director options are exercisable beginning six months after the effective date of grant with a ten-year term. Each continuing non-employee director will receive on the day after each annual meeting of shareholders, a grant of a non-qualified stock option to purchase 2,000 common shares of the Company at an exercise price equal to the fair market value of the shares on the date of grant.

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     Stock option activity for 1998, 1997 and 1996 is as follows:

                                                  WEIGHTED
                                                  AVERAGE      RANGE OF
                                                  EXERCISE     EXERCISE
                                        SHARES     PRICE        PRICES
                                       --------   --------   ------------
Balance December 31, 1995............        --
   Granted...........................   169,000    $13.00    $      13.00
                                       --------    ------    ------------
Balance December 31, 1996............   169,000     13.00           13.00
   Granted...........................   215,500     12.25    $11.00-12.88
   Forfeited.........................   (27,000)    13.00           13.00
                                       --------    ------    ------------
Balance December 31, 1997............   357,500     12.55     11.00-13.00
   Granted...........................   213,000      9.30      9.00-12.50
   Forfeited.........................  (108,500)    11.09      9.00-13.00
                                       --------    ------    ------------
Balance December 31, 1998............   462,000    $11.39    $ 9.00-13.00
                                       ========    ======    ============

     At December 31, 1998, the average remaining contractual life was 8.8 years and 176,875 options were exercisable at a weighted average exercise price of $12.22.

     In 1996, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation." The Statement allows for a fair value-based method of accounting for employee stock options and similar equity instruments. In accordance with the provisions of SFAS No. 123, the Company has elected to account for options granted under the Plan in accordance with APB Opinion 25, "Accounting for Stock Issued to Employees" and related interpretations. If the Company had elected to recognize compensation cost based on the fair value of options at the grant date as prescribed by SFAS No. 123, pro forma net loss and pro forma net loss per common share - basic and diluted for 1998, 1997 and 1996, respectively, would have been $15,597,000 and $2.28, $5,965,000 and $.88, and $2,914,000 and $.54. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model. The assumptions used in the model for 1998, 1997 and 1996, respectively, included an expected dividend yield of 0%, 0% and 0%; an expected stock price volatility of .53, .47 and .34; a risk-free interest rate of 4.7%, 6.0% and 6.5%; and an expected life of the options of 7 years, 2 or 7 years, and 10 years. The financial effects of applying SFAS No. 123 are not likely to be representative of the effects on reported results of operations for future years.

     In 1997, the Company established the Karrington Health, Inc. and Affiliates 401(k) Plan (the "401(k) Plan") for the benefit of eligible full-time employees of the Company and its joint ventures. Eligible participants may contribute up to 10% of their compensation to the 401(k) Plan and self-direct such contributions. The Company may,

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

in its discretion, make annual matching and/or discretionary contributions on behalf of each eligible participant which vest over a six year period. No Company matching or discretionary contributions were expensed in 1998 or 1997.

11.  COMMITMENTS AND CONTINGENCIES

     The Company has commitments totaling approximately $3.8 million at December 31, 1998 for various land purchase contracts and $9.7 million for various construction contracts.

     In the third quarter of 1998, the Company sold two parcels of land in California for a total of $3.5 million. No gain or loss resulted from this transaction. The net proceeds to the Company were $2.4 million after paying off a related note payable of approximately $1.1 million. The parties entered into a Put and Escrow Agreement related to one of the parcels which states that if the buyer, after exercise of reasonable diligence, is unable to obtain all final permits, utility consents and approvals from three governmental agencies on or before February 1, 1999, the buyer may exercise a "put" to require the Company to purchase the parcel from the buyer. If the buyer should exercise the put, the purchase price is $2,100,000 plus one-half (up to a maximum of $25,000) of the buyer's out-of-pocket costs. As the put had not expired at December 31, 1998, the Company reported the $2,100,000 purchase price on its balance sheet as "land sold subject to put right" and "deposit on sale of land." The put was not exercised and expired on March 1, 1999.

     In the ordinary course of business, the Company is threatened with or named as a defendant in various litigation issues related to its operations. It is not possible to determine the ultimate disposition of these matters. In the opinion of management, the outcome of these actions will not significantly affect the Company's financial position.

12.  AGREEMENT OF MERGER AND RELATED AGREEMENTS

     On October 18, 1998, the Company and Sunrise Assisted Living, Inc. ("Sunrise"), a provider of assisted living for seniors, entered into a definitive agreement, as amended March 4, 1999, for Sunrise to acquire the Company in a tax-free, stock-for-stock transaction valued at approximately $94.9 million.

     Under the merger agreement, as amended, the Company would become a wholly owned subsidiary of Sunrise, and each issued and outstanding share of the Company's common stock would be automatically converted into the right to receive 0.3333 shares of Sunrise common stock. Sunrise expects to account for the acquisition of the Company using the purchase method of accounting.

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     Pursuant to the amended merger agreement, Sunrise has made available to the Company a $16.5 million line of credit to be used for construction and development activities and working capital which expires in January 2000.

     After the merger, there will be approximately 21.7 million shares of Sunrise common stock outstanding. The combined company will operate 115 communities in 19 states with a total resident capacity of approximately 8,746. It also will have an additional 91 communities in various stages of development.

     The acquisition has been approved by the Boards of Directors of both companies and requires the approval of the shareholders of the Company. The transaction also is subject to certain other customary conditions, including regulatory approvals, and is expected to be completed during the second quarter of 1999.

     In December 1998, Sunrise executed an agreement with Meditrust and acquired four separate first trust mortgages secured by the Company's properties and the right to purchase six assisted living properties currently leased to the Company.

     Effective January 1, 1999, the Company entered into agreements with Sunrise to manage the Company's assisted living residences and to develop three new assisted living properties. These agreements were entered into to facilitate the post-merger integration of the Company's operations. Under the management agreements, Sunrise receives a management fee of 7% of revenues.

13. RISKS AND UNCERTAINTIES

     For the three years ended December 31, 1998, net cash used in operations totaled $12.6 million. The cash requirement reflects operating losses associated with newly opened residences and increased general and administrative costs as part of the Company's rapid growth plan over this period. Cash used by operations will continue until such time as residences currently in the fill-up phase become stable and generate enough net profits to absorb losses from start-up residences.

     The Company currently plans to open approximately 16 new Company and jointly-owned residences in 1999 and the second quarter of 2000. The Company has existing financing in place in the form of loans or leases for seven of these residences. Additional financing will be required for the remaining nine residences, three of which are currently under construction, and to refinance certain existing indebtedness. The Company has not been pursuing permanent financing arrangements for the three residences under construction at the request of Sunrise pending consummation of the proposed merger with Sunrise described in Note 12. However, the Company continues to evaluate its financing alternatives, including traditional mortgages and sale/leaseback transactions which it has been successful in executing in the past.

                    KARRINGTON HEALTH, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     The Company has been, and will continue to be, dependent on third party financing for its acquisition and development program. There can be no assurance that financing for the Company's development program will be available to the Company on acceptable terms, if at all. Moreover, to the extent the Company opens properties that do not generate positive cash flow, the Company may be required to seek additional capital for working capital and liquidity purposes.

     Under the amended merger with Sunrise discussed in Note 12, Sunrise has made available to the Company a $16.5 million line of credit to be used for construction and development activities and working capital. The line of credit expires in January 2000.

     In March 1999, the Company obtained a commitment from JMAC, Inc. which provides up to $4 million for working capital needs. Such commitment terminates upon the earlier of the closing of the Sunrise transaction discussed in Note 12 or January 1, 2000.

     The Company believes its existing financing commitments, including the Sunrise line of credit, together with additional anticipated financing, will be sufficient to fund its development, construction and working capital needs for 1999.

                                                                      APPENDIX A

                              AGREEMENT OF MERGER

                                  BY AND AMONG

                         SUNRISE ASSISTED LIVING, INC.,

                          BUCKEYE MERGER CORPORATION,

                                      AND

                            KARRINGTON HEALTH, INC.

                          DATED AS OF OCTOBER 18, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I...................................................   A-2
  1.1  The Merger...........................................   A-2
  1.2  Closing..............................................   A-2
  1.3  Effective Time.......................................   A-2
  1.4  Effects of Merger....................................   A-2
  1.5  Articles of Incorporation and Bylaws.................   A-3
  1.6  Directors and Officers...............................   A-3

ARTICLE II..................................................   A-3
  2.1  Share Consideration; Conversion or Cancellation of
     Shares in the Merger...................................   A-3
  2.2  Payment for Shares in the Merger.....................   A-4
  2.3  Exchange Agent.......................................   A-7
  2.4  Fractional Shares....................................   A-7
  2.5  Further Assurances...................................   A-8

ARTICLE III.................................................   A-9
  3.1  Organization.........................................   A-9
  3.2  Capitalization.......................................  A-10
  3.3  No Adjustment Under Notes............................  A-11
  3.4  Options or Other Rights..............................  A-11
  3.5  Authority Relative to this Agreement.................  A-12
  3.6  Acquiror Common Stock................................  A-12
  3.7  No Violation.........................................  A-13
  3.8  Compliance with Laws.................................  A-14
  3.9  Fraud and Abuse Matters..............................  A-15
  3.10 Medicare/Medicaid Participation......................  A-16
  3.11 Litigation...........................................  A-17
  3.12 Financial Statements and Reports.....................  A-18
  3.13 Absence of Certain Changes or Events.................  A-19
  3.14 Employee Benefit Plans and Employment Matters........  A-19
  3.15 Labor Matters........................................  A-20
  3.16 Insurance............................................  A-20
  3.17 Environmental Matters................................  A-21
  3.18 Tax Matters..........................................  A-22
  3.19 Intellectual Property................................  A-23
  3.20 No Default...........................................  A-24
  3.21 Title to Properties; Encumbrances....................  A-24
  3.22 Brokers..............................................  A-25
  3.23 Opinion of Financial Advisor.........................  A-25
  3.24 Company Stock Ownership..............................  A-25
  3.25 Voting Requirements..................................  A-25
  3.26 Books and Records....................................  A-25
  3.27 Disclosure...........................................  A-25

ARTICLE IV..................................................  A-26
  4.1  Organization.........................................  A-26
  4.2  Capitalization.......................................  A-27
  4.3  Options or Other Rights..............................  A-28

                                                              PAGE
                                                              ----
  4.4  Authority Relative to this Agreement.................  A-29
  4.5  No Violation.........................................  A-29
  4.6  Compliance with Laws.................................  A-30
  4.7  Fraud and Abuse Matters..............................  A-31
  4.8  Medicare/Medicaid Participation......................  A-32
  4.9  Litigation...........................................  A-33
  4.10 Financial Statements and Reports.....................  A-34
  4.11 Absence of Certain Changes or Events.................  A-35
  4.12 Employee Benefit Plans and Employment Matters........  A-37
  4.13 Labor Matters........................................  A-38
  4.14 Insurance............................................  A-38
  4.15 Environmental Matters................................  A-38
  4.16 Tax Matters..........................................  A-40
  4.17 Intellectual Property................................  A-41
  4.18 Related Party Transactions...........................  A-41
  4.19 No Undisclosed Material Liabilities..................  A-42
  4.20 No Default...........................................  A-42
  4.21 Title to Properties; Encumbrances....................  A-42
  4.22 Brokers..............................................  A-43
  4.23 Opinion of Financial Advisor.........................  A-43
  4.24 Acquiror Stock Ownership.............................  A-43
  4.25 Voting Requirements..................................  A-43
  4.26 State Takeover Statutes..............................  A-43
  4.27 Requested Information; Material Contracts............  A-44
  4.28 Receivables..........................................  A-44
  4.29 Books and Records....................................  A-44
  4.30 No Excess Parachute Payments.........................  A-44
  4.31 Change of Control Provisions.........................  A-45
  4.32 Franchise Activities.................................  A-45
  4.33 Disclosure...........................................  A-45

ARTICLE V...................................................  A-46
  5.1  Proxy Statement/Prospectus; Registration Statement;
     Stockholders' Meeting..................................  A-46
  5.2  Conduct of the Business of the Company Prior to the
     Effective Time.........................................  A-48
  5.3  Conduct of the Business of Acquiror Prior to the
     Effective Time.........................................  A-51
  5.4  Access to Properties and Records.....................  A-53
  5.5  No Solicitation of Transactions......................  A-53
  5.6  Compliance by Merger Sub; Conduct of Business by
     Merger Sub.............................................  A-54
  5.7  Treatment of Options.................................  A-54
  5.8  Indemnification; Directors' and Officers'
     Liability..............................................  A-55
  5.9  Confidentiality......................................  A-57
  5.10 Best Efforts.........................................  A-57
  5.11 Certification of Stockholder Vote....................  A-58
  5.12 Affiliate Agreements.................................  A-58
  5.13 Listing Application..................................  A-58
  5.14 Supplemental Disclosure Schedules....................  A-58
  5.15 No Action............................................  A-59
  5.16 Advice of Changes....................................  A-59
  5.17 Option and Shareholder Agreements....................  A-59

                                                              PAGE
                                                              ----
  5.18 Plan of Reorganization...............................  A-59
  5.19 Possible Acquiror Loan...............................  A-60
  5.20 Election of JMAC, Inc. Designee......................  A-60
  5.21 Employee Benefits....................................  A-60

ARTICLE VI..................................................  A-61
  6.1  Conditions to Each Party's Obligation to Effect the
     Merger.................................................  A-61
  6.2  Additional Conditions to the Obligations of the
     Company................................................  A-62
  6.3  Conditions to the Obligations of Acquiror and Merger
     Sub to Effect the Merger...............................  A-63

ARTICLE VII.................................................  A-65
  7.1  Termination..........................................  A-65
  7.2  Effects of Termination...............................  A-66
  7.3  Procedure for Termination............................  A-67

ARTICLE VIII................................................  A-67
  8.1  Amendment............................................  A-67
  8.2  Waiver...............................................  A-67
  8.3  Survival.............................................  A-67
  8.4  Expenses and Fees....................................  A-67
  8.5  Notices..............................................  A-68
  8.6  Interpretation.......................................  A-68
  8.7  Mutual Drafting......................................  A-69
  8.8  Public Announcements.................................  A-69
  8.9  Certain Definitions..................................  A-69
  8.10 Entire Agreement.....................................  A-71
  8.11 Assignment; Parties in Interest......................  A-72
  8.12 Counterparts.........................................  A-72
  8.13 Invalidity; Severability.............................  A-72
  8.14 Enforcement; Consent to Jurisdiction.................  A-72
  8.15 Governing Law........................................  A-72

                                    EXHIBITS

Exhibit A          Form of Option Agreement
Exhibit B          Form of Shareholder Agreement
Exhibit C          Form of Company Affiliate Agreement
Exhibit D          Intentionally Omitted
Exhibit E-1        Form of Hogan & Hartson L.L.P. Opinion Letter
Exhibit E-2        Form of Dinsmore & Shohl Opinion Letter
Exhibit E-3        Form of Wachtell, Lipton, Rosen & Katz Opinion Letter
Exhibit E-4        Form of Bricker & Eckler LLP Opinion Letter

                                    ANNEXES
Annex A            Commitment Letter for Acquiror Loan

                                   SCHEDULES
Schedule 1.6(a)    Directors of Surviving Corporation
Schedule 1.6(b)    Officers of Surviving Corporation

                              AGREEMENT OF MERGER

     AGREEMENT OF MERGER ("Agreement") dated as of October 18, 1998 by and among SUNRISE ASSISTED LIVING, INC., a Delaware corporation (referred to herein as "Acquiror"), BUCKEYE MERGER CORPORATION, an Ohio corporation and a wholly owned subsidiary of Acquiror (referred to herein as "Merger Sub"), and Karrington Health, Inc., an Ohio corporation (referred to herein as the "Company").

     WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Ohio General Corporation Law (the "OGCL") will merge with and into the Company (the "Merger") (the Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

     WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair and in the best interests of the Company's shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and (iii) recommended approval and adoption of the Agreement by the shareholders of the Company;

     WHEREAS, the Board of Directors of Acquiror has determined that the Merger is in the best interests of Acquiror and its stockholders and the Boards of Directors of Acquiror and Merger Sub have approved and adopted the Agreement;

     WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition of Acquiror's willingness to enter into this Agreement, the Company is entering into an Option Agreement dated the date hereof and attached as Exhibit A hereto (the "Option Agreement") pursuant to which the Company is granting to Acquiror an option to purchase shares of the common stock, without par value, of the Company (the "Company Common Stock");

     WHEREAS, as a condition to Acquiror's and Merger Sub's willingness to enter into this Agreement, concurrently herewith certain shareholders and each of the directors and officers of the Company are entering into shareholder agreements with Acquiror dated the date hereof and attached as Exhibit B hereto (the "Shareholder Agreements"), pursuant to which, among other things, each such shareholder, officer and director (in such director's and officer's capacity as a shareholder) agrees to vote in favor of this Agreement and the Merger and against any competing proposals;

     WHEREAS, it is the intention of Acquiror and the Company to negotiate definitive documentation for the provision of the Acquiror Loan (as defined herein) under the circumstances and terms set forth herein;

     WHEREAS, Acquiror and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the method of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereinafter set forth, and in accordance with the OGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the Surviving Corporation, shall continue to exist under and be governed by the OGCL. The name of the Surviving Corporation shall be Karrington Health, Inc., unless and until otherwise changed in accordance with the OGCL.

     1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., Washington, D.C. time, at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004, as promptly as practicable (but in no event later than the second business day) after satisfaction or waiver, if permissible, of the conditions set forth in Article VI, or at such other location, time or date as may be agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3   Effective Time.  If all the conditions to the Merger set forth in
Article VI shall have been satisfied or, if permissible, waived in accordance herewith and this Agreement shall not have been terminated as provided in
Article VII, the parties hereto shall cause the Merger to be consummated by filing, on or as soon as practicable following the Closing Date, a certificate of merger meeting the requirements of the OGCL ("Certificate of Merger") with the Secretary of State of the State of Ohio in such form as required by, and executed in accordance with such requirements of, the OGCL. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Ohio in accordance with the OGCL or at such other time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

     1.4 Effects of Merger. At the Effective Time, the Merger shall have the effects set forth in Section 1701.82 and other applicable provisions of the OGCL. As of the Effective Time, Acquiror shall own directly all of the outstanding equity securities of the Surviving Corporation.

     1.5 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of Merger Sub shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, in each case until thereafter changed or amended as provided therein or in accordance with applicable Law.

     1.6 Directors and Officers. The persons set forth on Schedule 1.6(a) hereto shall, after the Effective Time, serve as the directors of the Surviving Corporation, to serve until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The persons set forth on Schedule 1.6(b) hereto shall, after the Effective Time, serve as the officers of the Surviving Corporation at the pleasure of the Board of Directors of the Surviving Corporation in the office(s) set forth on said Schedule 1.6(b).

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     2.1 Share Consideration; Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

         (a) Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be canceled in accordance with
     Section 2.1(d)) shall be automatically converted into the right to receive
     (i) a number of shares of Acquiror Common Stock equal to the lesser of (A) 0.3939; or (B) the number obtained by dividing $13.00 by the Average Trading Price of Acquiror Common Stock (as defined below) but in no event less than 0.3333 (the "Exchange Ratio"), plus (ii) the associated right to purchase shares of Series C Junior Participating Preferred Stock of Acquiror pursuant to that certain Rights Agreement dated as of April 25, 1996 between Acquiror and First Union National Bank of North Carolina, as amended (the "Rights Agreement"). For purposes of the preceding sentence, the Average Trading Price of Acquiror Common Stock shall be equal to the average of the closing price of a share of Acquiror Common Stock as quoted on Nasdaq National Market for the ten (10) day trading period ending three trading days prior to the date of the Company Shareholders' Meeting. If, between the date of this Agreement and the Effective Time, Acquiror or the Company should split, subdivide, reclassify, recapitalize, combine or exchange their respective Common Stock, or pay a stock dividend or other stock distribution in their respective Common Stock, or otherwise change their respective Common Stock into a different number of shares, a different class or a different type of security, or make any other dividend or distribution on their respective Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, subdivision, reclassification, recapitalization, combination, exchange, dividend or other distribution or change. The Exchange Ratio shall be rounded, in each case, to the nearest ten-thousandth of a share.

         (b) All of the issued and outstanding shares of the Company Common Stock converted into Acquiror Common Stock pursuant to Section 2.1(a) (the "Company Shares") shall cease to be outstanding, shall automatically be canceled and retired and shall cease to exist, and each certificate representing any such shares shall thereafter only represent the right to receive for each of such shares, upon the surrender of such certificate by the holder thereof in accordance with Section 2.2(b), the amount of the Acquiror Common Stock specified above (the "Share Consideration") and cash in lieu of fractional shares of Acquiror Common Stock as contemplated by
     Section 2.4. The holders of such certificates previously evidencing such shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein.

         (c) The issued and outstanding shares of the common stock, $.01 par value, of Merger Sub (the "Merger Sub Common Stock"), shall be converted into one hundred (100) shares of newly and validly issued, fully paid and nonassessable shares of common stock, without par value, of the Surviving Corporation ("Surviving Corporation Common Stock"), so that at and immediately following the Effective Time only such newly issued Surviving Corporation Common Stock will constitute all of the issued and outstanding capital stock of the Surviving Corporation.

         (d) All shares of Company Common Stock that are owned by the Company, Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of the Company immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, without any conversion thereof or payment with respect thereto, and no Acquiror Common Stock or other consideration shall be delivered in exchange therefor.

         (e) Each outstanding option to purchase Company Common Stock (each, a "Company Stock Option") shall be assumed by Acquiror in the manner provided in Section 5.7.

     2.2   Payment for Shares in the Merger.

     (a) As of the Effective Time, Acquiror shall enter into an agreement with a bank or trust company selected by Acquiror and reasonably acceptable to the Company as exchange agent for the Company Shares in accordance with this Article II (the "Exchange Agent"), which shall provide that Acquiror shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of those persons who immediately prior to the Effective Time were the holders of Company Shares, a sufficient number of certificates representing shares of Acquiror Common Stock required to effect the delivery of the aggregate Share Consideration required to be issued pursuant to Section 2.1 (the certificates representing Acquiror Common Stock comprising such aggregate Share Consideration, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Acquiror,

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deliver the shares of Acquiror Common Stock contemplated to be issued pursuant to Section 2.1 and, unless otherwise directed by the Acquiror in accordance with
Section 2.4(b), effect the sales provided for in Section 2.4(a) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (b) As soon as reasonably practicable after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Company Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing the Share Consideration and cash in lieu of fractional shares, if any. Upon the surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly completed and properly executed in accordance with instructions thereto and such other customary documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (X) certificates evidencing the number of shares of Acquiror Common Stock that such holder has the right to receive pursuant to Section 2.1(a), rounded down to the nearest whole share (after taking into account all shares of Company Common Stock then held by such holder under all such Certificates so surrendered), (Y) cash in lieu of fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to
Section 2.4 herein and (Z) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) herein, the dividends, distributions and cash described in clauses (Y) and (Z) being collectively referred to as the "Other Amounts," and the surrendered Certificate shall forthwith be canceled. Until so surrendered and exchanged, the Certificates shall represent solely the right to receive the Share Consideration and the Other Amounts, subject to any required withholding of taxes. If Share Consideration for any Company Shares is to be issued to a person other than the person in whose name the Certificates for such surrendered shares are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance or delivery of such Share Consideration to a person other than the registered holder of the Certificates surrendered or shall establish to the satisfaction of Acquiror that such tax has been paid or is not applicable. Unless prohibited by law, former stockholders of record of the Company as of the Effective Time shall be entitled to vote, after the Effective Time, at any meeting of Acquiror stockholders, the number of whole shares of Acquiror Common Stock into which their respective Company Shares are converted, regardless of whether such holders have exchanged their Certificates in accordance with this Section 2.2.

     (c) No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holders of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby, and no part of the Share Consideration or Other Amounts shall be paid to any such holder, until the surrender of such Certificate in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid by Acquiror or the Exchange Agent to the holder of the certificates evidencing whole shares of Acquiror Common Stock issued in exchange therefor, in addition to the Share Consideration to be issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to
Section 2.4 and the amount of dividends or other distributions, with a record date after the Effective Time theretofore paid with respect to such Share Consideration, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender, payable with respect to such Share Consideration.

     (d) All shares of Acquiror Common Stock issued and all cash paid upon the surrender for exchange of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Sections 2.2(c) or 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which have been disclosed to Acquiror on the Company Disclosure Schedule and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Acquiror or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such person of a bond in such amount, form and with such surety as Acquiror may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the number of shares of the Acquiror Common Stock and cash in lieu of fractional shares deliverable (and unpaid dividends and distributions) in respect thereof pursuant to this Agreement.

     (f) Acquiror, as the sole stockholder of Merger Sub, shall, upon surrender to the Surviving Corporation of certificates representing the Merger Sub Common Stock, receive a certificate representing the number of shares of the Surviving Corporation Common Stock into which such Merger Sub Common Stock shall have been converted pursuant to Section 2.1.

     (g) Certificates surrendered for exchange by any person constituting a Company Affiliate (as defined in Section 5.12) shall not be exchanged for certificates representing Acquiror Common Stock until Acquiror has received a written agreement from such person as provided in Section 5.12.

     2.3 Exchange Agent. Acquiror shall cause the Exchange Agent to agree, among other things, that (i) the Exchange Agent shall maintain the Exchange Fund as a separate fund to be held for the benefit of the holders of the Company Shares, which shall be promptly applied by the Exchange Agent to making the payments provided for in Section 2.2, (ii) any portion of the Exchange Fund that has not been paid to holders of the Company Shares pursuant to Section 2.2 prior to that date which is six months from the Effective Time shall be delivered to Acquiror, and any holders of Company Shares who shall not have theretofore complied with Section 2.2 shall thereafter look only to Acquiror for the Share Consideration and Other Amounts; (iii) the Exchange Fund shall not be used for any purpose that is not provided for herein, and (iv) all expenses of the Exchange Agent shall be paid directly by Acquiror. Promptly following the date which is six months from the Effective Time, the Exchange Agent shall return to Acquiror all cash, securities and any other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of Certificates may surrender such Certificates to Acquiror and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Share Consideration payable with respect thereto, without interest, but shall have no greater rights against Acquiror than may be accorded to general creditors of Acquiror under the OGCL. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Acquiror Common Stock held by it from time to time hereunder. None of Acquiror, Merger Sub, the Company, the Exchange Agent, nor any of their respective officers, directors and employees shall be liable to any holder of shares of Company Common Stock for any Share Consideration or Other Amounts from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Acquiror, on a daily basis. Any interest and other income resulting from such investments shall be paid to Acquiror.

     2.4   Fractional Shares.

     (a) No certificates or scrip evidencing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, and any such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Acquiror. In lieu of any such fractional shares, each holder of Company Shares who would otherwise have been entitled to a fractional share of Acquiror Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest), rounded to the nearest cent, equal to such holder's proportionate interest in the Fractional Securities Fund (as defined below) or as otherwise provided in Section 2.4(b). As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of whole shares

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

of the Acquiror Common Stock delivered to the Exchange Agent by Acquiror pursuant to Section 2.2(a) over (ii) the aggregate number of whole shares of the Acquiror Common Stock to be distributed to holders of the Company Shares pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the holders of Company Shares, unless otherwise directed by Acquiror pursuant to Section 2.4(b), shall sell the Excess Shares at then prevailing prices on The Nasdaq National Market ("Nasdaq"), all in the manner provided in this Section 2.4(a). The sale of the Excess Shares by the Exchange Agent shall be executed on Nasdaq and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Acquiror shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale or sales have been distributed to the holders of Company Shares, the Exchange Agent will hold such proceeds in trust for such holders of Company Shares (the "Fractional Securities Fund").

     (b) In lieu of establishing the Fractional Securities Fund pursuant to
Section 2.4(a), the Exchange Agent may, at the direction of Acquiror prior to the Effective Time, pay any cash amounts due the former stockholders of the Company directly from cash made available to the Exchange Agent by Acquiror for such purpose, in which event, each holder of Company Shares who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Acquiror Common Stock multiplied by the closing price of a share of Acquiror Common Stock on the business day immediately preceding the Closing Date as reported on Nasdaq.

     (c) As soon as practicable after the determination of the amount of cash to be paid to holders of Company Shares in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such holders.

     2.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, bills of sale, assignments, assurances in law or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to or interest in any property or right of the Company or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Company and Merger Sub agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, bills of sale, assignments and assurances in law and do all acts or things necessary, desirable or proper to vest, perfect or confirm title to or interest in such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Merger Sub or otherwise to take any and all such action.

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

     On or prior to the date hereof, Acquiror has delivered to the Company a schedule (the "Acquiror Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided that the mere inclusion of an item in the Acquiror Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Acquiror that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Acquiror. Acquiror and Merger Sub, jointly and severally, represent and warrant to the Company in each case, as of the date of this Agreement that, except as set forth in the Acquiror Disclosure Schedule, which shall identify exceptions by specific Section references:

     3.1 Organization. Each of Acquiror, Merger Sub and Acquiror's subsidiaries (the "Acquiror Subsidiaries") has been duly organized and is validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its organization, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror. The term "Material Adverse Effect on Acquiror" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, is or would reasonably be expected to be materially adverse to the financial condition, results of operations, properties or business of Acquiror and the Acquiror Subsidiaries taken as a whole; provided, however, that Material Adverse Effect on Acquiror shall not be deemed to include the impact of (i) changes in general economic conditions or conditions applicable to the assisted living industry generally,
(ii) changes or effects which result from the execution and delivery of this Agreement or the consummation of any transactions contemplated hereby, or (iii) the events set forth in Section 3.1 of the Acquiror Disclosure Schedule. True and complete copies of the Restated Certificate of Incorporation ("Acquiror Restated Certificate of Incorporation") and the Amended and Restated Bylaws of Acquiror (the "Acquiror Bylaws") have heretofore been delivered to the Company, and such Acquiror Restated Certificate of Incorporation and Acquiror Bylaws are in full force and effect. True and complete copies of the Articles of Incorporation and the Code of Regulations of Merger Sub have heretofore been delivered to the Company, and such Articles of Incorporation and Code of Regulations are in full force and effect. Section 3.1 of the Acquiror Disclosure Schedule contains a complete and accurate list of all of the Acquiror Subsidiaries, a list of the jurisdictions where Acquiror and each of the Acquiror Subsidiaries is duly qualified or licensed to do business as a foreign organization and Acquiror's percentage ownership in each such Acquiror Subsidiary. Neither Acquiror nor any Acquiror Subsidiary is in violation of any provision of its articles or certificate of incorporation or bylaws (each as may have been amended or restated) or other organizational documents, as the case may be. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any liabilities or obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     3.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Acquiror consists of (i) 60,000,000 shares of Common Stock, par value $0.01 per share ("Acquiror Common Stock") and (ii) 10,000,000 shares of preferred stock, $.01 par value ("Acquiror Preferred Stock"), of which 30,000 shares of the Acquiror Preferred Stock have been designated as "Series C Junior Participating Preferred Stock." As of October 16, 1998, (i) 19,383,210 shares of Acquiror Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Acquiror Restated Certificate of Incorporation or the Acquiror Bylaws or any agreement to which Acquiror is a party or by which Acquiror is bound and (ii) no shares of Acquiror Common Stock were held in the treasury of Acquiror. As of the date of this Agreement, no shares of Acquiror Preferred Stock are issued and outstanding. Each of the outstanding shares of capital stock of Acquiror were issued in compliance with all applicable Federal and state laws concerning the issuance of securities. As of the date of this Agreement, 4,667,678 shares of Acquiror Common Stock are reserved for future issuance pursuant to employee stock options granted pursuant to Acquiror's stock option plans described in Section 3.2 of the Acquiror Disclosure Schedule (the "Acquiror Option Plans") and certain other option arrangements (any stock option so issued being a "stock option"). In addition to the foregoing, 4,033,613 shares of Acquiror Common Stock are reserved for issuance upon conversion of Acquiror's $150,000,000 principal amount of aggregate outstanding 5.5% Convertible Subordinated Notes Due 2002 (the "Acquiror Notes"). As of the date of this Agreement, the authorized capital of Merger Sub consists of 850 shares of common stock, without par value per share, of which 100 shares are issued and outstanding and were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's Articles of Incorporation or Code of Regulations or any agreement to which Merger Sub is a party or by which Merger Sub is bound. Acquiror has heretofore delivered to the Company a correct and complete copy of the Acquiror Option Plans. Except as set forth in this Section 3.2 or in Section 3.2 of the Acquiror Disclosure Schedule, there are no options, warrants, puts, calls or other rights (including registration rights), agreements, arrangements or commitments of any character to which Acquiror or any Acquiror Subsidiary is a party or by which any of them is bound relating to the issued or unissued capital stock of, or other equity interests in, Acquiror or any Acquiror Subsidiary or obligating Acquiror or any Acquiror Subsidiary to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any shares of capital stock of, or other equity interests in, Acquiror or any Acquiror Subsidiary, by sale, lease, license or otherwise. All shares of Acquiror Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of or subject to any preemptive rights created by statute, the Acquiror Restated Certificate of Incorporation or Acquiror Bylaws or any agreement to which Acquiror is a party or by which Acquiror is bound. Except as set forth in this Section 3.2, in
Section 3.2 of the Acquiror Disclosure Schedule, or in the Acquiror Current Reports (as defined in Section 3.11), there are no outstanding contractual obligations, contingent or otherwise, of Acquiror or any Acquiror Subsidiary to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock or any capital stock of, or other equity interests in, any Acquiror Subsidiary. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of Acquiror or any Acquiror Subsidiary. Each outstanding share of capital stock of, or other equity interest in, each Acquiror Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 3.2 of the Acquiror Disclosure Schedule, each such share or other equity interest owned by Acquiror or another Acquiror Subsidiary is owned free and clear of all security interests, liens, claims, charges, pledges, options, rights of first refusal, agreements, conditions, restrictions, limitations on voting rights, charges, decrees, judgments, and other encumbrances or imperfections of title of any nature whatsoever ("Encumbrances"). Except for the capital stock of the Acquiror Subsidiaries and except for the ownership interests set forth in Section 3.2 of the Acquiror Disclosure Schedule, Acquiror does not own, directly or indirectly, any capital stock or other ownership interest in, or any interest convertible into or exchangeable or exercisable for capital stock of or other ownership interest in, any person. Acquiror is not aware of any voting trust, stockholder agreement or other similar arrangement relating to any shares of Acquiror Common Stock.

     3.3 No Adjustment Under Notes. No event has occurred or failed to occur that has resulted in an adjustment to the original conversion price under the Acquiror Notes.

     3.4 Options or Other Rights. Except as disclosed in Section 3.2 herein or in the Acquiror SEC Filings (as defined in Section 3.12), as of the date of this Agreement, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from Acquiror or any Acquiror Subsidiary any of the outstanding authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Acquiror or any Acquiror Subsidiary, and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. Except as set forth in Section 3.4 of the Acquiror Disclosure Schedule or the Acquiror SEC Filings, there are no agreements or understandings among Acquiror or any Acquiror Subsidiary on the one hand and any other person on the other hand concerning the registration of any security of Acquiror or an Acquiror Subsidiary under the Securities Act (as defined below).

     3.5   Authority Relative to this Agreement.

     (a) Acquiror has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Acquiror. The execution and delivery of this Agreement by Acquiror and the consummation of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror are necessary to authorize the execution and delivery of this Agreement by Acquiror or the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

     (b) Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

     3.6 Acquiror Common Stock. The shares of Acquiror Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated hereby at the Effective Time, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights created by statute, Acquiror's Restated Certificate of Incorporation or Bylaws or any agreement to which Acquiror is a party or by which Acquiror is bound and will be registered under the Securities Act of

1933, as amended (the "Securities Act"), and registered or exempt from registration under applicable state "blue sky" laws and approved for listing on Nasdaq.

     3.7 No Violation. Other than as listed on Section 3.7 to the Acquiror Disclosure Schedule, the execution and delivery of this Agreement by each of Acquiror and Merger Sub do not, the performance by Acquiror and Merger Sub of their respective obligations hereunder will not, and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby to be performed by each of them will not (i) violate or conflict with any provision of any Law (as defined in Section 8.9(h)) in effect on the date of this Agreement and applicable to Acquiror or any Acquiror Subsidiary or by which any of their respective properties or assets is bound or subject, (ii) require Acquiror or any Acquiror Subsidiary to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any governmental, quasi-governmental or regulatory authority, domestic or foreign ("Governmental Entities"), based on Laws, rules, regulations and other requirements of Governmental Entities in effect as of the date of this Agreement (other than (a) the filing of a pre-merger notification report under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the expiration of the applicable waiting period, (b) filings or authorizations required in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, the rules and regulations of Nasdaq or the "takeover" or "blue sky" laws of various states,
(c) filing and recordation of appropriate merger documents as required by the OGCL and (d) any other filings and approvals expressly contemplated by this Agreement), (iii) require the consent, waiver, approval, license or authorization of any person (other than Governmental Entities), (iv) violate, conflict with, or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of Acquiror or any Acquiror Subsidiary pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, franchise, contract, order, judgment, ordinance, Acquiror Permit (as defined below) or other instrument or obligation to which Acquiror or any Acquiror Subsidiary is a party or by which Acquiror or any Acquiror Subsidiary or any of their respective properties is bound or subject to, or (v) conflict with or violate the Certificate of Incorporation or Bylaws, or the equivalent organizational documents, in each case as amended or restated, of Acquiror or any of the Acquiror Subsidiaries, except for any such conflicts, consents, waivers, approvals, licenses, filings or violations described in clause (i) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause
(iv) that would not have a Material Adverse Effect on Acquiror and except for such consents, waivers, approvals, licenses or authorizations described in clauses (ii) or (iii) that individually or in the aggregate would not be material to the Acquiror, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent Acquiror or Merger Sub from performing any of their respective obligations under this Agreement and would not have a Material Adverse Effect on Acquiror.

     3.8   Compliance with Laws.

     (a) As of the date of this Agreement, each of Acquiror and the Acquiror Subsidiaries holds all licenses, certificates of need ("CONs"), franchises, grants, permits, easements, variances, accreditations, exemptions, consents, certificates, identification numbers, approvals, orders and other authorizations (collectively, "Acquiror Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, are certified as providers under all applicable Medicare and Medicaid programs and the Federal Civilian Health and Medical Plan of the Uniformed Services ("CHAMPUS") program to the extent required to be so certified, and are in compliance with, and have performed in all material respects all obligations under, all Acquiror Permits and all Laws governing their respective businesses, including, without limitation, the requirements, guidelines, rules and regulations of Medicare, Medicaid, CHAMPUS, state approved Medicaid waiver programs and other third-party reimbursement programs, except where the failure to hold such Acquiror Permits or to so comply or perform, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror. No Acquiror Permits will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

     (b) To Acquiror's knowledge, all health care personnel employed by Acquiror or any Acquiror Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed.

     (c) Except as set forth in Section 3.8(c) of the Acquiror Disclosure Schedule, no action or proceeding is pending or, to Acquiror's knowledge, threatened that may result in the suspension, revocation or termination of any Acquiror Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither Acquiror nor any Acquiror Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Acquiror Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding could result, individually or in the aggregate, in a Material Adverse Effect on Acquiror.

     (d) Neither Acquiror nor any Acquiror Subsidiary has received notice that Medicare, Medicaid, CHAMPUS, state approved Medicaid waiver programs or any other third-party reimbursement program has any claims for disallowance of costs against any of them which could result in offsets against future reimbursement or recovery of prior payments, which offsets or recoveries, individually or in the aggregate, would have a Material Adverse Effect on Acquiror.

     (e) Acquiror and the Acquiror Subsidiaries have filed all forms, reports, statements, and other documents required to be filed with any Governments Entities, including, without limitation, state insurance and state and federal health regulatory authorities and reimbursement programs, except where the failure to file such forms, reports, statements or other documents under this
Section 3.8(e) would not have a Material Adverse Effect on Acquiror.

     3.9 Fraud and Abuse Matters. Neither Acquiror nor any Acquiror Subsidiary, nor the officers, directors, employees or agents of any of Acquiror or any Acquiror Subsidiary, have engaged in any activities which are prohibited, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid, or any other State Health Care Program (as defined in
Section 1128(h) of the federal Social Security Act ("SSA")) or Federal Health Care Program (as defined in Section 1128B(f) of the SSA) under sec.sec. 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, the federal CHAMPUS statute, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which are prohibited by any private accrediting organization from which Acquiror or any Acquiror Subsidiary seeks accreditation or by generally recognized professional standards of care or conduct, including but not limited to the following activities:

         (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

         (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

         (c) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program that is (i) for an item or service that the person presenting or causing to be presented knows or should know was not provided as claimed, or (ii) for an item or service and the person presenting knows or should know that the claim is false or fraudulent;

         (d) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring, or to induce the referral of, an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program, or (ii) in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program; or

         (e) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program certification, or (ii) information required to be provided under SSA sec. 1124A.

     3.10   Medicare/Medicaid Participation.

     (a) Neither Acquiror nor to the knowledge of Acquiror any other person who immediately prior to the Closing has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. sec. 1001.1001(a)(2)) in Acquiror or any Acquiror Subsidiary, or who has an ownership or control interest (as defined in SSA sec. 1124(a)(3) or any regulations promulgated thereunder) in Acquiror or any Acquiror Subsidiary, or who is an officer, director, agent (as defined in 42 C.F.R. sec. 1001.1001(a)(2)), or managing employee (as defined in SSA sec. 1126(b)) of Acquiror or any Acquiror Subsidiary, and to the knowledge of Acquiror and any Acquiror Subsidiary, no person with any relationship with such entity (including without limitation a parent company or shareholder of, or partner in any Acquiror Subsidiary) who immediately prior to the Closing will have an indirect ownership interest (as that term is defined in 42 C.F.R.
sec. 1001.1001(a)(2)) in Acquiror or any Acquiror Subsidiary: (1) has had a civil monetary penalty assessed against it under SSA sec. 1128A; (2) has been excluded from participation under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program; (3) has been convicted (as that term is defined in 42 C.F.R. sec. 1001.2) of any of the following categories of offenses as described in SSA sec. 1128(a) and (b)(1), (2), (3): (i) criminal offenses relating to the delivery of an item or service under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program; (ii) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service; (iii) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency; (iv) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described in (i) through (iii) above; or (v) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

     (b) Section 3.10(b) of the Acquiror Disclosure Schedule contains a list of each existing Medicare and Medicaid contract (the "Acquiror Program Agreements") or evidence thereof relating to the participation by Acquiror and the Acquiror Subsidiaries in the Medicare, Medicaid and CHAMPUS programs (the "Governmental Programs"). The businesses of Acquiror and the Acquiror Subsidiaries are in compliance with all material terms, conditions and provisions of the Acquiror Program Agreements except where the failure to comply would not have a Material Adverse Effect on Acquiror. Except as set forth in Section 3.10(b) of the Acquiror Disclosure Schedule, (i) no notice of any offsets against future reimbursement has been received by Acquiror or any Acquiror Subsidiary, nor to the knowledge of Acquiror, is there any reasonable basis therefor with respect to the Governmental Programs except with respect to offsets in the ordinary course of business which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Acquiror, (ii) there are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to reopen or open completed payments with respect to the Governmental Programs except such adjustments made in the ordinary course of business which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Acquiror, and (iii) neither Acquiror nor any Acquiror Subsidiary has received notice of pending, threatened or possible decertification or other loss of participation in any of the Governmental Programs which remains in effect as of the date hereof. Section 3.10(b) of the Acquiror Disclosure Schedule lists any material contracts between Acquiror or any Acquiror Subsidiary and third party payors, copies of which have been made available to Acquiror. Acquiror and each of the Acquiror Subsidiaries, as applicable, are in compliance in all material respects with all of the terms, conditions and provisions of the contracts referenced in the immediately preceding sentence.

     3.11 Litigation. As of the date of this Agreement, except as may be disclosed in the Acquiror 10-K (as defined below), reports filed on Forms 10-Q or 8-K or proxy statements filed on Schedule 14A for periods subsequent to the period covered by such Acquiror 10-K, in each case filed prior to the date hereof (such reports and filings, collectively, the "Acquiror Current Reports"), or except as set forth in Section 3.11 of the Acquiror Disclosure Schedule, there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to Acquiror's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to Acquiror's knowledge, threatened in writing against Acquiror or any Acquiror Subsidiary or with respect to any property or asset of any of them, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations which, individually or in the aggregate, (a) would not have a Material Adverse Effect on Acquiror, (b) would not impair in any material respect the ability of Acquiror or any Acquiror Subsidiary to perform its obligations under this Agreement or any other document contemplated hereby or thereby or (c) would not prevent the consummation by Acquiror or any Acquiror Subsidiary of any of the transactions contemplated by this Agreement or any other document contemplated hereby or thereby. Neither Acquiror nor any Acquiror Subsidiary nor any property or asset of any of them is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to Acquiror's knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, consent decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which (a) would not reasonably be expected to have a Material Adverse Effect on Acquiror, (b) would not impair in any material respect the ability of Acquiror or Merger Sub to perform its obligations under this Agreement or (c) would not prevent the consummation by Acquiror or Merger Sub of the transactions contemplated by this Agreement.

     3.12 Financial Statements and Reports. Acquiror has made available to the Company true and complete copies of (a) its Annual Report on Form 10-K for the year ended December 31, 1997 (the "Acquiror 10-K") as filed with the Securities and Exchange Commission (the "Commission"), (b) its proxy statement relating to the annual meeting of its stockholders held on April 28, 1998; (c) all registration statements filed by Acquiror and declared effective under the Securities Act (other than registration statements on Form S-8), and (d) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K but excluding preliminary material and reports pursuant to Sections 13(d) or 13(g) of the Exchange Act) filed by it with the Commission other than registration statements on Form S-8. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information, included or incorporated by reference therein) are referred to in this Agreement as the "Acquiror SEC Filings." As of the respective times such documents were filed or, as applicable, were effective, the Acquiror SEC Filings complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and except to the extent that information contained in any Acquiror SEC Filings has been revised or superseded by a later Acquiror SEC Filing filed and publicly available prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Acquiror included in the Acquiror SEC Filings complied as of their respective dates of filing with the Commission as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of Acquiror and the Acquiror Subsidiaries as of the dates and for the periods indicated, except (i) in the case of unaudited interim consolidated financial statements, to normal recurring year-end audit adjustments and any other adjustments described therein and (ii) any pro forma financial information contained therein is not necessarily indicative of the consolidated financial position of Acquiror and the Acquiror Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. No Acquiror Subsidiary is required to file any form, report or other document with the Commission. Except as set forth in the Acquiror Current Reports, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the most recent consolidated balance sheet included in the Acquiror Current Reports, neither Acquiror nor any Acquiror Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Acquiror and the Acquiror Subsidiaries or in the notes thereto which could reasonably be expected to have a Material Adverse Effect on Acquiror. The pro forma financial information (and related notes thereto) included in the Acquiror SEC Filings present fairly the information shown therein and were prepared, as of the respective dates of filing of the Acquiror SEC Filings with the Commission, in accordance with the Commission's rules and guidelines with respect to pro forma financial statements. The necessary pro forma adjustments have been properly applied to the historical amounts in the compilation of such pro forma financial information, the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

     3.13 Absence of Certain Changes or Events. Other than as disclosed in the Acquiror Current Reports or in Section 3.13 to the Acquiror Disclosure Schedule, since June 30, 1998 and through the date of this Agreement, the business of Acquiror and of each of the Acquiror Subsidiaries has been conducted in the ordinary course, and there has not been (i) any Material Adverse Effect on Acquiror; or (ii) any split, combination or reclassification of any of the capital stock of Acquiror.

     3.14   Employee Benefit Plans and Employment Matters.

     (a) Section 3.14(a) of the Acquiror Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the Acquiror Current Reports in which Acquiror or any Acquiror Subsidiary participates, or by which any of them are bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement; (ii) any plan providing for "fringe benefits" to their employees, including, but not limited to, vacation, sick leave, medical, hospitalization and life insurance; (iii) any written employment agreement and any other employment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA")). Acquiror and the Acquiror Subsidiaries are in compliance in all material respects with the requirements prescribed by all Laws currently in effect applicable to employee benefit plans and to any employment agreements, including, but not limited to, ERISA and the Code. Acquiror and the Acquiror Subsidiaries have each performed all of its obligations under all such employee benefit plans and employment agreements in all material respects. There is no pending or, to the knowledge of Acquiror, threatened legal action, proceeding or investigation against or involving any Acquiror or Acquiror Subsidiary employee benefit plan which could result in a material amount of liability to such employee benefit plan or to Acquiror, other than routine claims for benefits involving less than $100,000 for each such routine claim and $250,000 for all such routine claims in the aggregate.

     (b) Neither Acquiror nor the Acquiror Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee pension benefit plan to which Section 4021 of ERISA applies that would create a material amount of liability to Acquiror under Title IV of ERISA.

     (c) Neither Acquiror nor the Acquiror Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

     (d) All group health plans of Acquiror and the Acquiror Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects, to the extent such requirements are applicable.

     (e) There have been no acts or omissions by Acquiror or any Acquiror Subsidiary or by any fiduciary, disqualified person or party in interest with respect to an employee benefit plan of Acquiror or any Acquiror Subsidiaries that have given rise to or could reasonably be expected to give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c), 502(i) or 4071 of ERISA or under Chapter 43 of the Code.

     (f) No "reportable event," as defined in ERISA Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of Acquiror.

     (g) Acquiror has furnished the Company with true and correct copies of all plan documents and employment agreements referred to on the Acquiror Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by Law.

     (h) For purposes of this Section 3.14, any reference to "Acquiror" shall be deemed to include a reference to any entity that is aggregated with Acquiror under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply to any representation made herein.

     3.15 Labor Matters. Except as disclosed in Section 3.15 of the Acquiror Disclosure Schedule, neither Acquiror nor any Acquiror Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of Acquiror or any Acquiror Subsidiary is represented by any labor union. To the knowledge of Acquiror, there is no activity involving any employees of Acquiror or the Acquiror Subsidiaries seeking to certify a collective bargaining unit or engaging in any similar organizational activity.

     3.16 Insurance. Acquiror and the Acquiror Subsidiaries maintain insurance against such risks and in such amounts as Acquiror reasonably believes are necessary to conduct its business. Acquiror and the Acquiror Subsidiaries are not in default with respect to any provisions or requirements of any such policy, nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures which, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror. Neither Acquiror nor any Acquiror Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies.

     3.17 Environmental Matters. Except as disclosed on Section 3.17 of the Acquiror Disclosure Schedule:

         (a) Acquiror and the Acquiror Subsidiaries have complied and are in compliance with, and the real property owned, operated, leased or used by Acquiror or the Acquiror Subsidiaries as of June 30, 1998, any additional real property owned, operated, leased or used since that date, and, for purposes of this Section 3.17, any real property formerly owned or operated by Acquiror or any Acquiror Subsidiary (collectively, the "Acquiror Real Property") and all improvements thereon are in compliance with, all Environmental Laws (as defined in Section 8.9(e)), except for such non-compliance as would not have a Material Adverse Effect on Acquiror and would not be considered "material" under the federal securities laws.

         (b) Neither Acquiror nor any Acquiror Subsidiary has any liability under any Environmental Law, nor is Acquiror or any Acquiror Subsidiary responsible by contract, by operation of law, otherwise for any liability of any other person under Environmental Law, which either individually or in the aggregate would have a Material Adverse Effect on Acquiror or would be considered "material" under the federal securities laws. Except for matters which would not have a Material Adverse Effect on Acquiror and would not be considered "material" under the federal securities laws, there are no pending or threatened actions, suits, orders, claims, legal proceedings or other proceedings based on, and neither Acquiror nor any Acquiror Subsidiary, nor any officer, director or stockholder thereof has directly or indirectly received any formal or informal notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other person or entity or knows or suspects any fact(s) which might reasonably form the basis for any such actions or notices arising out of or attributable to: (i) the current or past presence, Release (as defined in Section 8.9(j)), or threatened Release of Hazardous Materials (as defined in Section 8.9(f)) at or from any part of the Acquiror Real Property; (ii) the off-site disposal or treatment of Hazardous Materials originating on or from the Acquiror Real Property or the businesses or assets of Acquiror or any Acquiror Subsidiary; or (iii) any violation of Environmental Laws at any part of the Acquiror Real Property or arising from Acquiror's or any Acquiror Subsidiary's activities (or the activities of Acquiror's or any Acquiror Subsidiary's predecessors in title) involving Hazardous Materials.

         (c) Except as disclosed in Section 3.17(c) of the Acquiror Disclosure Schedule, Acquiror and the Acquiror Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law, each of which is valid and in full force and effect. Except in accordance with such permits, licenses, certificates and approvals, there has been no Release of material regulated by such permits, licenses, certificates or approvals at, on, under, or from the Acquiror Real Property.

         (d) Neither Acquiror nor any Acquiror Subsidiary has provided to any Governmental Entity, as required by Law, notice of any Release from any underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials. No portion of the Acquiror Real Property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands.

         (e) No Encumbrance in favor of any person relating to or in connection with any demand, claim, action or cause of action, assessment, loss, damage (including, without limitation, diminution in value), liability, cost and expense (including, without limitation, interest, penalties and attorneys' fees and disbursements) (collectively "Claims") under any Environmental Law has been filed or has attached to the Acquiror Real Property.

     3.18 Tax Matters. Neither Acquiror nor, to the knowledge of Acquiror, any of its affiliates has taken or agreed to take any action that would, nor does Acquiror have any knowledge of any fact or circumstance that is reasonably likely to, prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Acquiror has paid, or made provision in accordance with generally accepted accounting principles on its balance sheet at December 31, 1997 included in the Acquiror 10-K, for all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on Acquiror or any Acquiror Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Acquiror Taxes"), for the Acquiror taxable period ended December 31, 1997 and all fiscal periods of Acquiror prior thereto, except such nonpayment, or failure to make provision, which, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror. Acquiror Taxes paid and/or incurred from December 31, 1997 until the Closing Date shall include only Acquiror Taxes incurred in the ordinary course of business. Acquiror and each of the Acquiror Subsidiaries have timely filed all returns, reports and certifications related to Acquiror Taxes which Acquiror and/or such Acquiror Subsidiary (as the case may be) are required to file ("Acquiror Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror, and except for the nonpayment of such amounts which, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror. Neither Acquiror nor any Acquiror Subsidiary (i) has filed or entered into, or is otherwise bound by, any currently effective election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of Acquiror, (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Acquiror Taxes, other than among Acquiror and the Acquiror Subsidiaries, or (iii) has received any claim by an authority in a jurisdiction where neither Acquiror nor any Acquiror Subsidiary files Acquiror Tax Returns that they are or may be subject to Acquiror Taxes by that jurisdiction, except for any such claims as, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror. No action or proceeding is pending or, to Acquiror's knowledge, threatened orally to any Acquiror officer or in writing by any governmental authority for any audit, examination, deficiency, assessment or collection from Acquiror or any Acquiror Subsidiary of any Acquiror Taxes, no unresolved claim for any deficiency, assessment or collection of any Acquiror Taxes has been asserted against Acquiror or any Acquiror Subsidiary, and all resolved assessments of Acquiror Taxes have been paid or are reflected on the Acquiror balance sheet at December 31, 1997 included in the Acquiror 10-K, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror.

     3.19 Intellectual Property. Except as disclosed in Section 3.19 of the Acquiror Disclosure Schedule, Acquiror and the Acquiror Subsidiaries own, or are licensed or otherwise possess or have all necessary rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs and applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") which is used in the conduct of their respective businesses (collectively, "Acquiror Intellectual Property Rights"). To the knowledge of Acquiror, neither Acquiror nor any Acquiror Subsidiary is infringing or otherwise violating the intellectual property rights of any person which infringement or violation would subject Acquiror or any Acquiror Subsidiary to liabilities which, individually or in the aggregate, would have a Material Adverse Effect on Acquiror or which would prevent Acquiror or any Acquiror Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to Acquiror's knowledge, threatened against Acquiror or any Acquiror Subsidiary alleging any such violation. To the knowledge of Acquiror, there is no unauthorized use, disclosure, infringement or misappropriation of any Acquiror Intellectual Property Rights or any Intellectual Property right of any third party to the extent licensed by or through Acquiror, by any third party, including any employee or former employee of Acquiror, that could reasonably be expected to have a Material Adverse Effect on Acquiror. Acquiror is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of it obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Acquiror Intellectual Property Rights or Third Party Intellectual Property Rights (as defined in Section 8.9(l)). Acquiror has not advised any third party that such third party may be infringing any Acquiror Intellectual Property Rights or breaching any license or agreement involving Acquiror Intellectual Property Rights that could reasonably be expected to have a Material Adverse Effect on Acquiror.

     3.20 No Default. Except as set forth in Section 3.20 of the Acquiror Disclosure Schedule, neither Acquiror nor any of the Acquiror Subsidiaries is in default or violation (and no event has occurred which with or without notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate or articles of incorporation or bylaws or other organizational documents, (ii) any Laws applicable to Acquiror or any Acquiror Subsidiary or by which any of their respective properties is bound or affected, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any Acquiror Subsidiary is a party or by which Acquiror or any Acquiror Subsidiary or any of their respective properties or assets is bound or affected, except in the case of clauses (ii) and (iii) above for defaults or violations which would not have a Material Adverse Effect on Acquiror.

     3.21 Title to Properties; Encumbrances. Section 3.21 of the Acquiror Disclosure Schedule sets forth all real property owned or leased by Acquiror and the Acquiror Subsidiaries (the "Acquiror Real Property"), indicating which facilities are owned and which are leased. Except as disclosed in the Acquiror Current Reports and as described in clause (ii) below: (i) each of Acquiror and the Acquiror Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all Acquiror Real Property and all other properties and assets reflected in the consolidated balance sheet of Acquiror and the Acquiror Subsidiaries at June 30, 1998 included in the Acquiror Form 10-Q for the quarter ended June 30, 1998 (except for properties and assets disposed of in the ordinary course of business and consistent with past practice since June 30, 1998) and (ii) none of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for liens securing repayment of indebtedness incurred in the ordinary course consistent with past practice subsequent to June 30, 1998 and liens for taxes not yet due and payable, unrecorded and undelivered mortgages between a Acquiror Subsidiary and a joint venture entity in which Acquiror is a limited partner or a managing member (as identified in Section 3.21 of the Acquiror Disclosure Schedule) and easements and restrictions of record, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Acquiror and the Acquiror Subsidiaries. Each of the leases is in full force and effect and there is no default by landlord or tenant existing thereunder (and no event has occurred which, with or without notice or the passage of time or both, would constitute a default under such lease) which would have a Material Adverse Effect on Acquiror. Except as set forth in Section 3.21 of the Acquiror Disclosure Schedule, Acquiror and the Acquiror Subsidiaries have obtained owner's title insurance on all of the Acquiror Real Property owned by Acquiror or any Acquiror Subsidiary, in each case insuring good and marketable fee simple title to such Acquiror Real Property, in an amount at least equal to the aggregate value of such Acquiror Real Property together with all improvements thereon. Except as would not cause a Material Adverse Effect on Acquiror, all of the properties and assets of Acquiror and the Acquiror

Subsidiaries are in good operating condition and repair, and maintenance thereon has not been deferred beyond industry standards, and are suitable for the purposes for which they are presently being used.

     3.22 Brokers. Neither Acquiror nor any Acquiror Subsidiary has paid or is obligated to pay any brokerage, finder's or other fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except that Acquiror has retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as its financial advisor for the transactions contemplated hereby, pursuant to an engagement letter a copy of which (as executed by all the parties thereto) has been provided previously to the Company.

     3.23 Opinion of Financial Advisor. The Board of Directors of the Acquiror has received the opinion of DLJ to the effect that, as of the date of this Agreement, the consideration to be paid to the holders of shares of Company Common Stock pursuant to this Agreement is fair to Acquiror, from a financial point of view, a written copy of which (as executed) will be provided to the Company promptly after receipt thereof by the Acquiror.

     3.24 Company Stock Ownership. Except as contemplated pursuant to the terms of this Agreement and the transactions to be consummated hereby or by the Option Agreement, neither Acquiror nor any of the Acquiror Subsidiaries own any shares of Company Common Stock or rights to acquire or dispose of Company Common Stock.

     3.25 Voting Requirements. There is no vote of the holders of any class or series of Acquiror's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

     3.26 Books and Records. The books of account, stock records, minute books and other records of Acquiror and the Acquiror Subsidiaries are complete and correct, and Acquiror has devised and maintained a system of internal accounting controls sufficient to provide the reasonable assurances enumerated in Section 13(b)(2)(B) of the Exchange Act.

     3.27 Disclosure. Neither (i) the representations or warranties by Acquiror contained in this Agreement, or the statements contained in the Acquiror Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Acquiror or required to be filed by Acquiror or any Acquiror Subsidiary with any Governmental Entity in connection with or pursuant to this Agreement and all other documents contemplated hereby, nor (ii) the information supplied or to be supplied by or on behalf of Acquiror or any Acquiror Subsidiary to any person for inclusion in any document or application filed or to be filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, the Option Agreement and all other documents contemplated hereby and thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or to correct a prior statement. All documents required to be filed by Acquiror or any Acquiror Subsidiary with any Governmental Entity in connection with this Agreement and all other documents contemplated hereby or the transactions contemplated hereunder will comply in all material respects with the provisions of applicable Law.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     On or prior to the date hereof, the Company has delivered to Acquiror a schedule (the "Company Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article V; provided that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Company. The Company represents and warrants to Acquiror and Merger Sub, as of the date of this Agreement that, except as set forth in the Company Disclosure Schedule, which shall identify exceptions by specific Section references:

     4.1 Organization. The Company and each of its subsidiaries (the "Company Subsidiaries") has been duly organized and is validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its organization, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, is or would reasonably be expected to be materially adverse to the financial condition, results of operations, properties or business of the Company and the Company Subsidiaries taken as a whole; provided, however, that Material Adverse Effect on the Company shall not be deemed to include the impact of (i) changes in general economic conditions or conditions applicable to the assisted living industry generally, (ii) changes or effects which result from the execution and delivery of this Agreement or the consummation of any transactions contemplated hereby other than changes or effects which result from (A) a change in control or change of control or similar event applicable to the Company or any Company Subsidiary or (B) the failure to obtain one or more Third Party Consents (as defined below) which failure individually or in the aggregate would have a Material Adverse Effect on the Company, (iii) the matters set forth in Section 4.1 of the Company Disclosure Schedule, and (iv) the inability of the Company to obtain the consent to this Agreement of Catholic Health Initiatives ("CHI") related to the joint venture agreements between the Company and CHI to develop, own and/or operate assisted living residences in Ohio, New Mexico and Colorado. True and complete copies of the Articles of Incorporation and the Code of Regulations, together with all amendments thereto, of the Company have heretofore been delivered to Acquiror, and such Articles of Incorporation and Code of Regulations are in full force and effect. Section 4.1 of the Company Disclosure Schedule contains a complete and accurate list of all of the Company Subsidiaries, a list of the jurisdictions where the Company and each of the Company Subsidiaries is duly qualified or licensed to do business as a foreign organization and Company's percentage ownership in each such Company Subsidiary. Neither the Company nor any Company Subsidiary is in violation of any provision of its articles or certificate of incorporation or bylaws (each as may have been amended or restated) or other organizational documents, as the case may be.

     4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists in its entirety of (i) 28,000,000 shares of Company Common Stock, and (ii) 2,000,000 shares of preferred stock, without par value, none of which were issued and outstanding as of the date of this Agreement. As of October 16, 1998, (i) 6,837,400 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company, and (iii) 550,000 shares of Company Common Stock were reserved for future issuance pursuant to employee stock options granted pursuant to the Company Option Plans (as defined in Section 5.7). Each of the outstanding shares of capital stock of the Company were issued in compliance with all applicable federal and state laws concerning the issuance of securities. Except as set forth on Section 4.2 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company Subsidiaries is owned beneficially and of record by the Company or a Company Subsidiary, free and clear of all Encumbrances. All of the outstanding shares of capital stock of the Company and each of the Company Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, their respective charter or bylaws or any agreement to which any such entity is a party or by which any such entity is bound. The Company has heretofore delivered to Acquiror, correct and complete copies of the Company's Stock Option Plans, in each case as currently in effect. Except as set forth in this Section 4.2 or in Section 4.2 of the Company Disclosure Schedule, there are no options, warrants, puts, calls or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which any of them is bound relating to the issued or unissued capital stock, or other interest in, of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, by sale, lease, license or otherwise. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of or subject to any preemptive rights created by statute, the articles of incorporation or bylaws of the Company or any agreement to which the Company is a party or to which the Company is bound. Except as set forth in this Section 4.2, in Section 4.2 of the Company Disclosure Schedule or in the Company Current Reports (as defined in
Section 4.9), there are no outstanding contractual obligations of the Company or any Company Subsidiary to (x) repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock, or other interests in, of any Company Subsidiary or (y) except for guarantees of obligations of, or loans to or capital contribution commitments, the Company Subsidiaries entered into in the ordinary course of business, provide funds to, make any investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of, any Company Subsidiary or any other person. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of the Company or any Company Subsidiary. Each outstanding share of capital stock, or other interest in, of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 4.2 of the Company Disclosure Schedule, each such share owned by the Company or another Company Subsidiary is owned free and clear of all Encumbrances. Except for the capital stock of the Company Subsidiaries and except for the ownership interests set forth in Section 4.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in, or any interest convertible into or exchangeable or exercisable for capital stock of or other ownership interest in, any person. The Company is not aware of any voting trust, stockholder agreement or other similar arrangement relating to any shares of Company Common Stock.

     4.3 Options or Other Rights. Except as disclosed in Section 4.3 of the Company Disclosure Schedule or in the Company SEC Filings (as defined in Section 4.10), there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from the Company or any Company Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company or any Company Subsidiary and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. Except as set forth in Section 4.3 of the Company Disclosure Schedule or the Company SEC Filings, there are no agreements or understandings among the Company or any Company Subsidiary on the one hand and any other person on the other hand concerning the registration of any security of the Company or a Company Subsidiary under the Securities Act. All such registration rights agreements will be null and void and of no further force and effect upon completion of the Merger. Except as set forth in Section
4.3 of the Company Disclosure Schedule, no options granted under the Company Option Plans have provisions which accelerate the vesting or right to exercise such options upon the occurrence of certain events, including, but not limited to, the consummation of the Merger.

     4.4 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby to be consummated by the Company. The execution and delivery of this Agreement and the Option Agreement by the Company and the consummation of the transactions contemplated on its part hereby and thereby have been duly authorized by all necessary corporate action, and, other than the approval of the Company's stockholders as provided in Section 5.1(a) hereof, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the Option Agreement by the Company or the consummation of the transactions contemplated on its part hereby and thereby. This Agreement and the Option Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Acquiror and Merger Sub, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

     4.5 No Violation. Other than as listed on Section 4.5 to the Company Disclosure Schedule, the execution and delivery of this Agreement and of the Option Agreement by the Company do not, the performance by the Company of its obligations hereunder and thereunder will not, and the consummation by the Company of the transactions contemplated to be performed by it hereby and thereby will not (i) violate or conflict with any provision of any Law in effect on the date of this Agreement and applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets is bound or subject, (ii) require the Company or any Company Subsidiary to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any Governmental Entities, based on laws, rules, regulations and other requirements of Governmental Entities in effect and of the date of this Agreement (other than (a) the filing of a pre-merger notification report under the HSR Act and the expiration of the applicable waiting period, (b) filings or authorizations required in connection or in compliance with the provisions of the Exchange Act, the Securities Act, the OGCL, the Bylaws of the Nasdaq or the "takeover" or "blue sky" laws of various states, (c) filing and recordation of appropriate merger documents as required by the OGCL and (d) any other filings and approvals expressly contemplated by this Agreement), (iii) require the consent, waiver, approval, license or authorization of any person (other than Governmental Entities), (iv) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any rights of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, Company Permit (as defined below) or other instrument or obligation to which the Company or Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties is bound or subject to, or (v) conflict with or violate the Articles of Incorporation or the Code of Regulations, or the equivalent organizational documents, in each case as amended or restated, of Company or any of the Company Subsidiaries, except for any such conflicts, consents, waivers, approvals, licenses, filings or violations described in clause (i) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iv) that would not have a Material Adverse Effect on the Company and except for such consents, waivers, approvals, licenses or authorizations described in clauses (ii) or (iii) that individually or in the aggregate would not be material to the Company or to the Acquiror, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent the Company from performing any of its obligations under this Agreement or the Option Agreement and would not have a Material Adverse Effect on Company. Neither the Company nor any of its affiliates or associates (as each such term is defined in Section 203 of the Delaware General Corporation Law ("DGCL") is, prior to the date hereof, an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of Acquiror. There are no reasonable grounds to believe that the Company or the Surviving Corporation would be rendered insolvent by the Merger or the conversion of Company Shares in the Merger within the meaning of Section 1701.78 of the OGCL.

     4.6   Compliance with Laws.

     (a) As of the date of this Agreement, each of the Company and the Company Subsidiaries holds all licenses, CONs, franchises, grants, permits, easements, variances, accreditations, exemptions, consents, certificates, identification numbers, approvals, orders, and other authorizations (collectively, "Company Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, are certified as providers under all applicable Medicare, Medicaid and CHAMPUS programs to the extent required to be so certified, and are in compliance with, and have performed in all material respects all obligations under, all Company Permits and all Laws governing their respective businesses, including, without limitation, the requirements, guidelines, rules and regulations of Medicare, Medicaid, CHAMPUS, state approved Medicaid waiver programs and other third-party reimbursement programs, except where the failure to hold such Company Permits or to so comply or perform, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No Company Permits will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

     (b) To the Company's knowledge, all health care personnel employed by the Company or any Company Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed.

     (c) Except as set forth in Section 4.6(c) of the Company Disclosure Schedule, no action or proceeding is pending or, to the Company's knowledge, threatened that may result in the suspension, revocation or termination of any Company Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither the Company nor any Company Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Company Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding could result, individually or in the aggregate, in a Material Adverse Effect on the Company.

     (d) Neither the Company nor any Company Subsidiary has received notice that Medicare, Medicaid, CHAMPUS, state approved Medicaid waiver programs or any other third-party reimbursement program has any claims for disallowance of costs against any of them which could result in offsets against future reimbursement or recovery of prior payments, which offsets or recoveries, individually or in the aggregate, would have a Material Adverse Effect on Company.

     (e) The Company and the Company Subsidiaries have filed all forms, reports, statements, and other documents required to be filed with any Governments Entities, including, without limitation, state insurance and state and federal health regulatory authorities and reimbursement programs, except where the failure to file such forms, reports, statements or other documents under this
Section 4.6(e) would not have a Material Adverse Effect on the Company.

     4.7 Fraud and Abuse Matters. Neither the Company nor any Company Subsidiary, nor the officers, directors, employees or agents of any of the Company or any Company Subsidiary, have engaged in any activities which are prohibited, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program under sec.sec. 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, the federal CHAMPUS statute, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which are prohibited by any private accrediting organization from which the Company or any Company Subsidiary seeks accreditation or by generally recognized professional standards of care or conduct, including but not limited to the following activities:

         (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

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         (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

         (c) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program that is (i) for an item or service that the person presenting or causing to be presented knows or should know was not provided as claimed, or (ii) for an item or service and the person presenting knows or should know that the claim is false or fraudulent;

         (d) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring, or to induce the referral of, an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program, or
     (iii) in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program; or

         (e) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program certification, or (ii) information required to be provided under SSA sec. 1124A.

     4.8   Medicare/Medicaid Participation.

     (a) Neither the Company nor to the knowledge of the Company any other person who immediately prior to the Closing has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. sec. 1001.1001(a)(2)) in the Company or any Company Subsidiary, or who has an ownership or control interest (as defined in SSA sec. 1124(a)(3) or any regulations promulgated thereunder) in the Company or any Company Subsidiary, or who is an officer, director, agent (as defined in 42 C.F.R. sec. 1001.1001(a)(2)), or managing employee (as defined in SSA sec. 1126(b)) of the Company or any Company Subsidiary, and to the knowledge of the Company and any Company Subsidiary, no person with any relationship with such entity (including without limitation a parent company or shareholder of, or partner in any Company Subsidiary) who immediately prior to the Closing has an indirect ownership interest (as that term is defined in 42 C.F.R.
sec. 1001.1001(a)(2)) in the Company or any Company Subsidiary: (1) has had a civil monetary penalty assessed against it under SSA sec. 1128A; (2) has

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been excluded from participation under Medicare, Medicaid or any other State
Health Care Program or Federal Health Care Program; (3) has been convicted (as that term is defined in 42 C.F.R. sec. 1001.2) of any of the following categories of offenses as described in SSA sec. 1128(a) and (b)(1), (2), (3):
(i) criminal offenses relating to the delivery of an item or service under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program; (ii) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service; (iii) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency; (iv) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described in (i) through (iii) above; or
(v) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

     (b) Section 4.8(b) of the Company Disclosure Schedule contains a list of each existing Medicare and Medicaid contract (the "Company Program Agreements") or evidence thereof relating to the participation by Company and the Company Subsidiaries in the Governmental Programs. The businesses of the Company and the Company Subsidiaries are in compliance with all material terms, conditions and provisions of the Company Program Agreements except where the failure to comply would not have a Material Adverse Effect on Company. Except as set forth in the
Section 4.8(b) of the Company Disclosure Schedule, (i) no notice of any offsets against future reimbursement has been received by the Company or any Company Subsidiary, nor to the knowledge of Company, is there any reasonable basis therefor with respect to the Governmental Programs except with respect to offsets in the ordinary course of business which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, (ii) there are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to reopen or open completed payments with respect to the Governmental Programs except such adjustments made in the ordinary course of business which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, and (iii) neither the Company nor any Company Subsidiary has received notice of pending, threatened or possible decertification or other loss of participation in any of the Governmental Programs which remains in effect as of the date hereof. Section 4.8(b) of the Company Disclosure Schedule lists any material contracts between the Company or any Company Subsidiary and third party payors, copies of which have been made available to the Company. The Company and each of the Company Subsidiaries, as applicable, are in compliance in all material respects with all of the terms, conditions and provisions of the contracts referenced in the immediately preceding sentence.

     4.9 Litigation. As of the date of this Agreement, except as may be disclosed in the Company 10-K (as defined below), reports filed on Forms 10-Q or 8-K or proxy statements filed on Schedule 14A for periods subsequent to the period covered by such Company 10-K, in each case filed prior to the date hereof (such reports and filings, collectively, the "Company Current Reports"), or except as set forth in Section
4.9 of the Company Disclosure Schedule, there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to the Company's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the Company's knowledge, threatened in writing against the Company or any Company Subsidiary or with respect to any property or asset of any of them, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations which, individually or in the aggregate, (a) would not have a Material Adverse Effect on the Company, (b) would not impair in any material respect the ability of the Company or any Company Subsidiary to perform its obligations under this Agreement or any other document contemplated hereby or thereby or (c) would not prevent the consummation by the Company or any Company Subsidiary of any of the transactions contemplated by this Agreement or any other document contemplated hereby or thereby. Neither the Company nor any Company Subsidiary nor any property or asset of any of them is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to the Company's knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, consent decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which (a) would not reasonably be expected to have a Material Adverse Effect on the Company, (b) would not impair in any material respect the ability of the Company or any Company Subsidiary to perform its obligations under this Agreement or any other document contemplated hereby or thereby or (c) would not prevent the consummation by the Company or any Company Subsidiary of any of the transactions contemplated by this Agreement or any other document contemplated hereby or thereby.

     4.10 Financial Statements and Reports. The Company has made available to Acquiror true and complete copies of (a) its Annual Report on Form 10-K for the year ended December 31, 1997 (the "Company 10-K"), as filed with the Commission,
(b) its proxy statement relating to the annual meeting of its shareholders held on May 12, 1998, (c) all registration statements filed by the Company and declared effective under the Securities Act (other than registration statements on Form S-8) and (d) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K but excluding preliminary material and reports pursuant to Sections 13(d) or 13(g) of the Exchange Act) filed by it with the Commission other than registration statements on Form S-8. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information included or incorporated by reference therein) are referred to in this Agreement as the "Company SEC Filings." As of the respective times such documents were filed or, as applicable, were effective, the Company SEC Filings complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and except to the extent that information contained in any Company SEC Filings has been revised or superseded

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

by a later Company SEC Filing filed and publicly available prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Filings complied as of their respective dates of filing with the Commission as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of the Company and the Company Subsidiaries as of the dates and for the periods indicated, except (i) in the case of unaudited interim consolidated financial statements, to normal recurring year-end audit adjustments and any other adjustments described therein and (ii) any pro forma financial information contained therein is not necessarily indicative of the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. No Company Subsidiary is required to file any form, report or other document with the Commission. Except as set forth in the Company Current Reports, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the most recent consolidated balance sheet included in the Company Current Reports, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto which could reasonably be expected to have a Material Adverse Effect on the Company. The pro forma financial information (and related notes thereto) included in the Company SEC Filings present fairly the information shown therein and were prepared, as of the respective dates of filing of the Company SEC Filings with the Commission, in accordance with the Commission's rules and guidelines with respect to pro forma financial statements. The necessary pro forma adjustments have been properly applied to the historical amounts in the compilation of such pro forma financial information, the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

     4.11 Absence of Certain Changes or Events. Other than as disclosed in the Company Current Reports or in Section 4.11 of the Company Disclosure Schedule, since June 30, 1998 and through the date of this Agreement, the business of the Company and of each of the Company Subsidiaries has been conducted in the ordinary course, and there has not been (i) any Material Adverse Effect on the Company; (ii) any material indebtedness incurred by the Company or any Company Subsidiary for borrowed money, except under credit facilities disclosed in the Company Current Reports, if any; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by the Company or any of the Company Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on the Company; (v) any change by the Company in accounting principles or methods except insofar as required by a change in generally accepted accounting principles; (vi) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Company Common Stock; (vii) any material agreement to acquire any assets or stock or other interests of any third-party; (viii) any increase in the compensation payable or to become payable by the Company or any Company Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans set forth on the Company Disclosure Schedule, and except for increases consistent with past practice); (ix) any material revaluation by the Company or any Company Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (x) any transfer, mortgage, pledge or disposition of any of the assets or properties of the Company or any Company Subsidiary or the subjection of any of the assets or properties of the Company or any Company Subsidiary to any Encumbrances, rights or claims of others with respect thereto other than in the ordinary course consistent with past practice;
(xi) any assumption or guarantee by the Company or a Company Subsidiary of the indebtedness of any person or entity, other than in the ordinary course consistent with past practice; (xii) any split, combination or reclassification of any of the capital stock of the Company or any Company Subsidiary or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock; (xiii) any receipt by the Company or any Company Subsidiary of written or oral notice that any material contract, agreement or arrangement to which it is a party has been or will be canceled; (xiv) any issuance by the Company or any Company Subsidiary of any share of stock, bond, note, option, warrant or other corporate security;
(xv) any capital expenditure or expenditures by the Company or any Company Subsidiary or commitment(s) to make such capital expenditure(s) that individually exceeds $250,000, or in the aggregate exceed $500,000; (xvi) any payment or incurring of liability to pay any taxes, assessments, fees, penalties, interest or other governmental charges, other than those arising and discharged or to be discharged in the ordinary course of business and consistent with past practice; (xvii) any loan or loans that individually exceeds $250,000, or in the aggregate exceed $500,000, made by the Company or any Company Subsidiary to any person, including but not limited to, any employee, officer or director of the Company or any Company Subsidiary; or (xviii) any authorization, approval, agreement or commitment by the Company or any Company Subsidiary to take any action described in clauses (i) through (xvii) above.

     4.12   Employee Benefit Plans and Employment Matters.

     (a) Section 4.12(a) of the Company Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the Company Current Reports in which the Company or any Company Subsidiary participates, or by which any of them are bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement; (ii) any plan providing for "fringe benefits" to their employees, including, but not limited to, vacation, sick leave, medical, hospitalization and life insurance; (iii) any written employment agreement and any other employment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA). The Company and the Company Subsidiaries are in compliance in all material respects with the requirements prescribed by all Laws currently in effect applicable to employee benefit plans and to any employment agreements, including, but not limited to, ERISA and the Code. The Company and the Company Subsidiaries have each performed all of its obligations under all such employee benefit plans and employment agreements in all material respects. There is no pending or, to the knowledge of the Company, threatened legal action, proceeding or investigation against or involving any Company or Company Subsidiary employee benefit plan which could result in a material amount of liability to such employee benefit plan or to the Company, other than routine claims for benefits involving less than $25,000 for each such routine claim and $100,000 for all such routine claims in the aggregate.

     (b) Neither the Company nor the Company Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee pension benefit plan to which Section 4021 of ERISA applies that would create a material amount of liability to the Company under Title IV of ERISA.

     (c) Neither the Company nor the Company Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee pension benefit plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

     (d) All group health plans of the Company and the Company Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects, to the extent such requirements are applicable.

     (e) There have been no acts or omissions by the Company or any Company Subsidiary or by any fiduciary, disqualified person or party in interest with respect to an employee benefit plan of the Company or any Company Subsidiaries that have given rise to or could reasonably be expected to give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c), 502(i) or 4071 of ERISA or under Chapter 43 of the Code.

     (f) No "reportable event," as defined in ERISA Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of the Company.

     (g) Section 4.12(g) of the Company Disclosure Schedule sets forth the name of each director, officer or employee of the Company or any Company Subsidiary entitled to receive any benefit or payment under any existing employment agreement, severance plan or other benefit plan solely as a result of the consummation of any transaction contemplated by this Agreement, and with respect to each such person, the identity of the specific agreement relating to such person, which agreement the Company has previously provided to Acquiror.

     (h) The Company has furnished Acquiror with true and correct copies of all plan documents and employment agreements referred to on the Company Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by Law.

     (i) For purposes of this Section 4.12, any reference to the "Company" shall be deemed to include a reference to any entity that is aggregated with the Company under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply to any representation made herein.

     4.13 Labor Matters. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of the Company or any Company Subsidiary is represented by any labor union. To the knowledge of the Company, there is no activity involving any employees of the Company or the Company Subsidiaries seeking to certify a collective bargaining unit or engaging in any similar organizational activity.

     4.14 Insurance. The Company and the Company Subsidiaries maintain insurance against such risks and in such amounts as the Company reasonably believes are necessary to conduct its business. The Company and the Company Subsidiaries are not in default with respect to any provisions or requirements of any such policy, nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures which, individually or in the aggregate, would not have a Material Adverse Effect on Company. Neither the Company nor any Company Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies.

     4.15 Environmental Matters. Except as disclosed on Section 4.15 of the Company Disclosure Schedule:

         (a) The Company and the Company Subsidiaries have complied and are in compliance with, and the real property owned, operated, leased or used by the Company or the Company Subsidiaries as of June 30, 1998, any additional real property owned, operated, leased or used since that date, and, for purposes of this Section 4.15, any real property formerly owned or operated by the Company or any Company Subsidiary (collectively, the "Company Real Property") and all improvements thereon are in compliance with, all Environmental Laws, except for such non-compliance as would not have a Material Adverse Effect on the Company and would not be considered "material" under the federal securities laws.

         (b) Neither the Company nor any Company Subsidiary has any liability under any Environmental Law, nor is the Company or any Company Subsidiary responsible by contract, by operation of law, otherwise for any liability of any other person under Environmental Law, which either individually or in the aggregate would have a Material Adverse Effect on the Company or would be considered "material" under the federal securities laws. Except for matters which would not have a Material Adverse Effect on the Company and would not be considered "material" under the federal securities laws, there are no pending or threatened actions, suits, orders, claims, legal proceedings or other proceedings based on, and neither the Company nor any Company Subsidiary, nor any officer, director or stockholder thereof has directly or indirectly received any formal or informal notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other person or entity or knows or suspects any fact(s) which might reasonably form the basis for any such actions or notices arising out of or attributable to: (i) the current or past presence, Release, or threatened Release of Hazardous Materials at or from any part of the Company Real Property; (ii) the off-site disposal or treatment of Hazardous Materials originating on or from the Company Real Property or the businesses or assets of the Company or any Company Subsidiary; or (iii) any violation of Environmental Laws at any part of the Company Real Property or arising from the Company's or any Company Subsidiary's activities (or the activities of the Company's or any Company Subsidiary's predecessors in title) involving Hazardous Materials.

         (c) Except as disclosed in Section 4.15(c) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law, each of which is valid and in full force and effect. Except in accordance with such permits, licenses, certificates and approvals, there has been no Release of material regulated by such permits, licenses, certificates or approvals at, on, under, or from the Company Real Property.

         (d) Neither the Company nor any Company Subsidiary has provided to any Governmental Entity, as required by Law, notice of any Release from any underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials. No portion of the Company Real Property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands.

         (e) No Encumbrance in favor of any person relating to or in connection with any Claim under any Environmental Law has been filed or has attached to the Company Real Property.

     4.16 Tax Matters. Neither Company nor, to the knowledge of Company, any of its affiliates has taken or agreed to take any action that would, nor does Company have any knowledge of any fact or circumstance that is reasonably likely to, prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. The Company has paid, or made provision in accordance with generally accepted accounting principles on its balance sheet at December 31, 1997 included in the Company 10-K, for all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on the Company or any Company Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Company Taxes"), for the Company taxable period ended December 31, 1997 and all fiscal periods of the Company prior thereto, except such nonpayment, or failure to make provision, which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and except as set forth in Section 4.16 to the Company Disclosure Schedule. The Company Taxes paid and/or incurred from December 31, 1997 until the Closing Date shall include only Company Taxes incurred in the ordinary course of business. The Company and each of the Company Subsidiaries have timely filed all returns, reports and certifications related to Company Taxes which the Company and/or such Company Subsidiary (as the case may be) are required to file ("Company Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and except for the nonpayment of such amounts which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary (i) has filed or entered into, or is otherwise bound by, any currently effective election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of the Company, (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Company Taxes, other than among the Company and the Company Subsidiaries, or
(iii) has received any claim by an authority in a jurisdiction where neither the Company nor any Company Subsidiary files Company Tax Returns that they are or may be subject to Company Taxes by that jurisdiction, except for any such claims as, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No action or proceeding is pending or, to the Company's knowledge, threatened orally to any Company officer or in writing by any governmental authority for any audit, examination, deficiency, assessment or collection from the Company or any Company Subsidiary of any Company Taxes, no unresolved claim for any deficiency, assessment or collection of any Company Taxes has been asserted against the Company or any Company Subsidiary, and all resolved assessments of Company Taxes have been paid or are reflected on the Company balance sheet at December 31, 1997 included in the Company

10-K, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company does not have any liability for the taxes of any person other than the Company Subsidiaries (i) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

     4.17 Intellectual Property. Except as disclosed in Section 4.17 of the Company Disclosure Schedule, the Company and the Company Subsidiaries own, or are licensed or otherwise possess or have all necessary rights to use all Intellectual Property which is used in the conduct of their respective businesses (collectively, "Company Intellectual Property Rights"). To the knowledge of the Company, neither the Company nor any Company Subsidiary is infringing or otherwise violating the intellectual property rights of any person which infringement or violation would subject the Company or any Company Subsidiary to liabilities which, individually or in the aggregate, would have a Material Adverse Effect on the Company or which would prevent the Company or any Company Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to the Company's knowledge, threatened against the Company or any Company Subsidiary alleging any such violation. To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property Rights or any Intellectual Property right of any third party to the extent licensed by or through Company, by any third party, including any employee or former employee of the Company, that could reasonably be expected to have a Material Adverse Effect on the Company. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of it obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property Rights or Third Party Intellectual Property Rights. The Company has not advised any third party that such third party may be infringing any Company Intellectual Property Rights or breaching any license or agreement involving Company Intellectual Property Rights that could reasonably be expected to have a Material Adverse Effect on Company.

     4.18 Related Party Transactions. Except as disclosed in the Company SEC Filings or in Section 4.18 of the Company Disclosure Schedule, there have been no material transactions between the Company or any Company Subsidiary on the one hand, and any (i) officer or director of the Company or any Company Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to the Company or the Company Subsidiaries or the grant of stock options to purchase shares of Company Common Stock.

     4.19 No Undisclosed Material Liabilities. Except as disclosed in the Company Current Reports, neither the Company nor any of the Company Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect on the Company other than (i) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1998 and identified in Schedule 4.19 of the Company Disclosure Schedule or the Company SEC Filings, (ii) liabilities that have been repaid, discharged or otherwise extinguished and (iii) liabilities under or contemplated by this Agreement.

     4.20 No Default. Except as set forth in Section 4.20 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate or articles of incorporation or bylaws or other organizational documents, (ii) any Laws applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties or assets is bound or affected, except in the case of clauses (ii) and (iii) above for defaults or violations which would not have a Material Adverse Effect on the Company.

     4.21 Title to Properties; Encumbrances. Section 4.21 of the Company Disclosure Schedule sets forth all real property owned or leased by the Company and the Company Subsidiaries (the "Company Real Property"), indicating which facilities are owned and which are leased. Except as disclosed in the Company Current Reports and as described in clause (ii) below: (i) each of the Company and the Company Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all Company Real Property and all other properties and assets reflected in the consolidated balance sheet of the Company and the Company Subsidiaries at June 30, 1998 included in the Company Form 10-Q for the quarter ended June 30, 1998 (except for properties and assets disposed of in the ordinary course of business and consistent with past practice since June 30, 1998) and (ii) none of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for liens securing repayment of indebtedness incurred in the ordinary course consistent with past practice subsequent to June 30, 1998 and liens for taxes not yet due and payable, unrecorded and undelivered mortgages between a Company Subsidiary and a joint venture entity in which the Company is a limited partner or a managing member (as identified in Section 4.21 of the Company Disclosure Schedule) and easements and restrictions of record, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of the Company and the Company Subsidiaries. Each of the leases is in full force and effect and there is no default by landlord or tenant existing thereunder (and no event has occurred which, with or without notice or the passage of time or both, would constitute a default under such lease) which would have a Material Adverse Effect on the Company. Except as set forth in Section 4.21 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have obtained owner's title insurance on all of the Company Real Property owned by the Company or any Company Subsidiary, in each case insuring good and marketable fee simple title to such Company Real Property, in an amount at least equal to the aggregate value of such Company Real Property together with all improvements thereon. Except as set forth in Section 4.21 of the Company Disclosure Schedule, there are no mechanics' or materialmen's liens or liens of a similar nature in existence with respect to any on-going construction activities involving any of the Company Real Property that, with respect to each such construction activity, exceeds $50,000 individually, or $200,000 in the aggregate. Except as would not cause a Material Adverse Effect on the Company, all of the properties and assets of the Company and the Company Subsidiaries are in good operating condition and repair, and maintenance thereon has not been deferred beyond industry standards, and are suitable for the purposes for which they are presently being used.

     4.22 Brokers. Neither the Company nor any Company Subsidiary has paid or is obligated to pay any brokerage, finders or other fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or the Option Agreement, except that Company has retained BT Alex. Brown Incorporated ("BT Alex. Brown") as its financial advisor for the transactions contemplated hereby, pursuant to an engagement letter a copy of which (as executed by all the parties thereto) has been provided previously to Acquiror.

     4.23 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of BT Alex. Brown to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of Company Common Stock, from a financial point of view, a written copy of which (as executed) will be provided to Acquiror promptly after receipt thereof by the Company.

     4.24 Acquiror Stock Ownership. Except as contemplated pursuant to the terms of this Agreement and the transactions to be consummated hereby or by the Option Agreement, neither the Company nor any of the Company Subsidiaries own any shares of Acquiror Common Stock or rights to acquire or dispose of Acquiror Common Stock.

     4.25 Voting Requirements. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock at the Company Stockholders' Meeting (as defined in Section 5.1(a)) to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby under the OGCL and otherwise.

     4.26 State Takeover Statutes. The Ohio Control Share Acquisition Statute does not apply to the execution, delivery and performance of this Agreement or the Option Agreement or the transactions contemplated hereby or thereby. To the knowledge of Company, no Laws that would reasonably be considered a state takeover or anti-takeover law are applicable to the execution, delivery and performance of this Agreement or the Option Agreement or the transactions contemplated hereby or thereby.

     4.27   Requested Information; Material Contracts.

     (a) The Company has provided all documents, materials, schedules and other information in response to the requests for such documents, materials, schedules and other information from Acquiror identified in Section 4.27(a) of the Company Disclosure Schedule.

     (b) Each existing contract, agreement, arrangement or understanding of the Company or any of the Company Subsidiaries, including contracts, agreements, arrangements or understandings (whether oral or written) between the Company or any of the Company Subsidiaries, on the one hand, and one or more persons who are affiliates of each other, on the other hand, involving, or reasonably expected to involve, aggregate payments or commitments of more than $250,000 during the 12-month period ended June 30, 1998 or during the remaining term thereof (the "Company Material Contracts"), is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. All necessary approvals of any Governmental Entity with respect thereto have been obtained (except where the failure so to obtain any such approval would not have a Material Adverse Effect on the Company), all necessary filings or registrations therefor have been made, and there are no outstanding disputes thereunder and, to the knowledge of the Company or any of the Company Subsidiaries, no threatened cancellation or termination thereof. The Company and each of the Company Subsidiaries have performed all material obligations thereunder required to be performed by any of them to date. No party is in default in any material respect under any of the Company Material Contracts, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. There has been no written or oral modification or amendment to any Company Material Contract and there are no reasonably expected changes to any Company Material Contract.

     4.28 Receivables. To the knowledge of the Company, all receivables shown as receivables in the most recent consolidated balance sheet included in the Company Current Reports, or thereafter acquired by the Company, are collectible, and all appropriate reserves or allowances relating to such receivables have been properly accrued.

     4.29 Books and Records. The books of account, stock records, minute books and other records of the Company and the Company Subsidiaries are complete and correct, and the Company has devised and maintained a system of internal accounting controls sufficient to provide the reasonable assurances enumerated in Section 13(b)(2)(B) of the Exchange Act.

     4.30 No Excess Parachute Payments. Except as set forth in Section 4.30 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Section 280G(c) of the Code) under any employment, severance or termination agreement, other compensation arrangement or Company Option Plan or Other Company arrangement currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     4.31   Change of Control Provisions.  Except to the extent described in
Section 4.31 of the Company Disclosure Schedule, neither the consummation of the Merger nor the execution, delivery or performance of this Agreement, the Option Agreement, or the other transactions contemplated hereby or thereby, will trigger or constitute a "change in control" or "change of control" or similar event under any provision of any contract or agreement to which the Company or any Company Subsidiary is a party.

     4.32 Franchise Activities. To the knowledge or the Company, neither the Company nor any Company Subsidiary has violated any applicable federal or state Laws regulating franchises or business opportunities, including registration and disclosure requirements under such Laws, the violation of which could result in a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has violated or is currently violating any franchise agreement or other agreement relating to its franchise activities. All franchise offering circulars used by the Company or any Company Subsidiary comply as to form in all material respects with all applicable federal and state Laws, are deemed an acceptable form of disclosure document in all states which have in effect franchise registration and disclosure Laws or other applicable business opportunity Laws, are accurate and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements therein not misleading. Neither the Company nor any Company Subsidiary is subject to a currently effective injunctive or restrictive order relating to franchises or business opportunities under a federal or state franchise, business opportunity, antitrust, trade regulation or trade practice Law resulting from a concluded or pending action or proceeding brought by a Governmental Entity.

     4.33 Disclosure. Neither (i) the representations or warranties by the Company contained in this Agreement or the Option Agreement, or the statements contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company or required to be filed by the Company or any Company Subsidiary with any Governmental Entity in connection with or pursuant to this Agreement, the Option Agreement and all other documents contemplated hereby and thereby, nor
(ii) the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary to any person for inclusion in any document or application filed or to be filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, the Option Agreement and all other documents contemplated hereby and thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or to correct a prior statement. All documents required to be filed by the Company or any Company Subsidiary with any Governmental Entity in connection with this Agreement, the Option Agreement and all other documents contemplated hereby or thereby or the transactions contemplated hereunder or thereunder will comply in all material respects with the provisions of applicable Law.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Stockholders' Meeting.

     (a) The Company hereby agrees that this Agreement shall be submitted to its shareholders for approval and adoption at a meeting duly called and held pursuant to the OGCL (the "Company Shareholders' Meeting"). As soon as practicable after the date of this Agreement, the Company shall take all action, to the extent necessary in accordance with applicable law and its charter and bylaws, to convene the Company Shareholders' Meeting promptly to consider and vote upon the approval of the Merger and such other matters as may be necessary or desirable to consummate the Merger and the transactions contemplated hereby. As soon as practicable (but in no case longer than 45 days) after the date of this Agreement, Company and Acquiror shall jointly prepare and file with the Commission, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, preliminary proxy materials relating to such Company Shareholders' Meeting as required by the Exchange Act, and a registration statement on Form S-4 (as amended or supplemented, the "Registration Statement") relating to the registration under the Securities Act of the shares of Acquiror Common Stock issuable to the holders of the Company Shares. Acquiror shall also promptly prepare and file with state securities administrators, such registration statements or other documents as may be required (other than qualification to do business in any jurisdiction in which it is not now so qualified and other than general consent to service of process) under applicable blue sky laws to qualify or register the shares of Acquiror Common Stock issuable to the holders of the Company Shares (the "Blue Sky Filings"). The Company, Merger Sub and Acquiror will use their respective best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable. Promptly after the Registration Statement has become effective and all applicable blue sky laws have been complied with, the Company and Acquiror shall mail the proxy statement/prospectus included in the Registration Statement to the Company's shareholders. Such proxy statement/prospectus at the time it initially is mailed to the shareholders of the Company and all duly filed supplements, amendments or revisions made thereto, if any, similarly mailed are hereinafter referred to as the "Proxy Statement." Notice of the Company Shareholders' Meeting shall be mailed to the shareholders of the Company along with the Proxy Statement.

     (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Company Shareholders' Meeting to consider the Merger shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of such Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Acquiror for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     (c) Each party covenants and agrees that (i) if, at any time prior to the Effective Time, any event relating to it or any of its affiliates, officers or directors is discovered that is required to be set forth in an amendment to the Registration Statement or Blue Sky Filings or a supplement to the Proxy Statement, such party will promptly inform the other parties, and such amendment or supplement will be promptly filed with the Commission and appropriate state securities administrators and disseminated to the shareholders of the Company, to the extent required by applicable federal and state securities laws, and (ii) documents which either party files or is responsible for filing with the Commission and any regulatory agency in connection with the Merger (including, without limitation, the Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law.

     (d) The Company hereby represents that its Board of Directors has, (i) determined that the Merger is fair to and in the best interests of the Company's shareholders, (ii) approved the Merger and approved and adopted this Agreement and (iii) resolved to and will recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the shareholders of the Company unless following an announcement or receipt by the Company of a proposal for a Third Party Transaction (as defined below) such Board of Directors (A) is advised in writing by independent outside counsel to the Company that such resolution and recommendation violate such fiduciary duties of directors as are applicable under Ohio law because of such proposal for a Third Party Transaction and (B) concludes based on such advice that such resolution and recommendation violate such fiduciary duties as are applicable under Ohio law because of such proposal for a Third Party Transaction.

     (e) The Company shall use its best efforts to cause to be delivered to Acquiror a letter of Ernst & Young ("E&Y"), the Company's independent accountants, dated a date within two (2) business days before the date on which the Registration Statement shall become effective, addressed to Acquiror, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), in form and substance reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement (the "E&Y Comfort Letter"). Acquiror shall use its best efforts to cause to be delivered to the Company a letter of E&Y, Acquiror's independent accountants, dated a date within two (2) business days before the date on which the Registration Statement shall become effective, addressed to the Company, of the kind contemplated by the AICPA Statement, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement (also an "E&Y Comfort Letter").

     5.2   Conduct of the Business of the Company Prior to the Effective
Time. Prior to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule or otherwise consented to or approved in writing by Acquiror, or expressly permitted or contemplated by this Agreement or the Option
Agreement:

         (a) The Company shall, and shall cause each Company Subsidiary to, conduct their respective businesses only in the ordinary course and consistent in all material respects with past practice, and in compliance in all material respects with all applicable Laws and regulations, and shall use their respective best efforts to preserve substantially intact their respective business organizations and assets, to keep available the services of their present officers, employees and consultants and to maintain their present relationships with customers, suppliers, payors and other persons with whom they have a significant business relationship; provided, however, that the loss of any officer, employee, consultant, customer, payor or supplier prior to the Effective Time shall not constitute a breach of this covenant unless such loss would have a Material Adverse Effect on the Company;

         (b) The Company shall not, and shall cause the Company Subsidiaries not to, (i) amend their respective charters or bylaws or other organizational documents, (ii) declare, set aside or pay any dividend or other distribution, payable in cash, securities or property, in respect of outstanding shares of capital stock, except for dividends by a Company Subsidiary to the Company or another Company Subsidiary, (iii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of their respective capital stock or any securities or obligations convertible into or exchangeable for any shares of their respective capital stock (other than any such acquisition directly from any wholly owned Company Subsidiary in exchange for capital contributions or loans to such Company Subsidiary) or any options, warrants or conversion or other rights to acquire any shares of the Company's or any Company Subsidiary's capital stock or any such securities or obligations (except (A) in connection with the exercise of outstanding stock options referred to in Section 4.2 in accordance with their terms, and (B) if required by an existing written agreement identified in Section 5.2(b) of the Company Disclosure Schedule, a copy which has been provided to Acquiror prior to the date hereof), or (iv) reclassify, combine, split or subdivide any of their respective outstanding shares of capital stock;

         (c) The Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly, (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, the capital stock of the Company or such Company Subsidiary, except that the Company may issue shares of Company Common Stock upon the exercise of stock options outstanding on the date hereof pursuant to the terms thereof existing as of the date hereof or issued hereafter in accordance herewith, (ii) other than in the ordinary course of business and consistent with past practice incur any indebtedness for borrowed money, except under credit facilities existing as of the date hereof and as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to such existing credit facilities, (iii) modify, amend or terminate any material contract or agreement to which the Company or any Company Subsidiary is a party, or waive, release, grant or transfer any rights of material value,
     (iv) merge, consolidate, combine or enter into any similar transaction with any person or adopt a plan of liquidation or dissolution, (v) acquire (or enter into an agreement to acquire) any assets, stock or other interests of a third-party, (vi) transfer, lease, license, sell or dispose of a material portion of assets or any material assets, other than in the ordinary course of business, consistent with past practice and not involving more than $25,000 in any one transaction or series of related transactions, but not more than $250,000 in the aggregate, (vii) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles, (viii) other than in the ordinary course of business consistent with past practice, mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto (and shall maintain such assets in good condition, reasonable wear and tear excepted), (ix) enter into any joint venture, affiliation, partnership or similar agreement, (x) make any tax election or settle or compromise any tax liability, (xi) enter into any contracts, agreements, arrangements or understandings relating to the distribution, sale or marketing by third parties of the Company's, or any Company Subsidiary's services or services performed on behalf of the Company or any Company Subsidiary, (xii) make or agree to make any new unbudgeted capital expenditure or expenditures which was not disclosed in Section 5.2(c) of the Company Disclosure Schedule and which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $250,000, (xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Current Reports or incurred in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any Company Subsidiary is a party, (xiv) convert or exchange any floating rate indebtedness into fixed rate indebtedness or make any modifications to existing indebtedness that would have a similar effect, or (xv) enter into any other contracts, agreements, arrangements or understandings that are not terminable without penalty upon 30 or fewer days' notice or that involve payment by the Company or any Company Subsidiary of $25,000 over the term of the specific contract, agreement, arrangement or understanding or $250,000 in the aggregate over the term of all contracts, agreements, arrangements or understandings;

         (d) The Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly (except, in any such case, as may be required by applicable Law), (i) increase the compensation payable or to become payable by it to any of its officers or directors (except in accordance with employment or other agreements and welfare and benefit plans set forth on the Company Disclosure Schedule), (ii) increase the compensation payable or to become payable by it to any of its employees or consultants (except in accordance with employment or consulting agreements and welfare and benefit plans set forth on the Company Disclosure Schedule and normal increases in salary to employees other than executive officers in the ordinary course of business consistent with past practice), (iii) establish, enter into, adopt or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock or severance plan, agreement or arrangement for the benefit of employees, officers, directors or consultants of the Company or any Company Subsidiary, except for annual stock option grants required by pre-existing contractual obligations of the Company under agreements that are specifically identified on the Company Disclosure Schedule and that were previously furnished to Acquiror by the Company and except for specific agreements under the Key Employee Severance Policy that are listed on the Company Disclosure Schedule and that were previously furnished to Acquiror by the Company, (iv) enter into or amend any employment or consulting agreement, (v) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer or director of the Company or any Company Subsidiary, or (vi) make any loan or advance to, or enter into any written contract, lease or commitment with, any employee or consultant of the Company or any Company Subsidiary, except for advances to new employees or consultants and offer letters presented to new employees or consultants in the ordinary course of business which are in an amount not to exceed $75,000 per employee or consultant and do not exceed $250,000 in the aggregate;

         (e) The Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loans or advances to any individual, corporation or other entity;

         (f) The Company shall not, and shall cause each Company Subsidiary not to, intentionally take any action that (without regard to any action taken or agreed to be taken by Acquiror or any Acquiror Subsidiary) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a) of the Code or that would result in the conditions set forth in clause
     (iii) of Sections 6.1(h) and (i) not being true;

         (g) The Company shall not, and shall cause each Company Subsidiary not to, take any action or fail to take any action which could reasonably be expected to have a Material Adverse Effect on the Company prior to or after the Effective Time, or that could reasonably be expected to adversely effect the ability of the Company prior to the Effective Time to obtain any Third Party Consents (as defined in Section 5.10(a)) required to consummate the transactions contemplated by this Agreement;

         (h) From the date hereof until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (a) accurately prepare and timely file (taking into account any extension of time within which to file) with the relevant taxing authority all Company Tax Returns ("Company Post-Signing Returns") required to be filed, (b) timely pay all taxes shown as due and payable on the Company Post-Signing Returns, (c) pay or otherwise make adequate provision for all taxes payable by the Company and the Company Subsidiaries for which no Company Post-Signing Return is due prior to the Effective Time, and (d) promptly notify Acquiror of any action, suit, proceeding, claim or audit pending against or with respect to the Company or any Company Subsidiary in respect of any taxes; and

         (i) The Company shall not, and shall cause each Company Subsidiary not to, authorize, commit to, agree to, or enter into any agreement or understanding to do any of the things prohibited by clauses (a) through (h) of this Section 5.2.

     5.3   Conduct of the Business of Acquiror Prior to the Effective
Time. Prior to the Effective Time, except as set forth in Section 5.3 of the Acquiror Disclosure Schedule or otherwise consented to or approved in writing by the Company, which consent shall not be unreasonably withheld or delayed, or expressly permitted or contemplated by this Agreement or the Option Agreement:

         (a) Acquiror shall, and shall cause the Acquiror Subsidiaries to, conduct their respective businesses (to the extent commercially reasonable) only in the ordinary course and consistent in all material respects with past practice, and in compliance in all material respects with all applicable Laws and regulations, and shall use their respective best efforts to preserve substantially intact their respective business organizations and assets;

         (b) Acquiror shall not, and shall cause each Acquiror Subsidiary not to, intentionally take any action that (without regard to any action taken or agreed to be taken by the Company or any Company Subsidiary) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) or 368(a)(2)(E) of the Code or that would result in the conditions set forth in clause (iii) of Sections 6.1 (h) and (i) not being true;

         (c) Acquiror shall not, and shall cause each Acquiror Subsidiary not to, take any action or fail to take any action which could reasonably be expected to have a Material Adverse Effect on Acquiror prior to or after the Effective Time, or that could reasonably be expected to adversely effect the ability of Acquiror prior to the Effective Time to obtain any Third Party Consents required to consummate the transactions contemplated by this Agreement.

         (d) Acquiror shall not enter into any transaction contemplating the acquisition of Acquiror (an "Acquisition Transaction") which would reasonably be expected to materially delay the timing of the Company Shareholders' Meeting or the Closing Date, unless Acquiror's Board of Directors (A) is advised in writing by outside counsel to the Acquiror that the failure to enter into such transaction would cause the members of the Board of Directors to breach such fiduciary duties as are applicable under Delaware law and (B) concludes based on such advice that the failure to enter into such transaction would cause the members of such Board of Directors to breach such fiduciary duties as are applicable under Delaware law; provided, however, that, so long as the Company is not in material breach of any provision of this Agreement, if Acquiror intends to enter into an Acquisition Transaction consistent with this subparagraph (d) that would cause Acquiror to merge into or consolidate with another Person or become a subsidiary of another Person in a transaction in which stockholders of Acquiror receive securities or other property from another Person (1) Acquiror agrees to use its best efforts to make adequate provision in such Acquisition Transaction for shareholders of the Company to be entitled to receive, in lieu of Acquiror Common Stock as provided in
     Article II, the same type of securities or other property from another Person that the stockholders of Acquiror would so receive from such other Person, giving effect to the Exchange Ratio but using as the trading period for calculation of the Average Trading Price of Acquiror Common Stock the ten (10) day trading period ending three trading days prior to the Acquiror's execution and delivery of the definitive agreement for such Acquisition Transaction and (2) if Acquiror executes and delivers a definitive agreement with respect to an Acquisition Transaction, then Acquiror agrees to waive as of the date of the execution and delivery of such definitive agreement Sections 6.3(b) and (c) and the corresponding provisions of Section 6.3(d) so long as (x) Sections 6.3(b) and (c) are satisfied as of the date of such execution and delivery of such definitive agreement, (y) as of such date, it may reasonably be expected that such conditions would continue to be satisfied as of the date the Closing hereunder would reasonably have been expected to occur absent any delay occasioned by such Acquisition Transaction and (z) the Company agrees to waive at the time of such waiver Sections 6.2(b) and (c) and the corresponding provisions of Section 6.2(d).

         (e) Acquiror shall not, and shall cause each Acquiror Subsidiary not to, authorize commit to, agree to, or enter into any agreement or understanding to do any of the things prohibited by clauses (a) through (d) of this Section 5.3.

     5.4 Access to Properties and Records. To the extent permitted by applicable Law and subject to the terms of the confidentiality agreements dated October 6, 1998 and October 8, 1998, respectively, between the Company and Acquiror (the "Confidentiality Agreements"), each party shall, and shall cause its respective subsidiaries to, afford to the other party and their respective accountants, counsel and representatives ("Respective Representatives"), reasonable access during normal business hours upon reasonable prior notice throughout the period prior to the Effective Time to all of their respective properties (including, without limitation, access to books, contracts, commitments, written records and the right to enter and inspect real property) and shall make reasonably available during normal business hours upon reasonable prior notice their respective officers and employees to answer fully and promptly questions put to them thereby; provided, however, that no investigation or review (including any investigation or review of real property) pursuant to this Section 5.4 shall alter any representation or warranty of any party hereto or the conditions to the obligations of the parties hereto or have any effect for purposes of determining the accuracy of any representation or warranty given by any party hereto to the other parties hereto. Each of the Company and Acquiror will hold, and will cause its Respective Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreements.

     5.5   No Solicitation of Transactions.

     (a) None of the Company or any Company Subsidiary shall, or shall authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by the Company or any Company Subsidiary to, initiate or solicit or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Transaction (as such term is defined below in this Section 5.5), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Third Party Transaction; provided, however, that, commencing 120 days after the date of this Agreement and continuing until the Closing Date, the Company may, and may authorize and permit its officers, directors, employees or agents to, furnish or cause to be furnished confidential or other non-public information and may participate in such discussions and negotiations if the Company's Board of Directors (A) is advised in writing by independent outside counsel to the Company that the failure to furnish such confidential or other non-public information or to participate in such discussions and negotiations would cause the members of the Board of Directors to breach such fiduciary duties as are applicable under Ohio law and (B) concludes based on such advice that the failure to furnish such confidential or other non-public information or to participate in such discussions and negotiations would cause the members of such Board of Directors to breach such fiduciary duties as are applicable under Ohio law; provided, further, however, that at least 72 hours prior to furnishing any

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

such confidential or other non-public information, the Company shall furnish copies of all such information to Acquiror, together with any inquiries, proposals, bids, offers or other documentation received by the Company from the party or parties to whom such confidential or other non-public information is to be furnished by the Company and information as to the identity of such party or parties. Except in circumstances in which the immediately preceding proviso applies, in which event such proviso shall govern, the Company shall immediately notify Acquiror orally and in writing of all relevant details relating to all proposals which it or any Company Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall forthwith deliver to Acquiror a copy of such inquiry or proposal.

     (b) For purposes of this Agreement, "Third Party Transaction" shall mean any of the following other than transactions between Acquiror, Merger Sub and the Company contemplated in this Agreement: (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction involving the Company or any of its subsidiaries; (ii) any sale, exchange, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any sale of or tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person acquiring beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed for the purpose of effecting a Third Party Transaction referred to in Sections 5.5(b)(i), (ii) or (iii) which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of the Company; or (v) any public announcement by such party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing with respect to the Company or any communication to the Company of any proposal, plan or intention to do any of the foregoing.

     5.6   Compliance by Merger Sub; Conduct of Business by Merger
Sub. Acquiror shall take all action necessary to cause Merger Sub to perform its obligations hereunder (including, but not limited to, consummation of the Merger) and to otherwise comply with the terms hereof. Merger Sub shall not conduct any business between the date of this Agreement and the Closing Date, other than to consummate the Merger and the transactions contemplated by this Agreement.

     5.7   Treatment of Options.

     (a) The Company shall use its best efforts to deliver to Acquiror, on or immediately prior to the Effective Time, either (1) new option agreements evidencing the consent of each holder of a Company Stock Option to have such Company Stock Option assumed by Acquiror and to become an option to acquire Acquiror Common

Stock or (2) the opinion of Company's counsel called for by clause (B) of
Section 6.3(h). Each Company Stock Option issued pursuant to the Company's 1996 Incentive Stock Plan, as amended or issued other than pursuant to such plan as set forth in the Company Disclosure Schedule (the "Company Option Plans"), whether or not vested or exercisable, shall, subject to execution and delivery of a new option agreement by the holder, be assumed by Acquiror and shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Company Stock Option, a number of shares of Acquiror Common Stock equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such Company Stock Option (rounded to the nearest whole number of shares of Acquiror Common Stock), at a price per share equal to the aggregate exercise price for the shares of Company Common Stock subject to such Company Stock Option divided by the number of whole shares of Acquiror Common Stock deemed to be purchasable pursuant to such Company Stock Option; provided, however, that in the case of any Company Stock Option to which
Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code ("Qualified Stock Options"), the option price, the number of shares purchasable pursuant to such Company Stock Option and the terms and conditions of exercise of such Company Stock Option shall be determined in order to comply with Section 424 of the Code. Acquiror shall comply with the terms of the Company Option Plans and the terms of the Company Stock Options issued other than pursuant to the Company Option Plans as they apply to the Company Stock Options assumed as set forth above.

     (b) Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of the Company Stock Options assumed in accordance with this
Section 5.7. Acquiror shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to shares of Acquiror Common Stock subject to such Company Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Stock Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act, Acquiror shall administer the Company Option Plans and the Company Stock Options assumed pursuant to this Section 5.7 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

     5.8   Indemnification; Directors' and Officers' Liability.

     (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted by Ohio law and provided under the Company's Articles of Incorporation and Code of Regulations as of the date of the Agreement, and Acquiror shall indemnify, defend and hold harmless to the fullest extent permitted under Delaware law each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement of or otherwise in connection with any Claim arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Option Agreement and, with respect to the Surviving Corporation, the Company's Articles of Incorporation and Code of Regulations). In the event of any such Claim, Acquiror shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL.

     (b) Acquiror shall cause the Surviving Corporation to keep in effect provisions in its Articles and Code of Regulations with respect to indemnification identical to such provisions contained in the Articles and Code of Regulations of the Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Option Agreement), except as required by applicable law or except to make changes permitted by law that would not materially diminish the Indemnified Parties' right of indemnification.

     (c) For a period of six years after the Effective Time, Acquiror shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by the Company with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy (provided that Acquiror may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such persons than such existing insurance) covering acts or omissions occurring prior to the Effective Time; provided, however, that Acquiror shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if existing coverage cannot be maintained or equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Acquiror shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. The current annual premium paid by the Company for its existing coverage is set forth in Section 5.8(c) of the Company Disclosure Schedule.

     (d) This Section 5.8 shall survive the closing of all of the transactions contemplated hereby, is intended to benefit the officers and directors of the Company at the Effective Time and each of the Indemnified Parties and their respective heirs and personal representatives (each of which shall be entitled to enforce this Section 5.8 against Acquiror and the Surviving Corporation, as the case may be, as a third-party beneficiary of this Agreement), and shall be binding on all successors and assigns of Acquiror and the Surviving Corporation.

     5.9 Confidentiality. The Confidentiality Agreements are hereby affirmed by Acquiror and the Company and the terms thereof are herewith incorporated herein by reference and shall continue in full force and effect until the Effective Time shall have occurred, and if this Agreement is terminated or if the Effective Time shall not have occurred for any reason whatsoever, the Confidentiality Agreements shall thereafter remain in full force and effect in accordance with their terms; provided, however, to the extent there are any provisions in the Confidentiality Agreements inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

     5.10   Best Efforts.

     (a) Subject to the terms and conditions herein provided, the parties hereto shall: (i) promptly make their respective filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act (in the case of Acquiror) and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable Laws; (ii) use their respective best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations ("Third Party Consents") are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in order for the consummation by the parties hereto and their respective subsidiaries of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Third Party Consents and (iii) use their respective best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate promptly and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the parties hereto shall promptly take all such necessary action. Each of the parties hereto shall promptly give (or cause their respective subsidiaries to give) any notices regarding the Merger, this Agreement or the transactions contemplated hereby or thereby to third parties required under applicable Law or by any contract, license, lease or other agreement to which it or any of its subsidiaries is bound, and use, and cause its Subsidiaries to use, their respective best efforts to obtain promptly any Third Party Consents required under any such contract, license, lease or other agreement in connection with the consummation of the Merger or the other transactions contemplated by this Agreement. Acquiror will use its best efforts to consummate the acquisition of the Meditrust Investments (as defined below) substantially in accordance with the terms of the letter agreement dated October 16, 1998 between the Acquiror and Meditrust Mortgage Investments, Inc., including, if necessary, instituting legal proceedings to enforce its rights under such agreement. In the event that, despite its best efforts, Acquiror is unable to so consummate such acquisition by the Closing Date, Acquiror and the Company will use their best efforts to obtain the consent of Meditrust Mortgage Investments, Inc. or its affiliates to the Merger.

     (b) No party hereto shall take any action for the purpose of delaying, impairing or impeding the receipt of any Third Party Consent, or the making of any required filing or registration. Each party hereto shall use its respective best efforts (x) to overturn or vacate any Law or Order (as defined in Section 7.1(b)) (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Entity or federal or state court of competent jurisdiction which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement and (y) to remove any condition or term of any Order or Third Party Consent (or proposed Order or Third Party Consent) that, in the reasonable view of either Acquiror or the Company, would be unreasonably burdensome to Acquiror and Company, on a combined basis, after the Effective Time.

     5.11 Certification of Shareholder Vote. At or prior to the Closing of the transactions contemplated by this Agreement, the Company shall deliver to Acquiror a certificate of its Secretary setting forth the number of shares of Company Common Stock, voted in favor of adoption of this Agreement and consummation of the Merger and the number of shares of Company Common Stock voted against adoption of this Agreement and consummation of the Merger.

     5.12 Affiliate Agreements. Not fewer than 45 days prior to the Effective Time, the Company shall deliver to Acquiror a list of names and addresses of each person who was, in the Company's reasonable judgment, at the record date for the Company Stockholders' Meeting, an "affiliate" of the Company within the meaning of Rule 145 promulgated under the Securities Act (a "Company Affiliate"). The Company shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing such list. The Company shall use its best efforts to cause each person who may be deemed to be a Company Affiliate to deliver or cause to be delivered to Acquiror, not later than 30 days prior to the Effective Time, an affiliate agreement substantially in the form attached hereto as Exhibit C (each, a "Company Affiliate Agreement"), executed by each of the Company Affiliates identified in the above-referenced list.

     5.13 Listing Application. Acquiror shall promptly prepare and submit to Nasdaq a listing application covering the shares of Acquiror Common Stock issuable in the Merger and pursuant to the exercise of Company Stock Options, and shall use its best efforts to obtain, prior to the Effective Time, approval for the inclusion in Nasdaq of such Acquiror Common Stock, subject to official notice of issuance.

     5.14 Supplemental Disclosure Schedules. Each of Acquiror and the Company shall supplement their respective Disclosure Schedules delivered in connection with this Agreement as of the Closing Date to the extent necessary to reflect matters permitted by, or consented to by, the other party under this Agreement. In addition, from time to time prior to the Closing Date, each of Acquiror and the Company will promptly deliver to the other party such amended or supplemental Disclosure Schedules as may be necessary to make the Schedules accurate and complete in all material respects as of the Closing Date; provided, however, that no such disclosure shall have any effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto or the satisfaction of the conditions set forth in Article VI of this Agreement.

     5.15 No Action. Except as contemplated by this Agreement, no party hereto will, nor will such party permit any of its respective subsidiaries to, take or agree or commit to take any action that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue or inaccurate in any material respect at the date made (to the extent so limited) or as of the Closing Date, or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied.

     5.16 Advice of Changes. Acquiror and the Company shall promptly advise the other party orally and in writing to the extent it has knowledge of any change or event having, or which, insofar as can reasonably be foreseen, would reasonably be expected to have a Material Adverse Effect on Acquiror or the Company, as the case may be, or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall have any effect on the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     5.17 Option and Shareholder Agreements. Concurrently with the execution and delivery of this Agreement, (i) Acquiror and the Company have executed and delivered the Option Agreement in the form attached hereto as Exhibit A (the "Option Agreement") and (ii) Acquiror and the other parties shall have executed and delivered the Shareholder Agreements in the form attached hereto as Exhibit B.

     5.18 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use its respective best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. In the event that the Merger shall fail to qualify as a reorganization under the provisions of Section 368 of the Code, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that it shall qualify as a tax-free transaction under the Code. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation nor Acquiror nor any of their respective affiliates knowingly and voluntarily shall take any action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368 of the Code.

     5.19 Possible Acquiror Loan. Acquiror agrees to make available promptly to the Company a fully secured line of credit in the principal amount of up to $10 million on the terms and conditions set forth in the commitment letter attached as Annex A hereto subject to good faith negotiation, execution and delivery of mutually acceptable loan documentation consistent with such commitment letter (the "Acquiror Loan").

     5.20 Election of JMAC, Inc. Designee. Acquiror agrees that (a) as soon as reasonably practicable following the Effective Time, so long as JMAC, Inc. beneficially owns at least 500,000 shares of Acquiror Common Stock, Acquiror will increase by one the size of the entire Board of Directors of Acquiror and use its best efforts to elect or appoint a designee of JMAC, Inc., who is reasonably acceptable to the Board of Directors of Acquiror, to fill such newly created directorship and (b) following the initial term of such director, so long as JMAC, Inc. beneficially owns at least 500,000 shares of Acquiror Common Stock, Acquiror will nominate or renominate a designee of JMAC, Inc., who is reasonably acceptable to the Board of Directors of Acquiror, and use its best efforts to cause the election of such designee by the stockholders of Acquiror; provided, however, it shall be a requirement of election or appointment under clause (a) and nomination or renomination under clause (b) that such designee shall execute and deliver to the Acquiror a letter stating that if such designee becomes a member of the Board of Directors of Acquiror, such designee resigns as a director effective upon receiving notice that JMAC, Inc. beneficially owns less than 500,000 shares of Acquiror Common Stock. Acquiror agrees that either Richard R. Slager or Pete A. Klisares is acceptable as a designee of JMAC, Inc. for this purpose.

     5.21   Employee Benefits.

     (a) It is Acquiror's current intention that, within a reasonable time after the Effective Time, employees of the Company and the Company Subsidiaries ("Covered Employees") shall be eligible to participate in all employee benefit and compensation plans, programs and arrangements maintained, sponsored or contributed to by the Acquiror (the "Acquiror Plans") on the same terms as any such Acquiror Plan is offered to similarly situated employees of the Acquiror. For purposes of all Acquiror Plans, including severance plans or policies, the Acquiror shall cause each such plan, program or arrangement to treat the prior service of each Covered Employee with the Company or the Company Subsidiaries as service rendered to the Acquiror for purposes of eligibility, vesting and benefit accruals under any Acquiror Plan (but not for purposes of benefit accruals under any defined benefit or defined contribution pension plan). To the extent Covered Employees are participating in an Acquiror welfare benefit plan, the Acquiror will use its best efforts to (i) cause any and all pre-existing condition limitations and eligibility waiting periods under such welfare benefit plan to be waived with respect to Covered Employees and their eligible dependents and (ii) to the extent that any Covered Employee or his or her eligible dependents have satisfied in whole or in part any annual deductible or paid any out of pocket or co-payment expenses under the applicable plan of the Company prior to the commencement of participation in Acquiror's plan, to cause such individual to be credited therefor under the corresponding plan of the Acquiror in which such individual participates after such commencement.

     (b) Acquiror shall honor, in accordance with their terms, the agreements listed in Schedule 4.12 of the Company Disclosure Schedule.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

         (a) The Registration Statement shall have been declared effective by the Commission under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and shall be continuing to be in effect, and no proceedings for that purpose shall have been initiated or threatened by the Commission. All state securities laws or "blue sky" permits and authorizations necessary to issue the Share Consideration pursuant to the Merger and the transactions contemplated hereby at the Closing (except to the extent contemplated in Section 5.7(b)) shall have been received, or the issuance of the Share Consideration shall be exempt from the requirements of such state laws.

         (b) This Agreement and the Merger contemplated hereby and any other action necessary to consummate the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of the Company Common Stock entitled to vote thereon at the Company Shareholders' Meeting.

         (c) No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and would be materially burdensome to Acquiror and the Company, on a combined basis, after the Effective Time, or has the effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending.

         (d) The applicable waiting period under the HSR Act shall have expired or been terminated without action by the Justice Department or the Federal Trade Commission to prevent consummation of the Merger.

         (e) The shares of Acquiror Common Stock issuable to the Company's shareholders and option holders in the Merger or thereafter shall have been authorized for trading in Nasdaq, upon official notice of issuance.

         (f) There shall not have been instituted or pending any action or proceeding by any Governmental Entity, nor shall there be any determination by any Government

     Entity, which, in either case, would require either party to take any action or do anything in connection with the foregoing which would compel Acquiror to dispose of all or a material portion of the business or assets of Acquiror and the Acquiror Subsidiaries, taken as a whole, or of the Company and the Company Subsidiaries, taken as a whole.

         (g) Acquiror and Company shall have received the E&Y Comfort Letters, as provided in Section 5.1(e).

         (h) The Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz dated as of the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) that each of Acquiror, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) that no gain or loss will be recognized by a shareholder of the Company with respect to the exchange of Company Shares solely for shares of Acquiror Common Stock pursuant to the Merger (except with respect to the receipt of cash in lieu of fractional share interests in Acquiror Common Stock).

         (i) Acquiror shall have received the opinion of Hogan & Hartson L.L.P., dated as of the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, (ii) that each of Acquiror, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by the Company, Acquiror or Merger Sub as a result of the Merger.

         (j) Acquiror shall have received a Company Affiliate Agreement from each of the Company Affiliates.

     6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement shall be subject to the fulfillment by the Company at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, to the extent permitted by applicable Law:

         (a) Each of Acquiror and Merger Sub shall have performed and complied with, in all material respects, all of the agreements, covenants and obligations under this Agreement required to be performed or complied with by it on or prior to the Closing Date pursuant to the terms hereof.

         (b) Each of the representations and warranties of Acquiror and Merger Sub in this Agreement (ii) which are qualified with respect to a Material Adverse Effect on Acquiror shall be true and correct both when made and as of the Closing Date, and (ii) all such representations and warranties that are not so qualified shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Acquiror.

         (c) From the date hereof through the Closing Date, there shall not have been any Material Adverse Effect on Acquiror.

         (d) Each of Acquiror and Merger Sub shall have delivered to the Company a certificate of its Chief Executive Officer or President and its Chief Financial Officer certifying the fulfillment (or waiver by the Company) of the conditions set forth in clauses (a), (b), (c) and (e) of this Section
     6.2 and, as to Acquiror and Merger Sub, of the conditions set forth in
     Section 6.1.

         (e) Acquiror and Merger Sub shall have obtained all Third Party Consents (required by Acquiror, any Acquiror Subsidiary or Merger Sub) for the consummation by such entities of the transactions contemplated hereby, except for (i) such Third Party Consents which, if not obtained would not individually or in the aggregate, reasonably be anticipated to have a Material Adverse Effect on Acquiror and (ii) such Third Party Consents which, in accordance with applicable Law, cannot be obtained prior to the Effective Time.

         (f) The Company shall have received from Hogan & Hartson L.L.P., counsel to Acquiror, and Dinsmore & Shohl, counsel to Acquiror, opinions dated as of the Effective Time in the forms attached hereto as Exhibit E-1 and Exhibit E-2, respectively.

     6.3 Conditions to the Obligations of Acquiror and Merger Sub to Effect the Merger. The obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the fulfillment by Acquiror at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, to the extent permitted by applicable law:

         (a) The Company shall have performed and complied with, in all material respects, all of the agreements, covenants and obligations under this Agreement required to be performed or complied with by it on or prior to the Closing Date pursuant to the terms hereof.

         (b) Each of the representations and warranties of the Company in this Agreement (i) which are qualified with respect to a Material Adverse Effect on the Company or materiality shall be true and correct both when made and as of the Closing Date, and (ii) all such representations and warranties that are not so qualified shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company.

         (c) From the date hereof through the Closing Date, there shall not have been any Material Adverse Effect on the Company.

         (d) The Company shall have delivered to Acquiror a certificate of its Chief Executive Officer or President and its Chief Financial Officer certifying the fulfillment (or waiver by Acquiror) of the conditions set forth in clauses (a), (b), (c) and (e) of this Section 6.3 and, as to the Company, of the conditions set forth in Section 6.1.

         (e) The Company shall have obtained all Third Party Consents (required by the Company or any Company Subsidiary) for the consummation by such entities of the transactions contemplated hereby, except for (i) such Third Party Consents which, if not obtained, would not individually or in the aggregate, reasonably be anticipated to have a Material Adverse Effect on the Company and (ii) such Third Party Consents which, in accordance with applicable Law, cannot be obtained prior to the Effective Time; no such Third Party Consent obtained by the Company shall be subject to a condition or term that individually or in the aggregate would result in a Material Adverse Effect on the Company after the Effective Time.

         (f) Holders of no more than 10% of the outstanding shares of Company Common Stock shall have asserted the right to seek relief as a dissenting shareholder under Section 1701.84 and other applicable provisions of the OGCL.

         (g) Acquiror shall have received from Wachtell, Lipton, Rosen & Katz, counsel to the Company, and Bricker & Eckler, counsel to the Company, opinions dated as of the Effective Time in the forms attached hereto as Exhibit E-3 and Exhibit E-4, respectively.

         (h) Either (A) the Company shall have delivered to Acquiror the new option agreements described in Section 5.7 evidencing the consent of each holder of a Company Stock Option to have such Company Stock Option assumed by Acquiror and to become an option to acquire Acquiror Common Stock, or
     (B) Acquiror shall have received an opinion of counsel to the Company, reasonably satisfactory in form and substance to Acquiror, that as of the Effective Time Acquiror can assume the Company Stock Options in accordance with Section 5.7(a) of this Agreement without obtaining the consents of the holders of the Company Stock Options and without violating the terms of applicable Company Stock Option Plans and option agreements thereunder evidencing the Company Stock Options.

         (i) Either (A) Acquiror or an Acquiror Subsidiary shall have acquired the Meditrust Investments (as defined in Section 4.31 of the Company Disclosure Schedule) or (B) Acquiror shall have received the written consent to the Merger from Meditrust Mortgage Investments, Inc. or an affiliate which consent shall not be subject to a condition or term that Acquiror determines to be unreasonable.

                                  ARTICLE VII

                                  TERMINATION

     7.1   Termination.

     (a) Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, by the mutual written consent of Acquiror and the Company (acting pursuant to authorization by their respective boards of directors).

     (b) Termination by Either the Company or Acquiror. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Company or Acquiror (evidenced in a notice given by the terminating party to the non-terminating party) at any time prior to the Effective Time, whether before or after the approval and adoption of this Agreement by the shareholders of the Company, if (i) the Merger shall not have been consummated by March 31, 1999 (provided, however, that this date may be extended to a date not later than June 30, 1999 by written notice of either Acquiror or the Company given to the other if the Merger shall not have been consummated as a result of Acquiror or the Company having failed by March 31, 1999 to receive all necessary Third Party Consents with respect to the Merger (as contemplated in Sections 6.2(e) and 6.3(e)) or as a result of an order, writ, judgment, injunction, consent decree, stipulation, determination or award entered by or with any Governmental Entity, as contemplated in Sections 6.1(c) and (f)), or (ii) the approval of the Company's shareholders required by Section 6.1(b) shall not have been obtained at the Company Shareholders' Meeting or at any adjournment or postponement thereof, or (iii) a court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (an "Order") and such Order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (iii) must have used its best efforts to remove such Order; provided further, in the case of a termination pursuant to clause (i) or (ii) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement.

     (c) Termination by Acquiror. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of the Company referred to in
Section 6.1(b), by action of the Board of Directors of Acquiror evidenced by notice given by Acquiror to the Company if (i) there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions in Section 6.3(a) or Section 6.3(b) would not be satisfied (a "Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts, then, for so long as the Company continues to exercise such best efforts (and as long as such breach is cured within 30 days of the date the Company is notified by Acquiror of such breach), Acquiror may not terminate this Agreement under this Section 7.1(c)(i);
(ii) following the announcement or receipt of a proposal of a Third Party Transaction, the Board of Directors of the Company shall have altered or withdrawn its determination to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby; or (iii) following the announcement or receipt of a proposal for a Third Party Transaction, the Company shall have failed to proceed to hold the Company Shareholders' Meeting as required by Section 5.1.

     (d) Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of the Company referred to in
Section 6.1(b) by action of the Board of Directors of the Company evidenced by notice given by the Company to Acquiror if there has been a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions in Section 6.2(a) or
Section 6.2(b) would not be satisfied (a "Terminating Acquiror Breach"); provided that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of its best efforts and for so long as Acquiror continues to exercise such best efforts (and as long as such breach is cured within 30 days after the date Acquiror is notified by the Company of such breach), the Company may not terminate this Agreement under this Section 7.1(d).

     7.2   Effects of Termination.

     (a) If (A) the Acquiror terminates this Agreement pursuant to clause (ii) or (iii) of Section 7.1(c) or (B) either Acquiror or the Company terminates this Agreement pursuant to clause (i) or (ii) of Section 7.1(b) provided that prior to termination of this Agreement pursuant to either clause (i) or (ii) of
Section 7.1(b) a proposal for a Third Party Transaction was announced or received by the Company and following termination of this Agreement pursuant to either sub-section (A) or (B) hereof any Third Party Transaction is consummated (including, in the case of a tender offer, acceptance of shares upon the expiration of the tender offer) within one year after such termination, the Company (or the successor thereto) shall pay Acquiror by wire transfer in immediately available funds a fee of $5 million upon consummation of any Third Party Transaction.

     (b) Except as provided in this Section 7.2 or Section 8.3 or Section 8.4, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, there shall be no liability on the part of the parties or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, or from any obligation under the Confidentiality Agreement.

     7.3   Procedure for Termination.  Termination of this Agreement pursuant to
Section 7.1 shall, in order to be effective, require, in the case of Acquiror or the Company, action by its Board of Directors.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Amendment. Subject to the applicable provisions of state law, this Agreement may be amended by the parties hereto solely by action taken by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval and adoption of this Agreement by the Company's shareholders, no amendment may be made that (i) would reduce the amount or change the type of consideration into which each Company Share shall be converted pursuant hereto or (ii) by Law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.2 Waiver. At any time prior to the Closing Date, the parties hereto, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto, and
(iii) waive compliance by the other party with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereunder.

     8.3 Survival. All representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be extinguished at the Effective Time or the earlier date of termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Article II and in Sections 5.7, 5.8, 5.17, 5.21, 8.2, 8.3 and 8.4 will survive the Effective Time and those set forth in Sections 5.9, 7.2 and Article VIII will survive the termination or expiration of this Agreement.

     8.4 Expenses and Fees. Subject to Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (i) the filing fee in connection with the HSR Act filing, (ii) the filing fee in connection with the filing of the Registration Statement or Proxy Statement with the Commission and Blue Sky Filing fees and (iii) the expenses incurred in connection with printing and mailing of the

Registration Statement and the Proxy Statement, shall be shared equally by Acquiror and the Company.

     8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested), or by a nationally recognized courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or, if sent by telecopy or facsimile, to the parties at the telecopier numbers specified below:

     If to Merger Sub or Acquiror:

            Sunrise Assisted Living, Inc.
            9401 Lee Highway, Suite 300
            Fairfax, Virginia 22031
            Attn: Thomas B. Newell, Esq.
            Telecopier: (703) 273-6853

     With a copy (which shall not constitute notice) to:

            Hogan & Hartson L.L.P.
            555 Thirteenth Street, N.W.
            Washington, DC 20004
            Attn: Robert J. Waldman, Esq.
            Telecopier: (202) 637-5910

     If to the Company:

            Karrington Health, Inc.
            919 Old Henderson Road
            Columbus, Ohio 43220
            Attn: Stephen Lewis, Esq.
            Telecopier: (614) 451-5199

     With copies (which shall not constitute notice) to:

            Bricker & Eckler LLP
            100 South Third Street
            Columbus, Ohio 43215-4291
            Attention: Charles H. McCreary, III, Esq.

     and

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York 10019
            Attention: Craig M. Wasserman, Esq.

     8.6 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" and "including" are used in this Agreement, they are deemed to be followed by the words "without limitation." For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles, and (iii) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision.

     8.7 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

     8.8 Public Announcements. The Company and Acquiror shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby or any termination of this Agreement (other than statements in response to nonpublic inquiries received with respect to this Agreement or the transactions contemplated hereby) and shall not issue any such press release or make any such public statement (other than statements in response to nonpublic inquiries received with respect to this Agreement or the transactions contemplated hereby) without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which the Company or Acquiror is a party if it has used best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

     8.9   Certain Definitions.  For purposes of this Agreement, the term:

         (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

         (b) "best efforts" means, as to a party hereto, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to
     (a) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action or (ii) institute litigation or arbitration as a part of its best efforts.

         (c) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

         (d) "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities or as trustee or executor, by contract, agreement or otherwise;

         (e) "Environmental Laws" means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the generation, production, installation, use, sale, storage, treatment, transportation, release, threatened release, or disposal of Hazardous Materials, noise control, or the protection of human health or safety, natural resources, or the environment.

         (f) "Hazardous Materials" means any wastes, substances, radiation, or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as a "pollutants" "contaminants", "hazardous materials," "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," "solid wastes," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on either the Acquiror Real Property or the Company Real Property, as the case may be, cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon such Real Property or to adjacent properties; (iv) without limitation, which contain polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, and petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (v) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions.

         (g) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of Acquiror or the Company, as the case may be, has actual knowledge of such matter or, after reasonable diligence, should know of such matter;

         (h) "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, common law rulings, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and Assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

         (i) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

         (j) "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Materials from any source (including, without limitation, the Acquiror Real Property or the Company Real Property, as the case may be, and property adjacent to such Real Property) into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems at, on, from, above, or under such Real Property or any other property at which Hazardous Materials originating on or from such Real Property or the businesses or assets of Acquiror or any Acquiror Subsidiary or the Company or any Company Subsidiary, as the case may be, have been stored, treated or disposed.

         (k) "subsidiary" or "subsidiaries" of Acquiror, the Company, the Surviving Corporation or any other person, means any corporation, partnership, joint venture, limited liability company or other legal entity of which Acquiror, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests or voting ownership or voting partnership or voting membership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or sufficient to elect a majority of such board of directors or other governing body.

         (l) "Third Party Intellectual Property Rights" means (i) patents, patent applications, registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks included in the Acquiror Intellectual Property Rights or Company Intellectual Property Rights, as the case may be, including the jurisdictions in which each such item of such Intellectual Property Rights has been issued or registered or in which any application for such issuance and registration has been filed, (ii) licenses, sublicenses and other agreements as to which Acquiror or Company, as applicable, is a party and pursuant to which any person is authorized to use any such Intellectual Property Rights, and (iii) licenses, sublicenses and other agreements as to which Acquiror or Company, as applicable, is a party and pursuant to which Acquiror or Company, as applicable, is authorized to use any third party patents, trademarks or copyrights, including software.

     8.10 Entire Agreement. This Agreement (together with the Exhibits, Annexes and Schedules hereto), constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     8.11 Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned, in whole or in part, by any of the parties hereto by operation of law or otherwise. Except as set forth in Section 5.7, 5.8 and in Article II hereof, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     8.12 Counterparts. This Agreement may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     8.13 Invalidity; Severability. In the event that any provision of this Agreement shall be deemed contrary to law or public policy or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and the invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     8.14 Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of the Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

     8.15 Governing Law. The validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflict of laws principles thereof; except that the effectiveness of the Merger shall be governed by, and construed in accordance with, the laws of the State of Ohio.

     IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

"COMPANY"                                                      "ACQUIROR"

By: /s/ RICHARD R. SLAGER                                      By: /s/ DAVID W. FAEDER
--------------------------------------------------------       -----------------------------------
    Richard R. Slager                                              David W. Faeder
    Chairman and Chief Executive Officer                           President


                                                               "MERGER SUB"

                                                               By: /s/ DAVID W. FAEDER
                                                                   -----------------------------------
                                                                   David W. Faeder
                                                                   President

                              [END OF SIGNATURE PAGE]

                                                                      APPENDIX B

                                AMENDMENT NO. 1
                                       TO
                              AGREEMENT OF MERGER

     THIS AMENDMENT NO. 1 TO AGREEMENT OF MERGER ("Amendment") is made as of March 4, 1999 among SUNRISE ASSISTED LIVING, INC., a Delaware corporation (referred to herein as "Acquiror"), BUCKEYE MERGER CORPORATION, an Ohio corporation and wholly-owned subsidiary of Acquiror (referred to herein as "Merger Sub"), and KARRINGTON HEALTH, INC., an Ohio corporation (referred to herein as the "Company").

     WHEREAS, Acquiror, Merger Sub and the Company are parties to an Agreement of Merger dated as of October 18, 1998;

     WHEREAS, Acquiror, Merger Sub and the Company wish to amend certain of the terms and conditions of the Agreement as more fully set forth below; and

     WHEREAS, as a condition to Acquiror's and Merger Sub's willingness to enter into this Amendment, concurrently herewith certain shareholders and each of the directors and officers of the Company are entering into an amendment to the Shareholder Agreement (as defined in the Agreement) with Acquiror, which amendment is dated as of the date hereof and is intended to reference and incorporate this Amendment into such Shareholder Agreement;

     NOW THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

     1. Section 2.1(a).   Section 2.1(a) of the Agreement is hereby amended by
deleting Section 2.1(a) in its entirety and replacing it with the following new
Section 2.1(a):

         "(a) Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be canceled in accordance with
         Section 2.1(d)) shall be automatically converted into the right to receive (i) 0.3333 of a share of Acquiror Common Stock (the "Exchange Ratio"), plus (ii) the associated right to purchase shares of Series C Junior Participating Preferred Stock of Acquiror pursuant to that certain Rights Agreement dated as of April 25, 1996 between Acquiror and First Union National Bank of North Carolina, as amended (the "Rights Agreement"). If, between the date of this Agreement and the Effective Time, Acquiror or the Company should split, subdivide, reclassify, recapitalize, combine or exchange their respective Common Stock, or pay a stock dividend or other stock distribution in their respective Common Stock, or otherwise change their respective Common Stock into a different number of shares, a different class or a different type of security, or make any other dividend or distribution on their respective Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, subdivision, reclassification, recapitalization, combination, exchange, dividend or other distribution or change. The Exchange Ratio shall be rounded, in each case, to the nearest ten-thousandth of a share."

     2. Section 4.1.   Section 4.1 of the Agreement is hereby amended by
deleting the second sentence of Section 4.1 in its entirety and replacing it with the following new sentence:

         "The term "Material Adverse Effect on the Company" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, is or would reasonably be expected to be materially adverse to the financial condition, results of operations, properties or business of the Company and the Company Subsidiaries taken as a whole; provided, however, that Material Adverse Effect on the Company shall not be deemed to include the impact of (i) changes in general economic conditions or conditions applicable to the assisted living industry generally, (ii) changes or effects which result from the execution and delivery of this Agreement or the consummation of any transactions contemplated hereby other than changes or effects which result from (A) a change in control or change of control or similar event applicable to the Company or any Company Subsidiary or (B) the failure to obtain one or more Third Party Consents (as defined below) which failure individually or in the aggregate would have a Material Adverse Effect on the Company, (iii) the matters set forth in Section 4.1 of the Company Disclosure Schedule, (iv) the inability of the Company to obtain the consent to this Agreement of Catholic Health Initiatives ("CHI") related to the joint venture agreements between the Company and CHI to develop, own and/or operate assisted living residences in Ohio, New Mexico and Colorado, and (v) changes or effects which result from any action or inaction of Acquiror or any of Acquiror's affiliates, or any action that the Company or any of the Company's affiliates takes or is directed not to take at the request of Acquiror or any affiliate of Acquiror, in connection with the performance of management, consulting or other services provided to the Company or any of the Company's affiliates by Acquiror or any of Acquiror's affiliates pursuant to those certain three Development Agreements each dated as of December 1, 1998 between Sunrise Development, Inc. and the Company (relating to Hamilton, Ohio, Farmington Hills, Michigan and Edina, Minnesota, respectively), that certain Management Consulting Agreement dated as of December 31, 1998 between Sunrise Assisted Living Management, Inc. and the Company and that certain Management Services Agreement dated as of January 1, 1999 between Sunrise Assisted Living Management, Inc. and the Company (such Development Agreements, Management Consulting Agreement and Management Services Agreement are collectively referred to as the "Sunrise Services Agreements")."

     3. Section 4.11.   Section 4.11 is hereby amended by deleting clause (i) of
Section 4.11 in its entirety, and by adding to the end of clause (ii) of Section
4.11 the phrase "and except for debt obligations incurred pursuant to the loan agreement between

Karrington Operating Company, Inc. and Acquiror entered into in accordance with
Section 5.19 of this Agreement".

     4. Section 5.2(a).   Section 5.2(a) of the Agreement is hereby amended by
inserting the following phrase immediately following the phrase "conduct their respective businesses only in the ordinary course and consistent in all material respects with past practice,":

         "as modified or supplemented by any suggestions, guidance, assistance, advice and/or recommendations provided by Acquiror or any of Acquiror's affiliates in connection with the performance of management, consulting or other services provided to the Company or any of the Company's affiliates by Acquiror or any of Acquiror's affiliates pursuant to the Sunrise Services Agreements,"

     5. Section 5.3(d).   Section 5.3(d) of the Agreement is hereby amended by
deleting clause (1) of Section 5.3(d) in its entirety and replacing it with the following new clause (1):

         "(1) Acquiror agrees to use its best efforts to make adequate provision in such Acquisition Transaction for shareholders of the Company to be entitled to receive, in lieu of Acquiror Common Stock as provided in
         Article II, the same type of securities or other property from another Person that the stockholders of Acquiror would so receive from such other Person, giving effect to the Exchange Ratio and"

     6. Section 5.19.   Section 5.19 of the Agreement is hereby amended by
adding the following new sentence to the end of Section 5.19:

         "Concurrently with the execution and delivery of the Amendment No.   1
         to Agreement of Merger dated as of March 4, 1999 among Acquiror, Merger Sub and the Company ("Amendment No. 1"), and pursuant to amended loan documentation entered into concurrently therewith, Acquiror shall make available to the Company an additional fully secured line of credit in the principal amount of up to $6.5 million, the proceeds of which are to be used for the working capital needs of the Company and its subsidiaries prior to the Closing (the "Additional Loan")."

     7. Section 6.1(g).   Section 6.1(g) of the Agreement is hereby amended by
inserting the phrase "dated within two (2) business days before the date on which the Registration Statement shall become effective," immediately prior to the phrase "as provided in Section 5.1(e)".

     8. Section 6.1(j).   Section 6.1(j) of the Agreement is hereby amended by
adding the parenthetical phrase "(as amended to reflect Amendment No. 1)" immediately prior to the phrase "from each of the Company Affiliates".

     9. Section 6.3.   Section 6.3 of the Agreement is hereby amended by
deleting clauses 6.3(c) and 6.3(i) in their entirety.

     10. Section 7.1(b).   Section 7.1(b) of the Agreement is hereby amended by
deleting clause (i) of Section 7.1(b) in its entirety and replacing it with the following new clause (i):

         "(i) the Merger shall not have been consummated by June 30, 1999, (provided, however, that this date may be extended to a date not later than September 30, 1999 by written notice of either Acquiror or the Company given to the other if the Merger shall not have been consummated as a result of Acquiror or the Company having failed by June 30, 1999 to receive all necessary Third Party Consents with respect to the Merger (as contemplated in Sections 6.2(e) and 6.3(e)) or as a result of an order, writ, judgment, injunction, consent decree, stipulation, determination or award entered by or with any Governmental Entity, as contemplated in Sections 6.1(c) and (f)), or".

     11. Other Provisions.   All other provisions of the Agreement shall remain
in full force and effect.

     12. Defined Terms.   Capitalized terms used in this Amendment and not
otherwise defined shall have the meanings set forth in the Agreement.

     13. Counterparts.   This Amendment may be executed and delivered in one or
more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     14. Governing Law.   The validity and interpretation of this Amendment
shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflict of laws principles thereof; except that the effectiveness of the Merger shall be governed by, and construed in accordance with, the laws of the State of Ohio.

     15. Meditrust Covenants.   By separate agreement, the measurement period
for the covenants of the Meditrust loans and leases will be extended an additional one quarter and certain covenants which may be in default will be waived.

     16. Section 4.20 of the Company Disclosure Schedule.   In accordance with
Section 5.14 of the Agreement, Section 4.20 of the Company Disclosure Schedule is hereby amended to read in the manner set forth on Exhibit A to this Amendment.

     IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SUNRISE ASSISTED LIVING, INC.

By:                            /s/ DAVID W. FAEDER
     --------------------------------------------------------
     David W. Faeder
     President

KARRINGTON HEALTH, INC.

By:                           /s/ RICHARD R. SLAGER
     --------------------------------------------------------
     Richard R. Slager
     Chairman and Chief Executive Officer

BUCKEYE MERGER CORPORATION

By:      /s/ DAVID W. FAEDER
     -------------------------------
     David W. Faeder
     President
                              [END SIGNATURE PAGE]

                                                                      APPENDIX C

                  [LETTERHEAD OF BT ALEX. BROWN INCORPORATED]

                                 March 4, 1999

Board of Directors
Karrington Health, Inc.
919 Old Henderson Road
Columbus, Ohio 43220

Members of the Board:

     BT Alex. Brown Incorporated ("BT Alex. Brown") has acted as financial advisor to Karrington Health, Inc. ("Karrington") in connection with the proposed merger transaction involving Karrington and Sunrise Assisted Living, Inc. ("Sunrise") pursuant to the Agreement and Plan of Merger, dated as of October 18, 1998, as amended as of March 4, 1999 (as amended, the "Merger Agreement"), among Sunrise, Buckeye Merger Corporation, a wholly owned subsidiary of Sunrise ("Merger Sub"), and Karrington. The Merger Agreement provides, among other things, for the merger of Merger Sub with and into Karrington (the "Merger") pursuant to which Karrington will become a wholly owned subsidiary of Sunrise. As set forth more fully in the Merger Agreement, as a result of the Merger, each outstanding share of the common stock, no par value, of Karrington ("Karrington Common Stock") will be converted into the right to receive 0.3333 of a share (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Sunrise ("Sunrise Common Stock").

     You have requested BT Alex. Brown's opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Karrington Common Stock.

     In connection with BT Alex. Brown's role as financial advisor to Karrington, and in arriving at its opinion, BT Alex. Brown has reviewed certain publicly available financial and other information concerning Karrington and Sunrise and certain internal analyses and other information furnished to or discussed with it by Karrington, Sunrise and their respective advisors. BT Alex. Brown has also held discussions with members of the senior management of Karrington and Sunrise regarding the business and prospects of their respective companies and the joint prospects of a combined company. In addition, BT Alex. Brown has (i) reviewed the reported prices and trading activity for Karrington Common Stock and Sunrise Common Stock, (ii) compared certain financial and stock market information for Karrington and Sunrise with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Board of Directors
Karrington Health, Inc.
March 4, 1999
Page 2

     BT Alex. Brown has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Karrington, Sunrise or the combined company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Alex. Brown has assumed and relied upon the accuracy and completeness of all such information and BT Alex. Brown has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Karrington or Sunrise. With respect to the financial forecasts and projections made available to BT Alex. Brown and used in its analyses, including the analyses and forecasts of certain synergies expected by Sunrise and Karrington to be achieved as a result of the Merger, BT Alex. Brown has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Karrington or Sunrise, as the case may be, as to the matters covered thereby. In rendering its opinion, BT Alex. Brown expresses no view as to the reasonableness of such forecasts and projections, including the synergies, or the assumptions on which they are based. BT Alex. Brown's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

     For purposes of rendering its opinion, BT Alex. Brown has assumed that, in all respects material to its analysis, the representations and warranties of Karrington, Sunrise and Merger Sub contained in the Merger Agreement are true and correct, Karrington, Sunrise and Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Karrington, Sunrise and Merger Sub to consummate the Merger will be satisfied without any waiver thereof. BT Alex. Brown has also assumed that all material governmental, regulatory or other approvals or consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals or consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Karrington or Sunrise is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Karrington or Sunrise or materially reduce the contemplated benefits of the Merger to Karrington. In addition, you have informed BT Alex. Brown, and accordingly for purposes of rendering its opinion BT Alex. Brown has assumed, that the Merger will qualify as a tax-free reorganization for federal income tax purposes. In connection with its engagement, BT Alex. Brown was not authorized to, and did not solicit interest from any other party with respect to the acquisition of all or a

Board of Directors
Karrington Health, Inc.
March 4, 1999
Page 3

part of Karrington. BT Alex. Brown is expressing no opinion as to the price at which the Sunrise Common Stock will trade at any time.

     This opinion is addressed to, and for the use and benefit of, the Board of Directors of Karrington and is not a recommendation to any shareholder as to how such shareholder should vote with respect to matters relating to the proposed Merger. This opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Karrington Common Stock, and BT Alex. Brown expresses no opinion as to the merits of the underlying decision by Karrington to engage in the Merger.

     BT Alex. Brown, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to Karrington in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger and a portion of which is payable upon delivery of this opinion. BT Alex. Brown has in the past provided financial services to Karrington and Sunrise unrelated to the proposed Merger, for which services BT Alex. Brown has received customary compensation. BT Alex. Brown maintains a market in both

     Karrington Common Stock and Sunrise Common Stock and regularly publishes research reports regarding the businesses and securities of Karrington and Sunrise and other publicly traded companies in the assisted living industry. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities and other instruments and obligations of Karrington and Sunrise for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

     Based upon and subject to the foregoing, it is BT Alex. Brown's opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the holders of Karrington Common Stock.

                                          Very truly yours,

                                          BT ALEX. BROWN INCORPORATED

                                          By: /s/ Harris Hyman IV

                                            ------------------------------------
                                              Harris Hyman IV
                                              Managing Director

                                                                      APPENDIX D

                         OHIO REVISED CODE SEC. 1701.85

  SEC. 1701.85 DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES.

     (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

         (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

         (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

         (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

         (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses, including attorneys' fees, as well as judgments, fines and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for expenses the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Company's bylaws provide for mandatory indemnification of directors and officers generally to the same extent authorized by the Delaware General Corporation Law. Under the bylaws, the Company must advance expenses incurred by a director or officer in defending any such action if the director of officer undertakes to repay such amount if it is determined that he or she is not entitled to indemnification.

     The Company has entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides for, among other things: (i) indemnification against any and all expenses, liabilities and losses, including attorneys' fees, judgments, fines, taxes, penalties and amounts paid in settlement, of any claim against an indemnified party unless it is determined, as provided in the indemnification agreement, that indemnification is not permitted under applicable law and (ii) prompt advancement of expenses to any indemnified party in connection with his or her defense against any claim.

     The Company also maintains directors' and officers' liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

     2.1 Agreement of Merger, dated as of October 18, 1998, by and among the Company, Buckeye Merger Corporation and Karrington
           Health, Inc. (attached to this Registration Statement as
           Appendix A to the Proxy Statement/Prospectus)
     2.2   Amendment No. 1 to Agreement of Merger, dated as of March 4,
           1999, by and among the Company, Buckeye Merger Corporation and Karrington Health, Inc. (attached to this registration statement as Appendix B to the Proxy Statement/Prospectus)
     2.3   Letter dated October 16, 1998 from the Company to Meditrust
           Mortgage Investments, Inc. setting forth terms and conditions under which the Company would acquire certain properties subject to leases and certain mortgage loans
           (filed as Exhibit 2.1 to the Company's Form 8-K dated
           December 17, 1998)
     2.4 Trust Agreement, dated as of December 2, 1998, between the several holders from time to time parties thereto, as the holders, and First Security Bank, National Association, as the Owner Trustee (Sunrise Trust 1998-1) (filed as Exhibit
           2.2 to the Company's Form 8-K dated December 17, 1998)
     2.5   Credit Agreement, dated as of December 2, 1998, among First
           Security Bank, National Association, not individually, except as expressly stated therein, but solely as the Owner
           Trustee under the Sunrise Trust 1998-1, as the Borrower, the several lenders from time to time parties thereto, and Nationsbank, N.A., as the Agent (filed as Exhibit 2.3 to the
           Company's Form 8-K dated December 17, 1998)
     2.6   Participation Agreement, dated as of December 2, 1998, among
           Sunrise Midwest Leasing, L.L.C., as the Construction Agent and as the Lessee, the Company, as the Guarantor, First
           Security Bank, National Association, not individually, except as expressly stated therein, but solely as the Owner
           Trustee under the Sunrise Trust 1998-1, the various banks and other lending institutions which are parties thereto from time to time, as the Holders, the various banks and other lending institutions which are parties thereto from time to time, as the Lenders, and Nationsbank, N.A., as the Agent for the Lenders and respecting the Security Documents, as the Agent for the Lenders and the Holders, to the extent of their interests (filed as Exhibit 2.4 to the Company's
           Form 8-K dated December 17, 1998)
     2.7   Security Agreement, dated as of December 2, 1998, between
           First Security Bank, National Association, not individually, but solely as the owner trustee under the Sunrise Trust
           1998-1 and Nationsbank, N.A., as the agent for the lenders and the holders and accepted and agreed to by Sunrise
           Midwest Leasing, L.L.C. (filed as Exhibit 2.5 to the
           Company's Form 8-K dated December 17, 1998)
     2.8   Lease Agreement, dated as of December 2, 1998, between First
           Security Bank, National Association, not individually, but solely as the Owner Trustee under the Sunrise Trust 1998-1, as Lessor and Sunrise Midwest Leasing, L.L.C., as Lessee
           (filed as Exhibit 2.6 to the Company's Form 8-K dated
           December 17, 1998)
     4.1 Form of common stock certificate (filed as Exhibit 4.1 to the Company's Form S-1 Registration Statement No. 333-13731)
     4.2   Rights Agreement (filed as Exhibit 3 to the Company's Form
           S-1 Registration Statement No. 333-13731)
     4.3 Amendment No. 1 to Rights Agreement (filed as Exhibit 99(a) to the Company's Form 8-K filed on December 21, 1998)
     5.1 Opinion of Hogan & Hartson L.L.P. regarding legality of the common stock being registered
     8.1 Opinion of Hogan & Hartson L.L.P. as to certain federal income tax consequences of the merger

 8.2       Opinion of Wachtell Lipton Rosen & Katz as to certain federal income tax consequences of the merger
23.1       Consent of Ernst & Young LLP (Sunrise and Karrington)
23.2       Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.3       Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
23.4       Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2)
23.5       Consent of Richard R. Slager
24.1       Power of Attorney (included on signature page)
99.1       Option Agreement (filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on October
           28, 1998)
99.2       Form of Shareholder Agreement with Karrington Health, Inc. affiliates (filed as Exhibit 99.2 to the
           Company's Current Report on Form 8-K filed on October 28, 1998)
99.3       Form of Amendment to Shareholder Agreement with Karrington Health, Inc. affiliates (filed as Exhibit
           99.3 to the Company's Annual Report on Form 10-K filed on March 31, 1999)
99.4       Revolving Loan Agreement dated November 6, 1998 between the Company and Karrington Health, Inc.
           (filed as Exhibit 99.4 to the Company's Annual Report on Form 10-K filed on March 31, 1999)
99.5       First Amendment to Revolving Loan Agreement dated February 26, 1999 between the Company and
           Karrington Health, Inc. (filed as Exhibit 99.5 to the Company's Annual Report on Form 10-K filed on
           March 31, 1999)
99.6       Letter dated March 23, 1999 from the Company to Karrington Health, Inc. extending the maturity date of the Karrington Health, Inc. line of credit (filed as Exhibit 99.6 to the Company's Annual Report on Form 10-K filed on March 31, 1999)
99.7       Management Services Agreement for Certain Karrington Homes, dated January 1, 1999, by and between
           Sunrise Assisted Living Management, Inc. and Karrington Health, Inc. (filed as Exhibit 99.7 to the
           Company's Annual Report on Form 10-K filed on March 31, 1999)
99.8       Management Consulting Agreement for Certain Karrington Homes, dated January 1, 1999, by and between
           Sunrise Assisted Living Management, Inc. and Karrington Health, Inc. (filed as Exhibit 99.8 to the
           Company's Annual Report on Form 10-K filed on March 31, 1999)
99.9       Development Agreement (Edina, Minnesota), dated as of December 1, 1998, by and between Sunrise
           Development, Inc. and Karrington Health, Inc. (filed as Exhibit 99.9 to the Company's Annual Report on Form 10-K filed on March 31, 1999)
99.10      Development Agreement (Farmington Hills, Michigan), dated as of December 1, 1998, by and between
           Sunrise Development, Inc. and Karrington Health, Inc. (filed as Exhibit 99.10 to the Company's Annual
           Report on Form 10-K filed on March 31, 1999)
99.11      Development Agreement (Hamilton, Ohio), dated as of December 1, 1998, by and between Sunrise
           Development, Inc. and Karrington Health, Inc. (filed as Exhibit 99.11 to the Company's Annual Report on Form 10-K filed on March 31, 1999)
99.12      Karrington Health, Inc. -- Form of Proxy
99.13      Consent of BT Alex. Brown Incorporated

(b) Financial Statement Schedules

     Schedules have been omitted because the information required to be set forth therein is not applicable or is included elsewhere in the Sunrise financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS.

     The Registrant hereby undertakes:

         (a) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (b) that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933, as amended and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant for expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (e) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

         (f) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia, on the 30th day of March, 1999.

                                          SUNRISE ASSISTED LIVING, INC.

                                          By:     /s/ PAUL J. KLAASSEN
                                            ------------------------------------
                                                      Paul J. Klaassen
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     KNOW BY MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul J. Klaassen, David W. Faeder and Thomas B. Newell, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                        NAME                                       TITLE                   DATE
                        ----                                       -----                   ----
                /s/ PAUL J. KLAASSEN                     Chairman of the Board and    March 30, 1999
-----------------------------------------------------     Chief Executive Officer
                  Paul J. Klaassen                     (Principal Executive Officer)

                 /s/ DAVID W. FAEDER                    President, Chief Financial    March 30, 1999
-----------------------------------------------------      Officer and Director
                   David W. Faeder                     (Principal Financial Officer)

                 /s/ LARRY E. HULSE                      Vice President and Chief     March 30, 1999
-----------------------------------------------------       Accounting Officer
                   Larry E. Hulse                          (Principal Accounting
                                                                 Officer)

                                                                 Director             March   , 1999
  ---------------------------------------------------
  Ronald V. Aprahamian

                        NAME                                       TITLE                   DATE
                        ----                                       -----                   ----
                /s/ DAVID G. BRADLEY                             Director             March 30, 1999
-----------------------------------------------------
                  David G. Bradley

               /s/ RICHARD A. DOPPELT                            Director             March 30, 1999
-----------------------------------------------------
                 Richard A. Doppelt

                                                                 Director             March   , 1999
  ---------------------------------------------------
  Thomas J. Donohue

               /s/ TERESA M. KLAASSEN                  Executive Vice President and   March 30, 1999
-----------------------------------------------------            Director
                 Teresa M. Klaassen

                 /s/ SCOTT F. MEADOW                             Director             March 30, 1999
-----------------------------------------------------
                   Scott F. Meadow

                                 EXHIBIT INDEX

    EXHIBIT                                                                   PAGE
      NO.                         EXHIBIT DESCRIPTION                         NO.
    -------                       -------------------                         ----
      2.1     Agreement of Merger, dated as of October 18, 1998, by and
              among the Company, Buckeye Merger Corporation and Karrington
              Health, Inc. (attached to this Registration Statement as
              Appendix A to the Proxy Statement/ Prospectus)..............
      2.2     Amendment No. 1 to Agreement of Merger, dated as of March 4,
              1999, by and among the Company, Buckeye Merger Corporation and Karrington Health, Inc. (attached to this registration statement as Appendix B to the Proxy
              Statement/Prospectus).......................................
      2.3     Letter dated October 16, 1998 from the Company to Meditrust
              Mortgage Investments, Inc. setting forth terms and
              conditions under which the Company would acquire certain
              properties subject to leases and certain mortgage loans
              (filed as Exhibit 2.1 to the Company's Form 8-K dated
              December 17, 1998)
      2.4     Trust Agreement, dated as of December 2, 1998, between the several holders from time to time parties thereto, as the
              holders, and First Security Bank, National Association, as the Owner Trustee (Sunrise Trust 1998-1) (filed as Exhibit
              2.2 to the Company's Form 8-K dated December 17, 1998)
      2.5     Credit Agreement, dated as of December 2, 1998, among First
              Security Bank, National Association, not individually,
              except as expressly stated therein, but solely as the Owner
              Trustee under the Sunrise Trust 1998-1, as the Borrower, the several lenders from time to time parties thereto, and
              Nationsbank, N.A., as the Agent (filed as Exhibit 2.3 to the
              Company's Form 8-K dated December 17, 1998).................
      2.6     Participation Agreement, dated as of December 2, 1998, among
              Sunrise Midwest Leasing, L.L.C., as the Construction Agent
              and as the Lessee, the Company, as the Guarantor, First
              Security Bank, National Association, not individually,
              except as expressly stated therein, but solely as the Owner
              Trustee under the Sunrise Trust 1998-1, the various banks
              and other lending institutions which are parties thereto
              from time to time, as the Holders, the various banks and
              other lending institutions which are parties thereto from
              time to time, as the Lenders, and Nationsbank, N.A., as the
              Agent for the Lenders and respecting the Security Documents, as the Agent for the Lenders and the Holders, to the extent of their interests (filed as Exhibit 2.4 to the Company's
              Form 8-K dated December 17, 1998)...........................
      2.7     Security Agreement, dated as of December 2, 1998, between
              First Security Bank, National Association, not individually, but solely as the owner trustee under the Sunrise Trust
              1998-1 and Nationsbank, N.A., as the agent for the lenders and the holders and accepted and agreed to by Sunrise
              Midwest Leasing, L.L.C. (filed as Exhibit 2.5 to the
              Company's Form 8-K dated December 17, 1998).................
      2.8     Lease Agreement, dated as of December 2, 1998, between First
              Security Bank, National Association, not individually, but solely as the Owner Trustee under the Sunrise Trust 1998-1, as Lessor and Sunrise Midwest Leasing, L.L.C., as Lessee
              (filed as Exhibit 2.6 to the Company's Form 8-K dated
              December 17, 1998)..........................................
      4.1     Form of common stock certificate (filed as Exhibit 4.1 to
              the Company's Form S-1 Registration Statement No.
              333-13731)..................................................

    EXHIBIT                                                                   PAGE
      NO.                         EXHIBIT DESCRIPTION                         NO.
    -------                       -------------------                         ----
      4.2     Rights Agreement (filed as Exhibit 3 to the Company's Form
              S-1 Registration Statement No. 333-13731)...................
      4.3     Amendment No. 1 to Rights Agreement (filed as Exhibit 99(a)
              to the Company's Form 8-K filed on December 22, 1998).......
      5.1     Opinion of Hogan & Hartson L.L.P. regarding legality of the
              Common Stock being registered...............................
      8.1     Opinion of Hogan & Hartson L.L.P. as to certain federal
              income tax consequences of the Merger.......................
      8.2     Opinion of Wachtell, Lipton, Rosen & Katz as to certain
              federal income tax consequences of the Merger...............
     23.1     Consent of Ernst & Young LLP (Sunrise and Karrington).......
     23.2     Consent of Hogan & Hartson L.L.P. (included in Exhibit
              5.1)........................................................
     23.3     Consent of Hogan & Hartson L.L.P. (included in Exhibit
              8.1)........................................................
     23.4     Consent of Wachtell, Lipton, Rosen & Katz (included in
              Exhibit 8.2)................................................
     23.5     Consent of Richard R. Slager................................
     24.1     Power of Attorney (included on signature page)..............
     99.1     Option Agreement (filed as Exhibit 99.1 to the Company's
              Current Report on Form 8-K filed on October 28, 1998).......
     99.2     Form of Shareholder Agreement with Karrington Health, Inc.
              affiliates (filed as Exhibit 99.2 to the Company's Current
              Report on Form 8-K filed on October 28, 1998)...............
     99.3     Form of Amendment to Shareholder Agreement with Karrington
              Health, Inc. affiliates (filed as Exhibit 99.3 to the
              Company's Annual Report on Form 10-K filed on March 31,
              1999).......................................................
     99.4     Revolving Loan Agreement dated November 6, 1998 between the
              Company and Karrington Health, Inc. (filed as Exhibit 99.4 to the Company's Annual Report on Form 10-K filed on March
              31, 1999)...................................................
     99.5     First Amendment to Revolving Loan Agreement dated February
              26, 1999 between the Company and Karrington Health, Inc.
              (filed as Exhibit 99.5 to the Company's Annual Report on
              Form 10-K filed on March 31, 1999)..........................
     99.6     Letter dated March 23, 1999 from the Company to Karrington
              Health, Inc. extending the maturity date of the Karrington
              Health, Inc. line of credit (filed as Exhibit 99.6 to the
              Company's Annual Report on Form 10-K filed on March 31,
              1999).......................................................
     99.7     Management Services Agreement for Certain Karrington Homes,
              dated January 1, 1999, by and between Sunrise Assisted
              Living Management, Inc. and Karrington Health, Inc. (filed as Exhibit 99.7 to the Company's Annual Report on Form 10-K
              filed on March 31, 1999)....................................
     99.8     Management Consulting Agreement for Certain Karrington
              Homes, dated January 1, 1999, by and between Sunrise
              Assisted Living Management, Inc. and Karrington Health, Inc.
              (filed as Exhibit 99.8 to the Company's Annual Report on
              Form 10-K filed on March 31, 1999)..........................
     99.9     Development Agreement (Edina, Minnesota), dated as of
              December 1, 1998, by and between Sunrise Development, Inc.
              and Karrington Health, Inc. (filed as Exhibit 99.9 to the
              Company's Annual Report on Form 10-K filed on March 31,
              1999).......................................................

    EXHIBIT                                                                   PAGE
      NO.                         EXHIBIT DESCRIPTION                         NO.
    -------                       -------------------                         ----
     99.10    Development Agreement (Farmington Hills, Michigan), dated as of December 1, 1998, by and between Sunrise Development,
              Inc. and Karrington Health, Inc. (filed as Exhibit 99.10 to the Company's Annual Report on Form 10-K filed on March 31,
              1999).......................................................
     99.11    Development Agreement (Hamilton, Ohio), dated as of December
              1, 1998, by and between Sunrise Development, Inc. and
              Karrington Health, Inc. (filed as Exhibit 99.11 to the
              Company's Annual Report on Form 10-K filed on March 31,
              1999).......................................................
     99.12    Karrington Health, Inc. -- Form of Proxy....................
     99.13    Consent of BT Alex. Brown Incorporated......................